      As filed with the Securities and Exchange Commission on May 13, 1997
                                                  Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ______________

                             PUBLIC STORAGE, INC.
            (Exact name of registrant as specified in its charter)

                                  California
        (State or other jurisdiction of incorporation or organization)

           95-3551121                                           6798
(I.R.S. Employer Identification No.)                (Primary Standard Industrial
                                                     Classification Code Number)

      701 Western Avenue, Suite 200                             HUGH W. HORNE
      Glendale, California 91201-2397                        Public Storage, Inc.
             (818) 244-8080                              701 Western Avenue, Suite 200
     (Address, including zip code, and                  Glendale, California 91201-2397
   telephone number, including area code,                       (818) 244-8080
of registrant's principal executive offices)     (Name, address, including zip code, and telephone
                                                  number, including area code, of agent for service)

                                ______________

                                  Copies to:

                             DAVID GOLDBERG, ESQ.
                             Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                ______________

       Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                ______________

     If the only securities being registered on this Form are being offered in connection with the formation of a holding company, check the following box.
[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                                             Proposed             Proposed
                                                               Amount         Offering       Maximum               Maximum
                                                               to be            Price        Aggregate            Amount of
 Title of Each Class of Securities to be Registered         Registered        Per Share    Offering Price      Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                  8,250,000 shares(1)      (1)           (1)              $81,527(1)(2)
=================================================================================================================================

(1) This Registration Statement relates to (a) the proposed merger of Public Storage Properties XVI, Inc. ("PSP16") into the Registrant and the conversion of shares of common stock of PSP16 into either cash (as to up to 20% of the outstanding shares of common stock series A of PSP16) or common stock of the Registrant, (b) the proposed merger of Public Storage Properties XVII, Inc. ("PSP17") into the Registrant and the conversion of shares of common stock of PSP17 into either cash (as to up to 20% of the outstanding shares of common stock series A of PSP17) or common stock of the Registrant, (c) the proposed merger of Public Storage Properties XVIII, Inc. ("PSP18") into the Registrant and the conversion of shares of common stock of PSP18 into either cash (as to up to 20% of the outstanding shares of common stock series A of PSP18) or common stock of the Registrant and (d) the proposed merger of Public Storage Properties XIX, Inc. ("PSP19") into the Registrant and the conversion of shares of common stock of PSP19 into either cash (as to up to 20% of the outstanding shares of common stock series A of PSP19) or common stock of the Registrant. At the mergers, there will be a maximum of (a) 2,962,348 shares of common stock series A, 259,991.2 shares of common stock series B, and 920,802 shares of common stock series C, of PSP16 outstanding, (b) 2,776,023 shares of common stock series A, 324,989 shares of common stock series B and 920,802 shares of common stock series C, of PSP17 outstanding, (c) 2,775,900 shares of common stock series A, 324,989 shares of common stock series B and 920,802 shares of common stock series C, of PSP18 outstanding and (d) 3,023,371 shares of common stock series

    A, 283,224 shares of common stock series B and 802,466 shares of common stock series C, of PSP19 outstanding. The closing price of the common stock series A of PSP16 on the American Stock Exchange on May 8, 1997 was $20.00 per share and the book value of the common stock series B and C of PSP16 at December 31, 1996 was $11.52 per share. The closing price of the common stock series A of PSP17 on the American Stock Exchange on May 8, 1997 was $19.125 per share and the book value of the common stock series B and C of PSP17 at December 31, 1996 was $10.33 per share. The closing price of the common stock series A of PSP18 on the American Stock Exchange on May 8, 1997 was $19.625 per share and the book value of the common stock series B and C of PSP18 at December 31, 1996 was $11.71 per share. The closing price of the common stock series A of PSP19 on the American Stock Exchange on May 8, 1997 was $16.125 per share and the book value of the common stock series B and C of PSP19 at December 31, 1996 was $11.43 per share. The maximum number of shares of Registrant to be issued in the mergers is 8,250,000. The exact number of shares of common stock of the Registrant to be issued in the mergers cannot be determined at this time.

(2) Calculated in accordance with rule 457(f)(1) and (f)(2) under the Securities Act of 1933. $17,203 of the registration fee was previously paid in connection with PSP16's preliminary proxy materials.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             PUBLIC STORAGE, INC.

             CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED BY FORM S-4

        Registration Statement Item              Location in Prospectus
        ---------------------------              ----------------------
A.  Information About the Transaction

  1.  Forepart of Registration Statement   Front Cover Page
      and Outside Front Cover Page of
      Prospectus

  2.  Inside Front and Outside Back        See page 1 and pages (iii)-(iv)
      Cover Pages of Prospectus

  3.  Risk Factors, Ratio of Earnings      Risk Factors
      to Fixed Charges and Other
      Information

  4.  Terms of the Transaction             Summary and The Mergers

  5.  Pro Forma Financial Information      Incorporation of Certain Documents by
                                           Reference

  6.  Material Contacts with the           Risk Factors, Conflicts of Interest
      Company Being Acquired               in the Mergers and The Mergers

  7.  Additional Information Required      *
      for Reoffering by Persons and
      Parties Deemed to be Underwriters

  8.  Interests of Named Experts and       Legal Opinions
      Counsel

  9.  Disclosure of Commission Position    The Mergers -- Comparison of PSP16,
      on Indemnification for Securities    PSP17, PSP18 and PSP19 Common Stock
      Act Liabilities                      with PSI Common Stock -- Management
                                           and Duties

B.  Information About the Registrant

 10.  Information with Respect to S-3      Incorporation of Certain Documents by
      Registrants                          Reference

 11.  Incorporation of Certain             Incorporation of Certain Documents by
      Information By Reference             Reference

 12.  Information with Respect to S-2      Incorporation of Certain Documents by
      or S-3 Registrants                   Reference

 13.  Incorporation of Certain             Incorporation of Certain Documents by
      Information By Reference             Reference

 14.  Information with Respect to          Incorporation of Certain Documents by
      Registrants Other than S-2 or        Reference
      S-3 Registrants

_________________

*  Omitted as Inapplicable.

                                       (ii)

C.  Information About the Company Being Acquired

 15. Information with Respect to S-3     Incorporation of Certain Documents by
     Companies                           Reference


 16. Information with Respect to S-2     Incorporation of Certain Documents by
     or S-3 Companies                    Reference

 17. Information with Respect to         Incorporation of Certain Documents by
     Companies Other than S-2 or S-3     Reference
     Companies

D.  Voting and Management Information

 18. Information if Proxies, Consents    Incorporation of Certain Documents by
     or Authorizations are to be         Reference
     Solicited

 19. Information if Proxies, Consents    Incorporation of Certain Documents by
     or Authorizations are not to be     Reference
     Solicited or in an Exchange Offer

_________________

*  Omitted as Inapplicable.

                                      (iii)

                      PUBLIC STORAGE PROPERTIES XVI, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE ___, 1997



     A special meeting of shareholders of Public Storage Properties XVI, Inc., a California corporation ("PSP16"), will be held at PSP16's offices at 701 Western Avenue, Suite 200, Glendale, California on June ___, 1997, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote upon an Agreement and Plan of Reorganization among PSP16, Public Storage, Inc. ("PSI"), Public Storage Properties XVII, Inc. ("PSP17"), Public Storage Properties XVIII, Inc. ("PSP18") and Public Storage Properties XIX, Inc. ("PSP19") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PSP16 would be merged into PSI (the "PSP16 Merger"). Each outstanding share of PSP16 Common Stock would be converted into the right to receive a value of $20.76 in cash, PSI Common Stock or a combination of the two, as follows:

     . If holders of 20% or less of the outstanding PSP16 Common Stock elect to receive cash in the PSP16 Merger, shares held by PSP16 Shareholders electing cash will be converted into the right to receive $20.76 in cash for each share of PSP16 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     . If holders of more than 20% of the outstanding PSP16 Common Stock elect to receive cash in the PSP16 Merger, shares held by PSP16 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $20.76 per share of PSP16 Common Stock, subject to reduction as described below.

     . If a PSP16 Shareholder does not elect cash, all of his or her PSP16 Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $20.76 per share of PSP16 Common Stock, subject to reduction as described below.

     . Shares held by PSP16 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP16 on the terms described under "Dissenting Shareholders' Rights of Appraisal" in the accompanying Combined Proxy Statement and Prospectus.

     . For purposes of the PSP16 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the New York Stock Exchange of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP16.

     . The consideration paid by PSI to PSP16 Shareholders in the PSP16 Merger will be reduced by the amount of cash distributions required to be paid to PSP16 Shareholders by PSP16 prior to completion of the PSP16 Merger (estimated at $.72 per share) in order to satisfy PSP16's REIT distribution requirements ("Required PSP16 REIT Distributions"). The consideration received by PSP16 Shareholders in the PSP16 Merger, however, along with any Required PSP16 REIT Distributions, will not be less than $20.76 per share of PSP16 Common Stock. PSP16 Shareholders would receive the Required PSP16 REIT Distributions upon any liquidation of PSP16, regardless of the PSP16 Merger.

     . Additional distributions would be made to the PSP16 Shareholders to cause PSP16's estimated net asset value allocable to the PSP16 Shareholders as of the date of the PSP16 Merger to be substantially equivalent to $20.76 per share.

     . The PSP16 Common Stock and PSP16 Common Stock Series B and C held by PSI will be cancelled in the PSP16 Merger.

     . Under the Merger Agreement, each of PSP17, PSP18 and PSP19 will also be merged into PSI (the "PSP17 Merger," the "PSP18 Merger" and the "PSP19 Merger," respectively), if approved by their respective shareholders.

     . THE PSP16 MERGER, THE PSP17 MERGER, THE PSP18 MERGER AND THE PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

2. To consider and vote upon a related amendment to PSP16's bylaws to authorize the PSP16 Merger in the form of Appendix E-1 to the accompanying Combined Proxy Statement and Prospectus.

     The Board of Directors has determined that holders of record of PSP16 Common Stock, PSP16 Common Stock Series B and PSP16 Common Stock Series C at the close of business on May 19, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                              By Order of the Board of Directors

                                  OBREN B. GERICH, Secretary


Glendale, California
May ___, 1997

                      PUBLIC STORAGE PROPERTIES XVII, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE ___, 1997



     A special meeting of shareholders of Public Storage Properties XVII, Inc., a California corporation ("PSP17"), will be held at PSP17's offices at 701 Western Avenue, Suite 200, Glendale, California on June ___, 1997, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote upon an Agreement and Plan of Reorganization among PSP17, Public Storage, Inc. ("PSI"), Public Storage Properties XVI, Inc. ("PSP16"), Public Storage Properties XVIII, Inc. ("PSP18") and Public Storage Properties XIX, Inc. ("PSP19") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PSP17 would be merged into PSI (the "PSP17 Merger"). Each outstanding share of PSP17 Common Stock would be converted into the right to receive a value of $19.63 in cash, PSI Common Stock or a combination of the two, as follows:

     . If holders of 20% or less of the outstanding PSP17 Common Stock elect to receive cash in the PSP17 Merger, shares held by PSP17 Shareholders electing cash will be converted into the right to receive $19.63 in cash for each share of PSP17 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     . If holders of more than 20% of the outstanding PSP17 Common Stock elect to receive cash in the PSP17 Merger, shares held by PSP17 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $19.63 per share of PSP17 Common Stock, subject to reduction as described below.

     . If a PSP17 Shareholder does not elect cash, all of his or her PSP17 Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $19.63 per share of PSP17 Common Stock, subject to reduction as described below.

     . Shares held by PSP17 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP17 on the terms described under "Dissenting Shareholders' Rights of Appraisal" in the accompanying Combined Proxy Statement and Prospectus.

     . For purposes of the PSP17 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the New York Stock Exchange of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP17.

     . The consideration paid by PSI to PSP17 Shareholders in the PSP17 Merger will be reduced by the amount of cash distributions required to be paid to PSP17 Shareholders by PSP17 prior to completion of the PSP17 Merger (estimated at $.81 per share) in order to satisfy PSP17's REIT distribution requirements ("Required PSP17 REIT Distributions"). The consideration received by PSP17 Shareholders in the PSP17 Merger, however, along with any Required PSP17 REIT Distributions, will not be less than $19.63 per share of PSP17 Common Stock. PSP17 Shareholders would receive the Required PSP17 REIT Distributions upon any liquidation of PSP17, regardless of the PSP17 Merger.

     . Additional distributions would be made to the PSP17 Shareholders to cause PSP17's estimated net asset value allocable to the PSP17 Shareholders as of the date of the PSP17 Merger to be substantially equivalent to $19.63 per share.

     . The PSP17 Common Stock and PSP17 Common Stock Series B and C held by PSI will be cancelled in the PSP17 Merger.

     . Under the Merger Agreement, each of PSP16, PSP18 and PSP19 will also be merged into PSI (the "PSP16 Merger," the "PSP18 Merger" and the "PSP19 Merger," respectively), if approved by their respective shareholders.

     . THE PSP17 MERGER, THE PSP16 MERGER, THE PSP18 MERGER AND THE PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

2. To consider and vote upon a related amendment to PSP17's bylaws to authorize the PSP17 Merger in the form of Appendix E-2 to the accompanying Combined Proxy Statement and Prospectus.

     The Board of Directors has determined that holders of record of PSP17 Common Stock, PSP17 Common Stock Series B and PSP17 Common Stock Series C at the close of business on May 19, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                              By Order of the Board of Directors

                                  OBREN B. GERICH, Secretary


Glendale, California
May ___, 1997

                     PUBLIC STORAGE PROPERTIES XVIII, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE ___, 1997



     A special meeting of shareholders of Public Storage Properties XVIII, Inc., a California corporation ("PSP18"), will be held at PSP18's offices at 701 Western Avenue, Suite 200, Glendale, California on June ___, 1997, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote upon an Agreement and Plan of Reorganization among PSP18, Public Storage, Inc. ("PSI"), Public Storage Properties XVI, Inc. ("PSP16"), Public Storage Properties XVII, Inc. ("PSP17") and Public Storage Properties XIX, Inc. ("PSP19") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PSP18 would be merged into PSI (the "PSP18 Merger"). Each outstanding share of PSP18 Common Stock would be converted into the right to receive a value of $20.38 in cash, PSI Common Stock or a combination of the two, as follows:

     . If holders of 20% or less of the outstanding PSP18 Common Stock elect to receive cash in the PSP18 Merger, shares held by PSP18 Shareholders electing cash will be converted into the right to receive $20.38 in cash for each share of PSP18 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     . If holders of more than 20% of the outstanding PSP18 Common Stock elect to receive cash in the PSP18 Merger, shares held by PSP18 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $20.38 per share of PSP18 Common Stock, subject to reduction as described below.

     . If a PSP18 Shareholder does not elect cash, all of his or her PSP18 Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $20.38 per share of PSP18 Common Stock, subject to reduction as described below.

     . Shares held by PSP18 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP18 on the terms described under "Dissenting Shareholders' Rights of Appraisal" in the accompanying Combined Proxy Statement and Prospectus.

     . For purposes of the PSP18 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the New York Stock Exchange of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP18.

     . The consideration paid by PSI to PSP18 Shareholders in the PSP18 Merger will be reduced by the amount of cash distributions required to be paid to PSP18 Shareholders by PSP18 prior to completion of the PSP18 Merger (estimated at $.91 per share) in order to satisfy PSP18's REIT distribution requirements ("Required PSP18 REIT Distributions"). The consideration received by PSP18 Shareholders in the PSP18 Merger, however, along with any Required PSP18 REIT Distributions, will not be less than $20.38 per share of PSP18 Common Stock. PSP18 Shareholders would receive the Required PSP18 REIT Distributions upon any liquidation of PSP18, regardless of the PSP18 Merger.

     . Additional distributions would be made to the PSP18 Shareholders to cause PSP18's estimated net asset value allocable to the PSP18 Shareholders as of the date of the PSP18 Merger to be substantially equivalent to $20.38 per share.

     . The PSP18 Common Stock and PSP18 Common Stock Series B and C held by PSI will be cancelled in the PSP18 Merger.

     . Under the Merger Agreement, each of PSP16, PSP17 and PSP19 will also be merged into PSI (the "PSP16 Merger," the "PSP17 Merger" and the "PSP19 Merger," respectively), if approved by their respective shareholders.

     . THE PSP18 MERGER, THE PSP16 MERGER, THE PSP17 MERGER AND THE PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

2. To consider and vote upon a related amendment to PSP18's bylaws to authorize the PSP18 Merger in the form of Appendix E-3 to the accompanying Combined Proxy Statement and Prospectus.

     The Board of Directors has determined that holders of record of PSP18 Common Stock, PSP18 Common Stock Series B and PSP18 Common Stock Series C at the close of business on May 19, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                              By Order of the Board of Directors

                                  OBREN B. GERICH, Secretary


Glendale, California
May ___, 1997

                      PUBLIC STORAGE PROPERTIES XIX, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE ___, 1997



     A special meeting of shareholders of Public Storage Properties XIX, Inc., a California corporation ("PSP19"), will be held at PSP19's offices at 701 Western Avenue, Suite 200, Glendale, California on June ___, 1997, at the hour of 10:00 a.m. for the following purposes:

1. To consider and vote upon an Agreement and Plan of Reorganization among PSP19, Public Storage, Inc. ("PSI"), Public Storage Properties XVI, Inc. ("PSP16"), Public Storage Properties XVII, Inc. ("PSP17") and Public Storage Properties XVIII, Inc. ("PSP18") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PSP19 would be merged into PSI (the "PSP19 Merger"). Each outstanding share of PSP19 Common Stock would be converted into the right to receive a value of $16.72 in cash, PSI Common Stock or a combination of the two, as follows:

     . If holders of 20% or less of the outstanding PSP19 Common Stock elect to receive cash in the PSP19 Merger, shares held by PSP19 Shareholders electing cash will be converted into the right to receive $16.72 in cash for each share of PSP19 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     . If holders of more than 20% of the outstanding PSP19 Common Stock elect to receive cash in the PSP19 Merger, shares held by PSP19 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $16.72 per share of PSP19 Common Stock, subject to reduction as described below.

     . If a PSP19 Shareholder does not elect cash, all of his or her PSP19 Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $16.72 per share of PSP19 Common Stock, subject to reduction as described below.

     . Shares held by PSP19 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP19 on the terms described under "Dissenting Shareholders' Rights of Appraisal" in the accompanying Combined Proxy Statement and Prospectus.

     . For purposes of the PSP19 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the New York Stock Exchange of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP19.

     . The consideration paid by PSI to PSP19 Shareholders in the PSP19 Merger will be reduced by the amount of cash distributions required to be paid to PSP19 Shareholders by PSP19 prior to completion of the PSP19 Merger (estimated at $.35 per share) in order to satisfy PSP19's REIT distribution requirements ("Required PSP19 REIT Distributions"). The consideration received by PSP19 Shareholders in the PSP19 Merger, however, along with any Required PSP19 REIT Distributions, will not be less than $16.72 per share of PSP19 Common Stock. PSP19 Shareholders would receive the Required PSP19 REIT Distributions upon any liquidation of PSP19, regardless of the PSP19 Merger.

     . Additional distributions would be made to the PSP19 Shareholders to cause PSP19's estimated net asset value allocable to the PSP19 Shareholders as of the date of the PSP19 Merger to be substantially equivalent to $16.72 per share.

     . The PSP19 Common Stock and PSP19 Common Stock Series B and C held by PSI will be cancelled in the PSP19 Merger.

     . Under the Merger Agreement, each of PSP16, PSP17 and PSP18 will also be merged into PSI (the "PSP16 Merger," the "PSP17 Merger" and the "PSP18 Merger," respectively), if approved by their respective shareholders.

     . THE PSP19 MERGER, THE PSP16 MERGER, THE PSP17 MERGER AND THE PSP18 MERGER ARE NOT CONDITIONED ON EACH OTHER.

2. To consider and vote upon a related amendment to PSP19's bylaws to authorize the PSP19 Merger in the form of Appendix E-4 to the accompanying Combined Proxy Statement and Prospectus.

     The Board of Directors has determined that holders of record of PSP19 Common Stock, PSP19 Common Stock Series B and PSP19 Common Stock Series C at the close of business on May 19, 1997 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

     Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

     You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.


                              By Order of the Board of Directors

                                  OBREN B. GERICH, Secretary


Glendale, California
May ___, 1997

                              PUBLIC STORAGE, INC.
                      PUBLIC STORAGE PROPERTIES XVI, INC.
                      PUBLIC STORAGE PROPERTIES XVII, INC.
                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                      PUBLIC STORAGE PROPERTIES XIX, INC.

                    COMBINED PROXY STATEMENT AND PROSPECTUS
                      SPECIAL MEETINGS OF SHAREHOLDERS OF
   PUBLIC STORAGE PROPERTIES XVI, INC., PUBLIC STORAGE PROPERTIES XVII, INC., PUBLIC STORAGE PROPERTIES XVIII, INC. AND PUBLIC STORAGE PROPERTIES XIX, INC.
                                 JUNE ___, 1997


     This Combined Proxy Statement and Prospectus (this "Proxy Statement") is being furnished to holders of shares of (a) Public Storage Properties XVI, Inc. ("PSP16") Common Stock Series A (the "PSP16 Common Stock"), Common Stock Series B and Common Stock Series C (collectively, the "PSP16 Common Stock Series B and C"), (b) Public Storage Properties XVII, Inc. ("PSP17") Common Stock Series A (the "PSP17 Common Stock"), Common Stock Series B and Common Stock Series C (collectively, the "PSP17 Common Stock Series B and C"), (c) Public Storage Properties XVIII, Inc. ("PSP18") Common Stock Series A (the "PSP18 Common Stock"), Common Stock Series B and Common Stock Series C (collectively, the "PSP18 Common Stock Series B and C") and (d) Public Storage Properties XIX, Inc. ("PSP19") Common Stock Series A (the "PSP19 Common Stock"), Common Stock Series B and Common Stock Series C (collectively, the "PSP19 Common Stock Series B and C") and relates to meetings of shareholders of PSP16, PSP17, PSP18 and PSP19 called to approve the proposed mergers of each of PSP16, PSP17, PSP18 and PSP19 with and into Public Storage, Inc. ("PSI") (the "PSP16 Merger," the "PSP17 Merger," the "PSP18 Merger" and the "PSP19 Merger," respectively; together, the "Mergers") pursuant to the Agreement and Plan of Reorganization attached as Appendix A to this Proxy Statement (the "Merger Agreement"). Holders of PSP16, PSP17, PSP18 and PSP19 Common Stock are referred to hereafter as the "PSP16 Shareholders," the "PSP17 Shareholders," the "PSP18 Shareholders" and the "PSP19 Shareholders," respectively, and holders of PSI Common Stock (the "PSI Common Stock") are referred to hereafter as the "PSI Shareholders." THE PSP16 MERGER, THE PSP17 MERGER, THE PSP18 MERGER AND THE PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER. This Proxy Statement also serves as a prospectus of PSI under the Securities Act of 1933, as amended, for the issuance of up to 8,250,000 shares of PSI Common Stock in the Mergers.

     PSI and its executive officers have significant relationships with PSP16, PSP17, PSP18 and PSP19. PSI and B. Wayne Hughes ("Hughes"), the chief executive officer of each of PSI, PSP16, PSP17, PSP18 and PSP19, own a substantial amount of the capital stock of each of PSP16, PSP17, PSP18 and PSP19. See "Summary -- Relationships." The Merger Agreement requires that each of the Mergers be approved by a majority of the outstanding shares of Common Stock and Common Stock Series B and C of the respective corporation, voting together as a class, with the Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of the Common Stock of the respective corporation. Each of the Boards of Directors of PSP16, PSP17, PSP18 and PSP19, based on recommendations of special committees composed of independent directors, recommends that PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, vote for the PSP16, PSP17, PSP18 and PSP19 Mergers, respectively.


                                                   (Continued on following page)

                               -----------------
     THE SECURITIES TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS COMBINED PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MAY ___, 1997

     The Mergers involve certain factors that should be considered by PSP16, PSP17, PSP18 and PSP19 Shareholders, including the following:

 .    The Mergers have not been negotiated at arm's length, no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PSP16, PSP17, PSP18 or PSP19, and no third party proposals for PSP16, PSP17, PSP18 or PSP19 or their properties were solicited.

 .    The nature of the investment of PSP16, PSP17, PSP18 and PSP19 Shareholders who receive shares of PSI Common Stock is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing fully-integrated real estate company whose portfolio of properties is changed from time to time without approval of shareholders and which does not plan to liquidate its assets within a fixed period of time.

 .    Based on a market price of PSI Common Stock of $28 per share and the current regular quarterly distribution rate for PSI, PSP16, PSP17, PSP18 and PSP19, the level of distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers would be approximately 41%, 52%, 50% and 28% lower, respectively, after the Mergers.

 .    The properties of PSP16, PSP17, PSP18 and PSP19 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

 .    Under California law, PSP16, PSP17, PSP18 and PSP19 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers only if demands for payments are filed with respect to 5% or more of the outstanding shares of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively.

 .    PSI and its affiliates have conflicts of interest in connection with the
     Mergers.

 .    The public PSI Shareholders are substantially limited in their ability to control PSI. At April 15, 1997, Hughes and members of his family (the "Hughes Family") owned approximately 39% of the PSI Common Stock (approximately 43% upon conversion of the PSI Class B Common Stock), and there are restrictions on beneficial ownership of PSI securities in PSI's organizational documents. Such ownership factors should prevent any takeover not approved by Hughes.

 .    As a result of a prior business combination, PSI is subject to tax risks, including additional risks as to PSI's continued qualification as a real estate investment trust ("REIT").

 .    In making real estate investments, PSI, unlike PSP16, PSP17, PSP18 and
     PSP19, has incurred ($108 million at December 31, 1996), and may continue to incur, debt.

 .    The interest of PSI Shareholders can be diluted through the issuance of additional securities. PSI has outstanding ($835 million), and intends to issue additional, securities with priority over PSI Common Stock.

 .    The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors, such as changes in interest rates and market conditions.

 .    The consideration to be received by PSP16, PSP17, PSP18 and PSP19
     Shareholders in the Mergers is based on third party appraisals. However, appraisals are opinions as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP16, PSP17, PSP18 or PSP19.

 .    PSP16, PSP17, PSP18 and PSP19 Shareholders who receive any cash in connection with the Mergers may have a taxable gain.

See "Glossary" beginning on page 133 for definitions of certain terms used in this Proxy Statement.

SEE "RISK FACTORS" BEGINNING ON PAGE 28 OF THIS PROXY STATEMENT.

     The PSI Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "PSA". On May ___, 1997, the closing price of the PSI Common Stock on the NYSE was $_____. The PSP16, PSP17, PSP18 and PSP19 Common Stock are traded on the American Stock Exchange ("AMEX") under the symbols "PSU", "PSV", "PSW" and "PSY", respectively. On May ___, 1997, the closing prices of the PSP16, PSP17, PSP18 and PSP19 Common Stock on the AMEX were $_____, $_____, $_____ and $_____, respectively.

     This Proxy Statement is first being mailed on or about May 22, 1997 to shareholders of record of PSP16, PSP17, PSP18 and PSP19 at the close of business on May 19, 1997. The special meetings of shareholders of PSP16, PSP17, PSP18 and PSP19 to consider the Mergers will occur concurrently.

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----

Available Information.......................................................................     1
Incorporation of Certain Documents by Reference.............................................     1
Cautionary Statement........................................................................     2
Summary.....................................................................................     3
     Overview of Mergers....................................................................     3
     Meetings and Vote Requirements of Shareholders.........................................     7
     PSP16..................................................................................     8
     PSP17..................................................................................     8
     PSP18..................................................................................     8
     PSP19..................................................................................     8
     PSI....................................................................................     9
     Risk Factors...........................................................................     9
     Background and Reasons for the Mergers.................................................    11
     Potential Advantages of the Mergers....................................................    13
     Detriments of the Mergers..............................................................    13
     Rights of Dissenting Shareholders......................................................    13
     Determination of Payments to be Received by PSP16 Shareholders in
       Connection with the PSP16 Merger.....................................................    14
     Determination of Payments to be Received by PSP17 Shareholders in
       Connection with the PSP17 Merger.....................................................    14
     Determination of Payments to be Received by PSP18 Shareholders in
       Connection with the PSP18 Merger.....................................................    15
     Determination of Payments to be Received by PSP19 Shareholders in
       Connection with the PSP19 Merger.....................................................    15
     Federal Income Tax Matters.............................................................    15
     Recommendations; Opinions of Financial Advisors........................................    16
     Comparison of PSP16, PSP17, PSP18 and PSP19 Common Stock with PSI Common Stock.........    17
     Summary Financial Information..........................................................    20
     Relationships..........................................................................    26
Risk Factors................................................................................    28
     No Arm's Length Negotiation or Unaffiliated Representatives............................    28
     Change in Nature of Investment.........................................................    28
     Lower Level of Distributions After the Mergers.........................................    28
     Potential Loss of Future Appreciation..................................................    28
     Limitation on Dissenters' Rights of Appraisal..........................................    29
     Control and Influence by the Hughes Family and Ownership Limitations...................    29
     Tax Risks..............................................................................    29
     Financing Risks........................................................................    30
     Uncertainty Regarding Market Price of PSI Common Stock.................................    31
     Merger Consideration Based on Appraisals Instead of Arm's Length Negotiation...........    31
     Tax to PSP16, PSP17, PSP18 and PSP19 Shareholders......................................    31
     Operating Risks........................................................................    32
     Shares Eligible for Future Sale........................................................    34
Conflicts of Interest in the Mergers........................................................    35
The Mergers.................................................................................    36
     General................................................................................    36
     Common Stock Series B and C............................................................    40
     Background.............................................................................    40
     Reasons for the Mergers and Timing.....................................................    43
     Alternatives to the Mergers............................................................    44
     No Solicitation of Other Proposals.....................................................    46
     Determination of Payments to be Received by PSP16, PSP17, PSP18 and PSP19 Shareholders
       in Connection with the Mergers.......................................................    47
     Potential Advantages of the Mergers to PSP16, PSP17, PSP18 and PSP19...................    53


                                                                                              Page
                                                                                              ----
     Detriments of the Mergers..............................................................    53
     Recommendation to PSP16, PSP17, PSP18 and PSP19 Shareholders and Fairness Analysis.....    53
     Comparison of Consideration to be Received in the Mergers to Other Alternatives........    56
     Real Estate Portfolio Appraisals by Wilson.............................................    61
     Fairness Opinions from Stanger.........................................................    64
     The Merger Agreement...................................................................    69
     Cash Election Procedure................................................................    71
     Consequences to PSP16, PSP17, PSP18 and PSP19 if the Mergers are Not Completed.........    73
     Costs of the Mergers...................................................................    73
     Accounting Treatment...................................................................    74
     Regulatory Requirements................................................................    74
     Comparison of PSP16, PSP17, PSP18 and PSP19 Common Stock with PSI Common Stock.........    75
Amendment to Bylaws of PSP16, PSP17, PSP18 and PSP19........................................    79
Approval of the Mergers and Bylaw Amendments................................................    80
     General................................................................................    80
     PSP16..................................................................................    80
     PSP17..................................................................................    80
     PSP18..................................................................................    81
     PSP19..................................................................................    81
     Security Ownership of Certain Beneficial Owners and Management.........................    82
     Solicitation of Proxies................................................................    93
  Description of PSP16's Properties.........................................................    94
  Description of PSP17's Properties.........................................................    97
  Description of PSP18's Properties.........................................................   101
  Description of PSP19's Properties.........................................................   104
  Description of PSI's Properties...........................................................   108
  Distributions and Price Range of PSI Common Stock.........................................   109
  Distributions and Price Range of PSP16 Common Stock.......................................   110
  Distributions and Price Range of PSP17 Common Stock.......................................   111
  Distributions and Price Range of PSP18 Common Stock.......................................   112
  Distributions and Price Range of PSP19 Common Stock.......................................   113
  Description of PSI Capital Stock..........................................................   114
        Common Stock........................................................................   114
        Ownership Limitations...............................................................   114
        Class B Common Stock................................................................   115
        Preferred Stock.....................................................................   116
        Equity Stock........................................................................   117
        Effects of Issuance of Capital Stock................................................   117
Dissenting Shareholders' Rights of Appraisal................................................   118
Federal Income Tax Matters..................................................................   120
        The Mergers.........................................................................   120
        Opinion of Counsel..................................................................   123
        General Tax Treatment of PSI........................................................   124
        Consequences of the PSMI Merger on PSI's Qualification as a REIT....................   126
        Taxation of Holders of PSI Common Stock.............................................   129
State and Local Taxes.......................................................................   131
Legal Opinions..............................................................................   131
Experts.....................................................................................   131
Independent Auditors........................................................................   132
Shareholder Proposals.......................................................................   132
Glossary....................................................................................   133

Appendix A   - Agreement and Plan of Reorganization among PSI, PSP16, PSP17, PSP18 and PSP19 dated as of
               April 9, 1997

Appendix B-1 - Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP16 dated April 30, 1997
Appendix B-2 - Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP17 dated April 30, 1997
Appendix B-3 - Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP18 dated April 30, 1997
Appendix B-4 - Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP19 dated April 30, 1997

Appendix C-1 - Opinion of Robert A. Stanger & Co., Inc. (PSP16 Merger) dated May 13, 1997
Appendix C-2 - Opinion of Robert A. Stanger & Co., Inc. (PSP17 Merger) dated May 13, 1997
Appendix C-3 - Opinion of Robert A. Stanger & Co., Inc. (PSP18 Merger) dated May 13, 1997
Appendix C-4 - Opinion of Robert A. Stanger & Co., Inc. (PSP19 Merger) dated May 13, 1997

Appendix D   - Chapter 13 of the California General Corporation Law Concerning Dissenters' Rights

Appendix E-1 - Proposed Amendment to PSP16's Bylaws
Appendix E-2 - Proposed Amendment to PSP17's Bylaws
Appendix E-3 - Proposed Amendment to PSP18's Bylaws
Appendix E-4 - Proposed Amendment to PSP19's Bylaws

Appendix F-1 - Financial Statements of PSP16
Appendix F-2 - Financial Statements of PSP17
Appendix F-3 - Financial Statements of PSP18
Appendix F-4 - Financial Statements of PSP19

Appendix G-1 - Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP16
Appendix G-2 - Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP17
Appendix G-3 - Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP18
Appendix G-4 - Management's Discussion and Analysis of Financial Condition and Results of Operations of PSP19

                             AVAILABLE INFORMATION

     Each of PSI, PSP16, PSP17, PSP18 and PSP19 is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such material can also be inspected, in the case of PSI, at the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104, and, in the case of PSP16, PSP17, PSP18 or PSP19, at the AMEX, 86 Trinity Place, New York, New York 10006.

     PSI has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by PSI with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A dated April 30, 1997; and (ii) the Current Report on Form 8-K dated March 12, 1997.

     All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the special meetings of the shareholders of PSP16, PSP17, PSP18 and PSP19 shall be deemed to be incorporated by reference herein from the date of filing such documents.

     The following documents filed by PSP16 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10851) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A dated April 30, 1997; and (ii) the Current Report on Form 8-K dated April 9, 1997.

     The following documents filed by PSP17 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10859) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A dated April 30, 1997; and (ii) the Current Report on Form 8-K dated April 9, 1997.

     The following documents filed by PSP18 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10832) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A dated April 30, 1997; and (ii) the Current Report on Form 8-K dated April 9, 1997.

     The following documents filed by PSP19 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10913) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A dated April 30, 1997; and (ii) the Current Report on Form 8-K dated April 9, 1997.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     Also incorporated by reference herein is the Merger Agreement, which is attached as Appendix A to this Proxy Statement.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (INCLUDING DOCUMENTS FILED SUBSEQUENT TO THE DATE HEREOF), EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS), SHALL BE DELIVERED TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR SERVICES DEPARTMENT, 701 WESTERN AVENUE, SUITE 200, GLENDALE, CALIFORNIA 91201-2397 OR BY TELEPHONE AT (818) 244-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE ___, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSI, PSP16, PSP17, PSP18 OR PSP19. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE REGISTERED SECURITIES TO WHICH THIS PROXY STATEMENT RELATES TO OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              CAUTIONARY STATEMENT

     Statements contained in this Proxy Statement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors" and elsewhere in this Proxy Statement identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement. See "Glossary" beginning on page 133 for definitions of certain terms used in this Proxy Statement.

OVERVIEW OF MERGERS

     MERGER OF PSP16 INTO PSI. PSP16 will be merged into PSI, which will be the surviving corporation. Each outstanding share of PSP16 Common Stock would be converted into the right to receive a value of $20.76 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP16 Common Stock elect to receive cash in the PSP16 Merger, shares held by PSP16 Shareholders electing cash will be converted into the right to receive $20.76 in cash for each share of PSP16 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP16 Common Stock elect to receive cash in the PSP16 Merger, shares held by PSP16 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $20.76 per share of PSP16 Common Stock, subject to reduction as described below.

     .   If a PSP16 Shareholder does not elect cash, all of his or her PSP16
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $20.76 per share of PSP16 Common Stock, subject to reduction as described below.

     .   Shares held by PSP16 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP16 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP16 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP16.

     . The consideration paid by PSI to PSP16 Shareholders in the PSP16 Merger will be reduced by the amount of cash distributions required to be paid to PSP16 Shareholders by PSP16 prior to completion of the PSP16 Merger (estimated at $.72 per share) in order to satisfy PSP16's REIT distribution requirements ("Required PSP16 REIT Distributions"). The consideration received by PSP16 Shareholders in the PSP16 Merger, however, along with any Required PSP16 REIT Distributions, will not be less than $20.76 per share of PSP16 Common Stock. PSP16 Shareholders would receive the Required PSP16 REIT Distributions upon any liquidation of PSP16, regardless of the PSP16 Merger.

     .   Additional distributions would be made to the PSP16 Shareholders to cause PSP16's estimated net asset value allocable to the PSP16 Shareholders as of the date of the PSP16 Merger to be substantially equivalent to $20.76 per share.

     .   The PSP16 Common Stock and PSP16 Common Stock Series B and C held by
PSI will be cancelled in the PSP16 Merger.

     MERGER OF PSP17 INTO PSI. PSP17 will be merged into PSI, which will be the surviving corporation. Each outstanding share of PSP17 Common Stock would be converted into the right to receive a value of $19.63 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP17 Common Stock elect to receive cash in the PSP17 Merger, shares held by PSP17 Shareholders electing cash will be converted into the right to receive $19.63 in cash for each share of PSP17 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP17 Common Stock elect to receive cash in the PSP17 Merger, shares held by PSP17 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $19.63 per share of PSP17 Common Stock, subject to reduction as described below.

     .   If a PSP17 Shareholder does not elect cash, all of his or her PSP17
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $19.63 per share of PSP17 Common Stock, subject to reduction as described below.

     .   Shares held by PSP17 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP17 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP17 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP17.

     . The consideration paid by PSI to PSP17 Shareholders in the PSP17 Merger will be reduced by the amount of cash distributions required to be paid to PSP17 Shareholders by PSP17 prior to completion of the PSP17 Merger (estimated at $.81 per share) in order to satisfy PSP17's REIT distribution requirements ("Required PSP17 REIT Distributions"). The consideration received by PSP17 Shareholders in the PSP17 Merger, however, along with any Required PSP17 REIT Distributions, will not be less than $19.63 per share of PSP17 Common Stock. PSP17 Shareholders would receive the Required PSP17 REIT Distributions upon any liquidation of PSP17, regardless of the PSP17 Merger.

     .   Additional distributions would be made to the PSP17 Shareholders to cause PSP17's estimated net asset value allocable to the PSP17 Shareholders as of the date of the PSP17 Merger to be substantially equivalent to $19.63 per share.

     .   The PSP17 Common Stock and PSP17 Common Stock Series B and C held by
PSI will be cancelled in the PSP17 Merger.

     MERGER OF PSP18 INTO PSI. PSP18 will be merged into PSI, which will be the surviving corporation. Each outstanding share of PSP18 Common Stock would be converted into the right to receive a value of $20.38 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP18 Common Stock elect to receive cash in the PSP18 Merger, shares held by PSP18 Shareholders electing cash will be converted into the right to receive $20.38 in cash for each share of PSP18 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP18 Common Stock elect to receive cash in the PSP18 Merger, shares held by PSP18 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $20.38 per share of PSP18 Common Stock, subject to reduction as described below.

     .   If a PSP18 Shareholder does not elect cash, all of his or her PSP18
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $20.38 per share of PSP18 Common Stock, subject to reduction as described below.

     .   Shares held by PSP18 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP18 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     . For purposes of the PSP18 Merger, the market value of the PSI Common Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP18.

     . The consideration paid by PSI to PSP18 Shareholders in the PSP18 Merger will be reduced by the amount of cash distributions required to be paid to PSP18 Shareholders by PSP18 prior to completion of the PSP18 Merger (estimated at $.91 per share) in order to satisfy PSP18's REIT distribution requirements ("Required PSP18 REIT Distributions"). The consideration received by PSP18 Shareholders in the PSP18 Merger, however, along with any Required PSP18 REIT Distributions, will not be less than $20.38 per share of PSP18 Common Stock. PSP18 Shareholders would receive the Required PSP18 REIT Distributions upon any liquidation of PSP18, regardless of the PSP18 Merger.

     .   Additional distributions would be made to the PSP18 Shareholders to cause PSP18's estimated net asset value allocable to the PSP18 Shareholders as of the date of the PSP18 Merger to be substantially equivalent to $20.38 per share.

     .   The PSP18 Common Stock and PSP18 Common Stock Series B and C held by
PSI will be cancelled in the PSP18 Merger.

     MERGER OF PSP19 INTO PSI. PSP19 will be merged into PSI, which will be the surviving corporation. Each outstanding share of PSP19 Common Stock would be converted into the right to receive a value of $16.72 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP19 Common Stock elect to receive cash in the PSP19 Merger, shares held by PSP19 Shareholders electing cash will be converted into the right to receive $16.72 in cash for each share of PSP19 Common Stock, subject to reduction as described below. To be effective a cash election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP19 Common Stock elect to receive cash in the PSP19 Merger, shares held by PSP19 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $16.72 per share of PSP19 Common Stock, subject to reduction as described below.

     .   If a PSP19 Shareholder does not elect cash, all of his or her PSP19
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $16.72 per share of PSP19 Common Stock, subject to reduction as described below.

     .   Shares held by PSP19 Shareholders who have properly exercised dissenter's rights under California law will be purchased by PSP19 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP19 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP19.

     . The consideration paid by PSI to PSP19 Shareholders in the PSP19 Merger will be reduced by the amount of cash distributions required to be paid to PSP19 Shareholders by PSP19 prior to completion of the PSP19 Merger (estimated at $.35 per share) in order to satisfy PSP19's REIT distribution requirements ("Required PSP19 REIT Distributions"). The consideration received by PSP19 Shareholders in the PSP19 Merger, however, along with any Required PSP19 REIT Distributions, will not be less than $16.72 per share of PSP19 Common Stock. PSP19 Shareholders would receive the Required PSP19 REIT Distributions upon any liquidation of PSP19, regardless of the PSP19 Merger.

     .   Additional distributions would be made to the PSP19 Shareholders to cause PSP19's estimated net asset value allocable to the PSP19 Shareholders as of the date of the PSP19 Merger to be substantially equivalent to $16.72 per share.

     .   The PSP19 Common Stock and PSP19 Common Stock Series B and C held by
PSI will be cancelled in the PSP19 Merger.

     See "The Mergers -- Determination of Payments to be Received by PSP16, PSP17, PSP18 and PSP19 Shareholders in Connection with the Mergers." For a description of the terms of each of the Mergers, see "The Mergers -- The Merger Agreement."

     The shares of PSP16, PSP17, PSP18 and PSP19 Common Stock Series B and C are owned by PSI and by certain executive officers of PSI and members of their families. Upon consummation of the Mergers, each share of Common Stock Series B and C of the respective corporation (other than shares held by PSI which will be cancelled in the Mergers) will be converted (or deemed to be converted) into the right to receive PSI Common Stock (valued as in the case of the PSP16, PSP17, PSP18 and PSP19 Common Stock) in the amount of $11.82, $10.26, $9.36 and $1.41 in the case of PSP16, PSP17, PSP18 and PSP19, respectively. In addition, holders of Common Stock Series B and C will receive (i) any additional distributions equal to the amount by which the estimated net asset value of the respective corporation allocable to holders of Common Stock Series B and C as of the date of the Mergers exceeds the amounts in the preceding sentence and (ii) any Required REIT Distributions payable to the holders of the Common Stock Series B of the respective corporation. See "The Mergers -- Determination of Payments to be Received by PSP16, PSP17, PSP18 and PSP19 Shareholders in Connection with the Mergers." The Common Stock Series B and C will be voted with the majority of shares of Common Stock of the respective corporation held by unaffiliated owners.

     The PSI Common Stock is listed on the NYSE, and the PSP16, PSP17, PSP18 and PSP19 Common Stock are listed on the AMEX. On April 8, 1997, the last full trading day prior to the first announcement of the Mergers, the reported closing sales price per share of PSI Common Stock on the NYSE was $28, and the reported closing sales prices per share of PSP16, PSP17, PSP18 and PSP19 Common Stock on the AMEX were $18 7/8, $18 3/4, $18 5/8 and $15 3/4, respectively. On May ___,
1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sales prices per share of PSI, PSP16, PSP17, PSP18 and PSP19 Common Stock were $_____, $_____, $_____, $_____ and $_____, respectively.

     THE PSP16 MERGER, THE PSP17 MERGER, THE PSP18 MERGER AND THE PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

MEETINGS AND VOTE REQUIREMENTS OF SHAREHOLDERS

                                               PSP16                                 PSP17
                                 ----------------------------------    ----------------------------------
Meeting Date                     June ___, 1997 at                     June ___, 1997 at
                                 10:00 a.m.                            10:00 a.m.


Record Date                      May 19, 1997                          May 19, 1997

Purpose                          To Approve the PSP16 Merger           To Approve the PSP17 Merger
                                 and Proposed Bylaw Amendment          and Proposed Bylaw Amendment

Shares Outstanding               2,962,348 shares of                   2,776,023 shares of
                                 PSP16 Common Stock                    PSP17 Common Stock
                                 1,180,793.2 shares of PSP16           1,245,791 shares of PSP17
                                 Common Stock Series B and C           Common Stock Series B and C

Vote Required                    Majority of outstanding shares        Majority of outstanding shares
                                 of PSP16 Common Stock and             of PSP17 Common Stock and
                                 PSP16 Common Stock Series B           PSP17 Common Stock Series B
                                 and C, voting together as a class*    and C, voting together as a class*

Percentage Ownership of
Total Combined Outstanding
Shares of Common Stock and
Common Stock Series B and C                       39.44%                                41.10%
by PSI and Hughes

                                               PSP18                                 PSP19
                                 ----------------------------------    ----------------------------------
Meeting Date                     June ___, 1997 at                     June ___, 1997 at
                                 10:00 a.m.                            10:00 a.m.


Record Date                      May 19, 1997                          May 19, 1997

Purpose                          To Approve the PSP18 Merger           To Approve the PSP19 Merger
                                 and Proposed Bylaw Amendment          and Proposed Bylaw Amendment

Shares Outstanding               2,775,900 shares of                   3,023,371 shares of
                                 PSP18 Common Stock                    PSP19 Common Stock
                                 1,245,791 shares of PSP18             1,085,690 shares of PSP19
                                 Common Stock Series B and C           Common Stock Series B and C

Vote Required                    Majority of outstanding shares        Majority of outstanding shares
                                 of PSP18 Common Stock and             of PSP19 Common Stock and
                                 PSP18 Common Stock Series B           PSP19 Common Stock Series B
                                 and C, voting together as a class*    and C, voting together as a class*

Percentage Ownership of
Total Combined Outstanding
Shares of Common Stock and
Common Stock Series B and C                    35.15%                                42.19%
by PSI and Hughes
-----------------

* In accordance with the bylaws of PSP16, PSP17, PSP18 and PSP19, the Common Stock Series B and C will be voted with the holders of a majority of the unaffiliated shares of the Common Stock of the respective corporation.

PSP16

     PSP16 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties XVI, Ltd., a California limited partnership (the "PSP16 Partnership"), in a reorganization transaction completed on August 22, 1991. PSP16 owns 22 properties located in nine states, including 20 mini-warehouses, one business park and one property that combines mini-warehouse and business park space. All of these facilities are operated under the "Public Storage" name. See "Description of PSP16's Properties." The PSP16 Common Stock is traded on the AMEX under the symbol "PSU".

     PSP16's properties are managed by PSI and an affiliate. PSP16's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors who are also the directors of PSP17, PSP18 and PSP19. See "-- Relationships."

PSP17

     PSP17 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties XVII, Ltd., a California limited partnership (the "PSP17 Partnership"), in a reorganization transaction completed on September 16, 1991. PSP17 owns 19 properties located in 11 states, including 16 mini-warehouses, one business park and two properties that combine mini-warehouse and business park space. PSP17 owns one of its properties jointly with PSP18. All of these facilities are operated under the "Public Storage" name. See "Description of PSP17's Properties." The PSP17 Common Stock is traded on the AMEX under the symbol "PSV".

     PSP17's properties are managed by PSI and an affiliate. PSP17's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors who are also the directors of PSP16, PSP18 and PSP19. See "-- Relationships."

PSP18

     PSP18 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties XVIII, Ltd., a California limited partnership (the "PSP18 Partnership"), in a reorganization transaction completed on July 26, 1991. PSP18 owns 18 properties located in nine states, including 17 mini-warehouses and one business park. One of the properties is owned jointly with PSP17. All of these facilities are operated under the "Public Storage" name. See "Description of PSP18's Properties." The PSP18 Common Stock is traded on the AMEX under the symbol "PSW".

     PSP18's properties are managed by PSI and an affiliate. PSP18's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors who are also the directors of PSP16, PSP17 and PSP19. See "-- Relationships."

PSP19

     PSP19 is a REIT organized as a California corporation that was formed to succeed to the business of Public Storage Properties XIX, Ltd., a California limited partnership (the "PSP19 Partnership"), in a reorganization transaction completed on October 30, 1991. PSP19 owns 14 properties located in seven states, including 12 mini-warehouses, one business park and one property that combines mini-warehouse and business park space. All of these facilities are operated under the "Public Storage" name. See "Description of PSP19's Properties." The PSP19 Common Stock is traded on the AMEX under the symbol "PSY".

     PSP19's properties are managed by PSI and an affiliate. PSP19's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors who are also the directors of PSP16, PSP17 and PSP18. See "-- Relationships."

PSI

     PSI is a fully integrated, self-administered and self-managed REIT, organized as a California corporation that acquires, develops, owns and operates mini-warehouses, which are self-service facilities offering storage space for personal and business use. PSI is the largest owner and operator of mini-warehouses in the United States. PSI also owns and operates, to a lesser extent, business parks containing commercial and industrial rental space. At December 31, 1996, PSI had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,109 properties located in 38 states, consisting of 1,064 mini-warehouse facilities and 45 business parks.

     In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc. ("SEI") (the "PSMI Merger"), SEI became self-administered and self-managed, acquired substantially all of PSMI's United
States real estate interests and was renamed "Public Storage, Inc."   In
addition, the outstanding capital stock of PSMI was converted into an aggregate of 29,449,513 shares of PSI Common Stock (exclusive of shares of PSI Common Stock held by PSMI prior to the PSMI Merger) and 7,000,000 shares of PSI Class B Common Stock.

     The principal executive offices of PSI, PSP16, PSP17, PSP18 and PSP19 are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. The telephone number is (818) 244-8080.

RISK FACTORS

     Each of the Mergers involves certain risks and detriments that should be considered by PSP16, PSP17, PSP18 and PSP19 Shareholders, including the following:

     . No Arm's Length Negotiation or Unaffiliated Representatives. The Mergers have not been negotiated at arm's length, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PSP16, PSP17, PSP18 or PSP19. If such persons had been engaged, the terms of the Mergers may have been more favorable to PSP16, PSP17, PSP18 and PSP19 Shareholders. In addition, no third party proposals for PSP16, PSP17, PSP18 or PSP19 or their properties were solicited. Such proposals could have generated higher prices.

     . Change from Finite Life to Infinite Life. The nature of the investment of PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock is being changed from holding an interest in specified properties for a finite period to holding an investment in an ongoing integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, which does not plan to liquidate its assets within a fixed period of time and which is engaged in all aspects of the mini-warehouse industry, including property development and management. PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers will be able to liquidate their investment only by selling their shares in the market.

     . Lower Level of Distributions After the Mergers. The level of distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers than before. Based on a market price of PSI Common Stock of $28 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP16 ($.27 per share), PSP17 ($.31 per share), PSP18 ($.30 per share) and PSP19 ($.18 per share), (a) PSP16 Shareholders would receive approximately $.11 (41%) less in regular quarterly distributions per share of PSP16 Common Stock after the PSP16 Merger from PSI than before the PSP16 Merger from PSP16 and approximately $.01 less per share in regular quarterly distributions for each $1 (7%) increase in the market price of PSI Common Stock above $28, (b) PSP17 Shareholders would receive approximately $.16 (52%) less in regular quarterly distributions per share of PSP17 Common Stock after the PSP17 Merger from PSI than before the PSP17 Merger from PSP17 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28, (c) PSP18 Shareholders would receive approximately $.15 (50%) less in regular quarterly distributions per share of PSP18 Common Stock after the PSP18 Merger from PSI than before the PSP18 Merger from PSP18 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28 and (d) PSP19 Shareholders would receive approximately $.05 (28%) less in regular quarterly distributions per share of PSP19 Common Stock after the PSP19 Merger from PSI than before the PSP19 Merger from PSP19 and approximately $.01 less per share in regular quarterly distributions for each $2 1/4 (8%) increase in the market price of PSI Common Stock above $28.

     . Potential Loss of Future Appreciation. The properties of PSP16, PSP17, PSP18 and PSP19 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

     . Limitation on Dissenters' Rights of Appraisal. Under California law, PSP16, PSP17, PSP18 and PSP19 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers ("Dissenters' Rights") only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively.

     . Conflicts of Interest. PSI and its affiliates, which are affiliated with PSP16, PSP17, PSP18 and PSP19, have conflicts of interest in connection with the Mergers.

     . Control and Influence by the Hughes Family and Ownership Limitations. The public PSI Shareholders are substantially limited in their ability to control PSI. At April 15, 1997, the Hughes Family owned approximately 39% of the PSI Common Stock (approximately 43% upon conversion of the PSI Class B Common Stock). Also, there are restrictions on beneficial ownership of PSI securities in PSI's Articles of Incorporation. Such ownership factors should prevent any takeover of PSI not approved by Hughes.

     . Tax Risks -- Additional Risks to Continued REIT Qualification. As a result of the PSMI Merger, PSI is subject to tax risks, including risks as to PSI's continued qualification as a REIT resulting from a substantial increase in PSI's nonqualifying income.

     . Financing Risks. In making real estate investments, PSI, unlike PSP16 and PSP19, has incurred ($108 million at December 31, 1996), and may continue to incur, debt. The incurrence of debt increases the risk of loss of investment.

     . Possible Future Dilution. The interest of PSI Shareholders can be diluted through the issuance of additional securities by PSI. PSI has outstanding ($833 million), and intends to issue additional, securities with priority over PSI Common Stock.

     . Uncertainty Regarding Market Price of PSI Common Stock. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors, such as changes in interest rates and market conditions.

     . Merger Consideration Based on Appraisals Instead of Arm's Length Negotiations. The consideration to be paid to the PSP16, PSP17, PSP18 and PSP19 Shareholders is based on independent third party appraisals of the properties of PSP16, PSP17, PSP18 and PSP19. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PSP16, PSP17, PSP18 and PSP19. There can be no assurance that if the properties of PSP16, PSP17, PSP18 and PSP19 were sold, they would be sold at the appraised values; the sales price might be higher or lower.

     . Tax to PSP16, PSP17, PSP18 and PSP19 Shareholders Upon Receipt of Cash. PSP16, PSP17, PSP18 and PSP19 Shareholders who receive any cash in connection with the Mergers may recognize a taxable gain. In addition, the Required PSP16 REIT Distributions, Required PSP17 REIT Distributions, Required PSP18 REIT Distributions and Required PSP19 REIT Distributions will be taxable to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, as ordinary income.

BACKGROUND AND REASONS FOR THE MERGERS

     THE MERGERS HAVE BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI, PSP16, PSP17, PSP18 AND PSP19. SPECIAL COMMITTEES COMPOSED OF VERN O. CURTIS AND JACK D. STEELE, INDEPENDENT DIRECTORS OF PSP16, PSP17, PSP18 AND PSP19 (THE "PSP16 SPECIAL COMMITTEE," THE "PSP17 SPECIAL COMMITTEE," THE "PSP18 SPECIAL COMMITTEE" AND THE "PSP19 SPECIAL COMMITTEE," RESPECTIVELY), HAVE REVIEWED AND RECOMMENDED FOR APPROVAL THE TERMS OF THE MERGERS, AND THE BOARDS OF DIRECTORS OF PSP16, PSP17, PSP18 AND PSP19, BASED ON RECOMMENDATIONS OF THE PSP16, PSP17, PSP18 AND PSP19 SPECIAL COMMITTEES WHICH THE BOARDS OF DIRECTORS HAVE ADOPTED, AND ON THE OPINIONS OF FINANCIAL ADVISORS IN WHICH THEY CONCUR, BELIEVE THAT THE MERGERS ARE FAIR TO THE PUBLIC PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS, RESPECTIVELY, AND RECOMMEND THAT PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS, RESPECTIVELY, VOTE FOR THE MERGERS.

     THE PSP16, PSP17, PSP18 AND PSP19 SPECIAL COMMITTEES ARE COMPRISED OF THE SAME TWO INDEPENDENT DIRECTORS OF PSP16, PSP17, PSP18 AND PSP19. THE MEETINGS OF THE PSP16, PSP17, PSP18 AND PSP19 SPECIAL COMMITTEES OCCURRED SIMULTANEOUSLY AND THE PSP16, PSP17, PSP18 AND PSP19 SPECIAL COMMITTEES BELIEVE THAT THE SAME GENERAL CONSIDERATIONS ARE APPLICABLE TO EACH OF THE MERGERS, EXCEPT AS NOTED IN THIS PROXY STATEMENT.

     PSP16, PSP17, PSP18 and PSP19 were organized to succeed to the business of the PSP16 Partnership, the PSP17 Partnership, the PSP18 Partnership and the PSP19 Partnership, respectively, in reorganization transactions completed in July-October 1991. In response to changes in the reorganizations requested by the unaffiliated dealer manager of the partnerships' original offerings of limited partnership interests, PSP16, PSP17, PSP18 and PSP19 added provisions to their bylaws to the effect that their shareholders be presented with proposals in 1998-1999 to sell all or substantially all of their properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganizations their bylaw provisions were amended to expand the terms of the proposals to include possible financings of their properties. See "The Mergers -- Background."

     IF APPROVED BY THE SHAREHOLDERS OF PSP16, PSP17, PSP18 AND PSP19, THE MERGERS WOULD OBVIATE THE OBLIGATION OF PSP16, PSP17, PSP18 AND PSP19 TO PRESENT PROPOSALS TO THEIR SHAREHOLDERS FOR THE SALE OF THEIR PROPERTIES. IF THE SHAREHOLDERS OF PSP16 DO NOT APPROVE THE MERGER OF PSP16 OR IF SUCH MERGER IS NOT OTHERWISE COMPLETED, PSP16 WOULD CONTINUE TO BE OBLIGATED TO PRESENT SUCH A PROPOSAL IN 1998. IF THE SHAREHOLDERS OF PSP17, PSP18 OR PSP19 DO NOT APPROVE THE MERGER OF THE RESPECTIVE CORPORATION OR IF SUCH MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, SUCH CORPORATION WOULD CONTINUE TO BE OBLIGATED TO PRESENT A PROPOSAL TO ITS SHAREHOLDERS IN 1999 FOR THE SALE OF ITS PROPERTIES.

     The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PSP16, PSP17, PSP18 and PSP19 would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP16, PSP17, PSP18 and PSP19 would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PSP16, PSP17, PSP18 and PSP19, and PSP16, PSP17, PSP18 and PSP19 Shareholders have the right, with respect to up to 20% of the outstanding PSP16, PSP17, PSP18 and PSP19 Common Stock (less any Dissenting PSP16, PSP17, PSP18 and PSP19 Shares), respectively, to receive cash in the Mergers. The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP16, PSP17, PSP18 or PSP19 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and April 1997, PSI merged with 12 REITs which, like PSP16, PSP17, PSP18 and PSP19, had been organized by PSMI to succeed to the business of predecessor partnerships.

     On February 27, 1997, each of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors appointed the PSP16, PSP17, PSP18 and PSP19 Special Committees to consider and make recommendations to their respective Boards of Directors and shareholders regarding possible mergers with PSI. On April 9, 1997, each of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors based on recommendations of its respective Special Committee, which were adopted by the respective Board of Directors, approved the respective Merger and determined to recommend that the respective shareholders vote for the respective Merger.

     The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that the respective consideration being offered in the Mergers compares favorably with the trading price of the PSP16, PSP17, PSP18 and PSP19 Common Stock immediately prior to the first announcement of the Mergers and during other periods, a range of estimated going-concern values per share of PSP16, PSP17, PSP18 and PSP19 Common Stock, an estimated liquidation value per share of PSP16, PSP17, PSP18 and PSP19 Common Stock and the book value per share of PSP16, PSP17, PSP18 and PSP19 Common Stock. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "The Mergers -- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     Prior to concluding that the Mergers should be proposed to PSP16, PSP17, PSP18 and PSP19 Shareholders, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees considered several alternatives to the Mergers, including liquidation of PSP16, PSP17, PSP18 and PSP19, continued operation of PSP16, PSP17, PSP18 and PSP19 and an amendment to the organizational documents of PSP16, PSP17, PSP18 and PSP19. In order to determine whether the Mergers or one of the alternatives would be more advantageous to PSP16, PSP17, PSP18 and PSP19 Shareholders, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of other alternatives. Based on a comparison of the potential benefits and detriments of the Mergers with their alternatives and on certain significant assumptions, qualifications and limitations, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have concluded that the Mergers are more attractive to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, than any of the alternatives considered. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors did not solicit any other proposals for the acquisition of PSP16, PSP17, PSP18 or PSP19 or their properties. See "The Mergers -- No Solicitation of Other Proposals."

     In comparing the Mergers to other alternatives, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees noted the following:

     Liquidation. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees do not believe this is an opportune time to sell the properties of the respective corporation because the properties may continue to appreciate in value. The Mergers provide PSP16, PSP17, PSP18 and PSP19 Shareholders with the opportunity either to convert their investment into an investment in PSI, which like PSP16, PSP17, PSP18 and PSP19 primarily owns mini-warehouses, on a tax-free basis (to the extent that PSP16, PSP17, PSP18 and PSP19 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of the properties of PSP16, PSP17, PSP18 and PSP19 as to a portion of their investment. However, if PSP16, PSP17, PSP18 or PSP19 liquidated its assets through asset sales to unaffiliated third parties, PSP16, PSP17, PSP18 and PSP19 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of the respective corporation's properties.

     Continued Operation. Nothing requires the liquidation or merger of PSP16, PSP17, PSP18 or PSP19 at this time. All are operating profitably. Continued operation should provide PSP16, PSP17, PSP18 and PSP19 Shareholders with continued distributions of net operating cash flow and participation in future appreciation of the respective corporation's properties, as well as avoiding many of the risks described under "Risk Factors." However, continued operation would fail to secure the potential benefits of the Mergers described under "The Mergers -- Potential Advantages of the Mergers."

     Amendment of Bylaws of PSP16, PSP17, PSP18 and PSP19. An amendment to the bylaws of PSP16, PSP17, PSP18 and PSP19 to remove the restrictions on investment of cash flow and issuance of securities by PSP16, PSP17, PSP18 and PSP19 would permit them to take advantage of investment opportunities and to grow as new investments are made. However, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that PSI's larger capital base and greater liquidity and diversification better enable PSI to take advantage of investment opportunities and to raise investment capital.

POTENTIAL ADVANTAGES OF THE MERGERS

     The following are the principal potential benefits to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock:

     . Acquisition of Additional Properties. Following the Mergers, PSP16, PSP17, PSP18 and PSP19 Shareholders will be investors in an entity with a larger asset base and market capitalization than PSP16, PSP17, PSP18 or PSP19. PSI has grown and is expected to continue to grow, as new investments are made.

     . Increased Liquidity. PSP16 has 2,962,348 shares of PSP16 Common Stock listed on the AMEX (4,143,141 shares upon conversion of the PSP16 Common Stock Series B and C into PSP16 Common Stock) with an average daily trading volume during the 12 months ended March 31, 1997 of 2,567 shares. PSP17 has 2,776,023 shares of PSP17 Common Stock listed on the AMEX (4,021,814 shares upon conversion of the PSP17 Common Stock Series B and C into PSP17 Common Stock) with an average daily trading volume during the 12 months ended March 31, 1997 of 1,379 shares. PSP18 has 2,775,900 shares of PSP18 Common Stock listed on the AMEX (4,021,691 shares upon conversion of the PSP18 Common Stock Series B and C into PSP18 Common Stock) with an average daily trading volume during the 12 months ended March 31, 1997 of 1,756 shares. PSP19 has 3,023,371 shares of PSP19 Common Stock listed on the AMEX (4,109,061 shares upon conversion of the PSP19 Common Stock Series B and C into PSP19 Common Stock) with an average daily trading volume during the 12 months ended March 31, 1997 of 1,270 shares. In comparison, at April 15, 1997, PSI had approximately 95.3 million shares of PSI Common Stock listed on the NYSE (59.5 million of which are freely tradeable) with an average daily trading volume during the 12 months ended March 31, 1997 of 87,903 shares (81,759 shares excluding March 1997 during which month PSI issued common stock in a secondary offering). Given the greater market capitalization and trading volume of PSI than of PSP16, PSP17, PSP18 or PSP19, shareholders who receive PSI Common Stock in the Mergers are likely to enjoy a more active trading market and increased liquidity for their shares.

     . Tax-Free Treatment if Only PSI Common Stock is Received. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PSP16, PSP17, PSP18 and PSP19 Shareholders who exchange their PSP16, PSP17, PSP18 and PSP19 Common Stock solely for PSI Common Stock. However, the Required PSP16 REIT Distributions, Required PSP17 REIT Distributions, Required PSP18 REIT Distributions and Required PSP19 REIT Distributions will be taxable to shareholders of the respective distributing corporation as ordinary income. Hughes, who has little tax basis in his PSP16, PSP17 and PSP19 Common Stock, has advised PSI, PSP16, PSP17 and PSP19 that he intends to exchange his PSP16, PSP17 and PSP19 Common Stock solely for PSI Common Stock. See "Federal Income Tax Matters -- The Mergers."

DETRIMENTS OF THE MERGERS

     For a summary of certain risks and detriments of the Mergers, refer to "--Risk Factors" beginning on page 9.

RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 13 of the Corporations Code of the State of California (the "California Code"), PSP16, PSP17, PSP18 and PSP19 Shareholders will be entitled to Dissenters' Rights only if demands for payment are filed with respect to 5% or more of the respective outstanding shares of PSP16, PSP17, PSP18 or PSP19 Common Stock, respectively.

     A dissenting PSP16, PSP17, PSP18 or PSP19 Shareholder who wishes to require PSP16, PSP17, PSP18 or PSP19 to purchase his or her shares of Common Stock of the respective corporation must:

        (1) vote against the respective Merger any or all of the shares of Common Stock entitled to be voted (shares of Common Stock not voted are not considered to be voted against a Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP16, PSP17, PSP18 or PSP19 Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

        (2) make written demand upon the respective corporation or its transfer agent, which is received not later than the date of the meeting of shareholders of the respective corporation, setting forth the number of shares of Common Stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at April 8, 1997; and

        (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by the shareholders of the respective corporation is mailed to such shareholders, to the respective corporation or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

     The provisions of Chapter 13 are technical in nature and complex. PSP16, PSP17, PSP18 and PSP19 Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. A copy of Chapter 13 of the California Code is attached hereto as Appendix D. See "Dissenting Shareholders' Rights of Appraisal."

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP16 SHAREHOLDERS IN CONNECTION WITH THE PSP16 MERGER

     In connection with the PSP16 Merger, PSP16 Shareholders will receive the net asset value or $20.76 per share of PSP16 Common Stock. PSP16's net asset value is the sum of (a) the appraised value of PSP16's real estate assets determined by an independent appraiser, Charles R. Wilson & Associates, Inc. ("Wilson"), as of March 17, 1997, plus (b) the estimated book values of PSP16's non-real estate assets as of June 30, 1997, less (c) PSP16's estimated liabilities as of June 30, 1997 and less (d) the amount of PSP16's net asset value allocable to the PSP16 Common Stock Series B and C (estimated at $13,960,000, or $11.82 per share, plus the Required PSP16 REIT Distributions payable to holders of the PSP16 Common Stock Series B, if any). Additional distributions would be made to PSP16 Shareholders to cause PSP16's estimated net asset value allocable to the PSP16 Common Stock as of the date of the PSP16 Merger to be substantially equivalent to $20.76 per share. The consideration paid to PSP16 Shareholders by PSI in the PSP16 Merger will be reduced by the amount of the Required PSP16 REIT Distributions paid to PSP16 Shareholders by PSP16 prior to completion of the PSP16 Merger. See "The Mergers -- Determination of Payments to be Received by PSP16 Shareholders in Connection with the Mergers." However, the consideration received by PSP16 Shareholders in the PSP16 Merger along with the Required PSP16 REIT Distributions (which will be paid in cash) will not be less than $20.76 per share of PSP16 Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP17 SHAREHOLDERS IN CONNECTION WITH THE PSP17 MERGER

     In connection with the PSP17 Merger, PSP17 Shareholders will receive the net asset value or $19.63 per share of PSP17 Common Stock. PSP17's net asset value is the sum of (a) the appraised value of PSP17's real estate assets determined by Wilson, as of March 17, 1997, plus (b) the estimated book values of PSP17's non-real estate assets as of June 30, 1997, less (c) PSP17's estimated liabilities as of June 30, 1997 and less (d) the amount of PSP17's net asset value allocable to the PSP17 Common Stock Series B and C (estimated at $12,780,000, or $10.26 per share, plus the Required PSP17 REIT Distributions payable to holders of the PSP17 Common Stock Series B, if any). Additional distributions would be made to PSP17 Shareholders to cause PSP17's estimated net asset value allocable to the PSP17 Common Stock as of the date of the PSP17 Merger to be substantially equivalent to $19.63 per share. The consideration paid to PSP17 Shareholders by PSI in the PSP17 Merger will be reduced by the amount of the Required PSP17 REIT Distributions paid to PSP17 Shareholders by PSP17 prior to completion of the PSP17 Merger. See "The Mergers -- Determination of Payments to be Received by PSP17 Shareholders in Connection with the Mergers." However, the consideration received by PSP17 Shareholders in the PSP17 Merger along with the Required PSP17 REIT Distributions (which will be paid in cash) will not be less than $19.63 per share of PSP17 Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP18 SHAREHOLDERS IN CONNECTION WITH THE PSP18 MERGER

     In connection with the PSP18 Merger, PSP18 Shareholders will receive the net asset value or $20.38 per share of PSP18 Common Stock. PSP18's net asset value is the sum of (a) the appraised value of PSP18's real estate assets determined by Wilson, as of March 17, 1997, plus (b) the estimated book values of PSP18's non-real estate assets as of June 30, 1997, less (c) PSP18's estimated liabilities as of June 30, 1997 and less (d) the amount of PSP18's net asset value allocable to the PSP18 Common Stock Series B and C (estimated at $11,666,000, or $9.36 per share, plus the Required PSP18 REIT Distributions payable to holders of the PSP18 Common Stock Series B, if any). Additional distributions would be made to PSP18 Shareholders to cause PSP18's estimated net asset value allocable to the PSP18 Common Stock as of the date of the PSP18 Merger to be substantially equivalent to $20.38 per share. The consideration paid to PSP18 Shareholders by PSI in the PSP18 Merger will be reduced by the amount of the Required PSP18 REIT Distributions paid to PSP18 Shareholders by PSP18 prior to completion of the PSP18 Merger. See "The Mergers -- Determination of Payments to be Received by PSP18 Shareholders in Connection with the Mergers." However, the consideration received by PSP18 Shareholders in the PSP18 Merger along with the Required PSP18 REIT Distributions (which will be paid in cash) will not be less than $20.38 per share of PSP18 Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP19 SHAREHOLDERS IN CONNECTION WITH THE PSP19 MERGER

     In connection with the PSP19 Merger, PSP19 Shareholders will receive the net asset value or $16.72 per share of PSP19 Common Stock. PSP19's net asset value is the sum of (a) the appraised value of PSP19's real estate assets determined by Wilson, as of March 17, 1997, plus (b) the estimated book values of PSP19's non-real estate assets as of June 30, 1997, less (c) PSP19's estimated liabilities as of June 30, 1997 and less (d) the amount of PSP19's net asset value allocable to the PSP19 Common Stock Series B and C (estimated at $1,528,000, or $1.41 per share, plus the Required PSP19 REIT Distributions payable to holders of the PSP19 Common Stock Series B, if any). Additional distributions would be made to PSP19 Shareholders to cause PSP19's estimated net asset value allocable to the PSP19 Common Stock as of the date of the PSP19 Merger to be substantially equivalent to $16.72 per share. The consideration paid to PSP19 Shareholders by PSI in the PSP19 Merger will be reduced by the amount of the Required PSP19 REIT Distributions paid to PSP19 Shareholders by PSP19 prior to completion of the PSP19 Merger. See "The Mergers -- Determination of Payments to be Received by PSP19 Shareholders in Connection with the Mergers." However, the consideration received by PSP19 Shareholders in the PSP19 Merger along with the Required PSP19 REIT Distributions (which will be paid in cash) will not be less than $16.72 per share of PSP19 Common Stock.

FEDERAL INCOME TAX MATTERS

     Each of the Mergers is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to the following effect generally: (A)(i) no gain or loss would be recognized by PSP16 Shareholders who receive solely PSI Common Stock in exchange for their PSP16 Common Stock; (ii) gain or loss would be recognized by PSP16 Shareholders who receive solely cash in exchange for their PSP16 Common Stock in an amount equal to the difference between their adjusted basis in their PSP16 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP16 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP16 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP16 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received; (B)(i) no gain or loss would be recognized by PSP17 Shareholders who receive solely PSI Common Stock in exchange for their PSP17 Common Stock; (ii) gain or loss would be recognized by PSP17 Shareholders who receive solely cash in exchange for their PSP17 Common Stock in an amount equal to the difference between their adjusted basis in their PSP17 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP17 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP17 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP17 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received;
(C)(i) no gain or loss would be recognized by PSP18 Shareholders who receive solely PSI Common Stock in exchange for their PSP18 Common Stock; (ii) gain or loss would be recognized by PSP18 Shareholders who receive solely cash in exchange for their PSP18 Common Stock in an amount equal to the difference between their adjusted basis in their PSP18 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP18 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP18 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP18 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received; and (D)(i) no gain or loss would be recognized by PSP19 Shareholders who receive solely PSI

Common Stock in exchange for their PSP19 Common Stock; (ii) gain or loss would be recognized by PSP19 Shareholders who receive solely cash in exchange for their PSP19 Common Stock in an amount equal to the difference between their adjusted basis in their PSP19 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PSP19 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PSP19 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PSP19 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received. The Required REIT Distributions would not be treated as cash paid in exchange for the Common Stock of the respective corporation, but rather as a dividend taxable to all recipients as ordinary income. See "Federal Income Tax Matters -- The Mergers."

RECOMMENDATIONS; OPINIONS OF FINANCIAL ADVISORS

     RECOMMENDATIONS OF PSP16, PSP17, PSP18 AND PSP19 BOARDS OF DIRECTORS TO PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS. Based upon an analysis of each of the Mergers, the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors have concluded that (i) the terms of the Mergers are fair to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, (ii) after comparing the potential benefits and detriments of the Mergers with those of several alternatives, the Mergers are more advantageous to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, than such alternatives and (iii) PSP16, PSP17, PSP18 and PSP19 Shareholders should vote for the respective Merger.

     The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors based their conclusions on the following factors: (i) the bylaws of PSP16, PSP17, PSP18 and PSP19 require proposals for the sale or financing of each of the properties of the respective corporation in 1998-1999; (ii) the Mergers provide PSP16, PSP17, PSP18 and PSP19 Shareholders with a choice of converting their investment into an investment in PSI or, with respect to up to 20% of the outstanding PSP16, PSP17, PSP18 and PSP19 Common Stock (less any Dissenting Shares), receiving cash for their investment; (iii) the properties of PSP16, PSP17, PSP18 and PSP19 have been appraised by Wilson and PSP16, PSP17, PSP18 and PSP19 each has received a fairness opinion from Robert A. Stanger & Co. Inc. ("Stanger") relating to the consideration to be received in the respective Merger; (iv) each of the Mergers is required to be approved by a majority of the shares of Common Stock and Common Stock Series B and C of the respective corporation entitled to vote on the respective Merger, counted together as a single class, with the shares of Common Stock Series B and C of the respective corporation voting with a majority of the shares of Common Stock of the respective corporation held by unaffiliated owners and, subject to certain limitations, PSP16, PSP17, PSP18 and PSP19 Shareholders will have the right to exercise Dissenters' Rights; and (v) based on certain significant assumptions, qualifications and limitations, the consideration being offered in the Mergers compares favorably with other alternatives.

     ABSENCE OF ARM'S LENGTH NEGOTIATION. The terms of the Mergers are not the result of arm's length negotiation. Each of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors believes that the absence of independent representatives to negotiate the respective Merger does not undermine the fairness of each Merger because the terms of each Merger have been reviewed and approved, respectively, by the PSP16, PSP17, PSP18 and PSP19 Special Committees, each of which is comprised of independent directors.

     FAIRNESS OPINIONS FROM STANGER. Stanger was engaged by PSP16, PSP17, PSP18 and PSP19 through the PSP16, PSP17, PSP18 and PSP19 Special Committees to deliver a written summary of its determination as to the fairness of the respective consideration to be received in each Merger, from a financial point of view, to the public PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively. The full text of the opinions is set forth in Appendices C-1, C-2, C-3 and C-4 to this Proxy Statement. Subject to the assumptions, qualifications and limitations contained therein, each fairness opinion concludes that, as of the date of the fairness opinion, the consideration to be received in the respective Merger is fair to the public PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, from a financial point of view. In arriving at its opinions, Stanger considered, among other things, the independent appraised value of the portfolio of properties of each of PSP16, PSP17, PSP18 and PSP19, the estimated liquidation value of PSP16, PSP17, PSP18 and PSP19 prepared by PSP16, PSP17, PSP18 and PSP19, respectively, based upon liquidation of the portfolio on a property-by-property basis, financial analyses and projections prepared by PSP16, PSP17, PSP18 and PSP19, respectively, concerning the going-concern value from continuing operation of each of

PSP16, PSP17, PSP18 and PSP19 as a stand-alone entity, and a comparison of the historical market prices of the common stock of each of PSP16, PSP17, PSP18 and PSP19 with the consideration offered in the Mergers. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the PSP16, PSP17, PSP18 or PSP19 Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or PSI Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers, or tax factors resulting from the Mergers or the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "The Mergers -- Fairness Opinions from Stanger."

COMPARISON OF PSP16, PSP17, PSP18 AND PSP19 COMMON STOCK WITH PSI COMMON STOCK

     The information below summarizes certain principal differences between the PSP16, PSP17, PSP18 and PSP19 Common Stock and the PSI Common Stock and the effect of the Mergers on PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "The Mergers -- Comparison of PSP16, PSP17, PSP18 and PSP19 Common Stock with PSI Common Stock."

    PSP16, PSP17, PSP18 AND PSP19                         PSI

                       INVESTMENT OBJECTIVES AND POLICIES

To provide (i) quarterly cash                              To maximize funds from operations ("FFO") allocable to
distributions from operations and                          holders of PSI Common Stock and to increase
(ii) long-term capital gains through                       shareholder value through internal growth and
appreciation in the value of                               acquisitions.  FFO is a supplemental performance
properties.                                                measure for equity REITs used by industry analysts.
                                                           FFO does not take into consideration principal payments
                                                           on debt, capital improvements, distributions and other
                                                           obligations of PSI.  Accordingly, FFO is not a substitute
                                                           for PSI's net cash provided by operating activities or
                                                           net income as a measure of PSI's liquidity or operating
                                                           performance. An increase in PSI's FFO will not
                                                           necessarily correspond with an increase in distributions to holders  of PSI Common Stock.  See "Liquidity,
                                                           Marketability and Distributions."

     PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite life," and they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock, equity stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. The preferred stock and the equity stock are issuable from time to time in one or more series and would, if issued, have rights, including dividend rights, conversion rights, voting rights, redemption price and liquidation rights, as may be determined by PSI's Board of Directors. See "Risk Factors -- Uncertainty Regarding Market Price of PSI Common Stock" and "-- Financing Risks -- Dilution and Subordination."

     PSI has no plans with respect to a sale or financing of any of the properties of PSP16, PSP17, PSP18 and PSP19. PSI expects to transfer the business park properties acquired from PSP16, PSP17, PSP18 and PSP19 to a subsidiary of PSI so that PSI can focus on the ownership of mini-warehouses and the subsidiary can focus on the ownership of business parks. PSI intends to continue to acquire properties from other parties, including other affiliated entities.

    PSP16, PSP17, PSP18 AND PSP19                           PSI

                              BORROWING POLICIES

Not permitted to incur borrowings in   Permitted to borrow in furtherance of its investment
acquisition of properties.             objectives, subject to certain limitations.


     PSI, unlike PSP16, PSP17, PSP18 and PSP19, incurs debt in the acquisition of properties and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

Shareholder approval required for a           Restricted from acquiring properties from its affiliates or
variety of business transactions              from selling properties to them unless the transaction is
with affiliates.  See "Amendment to           approved by a majority of PSI's independent directors
Bylaws of PSP16, PSP17, PSP18 and             and is fair to PSI based on an independent appraisal.
PSP19."

     It is easier for PSI to enter into transactions with its affiliates than in the case of PSP16, PSP17, PSP18 or PSP19 because shareholder approval is not required.

                      PROPERTIES (As of December 31, 1996)

PSP16 - 22 wholly owned properties in         Direct and indirect equity interests in 1,109 properties in
nine states.                                  38 states.

PSP17 - 18 wholly owned properties
and one partially owned property in
11 states.

PSP18 - 17 wholly owned properties
and one partially owned property in
nine states.

PSP19 - 14 wholly owned properties in
seven states.

     Because PSI owns substantially more property interests in more states than PSP16, PSP17, PSP18 or PSP19, PSI's results of operations are less affected by the operations of a single property than are those of PSP16, PSP17, PSP18 or PSP19, and it would be more difficult to liquidate PSI than PSP16, PSP17, PSP18 or PSP19 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

The PSP16, PSP17, PSP18 and PSP19             PSI Common Stock is traded on the NYSE.  During the
Common Stock are traded on the AMEX.          12 months ended March 31, 1997, the average daily
During the 12 months ended March 31,          trading volume of PSI Common Stock was 87,903 shares
1997, the average daily trading               (81,759 shares excluding March 1997 during which
volume of PSP16, PSP17, PSP18 and             month PSI issued common stock in a secondary offering).
PSP19 Common Stock was 2,567, 1,379,          PSI has issued, and may in the future issue, securities
1,756 and 1,270 shares,                       that have priority over PSI Common Stock as to cash
respectively.  PSP16, PSP17, PSP18            flow, distributions and liquidation proceeds.
and PSP19 may not issue securities
having priority over the PSP16,
PSP17, PSP18 and PSP19 Common Stock,
respectively.

    PSP16, PSP17, PSP18 and PSP19                    PSI

     Distributions may be declared by the Boards of Directors of PSI, PSP16, PSP17, PSP18 and PSP19 out of any funds legally available for that purpose. PSI, PSP16, PSP17, PSP18 and PSP19 are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

     A PSP16, PSP17, PSP18 or PSP19 Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PSP16, PSP17, PSP18 or PSP19 Common Stock. Distributions on PSI Common Stock are subject, however, to priority of preferred stock.

        ADDITIONAL ISSUANCES OF SECURITIES AND ANTI-TAKEOVER PROVISIONS

PSP16, PSP17, PSP18 and PSP19            Subject to the rules of the NYSE and applicable
Shareholders must approve all            provisions of California law, PSI has issued and intends
additional issuances of capital          to continue to issue authorized capital stock without
stock.                                   shareholder approval.


     Given the ownership level of PSI Common Stock by the Hughes Family and PSI's flexibility to issue capital stock, including senior securities with special voting rights and priority over PSI Common Stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors than PSP16, PSP17, PSP18 or PSP19. As a result, PSI Shareholders could be less likely to benefit from a takeover not approved by PSI's Board of Directors than would PSP16, PSP17, PSP18 or PSP19 Shareholders in a similar circumstance.

SUMMARY FINANCIAL INFORMATION

     The financial data in this section should be read in conjunction with the financial statements included in the documents incorporated herein by reference.

                                      PSI

                                                              Years Ended December 31,
                                      ----------------------------------------------------------------------------
                                        1992            1993            1994             1995              1996
                                      --------        --------        --------        ----------        ----------
                                                        ($ In thousands, except per share data)

OPERATING DATA:

Total revenues                        $ 97,448        $114,680        $147,196        $  212,650        $  341,122
Depreciation and amortization           22,405          24,998          28,274            40,760            64,967
Interest expense                         9,834           6,079           6,893             8,508             8,482
Minority interest in income              6,895           7,291           9,481             7,137             9,363
Net income                            $ 15,123        $ 28,036        $ 42,118        $   70,386        $  153,549

BALANCE SHEET DATA
 (AT END OF PERIOD):

Total cash and cash equivalents       $  8,384        $ 10,532        $ 20,151        $   80,436        $   26,856
Total assets                           537,724         666,133         820,309         1,937,461         2,572,152
Total debt                              69,478          84,076          77,235           158,052           108,443
Shareholders' equity                  $253,669        $376,066        $587,786        $1,634,503        $2,305,437

PER SHARE OF COMMON STOCK:

Net income(1)                         $    .90        $    .98        $   1.05        $      .95        $     1.10
Distributions(2)                           .84             .84             .85               .88               .88
Book value (at end of period)(3)      $  12.02        $  11.93        $  12.66        $    13.99        $    15.43

Weighted average shares of
  Common Stock (in thousands)           15,981          17,558          24,077            41,171            77,358

                               PSP16 - HISTORICAL


                                                                 Years Ended December 31,
                                            -------------------------------------------------------------------
                                             1992           1993           1994            1995           1996
                                            -------        -------        -------        -------        -------
                                                          ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                              $ 9,514        $ 9,801        $ 9,977        $10,585        $11,078
Depreciation                                  2,524          1,658          1,822          1,726          1,718
Interest expense                                 --             --             --              4             --
Net income                                  $ 3,058        $ 4,175        $ 4,040        $ 4,296        $ 5,245

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents             $ 3,522        $ 1,985        $ 1,074        $ 1,440        $ 2,312
Total assets                                 58,386         55,414         53,071         52,272         51,663
Shareholders' equity                         56,180        $53,539        $51,216        $50,011        $48,510

PER SHARE OF COMMON STOCK:

Net income(4):
  Primary                                   $   .75        $  1.10        $  1.12        $  1.26        $  1.59
  Fully-diluted                                 .63            .88            .89            .98           1.23

Distributions(5)(6):
  Series A                                      .99           1.06           1.08           1.08           1.40
  Series B                                      .99           1.06           1.08           1.08           1.40
Book value (at end of period)(7)            $ 11.62        $ 11.57        $ 11.50        $ 11.55        $ 11.52

Weighted average shares of
common stock (in thousands):
  Primary                                     3,637          3,477          3,281          3,132          3,007
  Fully-diluted                               4,882          4,722          4,527          4,378          4,253


                               PSP16 - PRO FORMA

PER SHARE OF PSP16 COMMON STOCK (8):
  Net income                                                                                             $  .82
  Distributions paid on Common Stock                                                                        .65
  Book value (at December 31, 1996)                                                                      $11.43

                               PSP17 - HISTORICAL


                                                                 Years Ended December 31,
                                            -------------------------------------------------------------------
                                             1992           1993           1994           1995           1996
                                            -------        -------        -------        -------        -------
                                                          ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                              $ 9,016        $ 9,519        $10,282        $10,575        $10,909
Depreciation                                  3,263          3,184          2,187          2,047          1,977
Interest expense                                154             10             --            328            466
Net income                                  $ 1,547        $ 3,070        $ 4,024        $ 3,985        $ 4,148

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents             $ 1,404        $ 1,063        $ 1,849        $   437        $   214
Total assets                                 59,392         54,043         52,888         50,277         48,920
Shareholders' equity                        $55,178        $51,796        $50,790        $41,765        $41,528

PER SHARE OF COMMON STOCK:

Net income(4):
   Primary                                  $   .36        $   .79        $  1.14        $  1.20        $  1.33
   Fully-diluted                                .32            .65            .91            .95           1.03

Distributions(5)(9):
   Series A                                     .77           1.08           1.07           1.40           1.39
   Series B                                     .77            .92           1.07           1.40           1.39
Book value (at end of period)(7)            $ 11.39        $ 11.13        $ 11.14        $ 10.37        $ 10.33

Weighted average shares of
 common stock (in thousands):
   Primary                                    3,638          3,494          3,377          2,935          2,776
   Fully-diluted                              4,884          4,740          4,623          4,181          4,022


                               PSP17 - PRO FORMA

PER SHARE OF PSP17 COMMON STOCK (10):
 Net income                                                                                              $  .77
 Distributions paid on Common Stock                                                                         .62
 Book value (at December 31, 1996)                                                                       $10.82

                               PSP18 - HISTORICAL


                                                            Years Ended December 31,
                                            -------------------------------------------------------------------
                                             1992           1993           1994           1995           1996
                                            -------        -------        -------        -------        -------
                                                          ($ In thousands, except per share data)

OPERATING DATA:

Total revenues                              $ 8,119       $ 9,189         $ 9,941        $10,490        $11,163
Depreciation                                  2,109         1,976           1,639          1,701          1,687
Interest expense                                 --            --              31            410            472
Net income                                  $ 2,491       $ 3,037         $ 4,205        $ 4,166        $ 4,507

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents             $ 5,808       $ 2,370         $   301        $   484        $   154
Total assets                                 62,669        60,383          56,817         55,997         54,176
Shareholders' equity                        $60,503       $58,441         $51,590        $47,144        $47,094

PER SHARE OF COMMON STOCK:

Net income(4):
   Primary                                  $   .61       $   .76         $  1.16        $  1.28        $  1.45
   Fully-diluted                                .51           .62             .92           1.01           1.12

Distributions(5)(11):
   Series A                                     .73           .82            1.03           1.42           1.45
   Series B                                     .73           .82            1.03           1.42           1.45
Book value (at end of period)(7)            $ 12.35       $ 12.26         $ 12.07        $ 11.71        $ 11.71

Weighted average shares of
 common stock (in thousands):
   Primary                                    3,684         3,622           3,341          2,897          2,776
   Fully-diluted                              4,930         4,868           4,587          4,142          4,022


                               PSP18 - PRO FORMA

PER SHARE OF PSP18 COMMON STOCK (12):
 Net income                                                                                              $  .80
 Distributions paid on Common Stock                                                                         .64
 Book value (at December 31, 1996)                                                                       $11.23

                               PSP19 - HISTORICAL


                                                                      Years Ended December 31,
                                            --------------------------------------------------------------------
                                              1992           1993           1994           1995           1996
                                            --------        -------        -------        -------        -------
                                                           ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                              $ 5,626         $ 6,739        $ 7,774        $ 8,247        $ 8,488
Depreciation                                  2,321           2,334          2,257          2,044          1,841
Interest expense                                188             124             18             --              6
Net income (loss)                           $   (68)        $   878        $ 1,966        $ 2,384        $ 2,947

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents             $   799         $   880        $ 1,321        $ 1,296        $ 1,232
Total assets                                 55,758          54,167         52,617         51,037         49,527
Shareholders' equity                        $52,305         $51,944        $50,977        $48,517        $46,968

PER SHARE OF COMMON STOCK:

Net income (loss)(4):
   Primary                                  $  (.04)        $   .24        $   .55        $   .68        $   .87
   Fully-diluted                               (.04)            .20            .45            .56            .71

Distributions(5)(13):
   Series A                                     .27             .35            .66           1.00           1.05
   Series B                                     .27             .35            .66           1.00           1.05
Book value (at end of period)(7)            $ 12.05         $ 11.96        $ 11.89        $ 11.62        $ 11.43

Weighted average shares of
 common stock (in thousands):
   Primary                                    3,257           3,257          3,242          3,140          3,056
   Fully-diluted                              3,257           4,343          4,328          4,226          4,142


                               PSP19 - PRO FORMA

PER SHARE OF PSP19 COMMON STOCK (14):
 Net income                                                                                                $ .66
 Distributions paid on Common Stock                                                                          .53
 Book value (at December 31, 1996)                                                                         $9.21
---------------

(1) Net income per common share is computed using the weighted average shares of PSI Common Stock outstanding (adjusted for stock options). The inclusion of the PSI Class B Common Stock in the determination of earnings per common share has been determined to be anti-dilutive (after giving effect to the pro forma additional income required to satisfy certain contingencies required for the PSI Class B Common Stock to convert into PSI Common Stock) and, accordingly, the conversion of the PSI Class B Common Stock into PSI Common Stock has not been assumed.

(2) For federal income tax purposes all distributions on the PSI Common Stock are from ordinary income. All distributions for generally accepted accounting principles ("GAAP") were from investment income.

(3) Book value per share computed based on the number of shares of PSI Common Stock and PSI Class B Common Stock outstanding.

(4) Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the shareholders' rights to distribution out of the respective period's net income, which is calculated by dividing net income after reduction for any distributions made to the holders of the Common Stock Series B (holders of the Common Stock Series C are not entitled to cash distributions) by the weighted average number of shares of Common Stock Series A. (See note 5 below.) Fully diluted earnings per share assumes conversion of the Common Stock Series B and C into Common Stock Series A.

(5) In connection with the reorganizations of predecessor partnerships, PSP16, PSP17, PSP18 and PSP19 issued Common Stock Series A, B and C. The capital structure of PSP16, PSP17, PSP18 and PSP19 was designed to reflect the economic rights of the limited partners and general partners in the respective predecessor partnership and the capital shares were distributed to the limited and general partners in respect of their interests in the respective predecessor partnership.

     Common Stock Series A shares are entitled to 100% of cash distributions from operations from the respective corporation until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of Common Stock Series A shares of the respective corporation and
     (2) the cumulative respective predecessor partnership distributions from all sources with respect to all units equal (b) the product of $20 multiplied by the number of the then-outstanding "Common Stock Series A shares," at which time Common Stock Series B and Common Stock Series C shares of the respective corporation will automatically convert to Common Stock Series A shares of the respective corporation ("Conversion").

     As of December 31, 1996, Conversion will occur with respect to PSP16, PSP17, PSP18 and PSP19 when $27,267,000, $26,878,000, $31,401,000 and
     $47,284,000, respectively, in additional distributions are made to holders of Common Stock Series A (assuming no further repurchases of Common Stock Series A).

(6) For federal income tax purposes, distributions on the PSP16 Common Stock for 1992, 1993, 1994, 1995 and 1996 were from ordinary income. Distributions for 1992 exceeded net income in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1992 of $.24. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(7) Book value per share computed based on the numbers of shares of Common Stock Series A, B and C outstanding at the end of the period.

(8) Presents pro forma amounts of PSI per equivalent share of PSP16 Common Stock. Net income, cash distributions and book value data are calculated by multiplying PSI's historical results (before impact of the Mergers, which are not expected to have a material impact on PSI's per share amounts) by an assumed exchange ratio of .741 (PSP16's merger value of $20.76 divided by an assumed issue price of PSI stock of $28).

(9) For federal income tax purposes, distributions on the PSP17 Common Stock for 1993, 1994, 1995 and 1996 were from ordinary income; distributions for 1992 were $1.07 from ordinary income and $.01 return of capital. Distributions through 1993 exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1992 of $.41 and 1993 of $.27. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(10) Presents pro forma amounts of PSI per equivalent share of PSP17 Common Stock. Net income, cash distributions and book value data are calculated by multiplying PSI's historical results (before impact of the Mergers, which are not expected to have a material impact on PSI's per share amounts) by an assumed exchange ratio of .701 (PSP17's merger value of $19.63 divided by an assumed issue price of PSI stock of $28).

(11) For federal income tax purposes, distributions on the PSP18 Common Stock for 1992, 1993, 1994, 1995 and 1996 were from ordinary income. Distributions through 1993 exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1992 of $.12 and 1993 of $.06. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(12) Presents pro forma amounts of PSI per equivalent share of PSP18 Common Stock. Net income, cash distributions and book value data are calculated by multiplying PSI's historical results (before impact of the Mergers, which are not expected to have a material impact on PSI's per share amounts) by an assumed exchange ratio of .728 (PSP18's merger value of $20.38 divided by an assumed issue price of PSI stock of $28).

(13) For federal income tax purposes, distributions on the PSP19 Common Stock for 1993, 1994, 1995 and 1996 were from ordinary income; distributions for 1992 were $.15 from ordinary income and $.12 return of capital. Distributions for each year exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1992 of $.31, 1993 of $.11, 1994 of $.11, 1995 of $.32 and 1996 of $.18.
     Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(14) Presents pro forma amounts of PSI per equivalent share of PSP19 Common Stock. Net income, cash distributions and book value data are calculated by multiplying PSI's historical results (before impact of the Mergers, which are not expected to have a material impact on PSI's per share amounts) by an assumed exchange ratio of .597 (PSP19's merger value of $16.72 divided by an assumed issue price of PSI stock of $28).


RELATIONSHIPS

     The following charts show the relationships among Hughes, PSI, PSP16, PSP17, PSP18 and PSP19 both before and after the Mergers (assuming maximum Cash Elections). The properties of PSP16, PSP17, PSP18 and PSP19 are managed by PSI, the largest shareholder of PSP16, PSP17, PSP18 and PSP19, and an affiliate of PSI, under the supervision of their Boards of Directors. PSI is controlled by Hughes, the chairman of the board and chief executive officer of PSI, PSP16, PSP17, PSP18 and PSP19.

BEFORE THE MERGERS

                             [CHART OMITTED HERE]

Description of Graphic

Chart illustrating the affiliated relationships among PSP16, PSP17, PSP18, PSP19, PSI and certain affiliates before the Mergers: Hughes owns 38.9% of PSI and Public Shareholders own 61.1% of PSI; PSI (which is the Property Manager of PSP16) owns 39.44% of PSP16 and Public Shareholders own 60.56% of PSP16; PSI (which is the Property Manager of PSP17) owns 41.10% of PSP17 and Public Shareholders own 58.90% of PSP17; PSI (which is the Property Manager of PSP18) owns 35.15% of PSP18 and Public Shareholders own 64.85% of PSP18; PSI (which is the Property Manager of PSP19) owns 42.19% of PSP19 and Public Shareholders own 57.81% of PSP19.

AFTER THE MERGERS
(Assuming Maximum Cash Elections)

                             [CHART OMITTED HERE]

Description of Graphic

Chart illustrating the affiliated relationships between PSI and certain affiliates after the Mergers: Hughes owns 36.4% of PSI and Public Shareholders own 63.6% of PSI.


    SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER
    ------------------------------------------------------------------------
                                 RELATIONSHIPS.
                                 --------------

(THE PERCENTAGES OF OWNERSHIP OF PSI REFLECT ONLY PSI COMMON STOCK; THE ECONOMIC INTEREST OF HUGHES IN PSI IS SUBSTANTIALLY LESS THAN THE PERCENTAGES SHOWN BECAUSE OF THE SUBSTANTIAL AMOUNT OF PREFERRED STOCK THAT PSI HAS OUTSTANDING.) AT APRIL 15, 1997, HUGHES AND MEMBERS OF HIS FAMILY OWNED 38.9% OF PSI COMMON STOCK (43.1% UPON CONVERSION OF PSI CLASS B COMMON STOCK). PERCENTAGE OWNERSHIP OF PSP16, PSP17, PSP18 AND PSP19 BY PSI IS THE TOTAL COMBINED OUTSTANDING SHARES OF THE COMMON STOCK AND THE COMMON STOCK SERIES B AND C OWNED BY PSI AND HUGHES OF THE RESPECTIVE CORPORATION.

                                  RISK FACTORS

     The Mergers involve the following risk factors and detriments which should be considered by PSP16, PSP17, PSP18 and PSP19 Shareholders, including the following:

NO ARM'S LENGTH NEGOTIATION OR UNAFFILIATED REPRESENTATIVES

     The Mergers have not been negotiated at arm's length, and PSI and its affiliates have significant relationships with PSP16, PSP17, PSP18 and PSP19. No unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PSP16, PSP17, PSP18 or PSP19. If such persons had been engaged, the terms of the Mergers might have been more favorable to the shareholders of PSP16, PSP17, PSP18 or PSP19. In addition, no third party proposals for PSP16, PSP17, PSP18 or PSP19 or their properties were solicited. Such proposals could have generated higher prices.

CHANGE IN NATURE OF INVESTMENT

     PSP16, PSP17, PSP18 and PSP19 are REITs organized to hold interests in properties for a finite period. The bylaws of PSP16, PSP17, PSP18 and PSP19 require that their shareholders be presented with liquidation proposals in 1998-1999, although they could continue in existence for a longer period. In contrast, PSI, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. As a consequence of this difference, following the Mergers, PSP16, PSP17, PSP18 and PSP19 Shareholders receiving PSI Common Stock will be able to liquidate their investment only by selling their shares on the NYSE or in private transactions.

LOWER LEVEL OF DISTRIBUTIONS AFTER THE MERGERS

     The level of distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers. Based on a market price of PSI Common Stock of $28 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP16 ($.27 per share), PSP17 ($.31 per share), PSP18 ($.30 per share) and PSP19 ($.18 per share), (a) PSP16 Shareholders would receive approximately $.11 (41%) less in regular quarterly distributions per share of PSP16 Common Stock after the PSP16 Merger from PSI than before the PSP16 Merger from PSP16 and approximately $.01 less per share in regular quarterly distributions for each $1 7/8 (7%) increase in the market price of PSI Common Stock above $28, (b) PSP17 Shareholders would receive approximately $.16 (52%) less in regular quarterly distributions per share of PSP17 Common Stock after the PSP17 Merger from PSI than before the PSP17 Merger from PSP17 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28, (c) PSP18 Shareholders would receive approximately $.15 (50%) less in regular quarterly distributions per share of PSP18 Common Stock after the PSP18 Merger from PSI than before the PSP18 Merger from PSP18 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28 and (d) PSP19 Shareholders would receive approximately $.05 (28%) less in regular quarterly distributions per share of PSP19 Common Stock after the PSP19 Merger from PSI than before the PSP19 Merger from PSP19 and approximately $.01 less per share in regular quarterly distributions for each $2 1/4 (8%) increase in the market price of PSI Common Stock above $28.

POTENTIAL LOSS OF FUTURE APPRECIATION

     The properties of PSP16, PSP17, PSP18 and PSP19 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

LIMITATION ON DISSENTERS' RIGHTS OF APPRAISAL

     Under California law, PSP16, PSP17, PSP18 and PSP19 Shareholders will be entitled to Dissenters' Rights in connection with the Mergers only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively. See "Dissenting Shareholders Rights of Appraisal."

CONTROL AND INFLUENCE BY THE HUGHES FAMILY AND OWNERSHIP LIMITATIONS

     Public PSI shareholders are substantially limited in their ability to control PSI. At April 15, 1997, the Hughes Family owned approximately 38.9% of the outstanding shares of PSI Common Stock (approximately 43.1% upon conversion of the PSI Class B Common Stock). Consequently, the Hughes Family controls matters submitted to a vote of PSI Shareholders, including the election of directors, amendment of PSI's Articles of Incorporation, dissolution and the approval of other extraordinary transactions, such as a takeover attempt. Also, there are restrictions in the PSI Articles of Incorporation and Bylaws on beneficial ownership of PSI securities. Unless such limitations are waived by PSI's board of directors (the "PSI Board of Directors"), no PSI Shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of PSI or
(B) 9.9% of the outstanding shares of each class or series of preferred stock of PSI. The PSI Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger, which includes the PSI Common Stock owned by the Hughes Family at the time of the PSMI Merger. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of PSI to obtain the favorable tax benefits afforded a qualified REIT. See "-- Tax Risks -- Increased Violation of Ownership Requirements." An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public PSI Shareholders. Such provisions will prevent future takeover attempts which the PSI Board of Directors has not approved even if a majority of the public PSI Shareholders deem it to be in their best interests or in which the public PSI Shareholders may receive a premium for their shares over the then market value. See "Description of PSI Capital Stock -- Ownership Limitations."

TAX RISKS

     INCREASED RISK OF VIOLATION OF GROSS INCOME REQUIREMENTS. As a result of the PSMI Merger, PSI performs property management services for properties in which it has no or only a partial interest. Some or all of the gross income received from these services will not be treated as income qualifying for certain REIT gross income tests applicable to PSI ("Nonqualifying Income"). If PSI's Nonqualifying Income were to exceed 5% of its total gross income in any year, PSI's REIT status may terminate for that year and future years unless PSI meets certain "reasonable cause" standards. Even if PSI meets such standards, however, it would be subject to a 100% excise tax on any excess Nonqualifying Income. PSI's Nonqualifying Income as a percentage of its total gross income was approximately 3% in 1996 and is estimated to be approximately than 3% in 1997. The Mergers are not expected to increase PSI's Nonqualifying Income.

     INCREASED RISK OF VIOLATION OF OWNERSHIP REQUIREMENTS. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock of PSI held by the Hughes Family was estimated at approximately 45% and such percentage has been reduced to approximately 33.4% as of April 15, 1997. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws contain the ownership limitations described under "Description of PSI Capital Stock -- Ownership Limitations." However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation and Bylaws. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI restricting the Hughes Family's acquisition of additional shares of capital stock of PSI and providing that if, at any time, for any reason, more than

50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of PSI Common Stock owned by Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the PSI Articles of Incorporation and Bylaws and the agreement with Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     ELIMINATION OF ANY ACCUMULATED EARNINGS AND PROFITS. Any accumulated earnings and profits of PSMI carried over to PSI in the PSMI Merger. To retain its REIT status, PSI would have had to distribute any acquired earnings and profits on or before December 31, 1995. As a condition to the PSMI Merger, PSI obtained from PSMI a study of the earnings and profits that showed that PSMI had no earnings and profits at the time of the PSMI Merger. The determination of earnings and profits depends upon a number of factual matters related to the activities and operation of PSMI and its predecessors in years prior to the PSMI Merger. Accordingly, no assurances can be given that the IRS will not challenge such conclusion. If the IRS were subsequently to determine that such earnings and profits existed at the time of the PSMI Merger, PSI may lose its REIT qualification for 1995 and, perhaps, for subsequent years unless certain relief provisions apply. See "Federal Income Tax Considerations -- Consequences of the Merger on PSI's Qualification as a REIT -- Elimination of any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     CONSEQUENCES OF FAILURE TO QUALITY AS A REIT. For any taxable year that PSI fails to qualify as a REIT and the relief provisions do not apply, PSI would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders or for reinvestment. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders. Furthermore, unless certain relief provisions apply, PSI would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI fails to qualify.

     CORPORATE LEVEL TAX ON SALE OF CERTAIN BUILT-IN GAIN ASSETS. PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning at the time of the PSMI Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the PSMI Merger of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis at the time of the PSMI Merger in such assets (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

FINANCING RISKS

     DILUTION AND SUBORDINATION. The interest of PSI Shareholders in PSI, including persons who receive shares in the Mergers, can be diluted through the issuance of additional securities.

     Since October 1992, PSI has issued shares of preferred stock and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of PSI Common Stock, including shares of PSI Common Stock to be issued in the Mergers. In the event of a liquidation of PSI, the holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of PSI Common Stock, liquidating distributions (an aggregate of approximately $833 million in respect of preferred stock outstanding at April 15, 1997), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the PSI Board of Directors, cash dividends (an aggregate of approximately $67 million per year in respect of preferred stock outstanding at April 15, 1997), in preference to holders of PSI Common Stock. As a REIT, PSI must distribute at least 95% of its REIT taxable income to its shareholders (which include not only holders of PSI Common Stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize PSI's qualification as a REIT. See "Federal Income Tax Matters."

     Certain of these securities have been issued under a currently effective registration statement of PSI for preferred stock, common stock, equity stock and warrants. PSI intends to issue additional securities under this registration statement. PSI is considering an offering of Common Stock; PSI has no present plans for an offering of preferred stock or equity stock. There is no assurance that any such securities will be issued. If PSI issues additional preferred or equity stock, the interest of PSI Shareholders could be further subordinated, and if PSI issues additional Common Stock, the interest of PSI Shareholders could be diluted. See "Description of PSI Capital Stock" for a discussion of the terms of the preferred stock, Common Stock and equity stock.

     RISK OF LEVERAGE. In making real estate investments, PSI, unlike PSP16, PSP17, PSP18 and PSP19, has incurred, and may continue to incur, debt, subject to certain limitations. The incurrence of debt increases the risk of loss of the investment. At December 31, 1996, PSI's debt of $108 million was approximately 4% as a percentage of its total capitalization.

UNCERTAINTY REGARDING MARKET PRICE OF PSI COMMON STOCK

     The number of shares of PSI Common Stock that would be received by PSP16, PSP17, PSP18 and PSP19 Shareholders is based on the average market price of PSI Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the respective shareholders' meetings. Since the market price of PSI Common Stock fluctuates, the market value of PSI Common Stock that holders of PSP16, PSP17, PSP18 and PSP19 Common Stock may receive in the Mergers may decrease following establishment of the number of shares. In addition, because of increased selling activity following issuance of shares in the Mergers and other factors, such as changes in interest rates and market conditions, the market value of PSI Common Stock that PSP16, PSP17, PSP18 and PSP19 Shareholders may receive in the Mergers may decrease following the Mergers.

MERGER CONSIDERATION BASED ON APPRAISALS INSTEAD OF ARM'S LENGTH NEGOTIATION

     The consideration to be received by PSP16, PSP17, PSP18 and PSP19 Shareholders is based on independent third party appraised values of the properties of PSP16, PSP17, PSP18 and PSP19 of $76,500,000, $72,750,000,
$73,250,000 and $52,250,000, respectively. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower.

TAX TO PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS

     PSP16. Any PSP16 Shareholder who receives only cash in connection with the PSP16 Merger in exchange for his or her PSP16 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP16 Shareholder in his or her PSP16 Common Stock. A PSP16 Shareholder receiving a combination of cash and PSI Common Stock in the PSP16 Merger in exchange for his or her PSP16 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP16 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     PSP17. Any PSP17 Shareholder who receives only cash in connection with the PSP17 Merger in exchange for his or her PSP17 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP17 Shareholder in his or her PSP17 Common Stock. A PSP17 Shareholder receiving a combination of cash and PSI Common Stock in the PSP17 Merger in exchange for his or her PSP17 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP17 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     PSP18. Any PSP18 Shareholder who receives only cash in connection with the PSP18 Merger in exchange for his or her PSP18 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP18 Shareholder in his or her PSP18 Common Stock. A PSP18 Shareholder receiving a combination of cash and PSI Common Stock in the PSP18 Merger in exchange for his or her PSP18 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP18 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     PSP19. Any PSP19 Shareholder who receives only cash in connection with the PSP19 Merger in exchange for his or her PSP19 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PSP19 Shareholder in his or her PSP19 Common Stock. A PSP19 Shareholder receiving a combination of cash and PSI Common Stock in the PSP19 Merger in exchange for his or her PSP19 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PSP19 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     The Required PSP16 REIT Distributions, Required PSP17 REIT Distributions, Required PSP18 REIT Distributions and Required PSP19 REIT Distributions will be taxable to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, as ordinary income.

OPERATING RISKS

     GENERAL RISKS OF REAL ESTATE OWNERSHIP. Like PSP16, PSP17, PSP18 and PSP19, PSI is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces or units in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

     SIGNIFICANT COMPETITION AMONG MINI-WAREHOUSES. Like PSP16, PSP17, PSP18 and PSP19, most of PSI's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which PSI operates.

     RISK OF ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

     PSI has conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, PSI's operations and recent property acquisitions,

PSI has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. PSI has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, PSI believes it has funds available to cover any liability (estimated at $4 million) from environmental contamination or potential contamination and PSI is not aware of any environmental contamination of its facilities material to its overall business, financial condition or results of operation.

     TENANT REINSURANCE. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by PSI. PSI believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. PSI has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by PSI, the insurance premiums would be Nonqualifying Income to PSI. PSI would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause PSI to violate any of the requirements for qualification as a REIT under the Code.

     CANADIAN OPERATIONS. The Hughes Family continues to own and operate mini-warehouses in Canada. PSI has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

     PSCP. Prior to the PSMI Merger, Public Storage Commercial Properties Group, Inc. ("PSCP"), a subsidiary of PSMI, managed commercial properties for PSI and others. Because certain of the revenues generated by PSCP would be Nonqualifying Income to PSI, prior to the PSMI Merger, the common stock of PSCP to be held by PSI was converted into nonvoting preferred stock (representing 95% of the equity) and the voting common stock of PSCP (representing 5% of the equity) was issued to the Hughes Family. In December 1996, the Hughes Family sold the voting common stock of PSCP to Ronald L. Havner, Jr., former senior vice president and chief financial officer of PSI, who became the chief executive officer of PSCP. Additionally, PSI issued additional voting common stock to two other unaffiliated investors. While PSI will continue to own a substantial economic interest in PSCP, Mr. Havner and the unaffiliated investors are able to control the operations of PSCP through ownership of PSCP's voting stock.

     MERCHANDISE COMPANY. Prior to the PSMI Merger, PSMI sold locks, boxes and tape at certain mini-warehouse locations. Because the revenues received from the sale of these items would be Nonqualifying Income to PSI, immediately following the PSMI Merger, PSI transferred this lock and box business to a separate corporation (the "Lock/Box Company"). The nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity) was issued to PSI. The voting common stock of the Lock/Box Company (representing 5% of the equity) was issued to the Hughes Family, which will be able to control the operations of the Lock/Box Company by reason of ownership of the Lock/Box Company's voting stock.

     PSPUD. Public Storage Pickup & Delivery, Inc. ("PSPUD") was organized in 1996 to operate a portable self-storage business. PSPUD is a wholly owned subsidiary of the Lock/Box Company. The revenues from the portable self-storage business would be non-qualifying income to PSI. In order for PSI to continue to meet the requirements for qualification as a REIT, the value of the nonvoting preferred stock of the Lock/Box Company held by PSI (which includes the value of the Lock/Box Company's interest in PSPUD and the portable self-storage business) may not exceed 5% of PSI's total assets.

     LIABILITIES WITH RESPECT TO ACQUIRED GENERAL PARTNER INTERESTS. In succeeding to substantially all of the properties and operations of PSMI in the PSMI Merger, PSI became subject to the possibility of certain liabilities and associated costs in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to such merger, and PSI will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Hughes agreed to indemnify PSI for pre-merger activities and shares of PSI Class B Common Stock received in the PSMI Merger were placed in escrow to support such indemnification.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of PSI Common Stock in the public market could adversely affect prevailing market prices. At April 15, 1997, there were approximately 95.3 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock outstanding. Of these shares, approximately 59.5 million shares of PSI Common Stock are tradeable without restriction (except as to affiliates of PSI) or further registration under the Securities Act. The remaining approximately 35.8 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock were issued in the PSMI Merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"). The beneficial owners of 15.5 million of the Restricted Shares (including all of the PSI Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares until November 13, 1998, in the case of the PSI Common Stock, or until November 13, 2002, in the case of the PSI Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to certain public information, volume and manner of sale requirements in Rule 144. The remaining approximately 27.3 million Restricted Shares will be available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements.
Sales of substantial amounts of such PSI Common Stock in the public market could adversely affect the market price of the PSI Common Stock.

                      CONFLICTS OF INTEREST IN THE MERGERS

     PSI and its affiliates have conflicts of interest in connection with the Mergers. PSI and Hughes have a significant ownership interest in PSP16, PSP17, PSP18 and PSP19, owning 39.44%, 41.10%, 35.15% and 42.19% of the total combined Common Stock and Common Stock Series B and C of PSP16, PSP17, PSP18 and PSP19, respectively. See "Summary -- Relationships."

     The Mergers have been initiated and structured by individuals who are executive officers of each of PSI, PSP16, PSP17, PSP18 and PSP19, and the Mergers have not been negotiated at arm's length. No independent representatives have been retained to negotiate the terms of the Mergers on behalf of PSP16, PSP17, PSP18 or PSP19. If such representatives had been retained, the terms of the Mergers might have been more favorable to the PSP16, PSP17, PSP18 and PSP19 Shareholders. Although independent representatives were not retained, PSP16, PSP17, PSP18 and PSP19 have created Special Committees, comprised of independent directors, which have engaged an independent financial advisor, to evaluate the fairness of the consideration to be received by the PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers. Each of the Special Committees has reviewed the terms of the respective Merger and recommends that the PSP16, PSP17, PSP18 and PSP19 Shareholders vote for the respective Merger. Based upon the use of an independent appraisal firm to determine the value of consideration to be paid to PSP16, PSP17, PSP18 and PSP19 Shareholders, the fairness opinions and the participation of the PSP16, PSP17, PSP18 and PSP19 Special Committees, the Boards of Directors of PSP16, PSP17, PSP18 and PSP19 considered that the engagement of independent representatives to negotiate the terms of each of the Mergers was not necessary or cost effective.

                                  THE MERGERS

GENERAL

     THE PSP16 MERGER, PSP17 MERGER, PSP18 MERGER AND PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     PSP16. As a result of the PSP16 Merger, the separate existence of PSP16 would cease. Each outstanding share of PSP16 Common Stock would be converted into the right to receive a value of $20.76 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP16 Common Stock elect to receive cash in the PSP16 Merger (a "PSP16 Cash Election"), shares held by PSP16 Shareholders electing cash will be converted into the right to receive $20.76 in cash for each share of PSP16 Common Stock, subject to reduction as described below. To be effective a PSP16 Cash Election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP16 Common Stock elect to receive cash in the PSP16 Merger, shares held by PSP16 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $20.76 per share of PSP16 Common Stock, subject to reduction as described below.

     .   If a PSP16 Shareholder does not elect cash, all of his or her PSP16
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $20.76 per share of PSP16 Common Stock, subject to reduction as described below.

     .   Shares held by PSP16 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP16 Shares") will be purchased by PSP16 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP16 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP16.

     . The consideration paid by PSI to PSP16 Shareholders in the PSP16 Merger will be reduced by the amount of cash distributions required to be paid to PSP16 Shareholders by PSP16 prior to completion of the PSP16 Merger (estimated at $.72 per share) in order to satisfy PSP16's REIT distribution requirements ("Required PSP16 REIT Distributions"). The consideration received by PSP16 Shareholders in the PSP16 Merger, however, along with any Required PSP16 REIT Distributions, will not be less than $20.76 per share of PSP16 Common Stock. PSP16 Shareholders would receive the Required PSP16 REIT Distributions upon any liquidation of PSP16, regardless of the PSP16 Merger.

     .   Additional distributions would be made to the PSP16 Shareholders to cause PSP16's estimated net asset value allocable to the PSP16 Shareholders as of the date of the PSP16 Merger to be substantially equivalent to $20.76 per share.

     .   The PSP16 Common Stock and PSP16 Common Stock Series B and C held by
PSI will be cancelled in the PSP16 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP16 Common Stock and the PSP16 Common Stock Series B and C (other than stock held by PSI) in the PSP16 Merger and to pay related costs and expenses would be $50,956,000 (assuming no Required PSP16 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP16 Common Stock from PSP16 Shareholders making PSP16 Cash Elections and to pay the allocated portion of the costs and expenses of the PSP16 Merger would be $12,775,000 (assuming maximum PSP16 Cash Elections). See "-- Determination of

Payments to be Received by PSP16 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PSP16 must pay Required PSP16 REIT Distributions, and the total amount of cash would also be reduced to the extent that PSP16 Cash Elections are less than the maximum.

     PSP17. As a result of the PSP17 Merger, the separate existence of PSP17 would cease. Each outstanding share of PSP17 Common Stock would be converted into the right to receive a value of $19.63 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP17 Common Stock elect to receive cash in the PSP17 Merger (a "PSP17 Cash Election"), shares held by PSP17 Shareholders electing cash will be converted into the right to receive $19.63 in cash for each share of PSP17 Common Stock, subject to reduction as described below. To be effective a PSP17 Cash Election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP17 Common Stock elect to receive cash in the PSP17 Merger, shares held by PSP17 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $19.63 per share of PSP17 Common Stock, subject to reduction as described below.

     .   If a PSP17 Shareholder does not elect cash, all of his or her PSP17
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $19.63 per share of PSP17 Common Stock, subject to reduction as described below.

     .   Shares held by PSP17 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP17 Shares") will be purchased by PSP17 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP17 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP17.

     . The consideration paid by PSI to PSP17 Shareholders in the PSP17 Merger will be reduced by the amount of cash distributions required to be paid to PSP17 Shareholders by PSP17 prior to completion of the PSP17 Merger (estimated at $.81 per share) in order to satisfy PSP17's REIT distribution requirements ("Required PSP17 REIT Distributions"). The consideration received by PSP17 Shareholders in the PSP17 Merger, however, along with any Required PSP17 REIT Distributions, will not be less than $19.63 per share of PSP17 Common Stock. PSP17 Shareholders would receive the Required PSP17 REIT Distributions upon any liquidation of PSP17, regardless of the PSP17 Merger.

     .   Additional distributions would be made to the PSP17 Shareholders to cause PSP17's estimated net asset value allocable to the PSP17 Shareholders as of the date of the PSP17 Merger to be substantially equivalent to $19.63 per share.

     .   The PSP17 Common Stock and PSP17 Common Stock Series B and C held by
PSI will be cancelled in the PSP17 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP17 Common Stock and the PSP17 Common Stock Series B and C (other than stock held by PSI) in the PSP17 Merger and to pay related costs and expenses would be $46,040,000 (assuming no Required PSP17 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP17 Common Stock from PSP17 Shareholders making PSP17 Cash Elections and to pay the allocated portion of the costs and expenses of the PSP17 Merger would be $11,364,000 (assuming maximum PSP17 Cash Elections). See "-- Determination of Payments to be Received by PSP17 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers."

These amounts would be reduced to the extent PSP17 must pay Required PSP17 REIT Distributions, and the total amount of cash would also be reduced to the extent that PSP17 Cash Elections are less than the maximum.

     PSP18. As a result of the PSP18 Merger, the separate existence of PSP18 would cease. Each outstanding share of PSP18 Common Stock would be converted into the right to receive a value of $20.38 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP18 Common Stock elect to receive cash in the PSP18 Merger (a "PSP18 Cash Election"), shares held by PSP18 Shareholders electing cash will be converted into the right to receive $20.38 in cash for each share of PSP18 Common Stock, subject to reduction as described below. To be effective a PSP18 Cash Election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP18 Common Stock elect to receive cash in the PSP18 Merger, shares held by PSP18 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $20.38 per share of PSP18 Common Stock, subject to reduction as described below.

     .   If a PSP18 Shareholder does not elect cash, all of his or her PSP18
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $20.38 per share of PSP18 Common Stock, subject to reduction as described below.

     .   Shares held by PSP18 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP18 Shares") will be purchased by PSP18 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP18 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP18.

     . The consideration paid by PSI to PSP18 Shareholders in the PSP18 Merger will be reduced by the amount of cash distributions required to be paid to PSP18 Shareholders by PSP18 prior to completion of the PSP18 Merger (estimated at $.91 per share) in order to satisfy PSP18's REIT distribution requirements ("Required PSP18 REIT Distributions"). The consideration received by PSP18 Shareholders in the PSP18 Merger, however, along with any Required PSP18 REIT Distributions, will not be less than $20.38 per share of PSP18 Common Stock. PSP18 Shareholders would receive the Required PSP18 REIT Distributions upon any liquidation of PSP18, regardless of the PSP18 Merger.

     .   Additional distributions would be made to the PSP18 Shareholders to cause PSP18's estimated net asset value allocable to the PSP18 Shareholders as of the date of the PSP18 Merger to be substantially equivalent to $20.38 per share.

     .   The PSP18 Common Stock and PSP18 Common Stock Series B and C held by
PSI will be cancelled in the PSP18 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP18 Common Stock and the PSP18 Common Stock Series B and C (other than stock held by PSI) in the PSP18 Merger and to pay related costs and expenses would be $53,799,000 (assuming no Required PSP18 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP18 Common Stock from PSP18 Shareholders making PSP18 Cash Elections and to pay the allocated portion of the costs and expenses of the PSP18 Merger would be $11,965,000 (assuming maximum PSP18 Cash Elections). See "-- Determination of Payments to be Received by PSP18 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PSP18 must pay Required PSP18 REIT Distributions, and the total amount of cash would also be reduced to the extent that PSP18 Cash Elections are less than the maximum.

     PSP19. As a result of the PSP19 Merger, the separate existence of PSP19 would cease. Each outstanding share of PSP19 Common Stock would be converted into the right to receive a value of $16.72 in cash, PSI Common Stock or a combination of the two, as follows:

     .   If holders of 20% or less of the outstanding PSP19 Common Stock elect to receive cash in the PSP19 Merger (a "PSP19 Cash Election"), shares held by PSP19 Shareholders electing cash will be converted into the right to receive $16.72 in cash for each share of PSP19 Common Stock, subject to reduction as described below. To be effective a PSP19 Cash Election must be made by June ___, 1997, in accordance with the accompanying Cash Election Form.

     .   If holders of more than 20% of the outstanding PSP19 Common Stock elect to receive cash in the PSP19 Merger, shares held by PSP19 Shareholders electing cash will be converted into the right to receive cash on a pro rata basis, and the balance of these shares would be converted into PSI Common Stock with a market value (as determined below) of $16.72 per share of PSP19 Common Stock, subject to reduction as described below.

     .   If a PSP19 Shareholder does not elect cash, all of his or her PSP19
Common Stock will be converted into PSI Common Stock with a market value (as determined below) of $16.72 per share of PSP19 Common Stock, subject to reduction as described below.

     .   Shares held by PSP19 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PSP19 Shares") will be purchased by PSP19 on the terms described under "Dissenting Shareholders' Rights of Appraisal."

     .   For purposes of the PSP19 Merger, the market value of the PSI Common
Stock will be the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP19.

     . The consideration paid by PSI to PSP19 Shareholders in the PSP19 Merger will be reduced by the amount of cash distributions required to be paid to PSP19 Shareholders by PSP19 prior to completion of the PSP19 Merger (estimated at $.35 per share) in order to satisfy PSP19's REIT distribution requirements ("Required PSP19 REIT Distributions"). The consideration received by PSP19 Shareholders in the PSP19 Merger, however, along with any Required PSP19 REIT Distributions, will not be less than $16.72 per share of PSP19 Common Stock. PSP19 Shareholders would receive the Required PSP19 REIT Distributions upon any liquidation of PSP19, regardless of the PSP19 Merger.

     .   Additional distributions would be made to the PSP19 Shareholders to cause PSP19's estimated net asset value allocable to the PSP19 Shareholders as of the date of the PSP19 Merger to be substantially equivalent to $16.72 per share.

     .   The PSP19 Common Stock and PSP19 Common Stock Series B and C held by
PSI will be cancelled in the PSP19 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP19 Common Stock and the PSP19 Common Stock Series B and C (other than stock held by PSI) in the PSP19 Merger and to pay related costs and expenses would be $40,201,000 (assuming no Required PSP19 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PSP19 Common Stock from PSP19 Shareholders making PSP19 Cash Elections and to pay the allocated portion of the costs and expenses of the PSP19 Merger would be $10,575,000 (assuming maximum PSP19 Cash Elections). See "-- Determination of Payments to be Received by PSP19 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PSP19 must pay Required PSP19 REIT Distributions, and the total amount of cash would also be reduced to the extent that PSP19 Cash Elections are less than the maximum.

     The Required PSP16 REIT Distributions, Required PSP17 REIT Distributions, Required PSP18 REIT Distributions and Required PSP19 REIT Distributions are sometimes collectively referred to as the "Required REIT

Distributions," and a PSP16 Cash Election, PSP17 Cash Election, PSP18 Cash Election and PSP19 Cash Election are sometimes collectively referred to as a "Cash Election."

COMMON STOCK SERIES B AND C

     The shares of PSP16, PSP17, PSP18 and PSP19 Common Stock Series B and C are owned by PSI and by certain executive officers of PSI and members of their families. Upon consummation of the Mergers, each share of Common Stock Series B and C of the respective corporation (other than shares held by PSI which will be cancelled in the Mergers) will be converted (or deemed to be converted) into the right to receive PSI Common Stock (valued as in the case of the PSP16, PSP17, PSP18 and PSP19 Common Stock) in the amount of $11.82, $10.26, $9.36 and $1.41 in the case of PSP16, PSP17, PSP18 and PSP19, respectively. In addition, holders of Common Stock Series B and C will receive (i) any additional distributions equal to the amount by which the estimated net asset value of the respective corporation allocable to holders of Common Stock Series B and C as of the date of the Mergers exceeds the amounts in the preceding sentence and (ii) any Required REIT Distributions payable to the holders of the Common Stock Series B of the respective corporation. See "-- Determination of Payments to be Received by PSP16, PSP17, PSP18 and PSP19 Shareholders." The Common Stock Series B and C will be voted with the majority of shares of Common Stock of the respective corporation held by unaffiliated owners.

BACKGROUND

     GENERAL. THE MERGERS HAVE BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI, PSP16, PSP17, PSP18 AND PSP19. EACH OF THE PSP16, PSP17, PSP18 AND PSP19 SPECIAL COMMITTEES HAS REVIEWED AND RECOMMENDED FOR APPROVAL THE TERMS OF THE RESPECTIVE MERGER, AND EACH OF THE BOARDS OF DIRECTORS OF PSP16, PSP17, PSP18 AND PSP19, BASED ON RECOMMENDATIONS OF THE PSP16, PSP17, PSP18 AND PSP19 SPECIAL COMMITTEES, RESPECTIVELY, WHICH EACH RESPECTIVE BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF FINANCIAL ADVISORS IN WHICH EACH CONCURS, BELIEVES THAT EACH RESPECTIVE MERGER IS FAIR TO THE PUBLIC PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS, RESPECTIVELY, AND RECOMMENDS THAT PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS, RESPECTIVELY, VOTE FOR THE RESPECTIVE MERGER.

     PSP16, PSP17, PSP18 and PSP19 were organized to succeed to the business of the PSP16, PSP17, PSP18 and PSP19 Partnerships, respectively, in reorganization transactions completed in July-October 1991. The PSP16, PSP17, PSP18 and PSP19 Partnerships were formed primarily to develop mini-warehouses and raised between $64 million and $74 million each in public offerings completed between 1986 and 1989. All of the proceeds from the offerings have been invested. PSMI was the sponsor of the PSP16, PSP17, PSP18 and PSP19 Partnerships.

     Each of the PSP16, PSP17, PSP18 and PSP19 Partnerships originally anticipated selling or financing its properties from seven to 10 years after development, i.e., between 1995 and 2001. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

     In view of the events affecting the timing of the sale or financing of the properties of the PSP16, PSP17, PSP18 and PSP19 Partnerships, PSMI concluded that the limited partners of these partnerships, as well as the limited partners of other partnerships sponsored by PSMI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, PSMI commenced planning the reorganization of the PSP16, PSP17, PSP18 and PSP19 Partnerships and other public limited partnerships sponsored by PSMI into individual corporations taxed as REITs, and, between December 1990 and November 1991, PSMI completed such reorganization of the PSP16, PSP17, PSP18 and PSP19 Partnerships and 13 other public partnerships.

     The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated, and were not intended to have any material impact on the timing of the sale or financing of the properties of the PSP16, PSP17, PSP18 and PSP19 Partnerships.

     In response to changes requested by the unaffiliated dealer manager of the PSP16, PSP17, PSP18 and PSP19 Partnerships' original offerings of limited partnership interests, PSP16, PSP17, PSP18 and PSP19 added provisions to their bylaws to the effect that their shareholders be presented with proposals in 1998-1999 to sell all or substantially all of the properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganizations of PSP16, PSP17, PSP18 and PSP19, their bylaw provisions were amended to expand the terms of the proposals to include possible financings of their properties.

     IF APPROVED BY PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS, THE MERGERS WOULD OBVIATE THE OBLIGATION OF PSP16, PSP17, PSP18 OR PSP19 TO PRESENT PROPOSALS TO THEIR SHAREHOLDERS FOR THE SALE OF THEIR PROPERTIES. IF THE SHAREHOLDERS OF PSP16 DO NOT APPROVE THE MERGER OF PSP16 OR IF SUCH MERGER IS NOT OTHERWISE COMPLETED, PSP16 WOULD CONTINUE TO BE OBLIGATED TO PRESENT SUCH A PROPOSAL IN 1998. IF THE SHAREHOLDERS OF PSP17, PSP18 OR PSP19 DO NOT APPROVE THE MERGER OF THE RESPECTIVE CORPORATION OR IF SUCH MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, SUCH CORPORATION WOULD CONTINUE TO BE OBLIGATED TO PRESENT A PROPOSAL TO ITS SHAREHOLDERS IN 1999 FOR THE SALE OF ITS PROPERTIES.

     The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PSP16, PSP17, PSP18 and PSP19 would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PSP16, PSP17, PSP18 and PSP19 would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PSP16, PSP17, PSP18 and PSP19, and PSP16, PSP17, PSP18 and PSP19 Shareholders have the right, with respect to up to 20% of the outstanding PSP16, PSP17, PSP18 and PSP19 Common Stock (less any Dissenting PSP16, PSP17, PSP18 and PSP19 Shares), respectively, to receive cash in the Mergers. The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PSP16, PSP17, PSP18 or PSP19 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and April 1997, PSI merged with 12 REITs, which like PSP16, PSP17, PSP18 and PSP19 had been organized to succeed to the business of predecessor partnerships sponsored by PSMI and in June 1996 PSI merged with another REIT sponsored by PSMI.

     PSP16, PSP17, PSP18 AND PSP19 BOARD ACTIONS. Each of the Boards of Directors of PSP16, PSP17, PSP18 and PSP19 consists of the same three persons:
B. Wayne Hughes, the chief executive officer of PSI, PSP16, PSP17, PSP18 and PSP19, Vern O. Curtis and Jack D. Steele.

     At a meeting on February 27, 1997, which included individuals who are officers of PSP16, PSP17, PSP18, PSP19 and PSI, the Boards of Directors of PSP16, PSP17, PSP18 and PSP19 appointed the PSP16, PSP17, PSP18 and PSP19 Special Committees, consisting of Vern O. Curtis and Jack D. Steele, both independent directors, to consider and make recommendations to the Boards of Directors of PSP16, PSP17, PSP18 and PSP19 regarding proposed mergers of PSP16, PSP17, PSP18 and PSP19 into PSI. Messrs. Curtis and Steele were the members of the special committees that considered the mergers of 13 other REITs into PSI from September 1994 - April 1997. Following the February 27 board meetings, the PSP16, PSP17, PSP18 and PSP19 Special Committees held organizational meetings, which were attended by individuals who are officers of PSP16, PSP17, PSP18, PSP19 and PSI, and discussed generally the properties of PSP16, PSP17, PSP18 and PSP19 and the timing of the proposed Mergers. Following the discussion, the PSP16, PSP17, PSP18 and PSP19 Special Committees approved Wilson, on behalf of PSI, PSP16, PSP17, PSP18 and PSP19, to appraise the properties of PSP16, PSP17, PSP18 and PSP19, determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the PSP16, PSP17, PSP18 and PSP19 Special Committees as to their legal obligations in making recommendations regarding the proposed Mergers with PSI and approved the engagement of Stanger to render opinions as to the fairness, from a financial point of view, of the consideration to be received by PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers. Wilson, Hogan & Hartson L.L.P. and Stanger had acted in similar capacities in connection with the mergers of other REITs into PSI.

     On April 9, 1997, the PSP16, PSP17, PSP18 and PSP19 Special Committees held a telephonic meeting, which was attended by individuals who are officers of PSP16, PSP17, PSP18, PSP19 and PSI, and representatives of Wilson, Stanger and Hogan & Hartson L.L.P. First, the officers described the timing of the transaction, the capital structure of PSP16, PSP17, PSP18 and PSP19 and the mechanics of arriving at the value per share of PSP16, PSP17, PSP18 and PSP19 Common Stock, including the allocation of value between the PSP16, PSP17, PSP18 and PSP19 Common Stock and the PSP16, PSP17, PSP18 and PSP19 Common Stock Series B and C and the provision giving PSI the right to terminate the Merger Agreement if the average price of PSI Common Stock during the measurement period is below $26 per share. Next, the Wilson representative described generally the methodology used in appraising the properties of PSP16, PSP17, PSP18 and PSP19, including a physical inspection of all of their properties and an analysis of other recent and pending transactions, including acquisitions of assembled portfolios by PSI and others, operating information on the properties and market conditions. The Wilson representative also described the methodology of appraising the expansion of the Lombard, Illinois property in PSP16 and the business parks in all of the corporations and the general conditions of the market for mini-warehouses. The Wilson representative noted that Wilson had reviewed and reconciled capitalization rates and prices paid in recent and pending multi-property transactions involving both PSI and others with the capitalization rates and values resulting from the appraisals. The Stanger representatives presented Stanger's analysis, which included the following items: (1) they briefly reviewed Stanger's recent experience relating to mini-warehouses; (2) they noted that Stanger had performed a similar analysis in connection with prior mergers of REITs into PSI, including a review of the portfolio appraisals; (3) they noted that Stanger reviewed the appraisal methodologies utilized by Wilson; (4) they noted that Stanger reviewed the effective capitalization rates of the portfolio appraisals, which were approximately 9.28%, 9.30%, 9.33% and 9.38% in the case of PSP16, PSP17, PSP18 and PSP19, respectively, based on net operating income generated for the 12 months ended December 31, 1996 (excluding the Lombard, Illinois property in PSP16 which is not stabilized due to its recent expansion, and adjusted for non-recurring expenses and after certain property tax adjustments); (5) they noted that Stanger reviewed the capitalization rates on PSI transactions during the prior 12 months, reviewed capitalization rates currently cited by industry sources for mini-warehouse transactions, and concluded that the capitalization rates used in Wilson's appraisals were consistent with transactions in the market; (6) they noted that Stanger reviewed liquidation analyses, including assumptions (liquidation of the properties of PSP16, PSP17, PSP18 and PSP19 on a property-by-property basis) prepared by the corporations based on certain information provided by Wilson and that the projected consideration per share resulting from liquidation under that analysis was less than the consideration offered in the Mergers; (7) they noted that Stanger reviewed going-concern analyses, based on analyses of five-year and 10-year projections provided by PSP16, PSP17, PSP18 and PSP19, under scenarios in which the PSP16, PSP17, PSP18 and PSP19 Common Stock would be liquidated into the securities markets or the properties of PSP16, PSP17, PSP18 and PSP19 would be liquidated after 10 years at their residual value (from Wilson's appraisals), that Stanger reviewed the FFO multiples used in the various scenarios regarding the sale of the PSP16, PSP17, PSP18 and PSP19 Common Stock, and that the estimated value per share on a going-concern basis was lower than the consideration offered in the Mergers; (8) they noted that Stanger had reviewed the historical market prices of PSP16 Common Stock and compared them with the consideration offered in the PSP16 Merger, and they noted that the consideration offered in the PSP16 Merger, reduced by estimated retained earnings between the date of the Wilson appraisal and June 30, 1997, represents an approximately 8.8% premium over the then current price of the PSP16 Common Stock and a 7.4%, 6.1%, 5.7% and 10.5% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; (9) they noted that Stanger had reviewed the historical market prices of PSP17 Common Stock and compared them with the consideration offered in the PSP17 Merger, and they noted that the consideration offered in the PSP17 Merger, reduced by estimated retained earnings between the date of the Wilson appraisal and June 30, 1997, represents an approximately 3.9% premium over the then current price of the PSP17 Common Stock and a 4.8%, 3.3%, 1.0% and 5.0% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; (10) they noted that Stanger had reviewed the historical market prices of PSP18 Common Stock and compared them with the consideration offered in the PSP18 Merger, and they noted that the consideration offered in the PSP18 Merger, reduced by estimated retained earnings between the date of the Wilson appraisal and June 30, 1997, represents an approximately 8.4% premium over the then current price of the PSP18 Common Stock and an 8.6%, 7.1%, 5.3% and 9.4% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; (11) they noted that Stanger had reviewed the historical market prices of PSP19 Common Stock and compared them with the consideration offered in the PSP19 Merger, and they noted that the consideration offered in the PSP19 Merger, reduced by estimated retained earnings between the date of the Wilson appraisal and June 30, 1997, represents an approximately 5.9% premium over the then current price of the PSP19 Common Stock and a 4.8%, 3.5%, 4.3% and 10.2% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; and (12) they indicated that, subject to receipt of certain documents, Stanger was prepared to render its opinions that the consideration to be received in each of the respective Mergers is fair to the public PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, from a financial point of view. The PSP16, PSP17, PSP18 and PSP19 Special Committees and Stanger representatives discussed the reduction in distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders (and in FFO per share) who receive PSI Common Stock in the respective Mergers (assuming the then current trading price of PSI Common Stock of $28 per share). Following the discussion, the PSP16, PSP17, PSP18 and PSP19 Special Committees expressed the belief that each of the Mergers is fair to, and in the best interests of, public PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, and determined to recommend to the Boards of Directors that each of the Mergers be approved and to recommend that PSP16, PSP17, PSP18 and PSP19 Shareholders vote for each respective Merger. Based on the foregoing recommendations of the PSP16, PSP17, PSP18 and PSP19 Special Committees, which were adopted by the PSP16, PSP17, PSP18 and PSP19 Boards of Directors, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors expressed the belief that each of the Mergers is fair to, and in the best interests of, public PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, approved the Mergers, determined to recommend that PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, vote for each respective Merger and approved the filing with the Commission of preliminary proxy materials. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives" and "Risk Factors -- Lower Level of Distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders."

     PUBLIC ANNOUNCEMENT OF MERGERS AND COMMISSION FILINGS. On April 9, 1997, PSI, PSP16, PSP17, PSP18 and PSP19 signed the Merger Agreement and publicly announced the general terms of the Mergers. On April 29, 1997, PSP16, PSP17, PSP18 and PSP19 filed preliminary proxy materials with the Commission. [On _______________, 1997, PSI filed a registration statement, which was declared effective on _______________, 1997.]

REASONS FOR THE MERGERS AND TIMING

     The reasons for the decision of the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors to recommend the Mergers include:

     . The bylaws of each of PSP16, PSP17, PSP18 and PSP19 include a provision that shareholders be presented with a proposal to sell or finance all of the corporation's properties, distribute the proceeds from such sale and liquidate the corporation. The proposed Mergers satisfy these obligations. See "-- Background."

     . The Mergers provide the PSP16, PSP17, PSP18 and PSP19 Shareholders with the choice of either (A) converting their investment in PSP16, PSP17, PSP18 and PSP19, respectively, into an investment in PSI, which generally owns the same type of properties, on a tax-free basis (assuming each of the Mergers is a tax-free reorganization and that a PSP16, PSP17, PSP18 or PSP19 Shareholder receives only PSI Common Stock in the Mergers) and which has, and intends to continue, to acquire additional properties or (B) with respect to up to 20% of the outstanding PSP16, PSP17, PSP18 and PSP19 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if the properties of PSP16, PSP17, PSP18 and PSP19 were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses). See "-- Recommendation to PSP16, PSP17, PSP18 and PSP19 Shareholders and Fairness Analysis."

     . The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors believe that the Mergers are more advantageous to PSP16, PSP17, PSP18 and PSP19 Shareholders than any of the alternatives. See "-- Alternatives to Mergers" and "-- Recommendation to PSP16, PSP17, PSP18 and PSP19 Shareholders and Fairness Analysis."

     . PSI has agreed to merge with PSP16, PSP17, PSP18 and PSP19 at this time, subject to approval by PSP16, PSP17, PSP18 and PSP19 Shareholders and certain other conditions. See "-- The Merger Agreement -- Conditions to Consummation of the Mergers."

ALTERNATIVES TO THE MERGERS

     The following is a brief discussion of the benefits and disadvantages of alternatives to the Mergers that were considered and rejected by the PSP16, PSP17, PSP18 and PSP19 Boards of Directors.

     LIQUIDATION

         BENEFITS OF LIQUIDATION. An alternative to the Mergers would be to liquidate the assets of PSP16, PSP17, PSP18 and PSP19, distribute the net liquidation proceeds to their respective shareholders and thereafter dissolve PSP16, PSP17, PSP18 and PSP19. Through such liquidation, PSP16, PSP17, PSP18 and PSP19 would provide for a final disposition of their shareholders' interests in the corporations. PSP16, PSP17, PSP18 and PSP19 Shareholders would receive cash liquidation proceeds (as they will as to a portion of their investment if they make Cash Elections). Liquidating PSP16, PSP17, PSP18 and PSP19 would be consistent with their bylaws that provide that their shareholders be presented with proposals for the sale of their properties and liquidation in 1998-1999.
If PSP16, PSP17, PSP18 and PSP19 liquidated their assets through asset sales to unaffiliated third parties, their shareholders would not need to rely upon real estate portfolio appraisals of the fair market value of their real estate assets. Such assets would be valued through arm's length negotiations between PSP16, PSP17, PSP18 and PSP19 and prospective purchasers.

         DISADVANTAGES OF LIQUIDATION. Over the last several years, the performance of the properties of PSP16, PSP17, PSP18 and PSP19 has improved as described under "-- Continued Operation of PSP16, PSP17, PSP18 and PSP19 -- Benefits of Continuation." The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that the improvement may continue, making liquidation (other than through the Mergers) inadvisable at this time. The Mergers provide PSP16, PSP17, PSP18 and PSP19 Shareholders with the opportunity either to convert their investment in PSP16, PSP17, PSP18 or PSP19 into an investment in PSI, which like PSP16, PSP17, PSP18 and PSP19 primarily owns mini-warehouses, on a tax-free basis (to the extent that PSP16, PSP17, PSP18 and PSP19 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of the properties of PSP16, PSP17, PSP18 and PSP19 as to a portion of their investment. In addition, for many PSP16, PSP17, PSP18 and PSP19 Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.88, $.76, $.84 and $.57 per share of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively).

         PSP16, PSP17, PSP18 and PSP19 Shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

         LIQUIDATION PROCEDURES. As with a merger, a liquidation of PSP16, PSP17, PSP18 or PSP19 would require approval by the holders of a majority of the outstanding common stock of the respective corporation. Upon the dissolution of PSP16, PSP17, PSP18 or PSP19, the properties of each respective corporation would be sold and any funds remaining after payment of debts, and liabilities would be distributed to the shareholders of the respective corporation in respect of their shares. PSI and its affiliates would receive their share of the available funds in the liquidation. The process for liquidating the assets of PSP16, PSP17, PSP18 and PSP19 would in large measure be within the control of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

         The PSP16, PSP17, PSP18 and PSP19 Boards of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of the corporations' assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors, as fiduciaries to PSP16,

PSP17, PSP18 and PSP19 Shareholders, respectively, remain responsible for determining the terms and conditions of such transactions. One of the more significant considerations for the PSP16, PSP17, PSP18 and PSP19 Boards of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of the respective corporation until receipt of those amounts by the respective corporation and their distribution to its shareholders. Such arrangements would also expose the respective corporation to the risk that deferred payments might not be collected in full and that each respective corporation might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PSP16, PSP17, PSP18 or PSP19 because it would depend on market conditions at the time of liquidation.

     CONTINUED OPERATION OF PSP16, PSP17, PSP18 AND PSP19

         BENEFITS OF CONTINUATION. Another alternative to the Mergers would be to continue PSP16, PSP17, PSP18 and PSP19 in accordance with their existing business plans, with PSP16, PSP17, PSP18 and PSP19 remaining as separate legal entities and with their own assets and liabilities. Nothing requires the liquidation or merger of PSP16, PSP17, PSP18 and PSP19 at this time, since PSP16, PSP17, PSP18 and PSP19 are operating profitably and do not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

         There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of the mini-warehouses of PSP16, PSP17, PSP18 and PSP19. For example, from 1994 to 1996, occupancy per square foot changed from an average of 87% to 91%, 88% to 90%, 84% to 89% and 89% to 88% in the case of PSP16, PSP17, PSP18 and PSP19, respectively. During this same period, realized monthly rents per square foot increased from an average of $.64 to $.68, $.67 to $.70, $.83 to $.87 and $.66 to $.73 in the case of PSP16, PSP17, PSP18 and PSP19, respectively. Despite recent increases in the development of new mini-warehouses, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors believe that the financial performance from existing facilities may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of the properties of PSP16, PSP17, PSP18 and PSP19 could be expected to increase. See "Description of PSP16's Properties," "Description of PSP17's Properties," "Description of PSP18's Properties" and "Description of PSP19's Properties."

         A number of advantages could be expected to arise from the continued operation of PSP16, PSP17, PSP18 and PSP19. PSP16, PSP17, PSP18 and PSP19 Shareholders would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of the respective corporation's assets. Given the currently improving market conditions for mini-warehouses, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that the level of these distributions to the shareholders of the respective corporation may increase. Continuing PSP16, PSP17, PSP18 and PSP19 affords the shareholders of the respective corporation with the opportunity to participate in any future appreciation in their respective corporation's properties. In addition, the decision to continue PSP16, PSP17, PSP18 and PSP19, if elected, would mean that there would be no change in the nature of the investment of the shareholders of the respective corporation.
This option avoids whatever disadvantages might be deemed inherent in the Mergers. See "Risk Factors" for discussion of various risks associated with the Mergers.

         DISADVANTAGES OF CONTINUATION. The primary disadvantage with continuing PSP16, PSP17, PSP18 and PSP19 is the failure of that strategy to secure the benefits that their boards of directors expect to result from the Mergers. These benefits are highlighted under "-- Potential Advantages of the Mergers." The Mergers afford PSP16, PSP17, PSP18 and PSP19 Shareholders increased liquidity. In addition, because PSP16, PSP17, PSP18 and PSP19 are not authorized to issue new securities or to reinvest sale or financing proceeds, they are less able to take advantage of new real estate investment opportunities. In contrast, PSI has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases PSI's ability to access capital markets for new capital investments.

     AMENDMENT OF BYLAWS

         BENEFITS OF BYLAW AMENDMENT. Another alternative to the Mergers would be an amendment to the bylaws of PSP16, PSP17, PSP18 and PSP19 to remove the restrictions on investment of cash flow and on the issuance of securities. If approved, such action would provide some of the advantages of the Mergers. PSP16, PSP17, PSP18 and PSP19 could take advantage of new real estate opportunities through the reinvestment of cash flow and the investment of proceeds from the issuance of securities.

         DISADVANTAGES OF BYLAW AMENDMENT. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that such an amendment has disadvantages. It is believed that PSP16, PSP17, PSP18 and PSP19 Shareholders could better take advantage through PSI than through PSP16, PSP17, PSP18 or PSP19 of the current market for REIT securities for the following reasons. First, PSI has a larger capital base. At December 31, 1996, PSP16, PSP17, PSP18 and PSP19 had total shareholders' equity of $48,510,000, $41,528,000, $47,094,000 and $46,968,000, respectively, compared with PSI's total shareholders' equity of $2,305,000,000 (including preferred stock) and $1,472,000,000 (without preferred stock). Second, the market for PSI Common Stock should be more liquid than the market for Common Stock of PSP16, PSP17, PSP18 or PSP19. PSP16, PSP17, PSP18 and PSP19 have 2,962,348 shares, 2,776,023 shares, 2,775,900 shares and 3,023,371 shares of Common Stock, respectively (4,143,141 shares, 4,021,814 shares, 4,021,691 shares and 4,109,061 shares of
Common Stock, respectively, upon conversion of the Common Stock Series B and C), traded on the AMEX, and, during the 12 months ended March 31, 1997, the average daily trading volume of the Common Stock of PSP16, PSP17, PSP18 and PSP19 was 2,567 shares, 1,379 shares, 1,756 shares and 1,270 shares, respectively. In comparison, at April 15, 1997, PSI had approximately 95,300,000 shares of PSI Common Stock traded on the NYSE (approximately 59,500,000 of which are freely tradeable) and, during the 12 months ended March 31, 1997, the average daily trading volume of PSI Common Stock was 87,903 shares (81,759 shares excluding March 1997 during which month PSI issued common stock in a secondary offering). Third, PSI has broader geographic diversification than PSP16, PSP17, PSP18 or PSP19. At December 31, 1996, PSP16 owned 22 properties in nine states, PSP17 owned 19 properties in 11 states, PSP18 owned 18 properties in nine states and PSP19 owned 14 properties in seven states and PSI owned equity interests (directly, as well as through general and limited partnership interests and stock interests) in 1,109 properties in 38 states. For additional information on the properties owned by PSP16, PSP17, PSP18, PSP19 and PSI, see
"--Comparison of PSP16, PSP17, PSP18 and PSP19 Common Stock with PSI Common Stock," "Description of PSP16's Properties," "Description of PSP17's Properties," "Description of PSP18's Properties," "Description of PSP19's Properties" and "Description of PSI's Properties."


NO SOLICITATION OF OTHER PROPOSALS

     Neither the Boards of Directors nor the Special Committees of PSP16, PSP17, PSP18 or PSP19 solicited any other proposals for the acquisition of the corporations or their properties. The Boards of Directors of PSP16, PSP17, PSP18 and PSP19 agreed to the Merger Agreement, which includes a provision against soliciting other offers to buy, because they believe that the potential advantages to PSP16, PSP17, PSP18 and PSP19 Shareholders described under "--Potential Advantages of the Mergers" are more likely to be achieved through the Mergers than in a transaction with another party. In particular, assuming the Mergers qualify as tax-free reorganizations, no taxable gain or loss will be recognized by PSP16, PSP17, PSP18 and PSP19 Shareholders who exchange their PSP16, PSP17, PSP18 and PSP19 Common Stock solely for PSI Common Stock. The Required REIT Distributions generally will be taxable to shareholders of the respective corporation as ordinary income to the extent of the respective corporation's earnings and profits. PSI and Hughes have little tax basis in their common stock of PSP16, PSP17, PSP18 and PSP19. For PSP16, PSP17, PSP18 and PSP19 Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of real estate commissions and other sales expenses (estimated at $.88, $.76, $.84 and $.57 per share of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively). However, other proposals could have been for a higher price. Under California law, most acquisitions of PSP16, PSP17, PSP18 or PSP19 or their properties would require approval by the shareholders of the respective corporation. PSI and Hughes in the aggregate own approximately 40% of the total combined outstanding shares of Common Stock and Common Stock Series B and C of each of the corporations.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS IN CONNECTION WITH THE MERGERS

     PSP16. In connection with the PSP16 Merger, PSP16 Shareholders will receive a value of $20.76 (less the amount of any Required PSP16 REIT Distributions) per share of PSP16 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP16's real estate assets has been determined by Wilson, showing such value as of March 17, 1997. In valuing PSP16's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP16's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP16's portfolio of real estate assets based on property operations (excluding the Lombard, Illinois property which is not stabilized due to recent property expansion and before non-recurring charges and after certain property tax adjustments) for the 12 months ended December 31, 1996 averaged 9.28%. Wilson's valuation is as of March 17, 1997 in the context of the information available on that date. See "--Real Estate Portfolio Appraisals by Wilson."

     2. PSP16's net asset value has been computed as (a) the market value of PSP16's real estate assets as of March 17, 1997 ($76,500,000) plus (b) the estimated book value of PSP16's non-real estate assets as of June 30, 1997 (a total of $348,000) less (c) PSP16's estimated liabilities as of June 30, 1997 (a total of $1,213,000).

     3. PSP16's net asset value per share of PSP16 Common Stock was calculated at $20.76 by reducing PSP16's net asset value (as computed in 1 and 2 above, $75,635,000) by the amount of PSP16's net asset value allocable to the PSP16 Common Stock Series B and C (estimated at $13,960,000, or $11.82 per share) and the estimated Required PSP16 REIT Distributions attributable to the PSP16 Common Stock Series B ($188,000 or $.72 per share) and dividing the result by the number of outstanding shares of PSP16 Common Stock.

     4. Upon completion of the PSP16 Merger, each share of PSP16 Common Stock (other than Dissenting PSP16 Shares and shares of PSP16 Common Stock held by
PSI) would be converted into the right to receive $20.76 in cash (with respect to up to 20% of the outstanding PSP16 Common Stock, less any Dissenting PSP16 Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $20.76, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP16. Additional distributions would be made to PSP16 Shareholders to cause PSP16's estimated net asset value allocable to the PSP16 Shareholders as of the date of the PSP16 Merger to be substantially equivalent to $20.76 per share. The consideration paid by PSI to PSP16 Shareholders in the PSP16 Merger will be reduced by the amount of any Required PSP16 REIT Distributions. However, the consideration received by PSP16 Shareholders in the PSP16 Merger along with the Required PSP16 REIT Distributions (which will be paid in cash) will not be less than $20.76 per share of PSP16 Common Stock.

     Hughes, who owns 4.46% of the total combined outstanding shares of PSP16 Common Stock and PSP16 Common Stock Series B and C, would receive approximately 78,297 shares of PSI Common Stock in the PSP16 Merger (assuming no Required PSP16 REIT Distributions and PSI Common Stock price of $28).

     The following tables set forth the calculation of the payments to be paid to PSP16 Shareholders:

                            COMPUTATION OF PAYMENTS

 Net book          Appraised       Book value       PSP16's       PSP16's net      PSP16's      PSP16's net       Payments
  value of           market        of PSP16's      net asset      asset value      net asset    asset value      received in
PSP16's real        value of        other net       value(1)       allocable         value       per share     connection with
  estate            PSP16's         assets(1)                      to PSP16        allocable     of PSP16        Merger per
portfolio(1)       real estate                                   Common Stock      to PSP16       Common       original $1,000
                   portfolio(2)                                    Series B         Common         Stock        investment in
                                                                   and C(3)          Stock          (1)          the PSP16
                                                                                                               Partnership(4)
--------------------------------------------------------------------------------------------------------------------------------
$50,180,000        $76,500,000     ($865,000)     $75,635,000     $14,148,000     $61,487,000      $20.76           $1,038

_______________

(1) Estimated as of June 30, 1997. The net asset value per share of PSP16 Common Stock includes the Required PSP16 REIT Distributions, estimated at $.72 per share or $2,146,000 in the aggregate. PSP16 Shareholders would receive the Required PSP16 REIT Distributions upon any liquidation of PSP16 regardless of the PSP16 Merger.

(2) As of March 17, 1997.

(3) Includes $11.82 per share of PSP16 Common Stock Series B and C plus the estimated Required PSP16 REIT Distributions attributable to the PSP16 Common Stock Series B of $.72 per share.

(4) Does not include quarterly cash distributions to PSP16 Shareholders or to limited partners of the PSP16 Partnership. PSP16 was organized in August 1991 to succeed to the business of the PSP16 Partnership, which completed its offering of limited partnership interests in 1986. PSP16's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP16 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP16 Shareholders in the PSP16 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP16 Merger and other factors.

     PSP17. In connection with the PSP17 Merger, PSP17 Shareholders will receive a value of $19.63 (less the amount of any Required PSP17 REIT Distributions) per share of PSP17 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP17's real estate assets has been determined by Wilson, showing such value as of March 17, 1997. In valuing PSP17's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP17's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP17's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended December 31, 1996 averaged 9.30%. Wilson's valuation is as of March 17, 1997 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

     2. PSP17's net asset value has been computed as (a) the market value of PSP17's real estate assets as of March 17, 1997 ($72,750,000) plus (b) the estimated book value of PSP17's non-real estate assets as of June 30, 1997 (a total of $754,000) less (c) PSP17's estimated liabilities as of June 30, 1997 (a total of $5,966,000).

     3. PSP17's net asset value per share of PSP17 Common Stock was calculated at $19.63 by reducing PSP17's net asset value (as computed in 1 and 2 above, $67,538,000) by the amount of PSP17's net asset value allocable to the PSP17 Common Stock Series B and C (estimated at $12,780,000, or $10.26 per share) and the estimated Required PSP17 REIT Distributions attributable to the PSP17 Common Stock Series B ($263,000 or $.81 per share) and dividing the result by the number of outstanding shares of PSP17 Common Stock.

     4. Upon completion of the PSP17 Merger, each share of PSP17 Common Stock (other than Dissenting PSP17 Shares and shares of PSP17 Common Stock held by
PSI) would be converted into the right to receive $19.63 in cash (with respect to up to 20% of the outstanding PSP17 Common Stock, less any Dissenting PSP17 Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $19.63, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP17. Additional distributions would be made to PSP17 Shareholders to cause PSP17's estimated net asset value allocable to the PSP17 Shareholders as of the date of the PSP17 Merger to be substantially equivalent to $19.63 per share. The consideration paid by PSI to PSP17 Shareholders in the PSP17 Merger will be reduced by the amount of any Required PSP17 REIT Distributions. However, the consideration received by PSP17 Shareholders in the PSP17 Merger along with the Required PSP17 REIT Distributions (which will be paid in cash) will not be less than $19.63 per share of PSP17 Common Stock.

     Hughes, who owns .02% of the total combined outstanding shares of PSP17 Common Stock and PSP17 Common Stock Series B and C, would receive approximately 524 shares of PSI Common Stock in the PSP17 Merger (assuming no Required PSP17 REIT Distributions and PSI Common Stock price of $28).

     The following tables set forth the calculation of the payments to be paid to PSP17 Shareholders:

                            COMPUTATION OF PAYMENTS

  Net book       Appraised     Book value     PSP17's     PSP17's net     PSP17's     PSP17's net      Payments
  value of        market       of PSP17's    net asset    asset value    net asset    asset value      received in
PSP17's real     value of       other net     value(1)     allocable        value       per share    connection with
  estate         PSP17's        assets(1)                   to PSP17      allocable     of PSP17        Merger per
portfolio(1)     real estate                              Common Stock     to PSP17       Common      original $1,000
                portfolio(2)                                Series B        Common        Stock        investment in
                                                             and C(3)        Stock         (1)           the PSP17
                                                                                                       Partnership(4)
----------------------------------------------------------------------------------------------------------------------
$47,828,000     $72,750,000   ($5,212,000)  $67,538,000    $13,043,000    $54,495,000      $19.63           $982

_______________

(1) Estimated as of June 30, 1997. The net asset value per share of PSP17 Common Stock includes the Required PSP17 REIT Distributions, estimated at $.81 per share or $2,249,000 in the aggregate. PSP17 Shareholders would receive the Required PSP17 REIT Distributions upon any liquidation of PSP17 regardless of the PSP17 Merger.

(2) As of March 17, 1997.

(3) Includes $10.26 per share of PSP17 Common Stock Series B and C plus the estimated Required PSP17 REIT Distributions attributable to the PSP17 Common Stock Series B of $.81 per share.

(4) Does not include quarterly cash distributions to PSP17 Shareholders or to limited partners of the PSP17 Partnership. PSP17 was organized in September 1991 to succeed to the business of the PSP17 Partnership, which completed its offering of limited partnership interests in 1987. PSP17's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP17 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP17 Shareholders in the PSP17 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP17 Merger and other factors.

     PSP18. In connection with the PSP18 Merger, PSP18 Shareholders will receive a value of $20.38 (less the amount of any Required PSP18 REIT Distributions) per share of PSP18 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP18's real estate assets has been determined by Wilson, showing such value as of March 17, 1997. In valuing PSP18's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP18's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP18's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended December 31, 1996 averaged 9.33%. Wilson's valuation is as of March 17, 1997 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

     2. PSP18's net asset value has been computed as (a) the market value of PSP18's real estate assets as of March 17, 1997 ($73,250,000) plus (b) the estimated book value of PSP18's non-real estate assets as of June 30, 1997 (a total of $648,000) less (c) PSP18's estimated liabilities as of June 30, 1997 (a total of $5,376,000).

     3. PSP18's net asset value per share of PSP18 Common Stock was calculated at $20.38 by reducing PSP18's net asset value (as computed in 1 and 2 above, $68,522,000) by the amount of PSP18's net asset value allocable to the PSP18 Common Stock Series B and C (estimated at $11,666,000, or $9.36 per share) and the estimated Required PSP18 REIT Distributions attributable to the PSP18 Common Stock Series B ($296,000 or $.91 per share) and dividing the result by the number of outstanding shares of PSP18 Common Stock.

     4. Upon completion of the PSP18 Merger, each share of PSP18 Common Stock (other than Dissenting PSP18 Shares and shares of PSP18 Common Stock held by
PSI) would be converted into the right to receive $20.38 in cash (with respect to up to 20% of the outstanding PSP18 Common Stock, less any Dissenting PSP18 Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $20.38, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP18. Additional distributions would be made to PSP18 Shareholders to cause PSP18's estimated net asset value allocable to the PSP18 Shareholders as of the date of the PSP18 Merger to be substantially equivalent to $20.38 per share. The consideration paid by PSI to PSP18 Shareholders in the PSP18 Merger will be reduced by the amount of any Required PSP18 REIT Distributions. However, the consideration received by PSP18 Shareholders in the PSP18 Merger along with the Required PSP18 REIT Distributions (which will be paid in cash) will not be less than $20.38 per share of PSP18 Common Stock.

     The following tables set forth the calculation of the payments to be paid to PSP18 Shareholders:

                            COMPUTATION OF PAYMENTS

Net book              Appraised       Book value       PSP18's        PSP18's net      PSP18's    PSP18's net       Payments
value of               market         of PSP18's      net asset      asset value       net asset   asset value      received in
PSP18's real          value of        other net       value(1)        allocable          value      per share     connection with
estate                 PSP18's        assets(1)                        to PSP18        allocable    of PSP18        Merger per
portfolio(1)         real estate                                     Common Stock      to PSP18      Common       original $1,000
                     portfolio(2)                                      Series B         Common        Stock        investment in
                                                                       and C(3)          Stock              (1)      the PSP18
                                                                                                                   Partnership(4)
----------------------------------------------------------------------------------------------------------------------------------
$53,230,000          $73,250,000     ($4,728,000)    $68,522,000      $11,962,000     $56,560,000     $20.38           $1,019

_______________

(1) Estimated as of June 30, 1997. The net asset value per share of PSP18 Common Stock includes the Required PSP18 REIT Distributions, estimated at $.91 per share or $2,526,000 in the aggregate. PSP18 Shareholders would receive the Required PSP18 REIT Distributions upon any liquidation of PSP18 regardless of the PSP18 Merger.

(2) As of March 17, 1997.

(3) Includes $9.36 per share of PSP18 Common Stock Series B and C plus the estimated Required PSP18 REIT Distributions attributable to the PSP18 Common Stock Series B of $.91 per share.

(4) Does not include quarterly cash distributions to PSP18 Shareholders or to limited partners of the PSP18 Partnership. PSP18 was organized in July 1991 to succeed to the business of the PSP18 Partnership, which completed its offering of limited partnership interests in 1988. PSP18's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP18 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP18 Shareholders in the PSP18 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP18 Merger and other factors.

     PSP19. In connection with the PSP19 Merger, PSP19 Shareholders will receive a value of $16.72 (less the amount of any Required PSP19 REIT Distributions) per share of PSP19 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PSP19's real estate assets has been determined by Wilson, showing such value as of March 17, 1997. In valuing PSP19's real estate assets, Wilson considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. Wilson did not consider the cost approach to be applicable to PSP19's properties. Wilson reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PSP19's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended December 31, 1996 averaged 9.38%. Wilson's valuation is as of March 17, 1997 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by Wilson."

     2. PSP19's net asset value has been computed as (a) the market value of PSP19's real estate assets as of March 17, 1997 ($52,250,000) plus (b) the estimated book value of PSP19's non-real estate assets as of June 30, 1997 (a total of $793,000) less (c) PSP19's estimated liabilities as of June 30, 1997 (a total of $873,000).

     3. PSP19's net asset value per share of PSP19 Common Stock was calculated at $16.72 by reducing PSP19's net asset value (as computed in 1 and 2 above, $52,170,000) by the amount of PSP19's net asset value allocable to the PSP19 Common Stock Series B and C (estimated at $1,528,000, or $1.41 per share) and the estimated Required PSP19 REIT Distributions attributable to the PSP19 Common Stock Series B ($99,000 or $.35 per share) and dividing the result by the number of outstanding shares of PSP19 Common Stock.

     4. Upon completion of the PSP19 Merger, each share of PSP19 Common Stock (other than Dissenting PSP19 Shares and shares of PSP19 Common Stock held by
PSI) would be converted into the right to receive $16.72 in cash (with respect to up to 20% of the outstanding PSP19 Common Stock, less any Dissenting PSP19 Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $16.72, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP19. Additional distributions would be made to PSP19 Shareholders to cause PSP19's estimated net asset value allocable to the PSP19 Shareholders as of the date of the PSP19 Merger to be substantially equivalent to $16.72 per share. The consideration paid by PSI to PSP19 Shareholders in the PSP19 Merger will be reduced by the amount of any Required PSP19 REIT Distributions. However, the consideration received by PSP19 Shareholders in the PSP19 Merger along with the Required PSP19 REIT Distributions (which will be paid in cash) will not be less than $16.72 per share of PSP19 Common Stock.

     Hughes, who owns .04% of the total combined outstanding shares of PSP19 Common Stock and PSP19 Common Stock Series B and C, would receive approximately 1,046 shares of PSI Common Stock in the PSP19 Merger (assuming no Required PSP19 REIT Distributions and PSI Common Stock price of $28).

     The following tables set forth the calculation of the payments to be paid to PSP19 Shareholders:

                            COMPUTATION OF PAYMENTS

   Net book        Appraised       Book value     PSP19's     PSP19's net    PSP19's    PSP19's net      Payments
   value of          market        of PSP19's    net asset    asset value   net asset   asset value     received in
 PSP19's real       value of        other net     value(1)     allocable      value      per share     connection with
    estate           PSP19's        assets(1)                   to PSP19    allocable    of PSP19        Merger per
 portfolio(1)      real estate                                Common Stock   to PSP19      Common      original $1,000
                   portfolio(2)                                 Series B      Common       Stock        investment in
                                                                and C(3)      Stock         (1)           the PSP19
                                                                                                        Partnership(4)
------------------------------------------------------------------------------------------------------------------------
$47,381,000        $52,250,000      ($80,000)    $52,170,000    $1,627,000  $50,543,000     $16.72          $836

_______________
(1) Estimated as of June 30, 1997. The net asset value per share of PSP19 Common Stock includes the Required PSP19 REIT Distributions, estimated at $.35 per share or $1,058,000 in the aggregate. PSP19 Shareholders would receive the Required PSP19 REIT Distributions upon any liquidation of PSP19 regardless of the PSP19 Merger.

(2) As of March 17, 1997.

(3) Includes $1.41 per share of PSP19 Common Stock Series B and C plus the estimated Required PSP19 REIT Distributions attributable to the PSP19 Common Stock Series B of $.35 per share.

(4) Does not include quarterly cash distributions to PSP19 Shareholders or to limited partners of the PSP19 Partnership. PSP19 was organized in October 1991 to succeed to the business of the PSP19 Partnership, which completed its offering of limited partnership interests in 1989. PSP19's capital structure was designed to reflect the economic rights of the limited and general partners in the PSP19 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP19 Shareholders in the PSP19 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PSP19 Merger and other factors.

POTENTIAL ADVANTAGES OF THE MERGERS TO PSP16, PSP17, PSP18 AND PSP19

     The principal potential benefits to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock include the following:

     ACQUISITION OF ADDITIONAL PROPERTIES. The primary business activity of PSP16, PSP17, PSP18 and PSP19 is operating the properties originally acquired by their predecessors. PSP16, PSP17, PSP18 and PSP19 have not raised additional capital, and their articles of incorporation and bylaws restrict their ability to reinvest cash flow in new properties. PSI, on the other hand, has expanded, and is expected to continue to expand, its asset and capital base. PSI is also permitted to borrow money to fund new acquisitions. Accordingly, PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers will be investors in an entity that has grown, and is expected to continue to grow, as new investments are made.

     INCREASED LIQUIDITY. PSP16 has 2,962,348 shares of PSP16 Common Stock traded on the AMEX (4,143,141 shares upon conversion of the PSP16 Common Stock Series B and C into PSP16 Common Stock) and, during the 12 months ended March 31, 1997, the average daily trading volume of PSP16 Common Stock was 2,567 shares. PSP17 has 2,776,023 shares of PSP17 Common Stock traded on the AMEX (4,021,814 shares upon conversion of the PSP17 Common Stock Series B and C into PSP17 Common Stock) and, during the 12 months ended March 31, 1997, the average daily trading volume of PSP17 Common Stock was 1,379 shares. PSP18 has 2,775,900 shares of PSP18 Common Stock traded on the AMEX (4,021,691 shares upon conversion of the PSP18 Common Stock Series B and C into PSP18 Common Stock) and, during the 12 months ended March 31, 1997, the average daily trading volume of PSP18 Common Stock was 1,756 shares. PSP19 has 3,023,371 shares of PSP19 Common Stock traded on the AMEX (4,109,061 shares upon conversion of the PSP19 Common Stock Series B and C into PSP19 Common Stock) and, during the 12 months ended March 31, 1997, the average daily trading volume of PSP19 Common Stock was 1,270 shares. In comparison, at April 15, 1997, PSI had approximately 95,300,000 shares of PSI Common Stock traded on the NYSE (approximately 59,500,000 of which are freely tradeable) and, during the 12 months ended March 31, 1997, the average daily trading volume of PSI Common Stock was 87,903 shares (81,759 shares excluding March 1997 during which month PSI issued common stock in a secondary offering). Accordingly, the investment in PSI of PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers should have greater liquidity than the current investment of these same shareholders in their respective corporations.

     POSSIBLE TAX-FREE TREATMENT. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PSP16, PSP17, PSP18 and PSP19 Shareholders who exchange their common stock solely for PSI Common Stock. However, the Required PSP16 REIT Distributions, Required PSP17 REIT Distributions, Required PSP18 REIT Distributions and Required PSP19 REIT Distributions will be taxable to all PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, as ordinary income. Hughes, who has little tax basis in his PSP16, PSP17 and PSP19 Common Stock, intends to exchange his PSP16, PSP17 and PSP19 Common Stock solely for PSI Common Stock. See "Federal Income Tax Matters -- The Mergers."

DETRIMENTS OF THE MERGERS

     For a discussion of certain risks and detriments of the Mergers, see "Risk Factors" beginning on page 28.

RECOMMENDATION TO PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS AND FAIRNESS
ANALYSIS

     CONCLUSIONS. Based upon an analysis of each of the Mergers, the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors have concluded
(i) that the terms of each respective merger are fair to PSP16, PSP17, PSP18 and PSP19 Shareholders, (ii) after comparing the potential benefits and detriments of the Mergers with alternatives, that each of the Mergers is more advantageous to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, than such alternatives and (iii) that PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, should vote for the Mergers.

     Although the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees reasonably believe the terms of each of the Mergers are fair to PSP16, PSP17, PSP18 and PSP19 Shareholders and recommend that PSP16, PSP17, PSP18 and PSP19 Shareholders vote for the Mergers, an affiliate of PSI is a member of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors, and PSI has other significant relationships with PSP16, PSP17, PSP18 and PSP19 and conflicts of interest with respect to the Mergers. The Mergers have been initiated and structured by individuals who are executive officers of PSP16, PSP17, PSP18 and PSP19 and who are also affiliated with PSI. The PSP16, PSP17, PSP18 and PSP19 Special Committees, comprised of independent directors, have reviewed and approved the terms of the Mergers. See "Summary -- Relationships" and "Conflicts of Interest."

     MATERIAL FACTORS UNDERLYING CONCLUSIONS OF SPECIAL COMMITTEES AND BOARDS OF DIRECTORS OF PSP16, PSP17, PSP18 AND PSP19. The following is a discussion of the material factors underlying the conclusions of the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have not quantified the relative importance of these factors.

     1. Bylaw Provisions. The bylaws of PSP16, PSP17, PSP18 and PSP19 require proposals for the sale of their properties in 1998-1999. As discussed under "--Background," the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors believe that the proposed Mergers satisfy these requirements and that, as discussed in paragraph 2 below, the form and amount of consideration offered to PSP16, PSP17, PSP18 and PSP19 Shareholders constitute fair value in respect of their shares of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively. The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors recognize that, if the properties of PSP16, PSP17, PSP18 and PSP19 were liquidated through sales to third parties, the PSP16, PSP17, PSP18 and PSP19 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of their real estate assets. Such assets would be valued through arm's length negotiations between PSP16, PSP17, PSP18 and PSP19 and the prospective purchasers.

     2. Consideration Offered. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that (i) the proposal that the consideration to be paid to PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers be based on the value of the assets of PSP16, PSP17, PSP18 and PSP19 is reasonable and consistent with the bylaws of PSP16, PSP17, PSP18 and PSP19, respectively, (ii) the net asset value of PSP16, PSP17, PSP18 and PSP19 represents a fair estimate of the value of their respective assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by PSP16, PSP17, PSP18 and PSP19 Shareholders, and
(iii) the consideration to be received by PSI and Hughes in respect of their interest in PSP16, PSP17, PSP18 and PSP19 is fair because it reflects the amount they would receive upon liquidation of the respective corporation. There was no negotiation regarding the basis for determining the consideration to be paid to PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers or the consideration to be received by PSI and Hughes in respect of their interest in PSP16, PSP17, PSP18 and PSP19. See "-- Background."

     3. Choice as to Form of Consideration. The Mergers provide PSP16, PSP17, PSP18 and PSP19 Shareholders with the choice of either (A) converting their investment into an investment in PSI, which generally owns the same type of properties as PSP16, PSP17, PSP18 and PSP19, on a tax-free basis (assuming the Mergers are tax-free reorganizations, the PSP16, PSP17, PSP18 and PSP19 Shareholders receive solely PSI Common Stock in the Mergers, and except that the Required REIT Distributions will be taxable as ordinary income) and which has acquired, and is expected to continue to acquire, additional properties or (B) with respect to up to 20% of the outstanding PSP16, PSP17, PSP18 and PSP19 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if their properties were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses).

     4. Independent Portfolio Appraisals and Fairness Opinions. The conclusions of the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors are based partially upon the portfolio appraisals prepared by Wilson and Stanger's fairness opinions. The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in Wilson's portfolio appraisals and Stanger's fairness opinions. The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors believe that the engagement of Wilson and Stanger to provide the portfolio appraisals and the fairness opinions, respectively, assisted the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors in the fulfillment of their duties to PSP16, PSP17, PSP18 and PSP19 Shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "-- Real Estate Portfolio Appraisals by Wilson" and
"-- Fairness Opinions from Stanger."

     5. Voting Procedures and Dissenters' Rights. The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors believe that the voting process and the rights of dissenting shareholders of PSP16, PSP17, PSP18 and PSP19 support their conclusions as to the Mergers. Each of the Mergers is required to be approved by a majority of the outstanding shares of Common Stock and Common Stock Series B and C of the respective corporation, all voting together as a class, and the Common Stock Series B and C will be voted with the holders of a majority of the unaffiliated Common Stock of each respective corporation. The PSP16 Merger, PSP17 Merger, PSP18 Merger and PSP19 Merger are not conditioned on each other. PSP16, PSP17, PSP18 and PSP19 Shareholders will have the right to exercise Dissenters' Rights, although the PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors recognize that these rights may be exercised by PSP16, PSP17, PSP18 and PSP19 Shareholders only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively.

     6. Comparison of Payments to be Received at the Time of the Mergers to Other Alternatives. The payments to be received at the time of the Mergers of $20.76, $19.63, $20.38 and $16.72 per share of PSP16, PSP17, PSP18 and PSP19
Common Stock, respectively, generally compares favorably with (A) the trading price of the PSP16, PSP17, PSP18 and PSP19 Common Stock immediately prior to the first announcement of the Mergers ($18, $18 3/4, $18 and $15 3/4 per share, respectively) and during other periods, (B) a range of estimated going-concern value per share of PSP16, PSP17, PSP18 and PSP19 Common Stock ($17.07 to $20.17, $15.68 to $18.73, $16.19 to $19.38 and $12.20 to $14.37, respectively), (C) an estimated liquidation value per share of PSP16, PSP17, PSP18 and PSP19 Common Stock ($19.88, $18.87, $19.54 and $16.15 per share, respectively) and (D) the book value per share of

PSP16, PSP17, PSP18 and PSP19 Common Stock as of December 31, 1996 ($11.52, $10.33, $11.71 and $11.43 per share, respectively). The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "--Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     7. Lower Level of Distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders After the Mergers. The level of distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers. Based on a market price of PSI Common Stock of $28 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP16 ($.27 per share), PSP17 ($.31 per share), PSP18 ($.30 per share) and PSP19 ($.18 per share), (a) PSP16 Shareholders would receive approximately $.11 (41%) less in regular quarterly distributions per share of PSP16 Common Stock after the Mergers from PSI than before the Mergers from PSP16 and approximately $.01 less per share in regular quarterly distributions for each $1 (7%) increase in the market price of PSI Common Stock above $28, (b) PSP17 Shareholders would receive approximately $.16 (52%) less in regular quarterly distributions per share of PSP17 Common Stock after the Mergers from PSI than before the Mergers from PSP17 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28, (c) PSP18 Shareholders would receive approximately $.15 (50%) less in regular quarterly distributions per share of PSP18 Common Stock after the Mergers from PSI than before the Mergers from PSP18 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28 and (d) PSP19 Shareholders would receive approximately $.05 (28%) less in regular quarterly distributions per share of PSP19 Common Stock after the Mergers from PSI than before the Mergers from PSP19 and approximately $.01 less per share in regular quarterly distributions for each $2 1/4 (8%) increase in the market price of PSI Common Stock above $28.

     8. Conflicts of Interest. The Mergers have been initiated and structured by individuals who are executive officers of PSP16, PSP17, PSP18 and PSP19 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public PSP16, PSP17, PSP18 and PSP19 Shareholders, and the terms of the Mergers are not the result of arm's length negotiations. Hughes will receive PSI Common Stock in respect of his ownership of capital stock of PSP16, PSP17, PSP18 and PSP19.

     The PSP16, PSP17, PSP18 and PSP19 Special Committees and Boards of Directors do not believe that the absence of independent representatives to negotiate the Mergers undermines the fairness of the Mergers because the Mergers have been reviewed and approved by the PSP16, PSP17, PSP18 and PSP19 Special Committees, comprised of independent directors. Based upon the use of an independent appraisal firm, the Stanger fairness opinions and the participation of the PSP16, PSP17, PSP18 and PSP19 Special Committees, the Boards of Directors and Special Committees considered that the engagement of such independent representatives was not necessary or cost effective.

     COMPARISON OF BENEFITS AND DETRIMENTS. Prior to concluding that the Mergers should be proposed to PSP16, PSP17, PSP18 and PSP19 Shareholders, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees considered several alternatives to the Mergers. The alternatives considered by the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees were liquidation, continuation of operations and amendments to organizational documents. In order to determine whether the Mergers or one of its alternatives would be more advantageous to PSP16, PSP17, PSP18 and PSP19 Shareholders, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of the alternatives. See "-- Alternatives to Mergers" for a discussion of the potential benefits and detriments of each of these alternatives. Each of the Mergers and its alternatives offers potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees regarding the comparison of the Mergers to the alternatives.

            (i) The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees favor the Mergers over liquidation because they believe that (A) PSP16, PSP17, PSP18 and PSP19 should not be liquidated at this time (other than through the Mergers that provide PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock with greater liquidity and increased geographic diversification, while retaining an interest in a similar type of properties which may increase in value) because of potential continued improvement of the properties of PSP16, PSP17, PSP18 and PSP19 and (B) the Mergers provide

     PSP16, PSP17, PSP18 and PSP19 Shareholders, with respect to up to 20% of the outstanding PSP16, PSP17, PSP18 and PSP19 Common Stock (less any PSP16, PSP17, PSP18 and PSP19 Dissenting Shares, respectively), with the opportunity, if they so elect, to receive in cash the amounts they would receive if the properties of PSP16, PSP17, PSP18 and PSP19 were sold at their appraised values and were liquidated, but without any reduction for real estate commissions and other sales expenses.

            (ii) The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have concluded that continued operation of PSP16, PSP17, PSP18 and PSP19 is not as attractive an alternative as each of the Mergers because the Mergers afford PSP16, PSP17, PSP18 and PSP19 Shareholders increased liquidity and the opportunity to participate in PSI, an entity that, unlike PSP16, PSP17, PSP18 and PSP19, has grown, and is expected to continue to grow, as new investments are made. However, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees recognize that the level of distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock is expected to be reduced. See "-- Recommendation to PSP16, PSP17, PSP18 and PSP19 Shareholders -- 7. Lower Level of Distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders After the Mergers."

            (iii) The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that PSP16, PSP17, PSP18 and PSP19 Shareholders would have better opportunities to participate in the current markets for equity securities of REITs through PSI than through PSP16, PSP17, PSP18 and PSP19, even if their bylaws were amended to remove restrictions on reinvestment of cash flow and on the issuance of securities of PSP16, PSP17, PSP18 and PSP19, because of PSI's larger capital base, greater liquidity and broader geographic diversification.

     Based upon this comparison of the potential benefits and detriments of the Mergers with its alternatives, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have concluded that each of the Mergers is more attractive to PSP16, PSP17, PSP18 and PSP19 Shareholders, respectively, than any of the alternatives.

COMPARISON OF CONSIDERATION TO BE RECEIVED IN THE MERGERS TO OTHER ALTERNATIVES

     GENERAL. To assist PSP16, PSP17, PSP18 and PSP19 Shareholders in evaluating the Mergers, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees compared the consideration to be received in each of the Mergers, i.e., (A) a value of $20.76 per share of PSP16 Common Stock (less the amount of any Required PSP16 REIT Distributions), (B) a value of $19.63 per share of PSP17 Common Stock (less the amount of any Required PSP17 REIT Distributions), (C) a value of $20.38 per share of PSP18 Common Stock (less the amount of any Required PSP18 REIT Distributions) and (D) a value of $16.72 per share of PSP19 Common Stock (less the amount of any Required PSP19 REIT Distributions) to: (i) the trading price of the PSP16, PSP17, PSP18 and PSP19 Common Stock on the AMEX; (ii) estimates of the value of PSP16, PSP17, PSP18 and PSP19 on a liquidation basis assuming that their assets were sold at their appraised fair market value and the net proceeds distributed to the PSP16, PSP17, PSP18 and PSP19 Shareholders in accordance with their share ownership in PSP16, PSP17, PSP18 and PSP19, respectively; and (iii) estimates of the value of each of PSP16, PSP17, PSP18 and PSP19 on a going-concern basis assuming that each were to continue as a stand-alone entity and its securities sold at the end of either a five-year or 10-year holding period or its assets sold at the end of a 10-year holding period. Due to the uncertainty in establishing these values, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to each of the Mergers is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

     The results of these comparative analyses are summarized in the following tables. PSP16, PSP17, PSP18 and PSP19 Shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PSP16, PSP17, PSP18 and PSP19. These assumptions relate, among other things, to: projections as to the future income, expenses, cash flow and other significant financial matters of PSP16, PSP17, PSP18 and PSP19; the capitalization rates that will be used by prospective buyers when the assets of PSP16, PSP17, PSP18 and PSP19 are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PSP16, PSP17, PSP18 and PSP19 Common Stock. In addition, these estimates are based upon certain information available to PSP16, PSP17, PSP18 and PSP19 at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the Mergers. The assumptions used have been determined by the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees in good faith, and, where appropriate, are based upon current and historical information regarding PSP16, PSP17, PSP18 and PSP19 and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees.

          No assurance can be given that such consideration would be realized through any of the designated alternatives, and PSP16, PSP17, PSP18 and PSP19 Shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (i) the price of PSI Common Stock as of the date of the Mergers being the same as during the 20 trading days ending on the fifth trading day prior to the meeting of shareholders of PSP16, PSP17, PSP18 and PSP19, (ii) projections as to the future revenues, expenses, cash flow and other significant financial matters of PSP16, PSP17, PSP18 and PSP19, (iii) the capitalization rates that will be used by prospective buyers when the assets of PSP16, PSP17, PSP18 and PSP19 are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of the properties of PSP16, PSP17, PSP18 and PSP19. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for mini-warehouses, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of mini-warehouses.

                        PSP16 COMPARISON OF ALTERNATIVES

                                                                                                     Estimated Liquidation
Payments in PSP16                                              Estimated Going Concern             Value per Share of PSP16
Merger per Share of         Trading Prices of PSP16            Value per Share of PSP16                 Common Stock at
PSP16 Common Stock            Common Stock (2)                     Common Stock (3)                   Appraised Value (4)
----------------------------------------------------------------------------------------------------------------------------
    $20.76(1)                $18 7/8       $19 3/4                $17.07      $20.17                     $19.88
----------------------------------------------------------------------------------------------------------------------------

                        PSP17 COMPARISON OF ALTERNATIVES

                                                                                                    Estimated Liquidation
 Payments in PSP17                                            Estimated Going Concern              Value per Share of PSP17
 Merger per Share of       Trading Prices of PSP17            Value per Share of PSP17                 Common Stock at
 PSP17 Common Stock            Common Stock (2)                    Common Stock (3)                   Appraised Value (4)
 ---------------------------------------------------------------------------------------------------------------------------
    $19.63(1)                $18 3/8       $19 7/8                $15.68       $18.73                      $18.87
----------------------------------------------------------------------------------------------------------------------------

                        PSP18 COMPARISON OF ALTERNATIVES

                                                                                                    Estimated Liquidation
 Payments in PSP18                                              Estimated Going Concern           Value per Share of PSP18
 Merger per Share of         Trading Prices of PSP18          Value per Share of PSP18                Common Stock at
 PSP18 Common Stock            Common Stock (2)                     Common Stock (3)                 Appraised Value (4)
 --------------------------------------------------------------------------------------------------------------------------
       $20.38(1)              $18 3/8      $20                    $16.19       $19.38                      $19.54
---------------------------------------------------------------------------------------------------------------------------

                        PSP19 COMPARISON OF ALTERNATIVES

                                                                                                     Estimated Liquidation
 Payments in PSP19                                                 Estimated Going Concern          Value per Share of PSP19
 Merger per Share of       Trading Prices of PSP19              Value per Share of PSP19               Common Stock at
 PSP19 Common Stock          Common Stock (2)                         Common Stock (3)               Appraised Value (4)
---------------------------------------------------------------------------------------------------------------------------
       $16.72(1)              $15 3/4      $17 1/2                $12.20       $14.37                      $16.15
---------------------------------------------------------------------------------------------------------------------------


_______________

(1) Based on the respective corporation's net asset value consisting of the independently appraised market value of the respective corporation's real estate portfolio as of March 17, 1997 and estimated book value of its other net assets as of June 30, 1997 and assuming no Required REIT Distributions. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of the shares in the Mergers and other factors. See "-- Determination of Payments to be Received by PSP16, PSP17, PSP18 and PSP19 Shareholders in Connection with the Mergers."

(2) High and low sales prices on the AMEX composite tape for the first quarter of 1997, the last full calendar quarter prior to the announcement of the Mergers. On April 8, 1997, the closing price of PSP16, PSP17, PSP18 and PSP19 Common Stock was $18 7/8, $18 3/4, $18 5/8 and $15 3/4, respectively.

(3) High and low of three methods of estimating going-concern value. Based upon a number of assumptions regarding the future net operating income and distributions of PSP16, PSP17, PSP18 and PSP19 and the date of their liquidation. See "-- Going-Concern Value."

(4) Based upon Wilson's real estate appraisal, less estimated expenses of liquidation. See "-- Liquidation Values."

     TRADING PRICES OF PSP16, PSP17, PSP18 AND PSP19 COMMON STOCK.

         PSP16. The PSP16 Board of Directors and Special Committee also considered that the trading price for PSP16 Common Stock averaged $19.13, $19.35, $19.43 and $18.59 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PSP16 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $18. The PSP16 Board of Directors also considered that the consideration offered in the PSP16 Merger adjusted for interim earnings of approximately $.23 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and June 30, 1997) represents a premium of 7.4%, 6.1%, 5.7%, 10.5% and 8.8% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

         PSP17. The PSP17 Board of Directors and Special Committee also considered that the trading price for PSP17 Common Stock averaged $18.60, $18.86, $19.29 and $18.55 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PSP17 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $18 3/4. The PSP17 Board of Directors also considered that the consideration offered in the PSP17 Merger adjusted for interim earnings of approximately $.15 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and June 30, 1997) represents a premium of 4.8%, 3.3%, 1.0%, 5.0% and 3.9% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

         PSP18. The PSP18 Board of Directors and Special Committee also considered that the trading price for PSP18 Common Stock averaged $18.59, $18.86, $19.18 and $18.46 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PSP18 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $18. The PSP18 Board of Directors also considered that the consideration offered in the PSP18 Merger adjusted for interim earnings of approximately $.19 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and June 30, 1997) represents a premium of 8.6%, 7.1%, 5.3%, 9.4%, and 8.4% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

         PSP19. The PSP19 Board of Directors and Special Committee also considered that the trading price for PSP19 Common Stock averaged $15.93, $16.13, $16.00 and $15.14 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PSP19 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $15 3/4. The PSP19 Board of Directors also considered that the consideration offered in the PSP19 Merger adjusted for interim earnings of approximately $.03 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and June 30, 1997) represents a premium of 4.8%, 3.5%, 4.3%, 10.2%, and 5.9% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

     GOING-CONCERN VALUE. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have estimated the going-concern value of each of PSP16, PSP17, PSP18 and PSP19 by analyzing projected cash flows and distributions assuming that each of PSP16, PSP17, PSP18 and PSP19 were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP16, PSP17, PSP18 and PSP19 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP16, PSP17, PSP18 and PSP19 liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolios of PSP16, PSP17, PSP18 and PSP19 liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP16, PSP17, PSP18 and PSP19 paid out to the shareholders of PSP16, PSP17, PSP18 and PSP19 in liquidation distributions. Dividends and sale proceeds per share of PSP16, PSP17, PSP18 and PSP19 Common Stock were discounted in the projections at rates ranging from 12.00% to 13.00%.

     Scenario #3 of the going-concern analysis assumes the properties of each of PSP16, PSP17, PSP18 and PSP19 are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to shareholders out of the respective corporation's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

     The estimated value of each of PSP16, PSP17, PSP18 and PSP19 on a going-concern basis is not intended to reflect the distributions payable to each of their shareholders if their assets were to be sold at their current fair market values.

     LIQUIDATION VALUES. Since one of the alternatives available to the PSP16, PSP17, PSP18 and PSP19 Boards of Directors is to proceed with a liquidation of PSP16, PSP17, PSP18 and PSP19, and the corresponding distribution of the net liquidation proceeds to the shareholders of PSP16, PSP17, PSP18 and PSP19, respectively, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have estimated the liquidation value of PSP16, PSP17, PSP18 and PSP19 assuming that the real estate portfolios of these corporations were sold at their fair market value, based upon the Wilson real estate portfolio appraisals. This alternative assumes non-real estate assets are sold at their book value (such assets, excluding cash, representing less than 1% of the value of each of PSP16, PSP17, PSP18 and PSP19), PSP16, PSP17, PSP18 and PSP19 incur selling costs at the time of liquidation (state and local transfer taxes, real estate commissions and legal and other closing costs) of $3,623,000, $3,063,000, $3,352,000 and $2,323,000, respectively, and the remaining net liquidation proceeds are distributed among the shareholders of PSP16, PSP17, PSP18 and PSP19 under the terms of their respective articles of incorporation, according priority to the PSP16, PSP17, PSP18 and PSP19 Shareholders.

     The liquidation analysis assumes that the properties of PSP16, PSP17, PSP18 and PSP19 are sold in single transactions at the respective appraised values. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PSP16, PSP17, PSP18 and PSP19 Shareholders out of the respective corporation's cash flow from operations might be reduced because their relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the property in each portfolio are assumed to occur concurrently.

     Applying these procedures, the PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees arrived at the liquidation value set forth in the table. The real estate portfolio appraisals set forth, subject to the specified assumptions, limitations and qualifications, Wilson's professional opinion as to the market value of the real estate portfolios of PSP16, PSP17, PSP18 and PSP19 as of March 17, 1997. While the portfolio appraisals are not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisals assume that the properties of PSP16, PSP17, PSP18 and PSP19 are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "-- Real Estate Appraisals by Wilson."

     DISTRIBUTION COMPARISON. The PSP16, PSP17, PSP18 and PSP19 Boards of Directors and Special Committees have considered the potential impact of the Mergers upon distributions that would be made to PSP16, PSP17, PSP18 and PSP19 Shareholders who exchange their PSP16, PSP17, PSP18 and PSP19 Common Stock for PSI Common Stock. Based on a market price of PSI Common Stock of $28 and the current regular quarterly distribution rate for PSI ($.22 per share), PSP16 ($.27 per share), PSP17 ($.31 per share), PSP18 ($.30 per share) and PSP19 ($.18 per share), (a) PSP16 Shareholders would receive approximately $.11 (41%) less in regular quarterly distributions per share of PSP16 Common Stock after the Mergers from PSI than before the Mergers from PSP16 and approximately $.01 less per share in regular quarterly distributions for each $1 (7%) increase in the market price of PSI Common Stock above $28, (b) PSP17 Shareholders would receive approximately $.16 (52%) less in regular quarterly distributions per share of PSP17 Common Stock after the Mergers from PSI than before the Mergers from PSP17 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of

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PSI Common Stock above $28, (c) PSP18 Shareholders would receive approximately
$.15 (50%) less in regular quarterly distributions per share of PSP18 Common Stock after the Mergers from PSI than before the Mergers from PSP18 and approximately $.01 less per share in regular quarterly distributions for each $2 (7%) increase in the market price of PSI Common Stock above $28 and (d) PSP19 Shareholders would receive approximately $.05 (28%) less in regular quarterly distributions per share of PSP19 Common Stock after the Mergers from PSI than before the Mergers from PSP19 and approximately $.01 less per share in regular quarterly distributions for each $2 1/4 (8%) increase in the market price of PSI Common Stock above $28. These estimates are based upon the actual distributions made by PSI, PSP16, PSP17, PSP18 and PSP19 (not upon the amounts that might have been distributed by them based upon their cash flow from operations).

     In evaluating this estimate, PSP16, PSP17, PSP18 and PSP19 Shareholders should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs), and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of PSI with those of PSP16, PSP17, PSP18 and PSP19 does not show how the Mergers might affect a PSP16, PSP17, PSP18 or PSP19 Shareholder's distribution level over a number of years.

REAL ESTATE PORTFOLIO APPRAISALS BY WILSON

     Wilson was engaged by PSI, PSP16, PSP17, PSP18 and PSP19 to appraise the real estate portfolios of PSP16, PSP17, PSP18 and PSP19 and has delivered written reports of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the portfolio of properties of each of PSP16, PSP17, PSP18 and PSP19 as of March 17, 1997 (the "Appraisals"). PSI, PSP16, PSP17, PSP18 and PSP19 selected Wilson to provide the Appraisals because of its experience and reputation in connection with appraising mini-warehouses, its familiarity with the properties of PSP16, PSP17, PSP18 and PSP19 and Wilson's appraisal of the properties of other REITs in connection with their mergers with PSI. The consideration to be paid by PSI to PSP16, PSP17, PSP18 and PSP19 Shareholders in the Mergers is based on the Appraisals. The Appraisals, which contain a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, are set forth as Appendices B-1, B-2, B-3 and B-4 and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the Appraisals are described below.

     EXPERIENCE OF WILSON. Wilson was founded by Charles R. Wilson in 1976, who has specialized in the appraisal of mini-warehouses since 1972. Wilson has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. Wilson has appraised over 300 mini-warehouses during the 12 months ended March 1997.

     Mr. Wilson founded Self Storage Data Services, Inc. ("SSDS") in 1993 for the purpose of tracking and publishing income and expense trends in the mini-warehouse industry. The SSDS data base now contains over 23,600 facilities nationwide. Mr. Wilson, recognized as a leading authority on mini-warehouses, has spoken extensively and has written several articles on the subject of mini-warehouses.

     SUMMARY OF METHODOLOGY. At the request of PSI, PSP16, PSP17, PSP18 and PSP19, Wilson evaluated the portfolios of real estate of PSP16, PSP17, PSP18 and PSP19. In valuing the properties, Wilson considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Wilson did not consider the cost approach to be applicable to the properties of PSP16, PSP17, PSP18 and PSP19.

     The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

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

     The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

     The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of PSP16, PSP17, PSP18 and PSP19 since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of the properties of PSP16, PSP17, PSP18 and PSP19 diminishes the validity of this approach.

     While the Appraisals were prepared separately for the entire portfolio of each of PSP16, PSP17, PSP18 and PSP19, Wilson analyzed the individual properties by (a) reviewing each property's previous three years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by Wilson through physical inspections, telephone calls and other sources; (c) reviewing, in the case of business park properties, existing lease terms; (d) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market; and (e) considering published data on median income and expense benchmarks on comparable facilities.

     To determine any significant differences in quality among the various properties, Wilson considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

     Wilson also interviewed management personnel responsible for the properties of PSP16, PSP17, PSP18 and PSP19 to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, lease terms and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Wilson also reviewed surveys of local mini-warehouses and business parks conducted by management. Representatives of Wilson performed site inspections on all of the properties of PSP16, PSP17, PSP18 and PSP19 between December 1996 and March 1997. Several of the properties of PSP16, PSP17, PSP18 and PSP19 had been appraised by Wilson previously.

     Wilson then estimated the value of each property in the portfolio relying heavily upon the income approach. Indicated values were developed using a yield capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, Wilson reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse and business park investors, owners and operators, appraisers and financing sources. In addition, Wilson reviewed other published information concerning acquisition criteria in use by property investors through the first quarter of 1997. Further, Wilson interviewed various sources in local markets to identify sales of mini-warehouses and business parks within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, and others. Wilson also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

     In applying a discounted cash flow analysis, projections of cash flow from each property were developed for a 10-year period ending in the year 2006 with a terminal residual value computed at the end of year 10. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from administrative charges and late fees, if any. Wilson then made an analysis of each subject's occupancy history, current lease terms (in the case of business park properties), took into consideration the occupancy level of competitive facilities and estimated a stabilized occupancy level for each property in each of the portfolios.

     Estimated expenses were based upon each property's actual operating history; where appropriate, adjustments were made to property taxes to estimate taxes which would be due after a sales transaction. The projected expenses

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

were tested for reasonableness based upon a comparison of the operating expense ratios to market norms. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

     Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Wilson also reviewed capitalization rates and purchase prices paid in recent and pending transactions of assembled portfolios similar to the portfolios of PSP16, PSP17, PSP18 and PSP19, including transactions involving PSI and third parties. Based on these analyses, Wilson derived the parameters for the valuation of the portfolios of PSP16, PSP17, PSP18 and PSP19. With respect to the business park facilities, Wilson estimated the gross potential income of each facility, taking existing leases and current market rates into account. Wilson used a 3% growth rate for income and expenses. Wilson then used terminal capitalization rates ranging from 10.0% to 11.0% for the mini-warehouses and 10.5% to 11.0% for the business parks to capitalize each property's 11th year net income into a residual value at the end of a 10-year holding period, assuming normal cost of disposing of the properties. The 10 yearly cash flows were then discounted to present worth using discount rates ranging from 12.50% to 13.25% for the mini-warehouses and 11.50% to 13.00% for the business parks again depending upon local market and property conditions. The indicated value based upon the income approach is $76,670,000 for PSP16's properties, $72,445,000 for PSP17's properties, $73,255,000 for PSP18's properties and $52,080,000 for PSP19's properties.

     In applying the sales comparison approach to the properties of PSP16, PSP17, PSP18 and PSP19, Wilson analyzed 155 mini-warehouse properties that were sold during the prior 12 months in individual transactions and similar assembled portfolio transactions. Using a regression analysis, a statistically significant correlation was derived between each of the comparable property's net income and its sales price per square foot. With respect to the business parks, Wilson compared the facilities to comparable facilities sold in the market during the prior year. Based upon a regression analysis for the mini-warehouse portfolios of PSP16, PSP17, PSP18 and PSP19 computed based on net income per square foot, and the comparable sales for the business parks, the indicated value by the sales comparison approach ranged between $72,052,000 and $81,172,000 for PSP16's properties, between $69,560,000 and $77,350,000 for
PSP17's properties, between $70,150,000 and $76,600,000 for PSP18's properties and between $50,140,000 and $54,870,000 for PSP19's properties.

     CONCLUSIONS AS TO VALUE. Wilson reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. Wilson gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market. The resulting effective implied capitalization rate for the portfolios based on reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended December 31, 1996 averaged 9.28% for PSP16 (excluding the Lombard, Illinois property which is not stabilized due to recent property expansion), 9.30% for PSP17, 9.33% for PSP18 and 9.38% for PSP19.

     Based on the valuation methodology described above, Wilson assigned a market value to the portfolios of real property assets of PSP16, PSP17, PSP18 and PSP19 as of March 17, 1997 of $76,500,000, $72,750,000, $73,250,000 and
$52,250,000, respectively.

     ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF THE APPRAISALS. The Appraisals reflect Wilson's valuation of the real estate portfolios of PSP16, PSP17, PSP18 and PSP19 as of March 17, 1997 in the context of the information available on such date. Events occurring after March 17, 1997 and before the closing of the Mergers could affect the properties or assumptions used in preparing the Appraisals. Wilson has no obligation to update the Appraisals on the basis of subsequent events; however, Wilson has informed PSI, PSP16, PSP17, PSP18 and PSP19 that, as of the date of this Proxy Statement, Wilson is not aware of any event or change in conditions since March 17, 1997 that may have caused a material change in the value of the portfolios of real estate of PSP16, PSP17, PSP18 and PSP19 since that date.

     The Appraisals are subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Appraisals (i) did not consider the effect of easements, restrictions and other similar items on the value

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

of the properties of PSP16, PSP17, PSP18 or PSP19, (ii) assumed that the properties comply with local building codes and zoning ordinances, (iii) assumed that there are no new or planned facilities except as noted in the Appraisals and (iv) did not involve the physical inspections of competing properties. See Appendices B-1, B-2, B-3 and B-4 for a discussion of the specific assumptions, limitations and qualifications of the Appraisals.

     COMPENSATION AND MATERIAL RELATIONSHIPS. Wilson is being paid an aggregate fee of $201,000 for preparation of the Appraisals, which fee includes reimbursement for all of Wilson's related out-of-pocket expenses. Wilson is also entitled to indemnification against certain liabilities. The fee was negotiated with Wilson and payment is not dependent upon completion of the Mergers. As a leading appraiser of mini-warehouses since 1976, Wilson has continuously prepared appraisals for PSI and its affiliates, including appraisals of the properties of prior REITs in connection with their mergers with PSI, and is expected to continue to prepare appraisals for PSI.

FAIRNESS OPINIONS FROM STANGER

     Stanger was engaged by PSP16, PSP17, PSP18 and PSP19 through the PSP16, PSP17, PSP18 and PSP19 Special Committees to deliver written summaries of its determination as to the fairness of the consideration to be received in each of the Mergers, from a financial point of view, to the public PSP16, PSP17, PSP18 and PSP19 Shareholders. The full text of the opinions, which contain descriptions of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendices C-1, C-2, C-3 and C-4 to this Proxy Statement and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinions are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinions. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

     Except for certain assumptions, described more fully below, which PSP16, PSP17, PSP18 and PSP19 advised Stanger that it would be reasonable to make, PSP16, PSP17, PSP18 and PSP19 imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinions. PSP16, PSP17, PSP18 and PSP19 have agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinions.

     EXPERIENCE OF STANGER. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major NYSE firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs.
The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

     SUMMARY OF MATERIALS CONSIDERED. In the course of Stanger's analysis to render its opinions regarding the Mergers, Stanger: (i) reviewed this Proxy Statement; (ii) reviewed the annual reports on Form 10-K of PSI, PSP16, PSP17, PSP18 and PSP19 for the three fiscal years ending December 31, 1994, 1995 and 1996; (iii) reviewed the Appraisals and discussed with management of PSP16, PSP17, PSP18 and PSP19 and Wilson the methodologies and procedures employed in preparing the Appraisals; (iv) reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities over the past two years, and other information available relating to acquisition criteria for self-storage properties; (v) reviewed estimates prepared by PSP16, PSP17, PSP18 and PSP19, and based in part on the Appraisals, of the current net liquidation value per common share of the assets of PSP16, PSP17, PSP18 and PSP19 and projections of cash flow from operations, dividend distributions and going-concern values for PSP16, PSP17, PSP18 and PSP19, and the calculation of the allocation of such values between (A) the PSP16 Shareholders and the holders of the PSP16 Common Stock Series B and C, (B) the PSP17 Shareholders and

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

the holders of the PSP17 Common Stock Series B and C, (C) the PSP18 Shareholders and the holders of the PSP18 Common Stock Series B and C and (D) the PSP19 Shareholders and the holders of the PSP19 Common Stock Series B and C; (vi) discussed with certain members of management of PSI, PSP16, PSP17, PSP18 and PSP19 conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP16, PSP17, PSP18 and PSP19, current and expected operations and performance, and the financial condition and future prospects of PSI, PSP16, PSP17, PSP18 and PSP19; (vii) reviewed historical market prices, trading volume and dividends for PSI, PSP16, PSP17, PSP18 and PSP19 Common Stock; and (viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

     SUMMARY OF ANALYSIS. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinions. The summary of the opinions and analysis of Stanger set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinions.

     Review of Appraisals. In preparing its opinions, Stanger relied upon the Appraisals of the portfolios of properties of PSP16, PSP17, PSP18 and PSP19 which were prepared as of March 17, 1997 by Wilson, an independent appraiser. Stanger reviewed the Appraisals rendered by Wilson, reviewed a sample of supporting documentation for the Appraisals and discussed with Wilson its experience and qualifications and the appraisal methodologies utilized.

     Stanger observed that the Appraisals were certified by a Member of the Appraisal Institute and were conducted utilizing the income approach to valuation, applying the discounted cash flow method to establish a value for each individual property, and the sales comparison approach.

     Stanger observed that the effective capitalization rate utilized in the Appraisals was approximately 9.28% (excluding the Lombard, Illinois property which is not stabilized due to recent property expansion), 9.30%, 9.33% and 9.38% for the properties of PSP16, PSP17, PSP18 and PSP19, respectively, based on net operating income (before non-recurring expenses and after certain property tax adjustments) generated for the 12 months ended December 31, 1996. Stanger further observed that among stabilized properties acquired by PSI or affiliated entities from third-parties between August 1996 and March 1997, capitalization rates for such purchases averaged approximately 9.5%. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

     Review of Liquidation Analysis. Stanger reviewed an analysis prepared by management of PSP16, PSP17, PSP18 and PSP19 of the estimated value of PSP16, PSP17, PSP18 and PSP19 based upon liquidation of their portfolios on a property-by-property basis utilizing estimates prepared by PSP16, PSP17, PSP18 and PSP19 and information provided by Wilson.

     The property-by-property liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the Appraisals, to an independent third-party buyer. Costs of such property sales by PSP16 to independent third-parties were estimated by PSP16 to total approximately $3,623,000 and were comprised of estimates of $563,000 in state and local transfer taxes, $2,295,000 in commissions and $765,000 in legal and other closing costs. Costs of such property sales by PSP17 to independent third-parties were estimated by PSP17 to total approximately $3,063,000 and were comprised of estimates of $152,000 in state and local transfer taxes, $2,183,000 in commissions and $728,000 in legal and other closing costs. Costs of such property sales by PSP18 to independent third-parties were estimated by PSP18 to total approximately $3,352,000 and were comprised of estimates of $422,000 in state and local transfer taxes, $2,197,000 in commissions and $733,000 in legal and other closing costs. Costs of such property sales by PSP19 to independent third-parties were estimated by PSP19 to total approximately $2,323,000 and were comprised of estimates of $233,000 in state and local transfer taxes, $1,568,000 in commissions and $522,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of PSP16, PSP17, PSP18 and PSP19 based on knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PSP16 REIT Distributions (prior to the date of liquidation) and the associated dissolution of PSP16 and distribution of all remaining assets was $19.88 per share of PSP16 Common Stock, versus the consideration offered in the PSP16 Merger of $20.76 cash per share of PSP16 Common Stock, or the equivalent of $20.76 of PSI Common Stock per share of PSP16 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of

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

PSP16. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PSP17 REIT Distributions (prior to the date of liquidation) and the associated dissolution of PSP17 and distribution of all remaining assets was $18.87 per share of PSP17 Common Stock, versus the consideration offered in the PSP17 Merger of $19.63 cash per share of PSP17 Common Stock, or the equivalent of $19.63 of PSI Common Stock per share of PSP17 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP17. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PSP18 REIT Distributions (prior to the date of liquidation) and the associated dissolution of PSP18 and distribution of all remaining assets was $19.54 per share of PSP18 Common Stock, versus the consideration offered in the PSP18 Merger of $20.38 cash per share of PSP18 Common Stock, or the equivalent of $20.38 of PSI Common Stock per share of PSP18 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP18. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PSP19 REIT Distributions (prior to the date of liquidation) and the associated dissolution of PSP19 and distribution of all remaining assets was $16.15 per share of PSP19 Common Stock, versus the consideration offered in the PSP19 Merger of $16.72 cash per share of PSP19 Common Stock, or the equivalent of $16.72 of PSI Common Stock per share of PSP19 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP19.

     Stanger also reviewed information on recent multi-property purchases and sales of self-storage properties transacted by PSI, PSMI or affiliates during 1993 through March 1997. Stanger observed that PSI, PSMI or affiliated entities have completed 11 bulk purchases of property portfolios during the period reviewed, excluding the properties associated with the mergers of 13 prior REITs with PSI. These transactions involved affiliated and unaffiliated entities with an interest in 106 properties with an aggregate acquisition cost of approximately $250 million. Capitalization rates ranged from 9.1% to 10.7%, averaging 9.7%, for bulk transactions during the entire period reviewed and ranged from 9.1% to 9.8%, averaging 9.3%, for bulk transactions during the preceding 15 months.

     Review of Going-Concern Analysis. Stanger reviewed financial analyses and projections prepared by the management of PSP16, PSP17, PSP18 and PSP19 concerning estimated cash flows and dividend distributions from continued operation of PSP16, PSP17, PSP18 and PSP19 as independent stand-alone entities and estimated sales proceeds from the liquidation of the shares of PSP16, PSP17, PSP18 and PSP19 or the portfolios of properties owned by PSP16, PSP17, PSP18 and PSP19. The analyses incorporated estimates of revenues and operating expenses for each of the properties, capital expenditures, entity-level general and administrative costs, and cash flow distributions and proceeds from sale of either the securities of PSP16, PSP17, PSP18 and PSP19 or the properties owned by PSP16, PSP17, PSP18 and PSP19 during projection periods of up to 10 years. The analyses and projections assumed, among other things, that (i) net operating income for PSP16, PSP17, PSP18 and PSP19 would grow at a compound annual rate of approximately 3.2%, 3.1%, 3.2% and 3.1% for the properties of PSP16, PSP17, PSP18 and PSP19, respectively, over the 10-year projection period; (ii) general and administrative expenses would increase at an average rate of 3.0% per annum over the projection period; and (iii) in the scenario involving sale of the properties in private real estate markets (as described below), such sales would occur at the terminal value projected by the appraiser in the Appraisals.

     The projections evaluated the going-concern value of PSP16, PSP17, PSP18 and PSP19 under three scenarios: Scenario #1 -- a five-year holding period, with shares of PSP16, PSP17, PSP18 and PSP19 Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; Scenario #2 -- a 10-year holding period, with shares of PSP16, PSP17, PSP18 and PSP19 Common Stock liquidated in securities markets at an FFO multiple ranging from 8.5 to 10.5; and Scenario #3 -- a 10-year holding period with the property portfolio of PSP16, PSP17, PSP18 and PSP19 liquidated in private real estate markets at the terminal value projected in the Appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PSP16, PSP17, PSP18 and PSP19 paid out to shareholders in liquidating distributions.
Dividends and sale proceeds per share of PSP16, PSP17, PSP18 and PSP19 Common Stock were discounted in the projections at rates ranging from 12.0% to 13.0%.

     Stanger observed that the FFO multiples utilized by management in the projections were consistent with historical FFO multiples among publicly traded REITs investing in self-storage facilities and with market capitalization

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and leverage levels reasonably comparable to those of PSP16, PSP17, PSP18 and
PSP19. This group of publicly traded REITs are or were all affiliated with PSI. Stanger further observed that the discount rates applied to dividends and sale proceeds were consistent with the historic rates of return produced by equity REITs.

     Stanger further observed that the estimated values per share of PSP16, PSP17, PSP18 and PSP19 Common Stock on a going-concern basis resulting from the above analysis were as follows for each scenario: Scenario #1 -- $17.07 to $20.00, $15.68 to $18.51, $16.19 to $19.07 and $12.20 to $14.27, respectively;
Scenario #2 -- $17.61 to $20.17, $16.25 to $18.73, $16.84 to $19.38 and $12.56
to $14.37, respectively; Scenario #3 -- $18.46 to $19.57, $17.12 to $18.19,
$17.69 to $18.79 and $13.24 to $14.06, respectively, compared with the consideration offered in the Mergers of $20.76 per share of PSP16 Common Stock, $19.63 per share of PSP17 Common Stock, $20.38 per share of PSP18 Common Stock and $16.72 per share of PSP19 Common Stock.

     The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by PSP16, PSP17, PSP18 and PSP19. While PSP16, PSP17, PSP18 and PSP19 have advised Stanger that they believe they have a reasonable basis for these assumptions, these assumptions may not reflect the actual experience of PSP16, PSP17, PSP18 and PSP19 and such differences could be material. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     Review of Market Value. Stanger reviewed historical market prices, trading volume and dividend distributions for PSP16, PSP17, PSP18 and PSP19 Common Stock. In the course of this review, Stanger compared the historical market prices of PSP16, PSP17, PSP18 and PSP19 Common Stock with amounts to be received at the time of the Mergers. Stanger observed that the trading price for PSP16 Common Stock averaged $19.13, $19.35, $19.43 and $18.59 for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed PSP16 Merger and that the closing price for PSP16 Common Stock on the last trading day prior to the first announcement of the proposed PSP16 Merger was $18. Stanger further observed that the consideration offered in the PSP16 Merger, reduced by $934,000, or approximately $.23 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and June 30, 1997) represents a premium of 7.4%, 6.1%, 5.7%, 10.5% and 8.8% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed PSP16 Merger, respectively. Stanger observed that the trading price for PSP17 Common Stock averaged $18.60, $18.86, $19.29 and $18.55 for the respective 20-day, 60-day,
180-day, and 360-day periods preceding the announcement of the proposed PSP17 Merger and that the closing price for PSP17 Common Stock on the last trading day prior to the first announcement of the proposed PSP17 Merger was $18 3/4. Stanger further observed that the consideration offered in the PSP17 Merger, reduced by $596,000, or approximately $.15 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and June 30, 1997) represents a premium of 4.8%, 3.3%, 1.0%, 5.0% and 3.9% over the 20-day, 60-day, 180-day,
360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed PSP17 Merger, respectively. Stanger observed that the trading price for PSP18 Common Stock averaged $18.59, $18.86, $19.18 and $18.46 for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed PSP18 Merger and that the closing price for PSP18 Common Stock on the last trading day prior to the first announcement of the proposed PSP18 Merger was $18. Stanger further observed that the consideration offered in the PSP18 Merger, reduced by $770,000, or approximately $.19 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and June 30, 1997) represents a premium of 8.6%, 7.1%, 5.3%, 9.4% and 8.4% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed PSP18 Merger, respectively. Stanger observed that the trading price for PSP19 Common Stock averaged $15.93, $16.13, $16.00 and $15.14 for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed PSP19 Merger and that the closing price for PSP19 Common Stock on the last trading day prior to the first announcement of the proposed PSP19 Merger was $15 3/4. Stanger further observed that the consideration offered in the PSP19 Merger, reduced by $140,000, or approximately $.03 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and June 30, 1997) represents a premium of 4.8%, 3.5%, 4.3%, 10.2% and 5.9% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed PSP19 Merger, respectively.

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

     In addition, Stanger observed that the consideration per share of PSP16, PSP17, PSP18 and PSP19 Common Stock offered in the Mergers in the form of shares of PSI Common Stock will reflect values established in public securities trading markets equivalent to the cash offer per share of PSP16, PSP17, PSP18 and PSP19 Common Stock. Such value will be based on the average closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the respective special meeting of shareholders.

     Distribution/FFO Analysis. Stanger reviewed distributions per share and FFO per share for PSP16, PSP17, PSP18 and PSP19 Shareholders on an equivalent per share basis. Stanger noted that based on a closing price of $28 for PSI Common Stock and the resulting exchange ratio of PSP16, PSP17, PSP18 and PSP19 Common Stock for PSI Common Stock and based on operating results for PSI, regular quarterly distributions per share would decrease by approximately $.11 (41%) for PSP16 Shareholders receiving PSI Common Stock, would decrease by approximately $.16 (52%) for PSP17 Shareholders receiving PSI Common Stock, would decrease by approximately $.15 (50%) for PSP18 Shareholders receiving PSI Common Stock and would decrease by approximately $.05 (28%) for PSP19 Shareholders receiving PSI Common Stock.

     Stanger observed that, at the closing price of $28 for PSI Common Stock and based on operating results for PSI, FFO per share on a quarterly fully-diluted basis on an equivalent per share basis earned by PSP16 Shareholders would decrease by $.21 (13%), earned by PSP17 Shareholders would decrease by $.13 (9%), earned by PSP18 Shareholders would decrease by $.10 (6%) and earned by PSP19 Shareholders would increase by $.02 (2%).

     CONCLUSIONS. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinions, the consideration to be received in each of the Mergers is fair to the public PSP16, PSP17, PSP18 and PSP19 Shareholders, from a financial point of view.

     ASSUMPTIONS. In evaluating each of the Mergers, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Proxy Statement or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of PSI, PSP16, PSP17, PSP18 and PSP19 and relied upon and assumed the accuracy of the Appraisals. Stanger also relied on the assurances of PSI, PSP16, PSP17, PSP18 and PSP19 that any projections, budgets, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the net asset value of PSP16, PSP17, PSP18 and PSP19 has been allocated between the holders of the Common Stock and the Common Stock Series B and C of the respective corporation in the same manner it would be allocated upon a liquidation of the respective corporation; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisals or the date of the other information provided and the date of the opinions; and that PSI, PSP16, PSP17, PSP18 and PSP19 are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

     In connection with preparing the fairness opinions, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendices C-1, C-2, C-3 and C-4. Stanger does not intend to deliver any additional written summary of the analysis.

     COMPENSATION AND MATERIAL RELATIONSHIPS. For preparing the fairness opinions and related services in connection with the Mergers, Stanger is being paid a fee of $225,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $36,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger.
Payment of the fee to Stanger is not dependent upon completion of any of the Mergers. During the past three years (1994 to present), Stanger has rendered consulting and related services and provided products to PSI and to PSMI and its affiliates, including fairness opinions to the public shareholders of 13 REITs in connection with their mergers with PSI, and may be engaged in the future. Stanger has received compensation aggregating approximately $655,000 in connection with these services and products since 1994 (exclusive of amounts received in connection with the Mergers).

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

     LIMITATIONS AND QUALIFICATIONS. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the PSP16, PSP17, PSP18 or PSP19 Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers or tax factors resulting from the Mergers, the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinions.

     Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of 13 other REITs with PSI, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the Mergers to PSP16, PSP17, PSP18 and PSP19 Shareholders, and PSP16, PSP17, PSP18 and PSP19 have neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the Mergers to the PSP16, PSP17, PSP18 and PSP19 Shareholders.

THE MERGER AGREEMENT

     If the Mergers are approved by the shareholders of PSP16, PSP17, PSP18 and PSP19 and the other applicable conditions to the Mergers are satisfied or waived, the Mergers will be consummated pursuant to the Merger Agreement which is set forth in Appendix A hereto, and is incorporated by reference into, this Combined Proxy Statement and Prospectus. As a result of the Mergers, all of the assets now held by PSP16, PSP17, PSP18 and PSP19 will be held by PSI upon completion of the Mergers. The Merger Agreement contains representations and warranties of PSI, PSP16, PSP17, PSP18 and PSP19 and certain other provisions relating to the Mergers. The representations and warranties are extinguished by, and do not survive, the Mergers. THE PSP16 MERGER, PSP17 MERGER, PSP18 MERGER AND PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     CONDITIONS TO CONSUMMATION OF THE MERGERS. Consummation of each Merger is contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and PSI shall have received all other authorizations necessary to issue PSI Common Stock in exchange for PSP16, PSP17, PSP18 and PSP19 Common Stock and to consummate the Mergers; (ii) with respect to the PSP16 Merger, the Merger Agreement and the PSP16 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP16; (iii) with respect to the PSP17 Merger, the Merger Agreement and the PSP17 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP17; (iv) with respect to the PSP18 Merger, the Merger Agreement and the PSP18 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP18; (v) with respect to the PSP19 Merger, the Merger Agreement and the PSP19 Merger shall have been approved and adopted by the requisite vote of the shareholders of PSP19; (vi) receipt by PSP16, PSP17, PSP18 and PSP19, respectively, of a legal opinion of Hogan & Hartson L.L.P. that the respective Merger will qualify as a reorganization under Section 368(a) of the Code (which opinion has been received and is described under "Federal Income Tax Matters"); (vii) the shares of PSI Common Stock issued to PSP16, PSP17, PSP18 and PSP19 Shareholders shall be listed on the NYSE; (viii) the Boards of Directors of PSP16, PSP17, PSP18 and PSP19, respectively, shall have received a fairness opinion from Stanger (which opinions have been received); (ix) the Board of Directors of PSI shall have approved the Mergers (which approval has been obtained); (x) in the case of PSI, the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meetings of shareholders of PSP16, PSP17, PSP18 and PSP19 is not less than $26; and (xi) demands for payment by holders of Dissenting PSP16, PSP17, PSP18 and PSP19 Shares are filed with respect to less than 5% of the outstanding shares of Common Stock of the respective corporation. The obligation of PSI to effect each Merger is also subject to PSI, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, each property of PSP16, PSP17, PSP18 and PSP19, respectively. Any of these conditions (other than the conditions of approval by the shareholders of PSP16, PSP17, PSP18 and PSP19) may be waived by the board of directors of the corporation benefiting from such condition.

     AMENDMENT OR TERMINATION. The Merger Agreement provides for amendment or modification thereof with respect to each Merger by written agreement authorized by the boards of directors of PSI and PSP16, PSP17, PSP18

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

and PSP19, respectively, either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the Mergers or the Merger Agreement. Each Merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the Merger has not occurred on or before June 30, 1998.

     CONSUMMATION. It is contemplated that the Mergers will be consummated by filing the Agreements of Merger (attached as Exhibit A to the Merger Agreement) with the California Secretary of State as soon as practicable after its approval by the shareholders of PSP16, PSP17, PSP18 and PSP19 and the satisfaction or waiver of various conditions contained in the Merger Agreement. It is currently contemplated that the Mergers will be consummated during the second or third quarter of 1997. If the conditions to the merger of only one of the corporations into PSI are satisfied, only that corporation will be merged with PSI.

     EXCHANGE OF CERTIFICATES. After the Mergers, holders of certificates that evidenced outstanding shares of PSP16, PSP17, PSP18 and PSP19 Common Stock that were converted into shares of PSI Common Stock, upon surrender of the certificates to The First National Bank of Boston (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of PSI Common Stock into which the shares of PSP16, PSP17, PSP18 and PSP19 Common Stock shall have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the Mergers, the Exchange Agent will send a notice and a transmittal form to each holder of record whose PSP16, PSP17, PSP18 and PSP19 Common Stock shall have been converted into shares of PSI Common Stock, advising of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PSP16, PSP17, PSP18 or PSP19 Common Stock in exchange for certificates evidencing PSI Common Stock. HOLDERS OF PSP16, PSP17, PSP18 AND PSP19 COMMON STOCK WHO INTEND TO RECEIVE PSI COMMON STOCK IN THE MERGERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT WHICH WILL BE MAILED AFTER CONSUMMATION OF THE MERGERS.

     Until surrendered, each outstanding certificate which represents shares of PSP16, PSP17, PSP18 or PSP19 Common Stock that were converted into shares of PSI Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of PSI Common Stock into which the PSP16, PSP17, PSP18 and PSP19 Common Stock evidenced thereby were converted. However, until the certificates formerly evidencing PSP16, PSP17, PSP18 and PSP19 Common Stock are surrendered, no dividend payable to holders of record of the PSI Common Stock shall be paid to the holders of such certificates, but upon surrender of the certificates by the holders they will be entitled to receive the dividends (without interest) previously paid with respect to such PSI Common Stock as of any record date on or subsequent to the effectiveness of the Mergers. After the Mergers, there will be no further registration of transfers of PSP16, PSP17, PSP18 and PSP19 Common Stock on the records of PSP16, PSP17, PSP18 and PSP19 and, if certificates formerly evidencing such shares are presented, they will be cancelled and exchanged for certificates evidencing PSI Common Stock.

     FRACTIONAL SHARES. No fractional shares of PSI Common Stock will be issued in the Mergers. In lieu of any fractional share interests, each holder of PSP16, PSP17, PSP18 and PSP19 Common Stock who would otherwise be entitled to a fractional share of PSI Common Stock will, upon surrender of the certificate representing such common stock, receive a whole share of PSI Common Stock if such fractional share to which such holder would otherwise have been entitled is
 .5 of a share or more, and such fractional share shall be disregarded if it represents less than .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of PSI Common Stock such holder is entitled to receive in the respective Merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Common Stock at the time of effectiveness of the respective Merger by (ii) the fractional interest.

     RESTRICTIONS ON OTHER ACQUISITIONS. PSP16, PSP17, PSP18 and PSP19 have agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving them, or any purchase of all or any significant portion

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

of their assets, or any equity interest in them, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that each of the boards of directors of PSP16, PSP17, PSP18 and PSP19 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the board of directors to breach their fiduciary duty to PSP16, PSP17, PSP18 or PSP19 Shareholders, respectively, under applicable law as advised by counsel. PSP16, PSP17, PSP18 and PSP19 have agreed to notify PSI immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with them, and to keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

     DISTRIBUTIONS. Pending the Mergers, PSP16, PSP17, PSP18 and PSP19 are precluded from declaring or paying any dividend on their capital stock or making any other distribution to their shareholders other than (i) regular dividends at a quarterly rate not in excess of $.27 per share in the case of PSP16, $.31 per share in the case of PSP17, $.30 per share in the case of PSP18 and $.18 per share in the case of PSP19; (ii) distributions to shareholders of record of PSP16, PSP17, PSP18 and PSP19 immediately prior to the effectiveness of the Mergers equal to the amount by which the respective corporation's estimated net asset value allocable to the respective shareholders as of the date of the respective Merger exceeds $20.76 per share in the case of the PSP16 Common Stock, $11.82 per share in the case of the PSP16 Common Stock Series B and C, $19.63 per share in the case of the PSP17 Common Stock, $10.26 per share in the case of the PSP17 Common Stock Series B and C, $20.38 per share in the case of the PSP18 Common Stock, $9.36 per share in the case of the PSP18 Common Stock Series B and C, $16.72 per share in the case of the PSP19 Common Stock and $1.41 per share in the case of the PSP19 Common Stock Series B and C; and (iii) Required REIT Distributions. See "-- Determination of Payments to be Received by PSP16, PSP17, PSP18 and PSP19 Shareholders in Connection with the Mergers."

CASH ELECTION PROCEDURE

     PSP16. Each holder of record of PSP16 Common Stock may make a Cash Election to have its shares of PSP16 Common Stock converted into the right to receive cash in the PSP16 Merger. If the aggregate number of shares of PSP16 Common Stock as to which Cash Elections are made, together with Dissenting PSP16 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP16 Common Stock outstanding as of the record date for the meeting of shareholders of PSP16, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP16 Merger. If the aggregate number of such shares (together with any Dissenting PSP16 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP16 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP16 Shareholders receiving both cash and PSI Common Stock in connection with the PSP16 Merger, see "Federal Income Tax Matters -- The Mergers -- PSP16, PSP17, PSP18 and PSP19 Shareholders Receiving Cash and PSI Common Stock."

     PSP17. Each holder of record of PSP17 Common Stock may make a Cash Election to have its shares of PSP17 Common Stock converted into the right to receive cash in the PSP17 Merger. If the aggregate number of shares of PSP17 Common Stock as to which Cash Elections are made, together with Dissenting PSP17 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP17 Common Stock outstanding as of the record date for the meeting of shareholders of PSP17, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP17 Merger. If the aggregate number of such shares (together with any Dissenting PSP17 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP17 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP17 Shareholders receiving both cash and PSI Common Stock in connection with the PSP17 Merger, see "Federal Income Tax Matters -- The Mergers -- PSP16, PSP17, PSP18 and PSP19 Shareholders Receiving Cash and PSI Common Stock."

     PSP18. Each holder of record of PSP18 Common Stock may make a Cash Election to have its shares of PSP18 Common Stock converted into the right to receive cash in the PSP18 Merger. If the aggregate number of shares of PSP18 Common Stock as to which Cash Elections are made, together with Dissenting PSP18 Shares (see "Dissenting

Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP18 Common Stock outstanding as of the record date for the meeting of shareholders of PSP18, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP18 Merger. If the aggregate number of such shares (together with any Dissenting PSP18 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP18 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP18 Shareholders receiving both cash and PSI Common Stock in connection with the PSP18 Merger, see "Federal Income Tax Matters -- The Mergers -- PSP16, PSP17, PSP18 and PSP19 Shareholders Receiving Cash and PSI Common Stock."

     PSP19. Each holder of record of PSP19 Common Stock may make a Cash Election to have its shares of PSP19 Common Stock converted into the right to receive cash in the PSP19 Merger. If the aggregate number of shares of PSP19 Common Stock as to which Cash Elections are made, together with Dissenting PSP19 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PSP19 Common Stock outstanding as of the record date for the meeting of shareholders of PSP19, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PSP19 Merger. If the aggregate number of such shares (together with any Dissenting PSP19 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PSP19 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PSP19 Shareholders receiving both cash and PSI Common Stock in connection with the PSP19 Merger, see "Federal Income Tax Matters -- The Mergers -- PSP16, PSP17, PSP18 and PSP19 Shareholders Receiving Cash and PSI Common Stock."

     All Cash Elections are to be made on a cash election form (a "Cash Election Form"). A Cash Election Form is being sent to PSP16, PSP17, PSP18 and PSP19 Shareholders of record on May 19, 1997. To be effective, a Cash Election Form must be properly completed and signed and must be received by American Stock Transfer & Trust Company (the "Depositary") accompanied by all stock certificates representing shares of PSP16, PSP17, PSP18 or PSP19 Common Stock held by the person submitting such Cash Election Form to which the Cash Election Form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the Cash Election Form (a "Guaranteed Delivery")) no later than 5:00 p.m. New York City time on June ___, 1997. Holders of record of shares of PSP16, PSP17, PSP18 and PSP19 Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Cash Election Forms, provided that such Representative certifies that each such Cash Election Form covers all the shares of PSP16, PSP17, PSP18 or PSP19 Common Stock held by such Representative for a particular beneficial owner. Any Cash Election Form may be revoked by written notice received by the Depositary prior to 5:00 p.m., New York City time, on June ___, 1997. In addition, all Cash Election Forms will automatically be revoked if the Depositary is notified in writing that the Mergers have been abandoned. If a Cash Election Form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PSP16, PSP17, PSP18 or PSP19 Common Stock to which the Cash Election Form relates will be promptly returned by the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

     HOLDERS OF SHARES OF PSP16, PSP17, PSP18 AND PSP19 COMMON STOCK WHO WISH TO SUBMIT CASH ELECTION FORMS SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORMS OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

     A HOLDER OF PSP16, PSP17, PSP18 OR PSP19 COMMON STOCK MAY NOT MAKE A CASH ELECTION AS TO LESS THAN ALL OF THE SHARES OF PSP16, PSP17, PSP18 OR PSP19 COMMON STOCK OWNED BY SUCH SHAREHOLDER. ANY HOLDER OF PSP16, PSP17, PSP18 OR PSP19 COMMON STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JUNE ___, 1997 WILL RECEIVE PSI COMMON STOCK IN THE MERGERS. IF PSI OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDER OF PSP16, PSP17, PSP18 OR PSP19 COMMON STOCK MAKING SUCH

PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF, RECEIVE PSI COMMON STOCK IN THE MERGERS. NONE OF PSI, PSP16, PSP17, PSP18, PSP19 OR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

     The tax consequences of receiving cash and/or PSI Common Stock are different. See "Federal Income Tax Matters -- The Mergers."

CONSEQUENCES TO PSP16, PSP17, PSP18 AND PSP19 IF THE MERGERS ARE NOT COMPLETED

     If any Merger is not completed with respect to PSP16, PSP17, PSP18 or PSP19, such corporation will remain as a separate legal entity and will continue to operate its properties.

COSTS OF THE MERGERS

     It is estimated that the total consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PSP16, PSP17, PSP18 and PSP19 Common Stock and PSP16, PSP17, PSP18 and PSP19 Common Stock Series B and C (other than shares held by PSI) in the Mergers and to pay related costs and expenses would be $190,996,000 (less the amount of any Required REIT Distributions) and that the total amount of funds that would be required by PSI to purchase the PSP16, PSP17, PSP18 and PSP19 Common Stock from PSP16, PSP17, PSP18 and PSP19 Shareholders making Cash Elections and to pay the cost and expenses of the Mergers would be $46,679,000 (assuming maximum Cash Elections and no Required REIT Distributions). These amounts will be paid from PSI's working capital or with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $150,000,000 and bear interest at LIBOR plus .40% to 1.25%. PSI intends to repay amounts borrowed under these facilities from the public or private placement of securities or from PSI's undistributed cash flow.

     If the Mergers are completed, all costs incurred by PSI, PSP16, PSP17, PSP18 and PSP19 in connection with the Mergers will be paid by PSI. If the Mergers are not completed, all costs incurred in connection with the Mergers will be paid by the party incurring such costs, except that PSI will pay one-half of the cost of any expenses incurred in connection with the printing of this Proxy Statement and related registration statement, the Appraisals, environmental and structural audits and preparation for real estate closings and filing fees and PSP16, PSP17, PSP18 and PSP19 will pay the other one-half of such costs. PSP16's, PSP17's, PSP18's and PSP19's share of such costs would be paid from their working capital.

     The following is a statement of certain fees and expenses estimated to be incurred in connection with the Mergers (exclusive of amounts paid as a result of Cash Elections).

     Preclosing Transaction Costs
        Printing and mailing                                                $  840,000
        Proxy solicitation                                                      80,000
        Legal                                                                   40,000
        Real Estate Appraisals and Fairness Opinions                           426,000
        Registration, listing and filing fees                                  136,000
        Accounting                                                              32,000
        Other                                                                   26,000
                                                                            ----------
        Subtotal                                                             1,580,000
     Closing Transaction Costs*
        Transfer taxes and fees                                                186,000
        Transfer agent fees                                                    100,000
        Legal                                                                  120,000
        Escrow and related fees                                                 40,000
        Other                                                                   29,000
                                                                            ----------
        Subtotal                                                               475,000
                                                                            ----------
     TOTAL                                                                  $2,055,000
                                                                            ==========
---------------

*   Would not be incurred if Mergers are not approved.

ACCOUNTING TREATMENT

     Each of the Mergers will be treated as a purchase. Accordingly, the assets and liabilities of PSP16, PSP17, PSP18 and PSP19 will be accounted for at fair market value based upon independent appraisals and estimates in PSI's financial statements for periods after the Mergers.

REGULATORY REQUIREMENTS

     The Mergers are subject to compliance with federal and state securities law requirements.

COMPARISON OF PSP16, PSP17, PSP18 AND PSP19 COMMON STOCK WITH PSI COMMON STOCK

     The information below compares certain attributes of the PSP16, PSP17, PSP18 and PSP19 Common Stock with the PSI Common Stock. The effect of the Mergers on PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers is set forth in italics below each caption.


    PSP16, PSP17, PSP18 AND PSP19                         PSI

                       INVESTMENT OBJECTIVES AND POLICIES

The principal investment objectives      The investment objectives of PSI are
are to provide (i) quarterly cash        to maximize FFO allocable to holders
distributions from its operations        of PSI Common Stock and to increase
and (ii) long-term capital gains         shareholder value through internal
through appreciation in the value of     growth and acquisitions.  FFO is a
properties.                              supplemental performance measure for
                                         equity REITs used by industry
Under the organizational documents of    analysts.  FFO does not take into
PSP16, PSP17, PSP18 and PSP19, they      consideration principal payments on
are not permitted to raise new           debt, capital improvements,
capital or to reinvest operating         distributions and other obligations
cash flow or sale or financing           of PSI.  Accordingly, FFO is not a
proceeds.  PSP16, PSP17, PSP18 and       substitute for PSI's net cash
PSP19 will terminate on December 31,     provided by operating activities or
2038, unless earlier dissolved.  The     net income as a measure of PSI's
predecessors of PSP16, PSP17, PSP18      liquidity or operating performance.
and PSP19 anticipated selling or         An increase in PSI's FFO will not
financing their properties within        necessarily correspond with an
seven to 10 years after development      increase in distributions to holders
(i.e., between 1995 and 1999 in the      of PSI Common Stock.  See "--
case of PSP16, between 1996 and 1999     Liquidity, Marketability and
in the case of PSP17, between 1998       Distributions."
and 2001 in the case of PSP18 and
between 1997 and 2000 in the case of     PSI intends to continue its
PSP19).                                  operations for an indefinite period
                                         of time and is not precluded from
                                         raising new capital, including senior
                                         securities that would have priority
                                         over PSI Common Stock (including PSI
                                         Common Stock issued in the Mergers)
                                         as to cash flow, distributions and
                                         liquidation proceeds, or from
                                         reinvesting cash flow or sale or
                                         financing proceeds in new properties,
                                         except to the extent such
                                         reinvestment precludes PSI from
                                         satisfying the REIT distribution
                                         requirements.  Therefore, PSI
                                         Shareholders should expect to be able
                                         to liquidate their investment only by
                                         selling their shares in the market,
                                         and the market value of the PSI
                                         Common Stock may not necessarily
                                         equal or exceed the market value of
                                         PSI's assets or the net proceeds
                                         which might be available for
                                         distribution upon liquidation if PSI
                                         were to liquidate.  PSI has grown,
                                         and intends to continue to grow, as
                                         new investments are made.

     PSP16, PSP17, PSP18 and PSP19 Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock, equity stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors -- Uncertainty Regarding Market Price of Common Stock" and "-- Financing Risks -- Dilution and Subordination."

     PSP16, PSP17, PSP18 AND PSP19                            PSI

     PSI has no plans with respect to a sale or financing of any of the properties of PSP16, PSP17, PSP18 and PSP19. PSI expects to transfer the business park properties acquired from PSP16, PSP17, PSP18 and PSP19 to a subsidiary of PSI so that PSI can focus on the ownership of mini-warehouses and the subsidiary can focus on the ownership of business parks. PSI intends to continue to acquire properties from other parties.

                               BORROWING POLICIES

PSP16, PSP17, PSP18 and PSP19 are not    Subject to certain limitations in
permitted to borrow in connection        PSI's Bylaws, PSI has broad powers to
with the acquisition of properties.      borrow in furtherance of its
They are fully invested and would        investment objectives.  PSI has
distribute the proceeds from a           incurred in the past, and may incur
financing of properties.                 in the future, both short-term and
                                         long-term debt to increase its funds
                                         available for investment in real
                                         estate, capital expenditures and
                                         distributions.  As of December 31,
                                         1996, PSI's ratio of "Debt"
                                         (liabilities other than "accrued and
                                         other liabilities" and "minority
                                         interest" that should, in accordance
                                         with GAAP, be reflected on PSI's
                                         balance sheet) to "Assets" (PSI's
                                         total assets that should, in
                                         accordance with GAAP, be reflected on
                                         PSI's balance sheet) was
                                         approximately 4%.

     PSI, unlike PSP16, PSP17, PSP18 and PSP19, incurs debt in the acquisition of properties and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

The bylaws of PSP16, PSP17, PSP18 and    PSI's Bylaws restrict PSI from
PSP19 restrict them from entering        acquiring properties from its
into a variety of business               affiliates or from selling properties
transactions with affiliates.  The       to them unless the transaction (i) is
bylaws may be amended by a majority      approved by a majority of PSI's
vote of shareholders.  See               independent directors and (ii) is
"Amendment to Bylaws of PSP16,           fair to PSI based on an independent
PSP17, PSP18 and PSP19."                 appraisal.

     It is easier for PSI to enter into transactions with its affiliates than in the case of PSP16, PSP17, PSP18 or PSP19 because shareholder approval is not required.

                      PROPERTIES (As of December 31, 1996)

PSP16 - PSP16 owns 22 wholly owned       PSI owns equity interests (directly,
properties in nine states.  For the      as well as through general and
year ended December 31, 1996, the        limited partnership interests and
weighted average occupancy level and     capital stock interests) in 1,109
realized monthly rent per square         properties in 38 states, including
foot of PSP16's mini-warehouses were     450 wholly owned properties.  See
91% and $.68, respectively.  See         "Description of PSI Properties."
"Description of PSP16's Properties."

PSP17 - PSP17 owns 18 wholly owned
properties and one partially owned
property in 11 states.  For the year
ended December 31, 1996, the
weighted average occupancy level and
realized monthly rent per square
foot of PSP17's mini-

    PSP16, PSP17, PSP18 AND PSP19                            PSI



warehouses were 90% and $.70,
respectively.  See "Description of
PSP17's Properties."

PSP18 - PSP18 owns 17 wholly owned
properties and one partially owned
property in nine states.  For the
year ended December 31, 1996, the
weighted average occupancy level and
realized monthly rent per square
foot of PSP18's mini-warehouses were
89% and $.87, respectively.  See
"Description of PSP18's Properties."

PSP19 - PSP19 owns 14 wholly owned
properties in seven states.  For the
year ended December 31, 1996, the
weighted average occupancy level and
realized monthly rent per square
foot of PSP19's mini-warehouses were
88% and $.72, respectively.  See
"Description of PSP19's Properties."

     Because PSI owns substantially more property interests in more states than PSP16, PSP17, PSP18 or PSP19, PSI's results of operations are less affected by the profitability or lack of profitability of a single property than are those of PSP16, PSP17, PSP18 or PSP19 and it would be more difficult to liquidate PSI than PSP16, PSP17, PSP18 or PSP19 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

The PSP16, PSP17, PSP18 and PSP19        PSI Common Stock is traded on the
Common Stock is traded on the AMEX.      NYSE.  During the 12 months ended
During the 12 months ended March 31,     March 31, 1997, the average daily
1997, the average daily trading          trading volume of PSI Common Stock
volume of PSP16, PSP17, PSP18 and        was 87,903 shares (81,759 shares
PSP19 Common Stock was 2,567 shares,     excluding March 1997 during which
1,379 shares, 1,756 shares and 1,270     month PSI issued common stock in a
shares, respectively.  PSP16, PSP17,     secondary offering).  PSI has issued,
PSP18 and PSP19 have not issued any      and may in the future issue,
securities that have priority over       securities that have priority over
their Common Stock.                      PSI Common Stock as to cash flow,
                                         distributions and liquidation
                                         proceeds.

     Distributions may be declared by the boards of directors of PSI, PSP16, PSP17, PSP18 and PSP19 out of any funds legally available for that purpose. As REITs, they are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs, but, subject to certain limitations and penalties, they can take into account subsequent year distributions for purposes of satisfying this requirement. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

     A PSP16, PSP17, PSP18 or PSP19 Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PSP16, PSP17, PSP18 or PSP19 Common Stock. Distributions of PSI Common Stock are subject, however, to priority of preferred stock. See "Risk Factors -- Consequences of Loss of Qualification as a REIT," "Distributions and Price Range of PSI Common Stock," "Distributions and Price Range of PSP16 Common Stock," "Distributions and Price Range of PSP17 Common Stock," "Distributions and Price Range of PSP18 Common Stock" and "Distributions and Price Range of PSP19 Common Stock" for information on trading prices of the PSI, PSP16, PSP17, PSP18 and PSP19 Common Stock.

     PSP16, PSP17, PSP18 AND PSP19                              PSI

                                TAXATION

     Each of PSI, PSP16, PSP17, PSP18 and PSP19 was organized to qualify for taxation as a REIT and intends to continue to so qualify. As REITs, they generally are permitted to deduct distributions to their shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSI, PSP16, PSP17, PSP18 and PSP19 Shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

                                 VOTING RIGHTS

     PSI, PSP16, PSP17, PSP18 and PSP19 hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for (i) the removal of directors, (ii) the dissolution of the company, (iii) the amendment of certain provisions of the organizational documents and (iv) the sale of all or substantially all of the company's assets.

                             MANAGEMENT AND DUTIES

PSP16, PSP17, PSP18 and PSP19 are        PSI is managed by its board of
managed by their boards of directors     directors and executive officers.  A
and executive officers.  Two of the      majority of the directors of PSI are
directors are independent directors      independent directors.
and the third director is Hughes.

     Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of PSI, PSP16, PSP17, PSP18 and PSP19 is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to the respective corporation or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to the respective corporation or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide PSI, PSP16, PSP17, PSP18 and PSP19 with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. PSI, PSP16, PSP17, PSP18 and PSP19 have taken advantage of those provisions and have entered into agreements with the respective corporation's directors and executive officers, indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, PSI, PSP16, PSP17, PSP18 and PSP19 have been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

             RESTRICTIONS ON TRANSFER AND ANTI-TAKEOVER PROVISIONS

For PSP16, PSP17, PSP18 and PSP19 to     For PSI to be taxed as a REIT, PSI
be taxed as REITs, their common          Common Stock must be widely held.  To
stock must be widely held.  To aid       aid PSI in meeting this requirement,
PSP16, PSP17, PSP18 and PSP19 in         PSI's articles of incorporation
meeting this requirement, their          contain significant restrictions on
boards of directors are given the        the ownership of PSI Common Stock.
power to restrict the transfer of        PSI is authorized to issue
shares of their common stock if          200,000,000 shares of PSI Common
the                                      Stock, of which

    PSP16, PSP17, PSP18 AND PSP19                                 PSI



transfer could produce a violation       approximately 95,300,000 shares were
of this requirement.  PSP16, PSP17,      outstanding at April 15, 1997,
PSP18 and PSP19 cannot issue             7,000,000 shares of Class B Common
additional common and preferred          Stock, all of which were outstanding
stock without shareholder approval.      at April 15, 1997, 50,000,000 shares
                                         of preferred stock, of which
                                         approximately 13,400,000 shares were
                                         outstanding at April 15, 1997 and
                                         200,000,000 shares of equity stock,
                                         none of which were outstanding at
                                         April 15, 1997.  Subject to the rules
                                         of the NYSE and applicable provisions
                                         of California law, PSI can issue
                                         authorized capital stock without
                                         shareholder approval.  See
                                         "Description of PSI Capital Stock --
                                         Effects of Issuance of Capital
                                         Stock," "-- Ownership Limitations"
                                         and "Federal Income Tax Matters --
                                         General Tax Treatment of PSI."

     Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over common stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its board of directors than PSP16, PSP17, PSP18 or PSP19, and shareholders of PSI could be less likely to benefit from a takeover not approved by PSI's board of directors than would shareholders of PSP16, PSP17, PSP18 or PSP19 in a similar circumstance.

                         LIMITED LIABILITY OF INVESTORS

     Under California law, shareholders are not generally liable for corporate debts or obligations. The PSI, PSP16, PSP17, PSP18 and PSP19 Common Stock are nonassessable.

                          REVIEW OF SHAREHOLDER LISTS

     Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder.

              AMENDMENT TO BYLAWS OF PSP16, PSP17, PSP18 AND PSP19

     A provision of the bylaws of PSP16, PSP17, PSP18 and PSP19 prohibits the sale of property to affiliates. Because this would arguably apply to the Mergers, PSP16, PSP17, PSP18 and PSP19 are proposing amendments to their bylaws that expressly authorize a merger with PSI provided any such merger is approved by the majority of outstanding shares of their common stock. The proposed amendments have been approved by the Boards of Directors of PSP16, PSP17, PSP18 and PSP19 who recommend that PSP16, PSP17, PSP18 and PSP19 Shareholders vote FOR the proposals. Appendices E-1, E-2, E-3 and E-4 contain complete texts of the proposed amendments.

                 APPROVAL OF THE MERGERS AND BYLAW AMENDMENTS

GENERAL

     This Proxy Statement and the enclosed proxy are first being mailed on or about May 22, 1997 to the shareholders of PSP16, PSP17, PSP18 and PSP19 in connection with the solicitation by their boards of directors for use at the special meetings of their shareholders (and at any adjournment) to consider and vote upon the PSP16 Merger, PSP17 Merger, PSP18 Merger and PSP19 Merger, respectively, and the respective Bylaw amendment.

     If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made with respect to a particular Merger or Bylaw amendment, unspecified shares held by PSP16 Shareholders will be voted in favor of the PSP16 Merger and the PSP16 Bylaw amendment, unspecified shares held by PSP17 Shareholders will be voted in favor of the PSP17 Merger and the PSP17 Bylaw amendment, unspecified shares held by PSP18 Shareholders will be voted in favor of the PSP18 Merger and the PSP18 Bylaw amendment and unspecified shares held by PSP19 Shareholders will be voted in favor of the PSP19 Merger and the PSP19 Bylaw amendment. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PSP16, PSP17, PSP18 or PSP19, as the case may be, at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the meeting and chooses to vote in person.

PSP16

     Holders of record at the close of business on May 19, 1997 of the PSP16 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 2,962,348 shares of PSP16 Common Stock and 1,180,793.2 shares of PSP16 Common Stock Series B and C, and each share is entitled to one vote on the PSP16 Merger and the PSP16 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP16 Common Stock and of PSP16 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 632,798 shares of PSP16 Common Stock and 1,001,504.2 shares of PSP16 Common Stock Series B and C (approximately 39.4% of the total combined outstanding shares of PSP16 Common Stock and PSP16 Common Stock Series B and C) and the directors and executive officers of PSP16, excluding Hughes, beneficially owned an additional 5,200 shares of PSP16 Common Stock and 67,839 shares of PSP16 Common Stock Series B and C (approximately 1.8% of the total combined outstanding shares of PSP16 Common Stock and PSP16 Common Stock Series B and C).

     The affirmative vote of a majority of the shares of PSP16 Common Stock and of PSP16 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PSP16 Merger and the PSP16 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP16 Merger and the PSP16 Bylaw amendment. The shares of PSP16 Common Stock Series B and C will be voted with the majority of shares of PSP16 Common Stock held by unaffiliated owners.

PSP17

     Holders of record at the close of business on May 19, 1997 of the PSP17 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 2,776,023 shares of PSP17 Common Stock and 1,245,791 shares of PSP17 Common Stock Series B and C, and each share is entitled to one vote on the PSP17 Merger and the PSP17 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP17 Common Stock and of PSP17 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 506,148 shares of PSP17 Common Stock and 1,146,629 shares of PSP17 Common Stock Series B and C (approximately 41.1% of the total combined outstanding shares of PSP17 Common Stock and PSP17 Common Stock Series B and C) and the directors and executive officers of PSP17, excluding Hughes, beneficially owned an additional 17,985 shares of PSP17 Common Stock and 42,615 shares of PSP17 Common Stock Series B and C (approximately 1.5% of the total combined outstanding shares of PSP17 Common Stock and PSP17 Common Stock Series B and C).

     The affirmative vote of a majority of the shares of PSP17 Common Stock and of PSP17 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PSP17 Merger and the PSP17 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP17 Merger and the PSP17 Bylaw amendment. The shares of PSP17 Common Stock Series B and C will be voted with the majority of shares of PSP17 Common Stock held by unaffiliated owners.

PSP18

     Holders of record at the close of business on May 19, 1997 of the PSP18 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 2,775,900 shares of PSP18 Common Stock and 1,245,791 shares of PSP18 Common Stock Series B and C, and each share is entitled to one vote on the PSP18 Merger and the PSP18 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP18 Common Stock and of PSP18 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 168,000 shares of PSP18 Common Stock and 1,245,791 shares of PSP18 Common Stock Series B and C (approximately 35.2% of the total combined outstanding shares of PSP18 Common Stock and PSP18 Common Stock Series B and C) and the directors and executive officers of PSP18, excluding Hughes, beneficially owned an additional 3,550 shares of PSP18 Common Stock (approximately 0.09% of the total combined outstanding shares of PSP18 Common Stock and PSP18 Common Stock Series B and C).

     The affirmative vote of a majority of the shares of PSP18 Common Stock and of PSP18 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PSP18 Merger and the PSP18 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP18 Merger and the PSP18 Bylaw amendment. The shares of PSP18 Common Stock Series B and C will be voted with the majority of shares of PSP18 Common Stock held by unaffiliated owners.

PSP19

     Holders of record at the close of business on May 19, 1997 of the PSP19 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 3,023,371 shares of PSP19 Common Stock and 1,085,690 shares of PSP19 Common Stock Series B and C, and each share is entitled to one vote on the PSP19 Merger and the PSP19 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PSP19 Common Stock and of PSP19 Common Stock Series B and C, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 647,896 shares of PSP19 Common Stock and 1,085,690 shares of PSP19 Common Stock Series B and C (approximately 42.2% of the total combined outstanding shares of PSP19 Common Stock and PSP19 Common Stock Series B and C) and the directors and executive officers of PSP19, excluding Hughes, beneficially owned an additional 3,600 shares of PSP19 Common Stock (approximately 0.09% of the total combined outstanding shares of PSP19 Common Stock and PSP19 Common Stock Series B and C).

     The affirmative vote of a majority of the shares of PSP19 Common Stock and of PSP19 Common Stock Series B and C outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PSP19 Merger and the PSP19 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PSP19 Merger and the PSP19 Bylaw amendment. The shares of PSP19 Common Stock Series B and C will be voted with the majority of shares of PSP19 Common Stock held by unaffiliated owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     PSP16. The following table sets forth information as of April 15, 1997 with respect to the person known to PSP16 to be the beneficial owner of more than 5% of the outstanding shares of PSP16 Common Stock and PSP16 Common Stock Series B and C:

                              Shares of PSP16 Common Stock and
                              PSP16 Common Stock Series B and C
                              Beneficially Owned(1)
                              ---------------------------------
                                  Number
  Name and Address                of Shares(2)(3)          Percent
  ----------------                ---------------          -------
PSI                                A:  632,798.0(4)         A:  21.4%
701 Western Avenue, Suite 200      B:  210,150.2(4)         B:  80.8%
Glendale, California 91201-2397    C:  791,354.0(4)         C:  85.9%
                                     -----------                ----
                                     1,634,302.2(4)(5)          39.4%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of April 15, 1997 concerning the beneficial ownership of PSP16 Common Stock and PSP16 Common Stock Series B and C of each director of PSP16 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP16 as a group:

                                            Shares of PSP16 Common Stock and
                                            PSP16 Common Stock Series B and C
                                            Beneficially Owned(1)
                                            ---------------------------------
                                            Number
      Name                                  of Shares(2)(3)          Percent
      ----                                  ---------------          -------

B. Wayne Hughes                             A:       748.0(6)         A:    (7)
                                            B:          --            B:    --
                                            C:   184,160.4(6)         C:  20.0%
                                                 ---------                ----
                                                 184,908.4(5)(6)           4.5%

Vern O. Curtis                              A:       500.0                  (7)

Jack D. Steele                              A:       700.0(8)               (7)

All Directors and Executive Officers as     A:     5,948.0(6)(8)(9)   A:   0.2%
 a Group (nine persons)                     B:    20,767.0(6)         B:   8.0%
                                            C:   231,232.4(6)         C:  25.1%
                                                 ---------                ----
                                                 257,947.4(5)(6)(8)(9)     6.2%

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B" and "C" denote share information with respect to PSP16 Common Stock and PSP16 Common Stock Series B and C, respectively.

(3) PSP16's Articles of Incorporation provide that the PSP16 Common Stock Series B and C will convert automatically into PSP16 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP16 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP16 Partnership distributions from all sources with respect to all PSP16 Partnership units (including the General Partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP16 Common Stock issued in the PSP16 Reorganization.

(4) Includes (i) 632,050 shares of PSP16 Common Stock Series A, 210,150.2 shares of PSP16 Common Stock Series B and 607,193.6 shares of PSP16 Common Stock Series C owned by PSI as to which PSI has sole voting and dispositive power and (ii) 748 shares of PSP16 Common Stock Series A and 184,160.4 shares of PSP16 Common Stock Series C which PSI has an option to acquire (together with other securities) from Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5)  Includes PSP16 Common Stock and PSP16 Common Stock Series B and C.

(6) Includes 748 shares of PSP16 Common Stock Series A and 184,160.4 shares of PSP16 Common Stock Series C owned by Hughes as trustee of the B.W. Hughes Living Trust as to which Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

(7)  Less than 0.1%.

(8) Includes 400 shares of PSP16 Common Stock Series A held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele and 300 shares of PSP16 Common Stock Series A held by a bank custodian of an individual retirement account for the benefit of Mrs. Marion L. Steele (Mr. Steele's wife).

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PSP16 and shares held by custodians of individual retirement accounts for the benefit of officers of PSP16 (or members of their immediate families).

     PSP17. The following table sets forth information as of April 15, 1997 with respect to the person known to PSP17 to be the beneficial owner of more than 5% of the outstanding shares of PSP17 Common Stock and PSP17 Common Stock Series B and C:

                              Shares of PSP17 Common Stock and
                              PSP17 Common Stock Series B and C
                              Beneficially Owned(1)
                              ---------------------------------

                                  Number
  Name and Address                of Shares(2)(3)          Percent
  ----------------                ---------------          -------
PSI                                A:  506,148(4)           A:  18.2%
701 Western Avenue, Suite 200      B:  295,487(4)           B:  90.9%
Glendale, California 91201-2397    C:  851,142(4)           C:  92.4%
                                     ---------                  ----
                                     1,652,777(4)(5)            41.1%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of April 15, 1997 concerning the beneficial ownership of PSP17 Common Stock and PSP17 Common Stock Series B and C of each director of PSP17 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP17 as a group:

                                            Shares of PSP17 Common Stock and
                                            PSP17 Common Stock Series B and C
                                            Beneficially Owned(1)
                                            ---------------------------------
                                            Number
      Name                                  of Shares(2)(3)          Percent
      ----                                  ---------------          -------
B. Wayne Hughes                              A:     748(6)                 (7)

Vern O. Curtis                               A:   1,500                    (7)

Jack D. Steele                               A:   3,000(8)            A:  0.1%

All Directors and Executive Officers as      A:  18,733(6)(8)(9)      A:  0.7%
 a Group (nine persons)                      B:  14,751               B:  4.5%
                                             C:  27,864               C:  3.0%
                                                 ------                   ---
                                                 61,348(5)(6)(8)(9)       1.5%

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B" and "C" denote share information with respect to PSP17 Common Stock and PSP17 Common Stock Series B and C, respectively.

(3) PSP17's Articles of Incorporation provide that the PSP17 Common Stock Series B and C will convert automatically into PSP17 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP17 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP17 Partnership distributions from all sources with respect to all PSP17 Partnership units (including the General Partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP17 Common Stock issued in the Reorganization.

(4) Includes (i) 505,400 shares of PSP17 Common Stock Series A, 295,487 shares of PSP17 Common Stock Series B and 851,142 shares of PSP17 Common Stock Series C owned by PSI as to which PSI has sole voting and dispositive power and (ii) 748 shares of PSP17 Common Stock Series A which PSI has an option to acquire (together with other securities) from Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5)  Includes PSP17 Common Stock and PSP17 Common Stock Series B and C.

(6) Includes 748 shares of PSP17 Common Stock Series A owned by Hughes as trustee of the B.W. Hughes Living Trust as to which Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

(7)  Less than 0.1%.

(8) Includes 1,600 shares of PSP17 Common Stock Series A held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele and 1,400 shares of PSP17 Common Stock Series A held by a bank custodian of an individual retirement account for the benefit of Mrs. Marion L. Steele (Mr. Steele's wife).

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PSP17 and shares held by custodians of individual retirement accounts for the benefit of officers of PSP17 (or members of their immediate families).

     PSP18. The following table sets forth information as of April 15, 1997 with respect to the person known to PSP18 to be the beneficial owner of more than 5% of the outstanding shares of PSP18 Common Stock and PSP18 Common Stock Series B and C:

                                  Shares of PSP18 Common Stock and
                                  PSP18 Common Stock Series B and C
                                  Beneficially Owned(1)
                                  ---------------------------------
                                  Number
  Name and Address                of Shares(2)(3)       Percent
  ----------------                ---------------       -------
PSI                                A:  168,000(4)       A:    6.1%
701 Western Avenue, Suite 200      B:  324,989(4)       B:  100.0%
Glendale, California 91201-2397    C:  920,802(4)       C:  100.0%
                                     ---------              -----
                                     1,413,791(4)(5)             35.2%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of April 15, 1997 concerning the beneficial ownership of PSP18 Common Stock and PSP18 Common Stock Series B and C of each director of PSP18 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP18 as a group:

                                            Shares of PSP18 Common Stock and
                                            PSP18 Common Stock Series B and C
                                            Beneficially Owned(1)
                                            ---------------------------------
                                            Number
      Name                                  of Shares(2)(3)          Percent
      ----                                  ---------------          -------

B. Wayne Hughes                                     --                    --

Vern O. Curtis                               A:  1,500                     (6)

Jack D. Steele                               A:    100(7)                  (6)

All Directors and Executive Officers as      A:  3,550(7)(8)          A:  0.1%
a Group (nine persons)

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B" and "C" denote share information with respect to PSP18 Common Stock and PSP18 Common Stock Series B and C, respectively.

(3) PSP18's Articles of Incorporation provide that the PSP18 Common Stock Series B and C will convert automatically into PSP18 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP18 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP18 Partnership distributions from all sources with respect to all PSP18 Partnership units (including the General Partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP18 Common Stock issued in the PSP18 Reorganization.

(4)  PSI has sole voting and dispositive power with respect to these shares.

(5)  Includes PSP18 Common Stock and PSP18 Common Stock Series B and C.

(6)  Less than 0.1%.

(7) Shares held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele.

(8) Includes shares held of record or beneficially by members of the immediate family of officers of PSP18 and shares held by custodians of individual retirement accounts for the benefit of officers of PSP18 (or members of their immediate families).

     PSP19. The following table sets forth information as of April 15, 1997 with respect to the person known to PSP19 to be the beneficial owner of more than 5% of the outstanding shares of PSP19 Common Stock and PSP19 Common Stock Series B and C:

                                  Shares of PSP19 Common Stock and
                                  PSP19 Common Stock Series B and C
                                  Beneficially Owned(1)
                                  ---------------------------------
                                  Number
  Name and Address                of Shares(2)(3)          Percent
  ----------------                ---------------          -------
PSI                                A:  646,796(4)           A:   21.4%
701 Western Avenue, Suite 200      B:  283,224(4)           B:  100.0%
Glendale, California 91201-2397    C:  802,466(4)           C:  100.0%
                                     ---------                  -----
                                     1,732,486(4)(5)             42.2%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of April 15, 1997 concerning the beneficial ownership of PSP19 Common Stock and PSP19 Common Stock Series B and C of each director of PSP19 (including Hughes, the chief executive officer) and of all directors and executive officers of PSP19 as a group:

                                            Shares of PSP19 Common Stock and
                                            PSP19 Common Stock Series B and C
                                            Beneficially Owned(1)
                                            ---------------------------------
                                            Number
      Name                                  of Shares(2)(3)          Percent
      ----                                  ---------------          -------

B. Wayne Hughes                               A:  1,751(6)                 (7)

Vern O. Curtis                                A:  1,500                    (7)

Jack D. Steele                                A:  2,100(8)                 (7)

All Directors and Executive Officers as       A:  5,351(6)(8)         A:  0.2%
a Group (nine persons)

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B" and "C" denote share information with respect to PSP19 Common Stock and PSP19 Common Stock Series B and C, respectively.

(3) PSP19's Articles of Incorporation provide that the PSP19 Common Stock Series B and C will convert automatically into PSP19 Common Stock on a share-for-share basis when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PSP19 Common Stock (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative PSP19 Partnership distributions from all sources with respect to all PSP19 Partnership units (including the General Partners' 1% interest) equals (B) the product of $20 multiplied by the number of then outstanding "Original Series A Shares." The term "Original Series A Shares" means the shares of PSP19 Common Stock issued in the Reorganization.

(4) Includes (i) 646,145 shares of PSP19 Common Stock Series A, 283,224 shares of PSP19 Common Stock Series B and 802,466 shares of PSP19 Common Stock Series C owned by PSI as to which PSI has sole voting and dispositive power and (ii) 651 shares of PSP19 Common Stock Series A which PSI has an option to acquire (together with other securities) from Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5)  Includes PSP19 Common Stock and PSP19 Common Stock Series B and C.

(6) Includes (i) 651 shares of PSP19 Common Stock Series A owned by Hughes as trustee of the B.W. Hughes Living Trust as to which Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above), and (ii) 1,100 shares of PSP19 Common Stock Series A owned by Mrs. Kathleen Becker Hughes (Hughes' wife) as trustee FBO Parker Hughes Trust dtd 3/7/91.

(7)  Less than 0.1%.

(8) Includes 1,100 shares of PSP19 Common Stock Series A held by a bank custodian of a simplified employee pension for the benefit of Mr. Steele and 1,000 shares of PSP19 Common Stock Series A held by a bank custodian of an individual retirement account for the benefit of Mrs. Marion L. Steele (Mr. Steele's wife).

     PSI. The following table sets forth information with respect to persons known to PSI to be the beneficial owners of more than 5% of the outstanding shares of PSI Common Stock:

                                                      Shares of PSI Common Stock
                                                       Beneficially Owned
                                                      --------------------------
                                                      Number
                 Name and Address                     of Shares      Percent
                 ----------------                     ----------     --------
    B. Wayne Hughes, B. Wayne Hughes, Jr.
    Parker Hughes Trust No. 2, Tamara L. Hughes,
    PS Orangeco, Inc. ("PSOI")                        37,081,213       38.9%
    701 Western Avenue, Suite 200
    Glendale, California 91201-2397
    PS Insurance Company, Ltd. ("PSIC")
    41 Cedar Avenue
    Hamilton, Bermuda(1)

    FMR Corp.                                          6,312,803        6.6%
    82 Devonshire Street
    Boston, Massachusetts 02109(2)

    Cohen & Steers Capital Management, Inc.            6,514,100        6.8%
    757 Third Avenue
    New York, New York 10017(3)

_______________
(1) This information is as of April 15, 1997. The reporting persons listed above (the "PSI Reporting Persons") have filed a joint Schedule 13D, amended as of April 11, 1997. The number of shares of PSI Common Stock beneficially owned by the PSI Reporting Persons at April 15, 1997 includes 6,522 shares which can be acquired upon conversion of 3,875 shares of 8.25% Convertible Preferred Stock which are beneficially owned by the PSI Reporting Persons. The common stock of PSOI (representing approximately 5% of the equity) is owned one-third each by B. Wayne Hughes, Tamara L. Hughes (an adult daughter of B. Wayne Hughes) and B. Wayne Hughes, Jr. (an adult son of B. Wayne Hughes), and the non-voting preferred stock of PSOI (representing approximately 95% of the equity) is owned by PSI. The stock of PSIC is owned approximately 45% by B. Wayne Hughes, 47% by Tamara L. Hughes and 8% by B. Wayne Hughes, Jr. Tamara L. Hughes is the trustee of Parker Hughes Trust No. 2, an irrevocable trust for the benefit of a minor son of B. Wayne Hughes. Each of the PSI Reporting Persons disclaims the existence of a group within the meaning of Section 13(d)(3) of the Exchange Act. B. Wayne Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power with respect to the 30,777 shares owned by PSOI, and B. Wayne Hughes and Tamara L. Hughes share voting and dispositive power with respect to the 301,032 shares owned by PSIC. B. Wayne Hughes disclaims beneficial ownership of the shares owned by B. Wayne Hughes, Jr., Parker Hughes Trust No. 2 and Tamara L. Hughes (an aggregate of 17,693,846 shares (exclusive of the shares owned by PSOI and PSIC) or approximately 18.6% of the shares of PSI Common Stock outstanding (or deemed to be outstanding) as of April 15, 1997). Each of the other PSI Reporting Persons disclaims beneficial ownership of the shares owned by any other PSI Reporting Person.

     The above table does not include 7,000,000 shares of PSI's Class B Common Stock which are owned by Tamara L. Hughes and B. Wayne Hughes, Jr. The PSI Class B Common Stock is convertible into PSI Common Stock on a share-for-share basis upon satisfaction of certain conditions, but in no event earlier than January 1, 2003.

(2) This information is as of December 31, 1996 and is based on a Schedule 13G (Amendment No. 2) filed by FMR Corp. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding at April 15,
     1997). As of December 31, 1996, FMR Corp. beneficially owned 6,312,803 shares of PSI Common Stock. This number includes 5,907,600 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and 405,203 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of various institutional accounts. FMR Corp. has sole voting power with respect to 367,003 shares and sole dispositive power with respect to 6,312,803 shares.

(3) This information is as of March 31, 1997 and was provided by Cohen & Steers Capital Management, Inc. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding at April 15, 1997). As of March 31, 1997, Cohen & Steers Capital Management, Inc. beneficially owned 6,514,100 shares of PSI Common Stock. Cohen & Steers Capital Management, Inc. has sole voting power with respect to 5,741,800 shares and sole dispositive power with respect to 6,514,100 shares.

     The following table sets forth information as of April 15, 1997 concerning the beneficial ownership of PSI Common Stock of each director of PSI, the chief executive officer of PSI, the four most highly compensated persons who were executive officers of PSI on December 31, 1996, and all directors and executive officers of PSI as a group:

                                                                     Shares of PSI Common Stock:
                                                                     Beneficially Owned(1)
                                                                     Shares Subject to Options(2)
                                                                     Shares Issuable Upon Conversion
                                                                     of Convertible Preferred Stock(3)
                                                                     ---------------------------------
      Name                                Positions                  Number of Shares         Percent
      ----                                ---------                  ----------------         -------
B. Wayne Hughes                        Chairman of the Board and
                                       Chief Executive Officer        19,387,367(1)(4)          20.3%

Harvey Lenkin                          President and Director            591,830(1)(5)           0.6%
                                                                          46,666(2)                 *
                                                                           4,040(3)                 *
                                                                      ----------                -----
                                                                         642,536                 0.7%

Robert J. Abernethy                    Director                           67,185(1)                 *
                                                                          17,499(2)                 *
                                                                      ----------                -----
                                                                          84,684                    *

Dann V. Angeloff                       Director                           81,867(1)(6)              *
                                                                           2,499(2)                 *
                                                                      ----------                -----
                                                                          84,366                    *

William C. Baker                       Director                           10,000(1)                 *
                                                                          22,499(2)                 *
                                                                      ----------                -----
                                                                          32,499                    *

Uri P. Harkham                         Director                          562,627(1)(7)           0.6%
                                                                           2,499(2)                 *
                                                                      ----------                -----
                                                                         565,126                 0.6%

David Goldberg                         Senior Vice President              74,865(1)(8)              *
                                       and General Counsel                81,666(2)                 *
                                                                           1,682(3)                 *
                                                                      ----------                -----
                                                                         158,213                 0.2%

Hugh W. Horne                          Senior Vice President              99,129(1)(9)           0.1%
                                                                          66,000(2)                 *
                                                                      ----------                -----
                                                                         165,129                 0.2%

Marvin M. Lotz                         Senior Vice President              83,570(1)(10)             *
                                                                          85,000(2)                 *
                                                                      ----------                -----
                                                                         168,570                 0.2%

All Directors and Executive Officers                                  21,115,056(1)(4)(5)
  as a Group (13 persons)                                                       (6)(7)(8)
                                                                                (9)(10)(11)     22.2%
                                                                         385,160(2)              0.4%
                                                                          29,627(3)                *
                                                                      ----------                -----
                                                                      21,529,843                22.5%

_______________

*    Less than 0.1%

(1) Shares of PSI Common Stock beneficially owned as of April 15, 1997. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion, as of April 15, 1997, and portion of which will be vested within 60 days of April 15, 1997, of shares of PSI Common Stock subject to options granted to the named individuals or the group pursuant to PSI's 1990 Stock Option Plan and 1994 Stock Option Plan.

(3) Represents shares of PSI Common Stock which can be acquired upon conversion of the shares of 8.25% Convertible Preferred Stock which are beneficially owned as of April 15, 1997 by the named individuals or the group.

(4) Includes 19,004,969 shares held of record by the B.W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,428 and 1,423 shares, respectively, held by custodians of individual retirement accounts ("IRAs") for Mr. Hughes and Mrs. Kathleen Becker Hughes as to which each has investment power, 5,045 shares held by Mrs. Hughes as to which she has investment power and 42,693 shares held by Mrs. Hughes as custodian FBO Parker Hughes Trust dated 3/7/91. Also includes 30,777 shares held of record by PSOI as to which Mr. Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power and 301,032 shares held of record by PSIC as to which Mr. Hughes and Tamara L. Hughes share voting and dispositive power.

(5) Includes 1,249 and 734 shares, respectively, held by custodians of IRAs for Mr. Lenkin and Mrs. Heather Lenkin (Mr. Lenkin's wife) as to which each has investment power, 300 shares held by Mrs. Lenkin, 574 shares and 150 shares, respectively, held by Mrs. Lenkin as custodian for two sons and 100 shares held by a custodian of an IRA for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "PSI Plan") as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 5,846 shares held by a custodian of an IRA for Mr. Angeloff, 2,327 shares held by Mr. Angeloff as trustee of Angeloff's Children's Trust and 71,694 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Includes 99,057 shares held by Mr. Harkham as trustee of Harkham Industries Profit Sharing Plan, 375,594 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 74,075 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 875 shares held by a custodian of an IRA for Mr. Harkham as to which he has investment power, 3,102, 3,177, 2,650, 1,950 and 2,050 shares, respectively, held by Mr. Harkham as custodian for five of his children and 97 shares held by a custodian of an IRA for a son.

(8) Includes 4,496 shares held by a custodian of an IRA for Mr. Goldberg and 1,948 shares held by David Goldberg Profit Sharing Plan. Excludes 540,000 shares held of record by the PSI Plan as to which Mr. Goldberg, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition; such shares are included under Mr. Lenkin above (see footnote
     5).

(9) Includes 99 shares held by a custodian of an IRA for Mr. Horne, 3,616 shares held by Mrs. Carolyn V. Horne (Mr. Horne's wife), 138, 138 and 138 shares, respectively, held by Mrs. Horne as custodian for three sons and 320, 320 and 279 shares, respectively, held by Mr. Horne as custodian for three sons.

(10) Includes 17,676 and 18,050 shares, respectively, held by Mr. Lotz as custodian for two daughters and 10,337 and 978 shares, respectively, held by custodians of IRAs for Mr. Lotz.

(11) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

     The following tables set forth information as of April 15, 1997 concerning the remaining security ownership of each director of PSI, the chief executive officer of PSI, the four most highly compensated persons who were executive officers of PSI on December 31, 1996, and all directors and executive officers of PSI as a group:

                                  Shares of 8.25% Convertible        Shares of 10% Cumulative
                                  Preferred Stock                    Preferred Stock, Series A
                                  Beneficially Owned(1)              Beneficially Owned(1)
                                  ---------------------------        -------------------------
                                  Number                             Number
      Name                        of Shares           Percent        of Shares           Percent
      ----                        ---------           -------        ---------           -------
B. Wayne Hughes                        --                 --             --                  --
Harvey Lenkin                       2,400(1)(2)          0.1%            --                  --
Robert J. Abernethy                    --                 --             --                  --
Dann V. Angeloff                       --                 --             --                  --
William C. Baker                       --                 --             --                  --
Uri P. Harkham                         --                 --             --                  --
David Goldberg                      1,000(3)               *             --                  --
Hugh W. Horne                          --                 --             --                  --
Marvin M. Lotz                         --                 --             --                  --
All Directors and Executive
 Officers as a Group (13 persons)  17,600(1)(2)(3)(4)    0.8%         4,060(1)(4)           0.2%

                                  Shares of 9.20% Cumulative         Shares of Adjustable Rate          Shares of 9.75%
                                  Preferred Stock,                   Cumulative Preferred Stock,        Cumulative Preferred Stock,
                                  Series B                           Series C                           Series F
                                  Beneficially Owned(1)              Beneficially Owned(1)              Beneficially Owned(1)
                                  --------------------------         --------------------------         ---------------------------
                                  Number                             Number                             Number
      Name                        of Shares           Percent        of Shares           Percent        of Shares           Percent
      ----                        ---------           -------        ---------           -------        ---------           -------
B. Wayne Hughes                       --                  --                --               --             --                  --
Harvey Lenkin                         --                  --            17,300(1)(5)        1.4%            --                  --
Robert J. Abernethy                   --                  --                --               --             --                  --
Dann V. Angeloff                      --                  --                --               --             --                  --
William C. Baker                      --                  --                --               --             --                  --
Uri P. Harkham                        --                  --                --               --             --                  --
David Goldberg                        --                  --               600(6)             *             --                  --
Hugh W. Horne                         --                  --                --               --             --                  --
Marvin M. Lotz                        --                  --                --               --             --                  --
All Directors and Executive
 Officers as a Group (13 persons)  4,000(1)(4)           0.2%           17,900(1)(4)(5)(6)  1.5%         4,550(1)(4)           0.2%

---------------

*    Less than 0.1%

(1) Shares of PSI 8.25% Convertible Preferred Stock, 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B, Adjustable Rate Cumulative Preferred Stock, Series C, or 9.75% Cumulative Preferred Stock, Series F, as applicable, beneficially owned as of April 15, 1997. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Includes 100 shares held by Mrs. Lenkin and 300 shares held by Mrs. Lenkin as custodian for a son.

(3) Includes 500 shares held by a custodian of an IRA for Mr. Goldberg and 500 shares held by David Goldberg Profit Sharing Plan.

(4) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

(5) Shares held of record by the PSI Plan as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 500 shares held by a custodian of an IRA for Mr. Goldberg and 100 shares held by David Goldberg Profit Sharing Plan. Excludes 17,300 shares held of record by the PSI Plan as to which Mr. Goldberg, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition; such shares are included under Mr. Lenkin above (see footnote
     5).

     As of April 15, 1997, the directors and executive officers of PSI did not own any shares of PSI's 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, Depositary Shares, each representing 1/1,000 of a Share of 8 7/8% Cumulative Preferred Stock, Series G, Depositary Shares, each representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H, Depositary Shares, each representing 1/1,000 of a Share of 8 5/8% Cumulative Preferred Stock, Series I, Convertible Preferred Stock, Series CC or Class B Common Stock (the Class B Common Stock is owned by Tamara L. Hughes and B. Wayne Hughes, Jr.).

SOLICITATION OF PROXIES

     Each of PSP16, PSP17, PSP18 and PSP19 will pay its respective cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of PSP16, PSP17, PSP18 and PSP19 and their affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. PSP16, PSP17, PSP18 and PSP19 may also reimburse brokerage firms and other persons representing the beneficial owners of PSP16, PSP17, PSP18 and PSP19 Common Stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist PSP16, PSP17, PSP18 and PSP19 in solicitation of proxies at an estimated aggregate cost of $40,000.

                       DESCRIPTION OF PSP16'S PROPERTIES

     PSP16 owns a total of 22 properties: 20 mini-warehouses, one business park and one property that combines mini-warehouse and business park space. The following table contains information as of December 31, 1996 about PSP16's properties. Pursuant to the PSP16 Merger, these properties would be acquired by PSI.

                                                       Net
                                 Size of    Number   Rentable
                                  Parcel      of      Square     Completion
           Location              (Acres)    Spaces     Feet         Date
-----------------------------------------------------------------------------

ALABAMA
Birmingham, Parkway East            4.74       373     50,000   June 1986

CALIFORNIA
Fairfield, Beck                     2.53       469     48,000   August 1986
Harbor City, Vermont                3.40       904     80,000   May 1986
Kearny Mesa, Murphy Cny (1)        20.99       106    159,000   April 1988
La Habra, Beach Blvd.               1.44       691     64,000   December 1986
Sacramento, El Camino               2.28       457     49,000   June 1986
Sacramento, Tupelo (2)              2.68       584     64,000   November 1986
San Jose, Snell                     2.96       557     56,000   April 1987
Stanton, Knott                      2.16       534     59,000   April 1987

GEORGIA
Atlanta, Chesire Bridge             2.88       559     56,000   October 1986

ILLINOIS
Lombard, Roosevelt Rd.              3.30       493     50,000   August 1986

INDIANA
Evansville, Diamond                 3.00       403     48,000   July 1986
Indianapolis, W. Washington         3.60       385     48,000   June 1986

MASSACHUSETTS
Boston, Littleton Rd.               5.70       514     51,000   April 1988

PENNSYLVANIA
Bensalem, Route 13                  3.98       625     63,000   October 1986

TEXAS
Austin, No. I-35                    3.21       587     63,000   October 1986
Carrollton, Realty Dr.              2.64       407     47,000   August 1986
Dallas, Westmoreland                2.41       483     53,000   April 1986
Garland, Kingsley                   2.50       540     54,000   November 1986

WASHINGTON
Bellevue, Redmond                   2.02       803     81,000   November 1986
Kirkland, 124th Ave.                5.81       892    104,000   February 1986
Seattle, Empire                     4.66       673     83,000   October 1986

---------------

(1)  Business park facility.

(2)  Facility combines mini-warehouse and business park space.

     As of the date of this Proxy Statement, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP16 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP16 has experienced overall improved property operations:

                                           Years ended December 31,
                                          ---------------------------
                                           1994      1995      1996
                                          -------   -------   -------

Weighted average occupancy level (1)          87%       89%       91%
Realized monthly rent per occupied
  square foot (1)(2)                       $ .64     $ .65     $ .68

---------------

(1)  Mini-warehouses only.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP16 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the Kearny Mesa/Murphy Canyon Road property because it is the only property with a book value of at least 10% of PSP16's total assets or that has accounted for more than 10% of its aggregate gross revenues.

     KEARNY MESA/MURPHY CANYON ROAD. This business park is located approximately 10 miles northwest of the central San Diego business district on Murphy Canyon Road, west of Interstate 15 between Aero Road and Balboa Avenue. The property is situated in the Kearny Mesa Business Park, a planned industrial development. The property is visible and accessible from Interstate Highway 15. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the facility at the dates indicated.

                                                   Annual
                                                  Scheduled
                                  Occupancy       Rent Per
            Date                     Rate        Square Foot
        ------------------        ----------     -----------

        December 31, 1996             95%           $10.32
        December 31, 1995             96              9.58
        December 31, 1994             95              9.60
        December 31, 1993             92             10.32
        December 31, 1992             92             11.51

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

      Year of           Total Amt.          Percentage of
    Expiration*         Base Rent            Total Income
    -----------         ----------          --------------

       1997             $1,178,000             61.42%
       1998                531,000             27.69
       1999                189,000              9.85
       2000                 20,000              1.04

       Total            $1,918,000            100.00%
                        ==========            ======

---------------

* Assumes that none of the renewal options included in the leases will be exercised.

                       DESCRIPTION OF PSP17'S PROPERTIES

     PSP17 owns a total of 19 properties: 16 mini-warehouses, one business park and two properties that combine mini-warehouse and business park space. The following table sets forth information as of December 31, 1996 about PSP17's properties. Pursuant to the PSP17 Merger, these properties would be acquired by PSI.

                                                        Net
                                  Size of    Number   Rentable
                                   Parcel      of      Square      Completion
              Location            (Acres)    Spaces     Feet          Date
-----------------------------------------------------------------------------

CALIFORNIA
Citrus Heights, Verner               2.54       643     65,000   December 1986
Davis, Olive                         2.14       626     51,000   February 1987
Los Angeles, Olympic Blvd (1)        1.33     1,277     95,000   June 1987
San Diego, Lusk Blvd. III (2)        7.22        45    118,000   July 1989

COLORADO
Denver, Belleview                    6.97       760     71,000   November 1987
Wheatridge, 48th Street              3.76       595     69,000   November 1986

FLORIDA
Duval County, Timuquana              2.96       543     55,000   August 1987

GEORGIA
Atlanta, Snapfinger Rd.              6.11       536     61,000   July 1987

HAWAII
Honolulu, Ukee St.                   1.46       427     45,000   March 1987

ILLINOIS
Naperville, Ogden                    2.79       654     67,000   December 1986

LOUISIANA
Gretna, Belle Chasse Hwy.            4.03       798     85,000   December 1986

MASSACHUSETTS
Chicopee, Jamrog Dr.                 8.20       568     66,000   September 1987

NEW JERSEY
Berlin, Route 13                     4.18       449     52,000   November 1986

TEXAS
Carrollton, Trinity Mills Rd. (3)    5.80       716    112,000   April 1987
Dallas, Mockingbird                  1.13       916     68,000   November 1986
Harris County, Louetta Rd.           2.30       477     48,000   November 1986
Houston, Dairy Ashford               2.50       521     58,000   December 1986
Houston, Steubner-Air                2.53       460     50,000   April 1987

VIRGINIA
Fairfax County, Shirley Hwy (3)      7.32       826    189,000   August 1989

_______________

(1)  PSP17 owns 25% interest.  Balance owned by PSP18.

(2)  Business park facility.

(3)  Facility combines mini-warehouse and business park space.

     As of the date of this Proxy Statement, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP17 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP17 has experienced overall improved property operations:

                                           Years ended December 31,
                                          ---------------------------
                                           1994      1995      1996
                                          -------   -------   -------

Weighted average occupancy level (1)          88%       88%       90%
Realized monthly rent per occupied
  square foot (1)(2)                       $ .67     $ .69     $ .70

---------------

(1)  Mini-warehouses only.

(2) Realized rent per square foot represents the actual revenue earned per occupied square foot. PSP17 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the San Diego/Lusk Blvd. III and Fairfax County/Shirley Memorial Highway properties because they are the only properties with a book value of at least 10% of PSP17's total assets or that have accounted for more than 10% of its aggregate gross revenues.

     SAN DIEGO/LUSK BLVD. III. This business park is located in San Diego's North County area, approximately 15 miles north of downtown San Diego. The property is close to two freeways, I-805 and I-163. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated.

                                              Annual
                                             Realized
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996          00%        $7.92
        December 31, 1995          89          7.38
        December 31, 1994          90          7.20
        December 31, 1993          96          6.72
        December 31, 1992          96          7.80

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

      Year of           Total Amt.     Percentage of
    Expiration*         Base Rent       Total Income
    -----------         ----------     --------------

         1997           $  574,000             55.30%
         1998              294,000             28.32
         1999               89,000              8.57
         2000               46,000              4.43
         2001               35,000              3.38

         Total          $1,038,000            100.00%
                        ==========            ======

---------------

* Assumes that none of the renewal options included in the leases will be exercised.

     FAIRFAX COUNTY/SHIRLEY MEMORIAL HIGHWAY. This property, which contains both business park and mini-warehouse space, is located at the entrance to the Bren Mar Industrial Park, across I-395 from the Shirley Industrial Park in Northern Virginia. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the mini-warehouse portion of the property at the dates indicated.

                                                   Annual
                                                  Scheduled
                                  Occupancy       Rent Per
            Date                     Rate        Square Foot
        -----------------         ----------     -----------

        December 31, 1996             82%           $13.92
        December 31, 1995             76             10.32
        December 31, 1994             76             10.32
        December 31, 1993             73              9.84
        December 31, 1992             65              9.36

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the business park portion of the property at the dates indicated:

                                                   Annual
                                                  Realized
                                  Occupancy       Rent Per
            Date                     Rate        Square Foot
        -----------------         ----------     -----------

        December 31, 1996             86%           $11.26
        December 31, 1995             95             10.06
        December 31, 1994             95             11.03
        December 31, 1993             96             10.37
        December 31, 1992             92             10.56

     A schedule showing the total annual base rent and percentage of total income relating to leases for the business park portion of the property according to their expiration dates is set forth below:

         Year of             Total Amt.     Percentage of
       Expiration*           Base Rent       Total Income
       -----------           ----------     --------------

            1997             $1,099,000          34.55%
            1998                768,000          24.14
            1999                535,000          16.82
            2000                243,000           7.64
            2001                199,000           6.25
            Thereafter          337,000          10.60

            Total            $3,181,000         100.00%
                             ==========         ======
---------------

* Assumes that none of the renewal options included in the leases will be exercised.

                       DESCRIPTION OF PSP18'S PROPERTIES

     PSP18 owns a total of 18 properties: 17 mini-warehouses and one business park. The following table contains information as of December 31, 1996 about PSP18's properties. Pursuant to the PSP18 Merger, these properties would be acquired by PSI.

                                                        Net
                                  Size of    Number   Rentable
                                   Parcel      of      Square     Completion
             Location             (Acres)    Spaces     Feet         Date
------------------------------------------   ------   --------   -----------

CALIFORNIA
Los Angeles, La Cienega Blvd.      2.00       1,188    108,000   June 1988
Los Angeles, Olympic Blvd. (1)     1.33       1,277     95,000   June 1987
San Diego, Lusk Blvd. II (2)       7.85         108    140,000   December 1988
San Francisco, Foster City Blvd.   1.15         404     35,000   June 1987

COLORADO
Denver, Evans                      2.46         596     70,000   July 1988

ILLINOIS
Chicago, E. Hazelcrest             4.77         801     86,000   June 1987
Chicago, Elston                    1.22         849     72,000   February 1988
Chicago, Old Higgins Rd.           2.87         456     50,000   December 1987

KENTUCKY
Jefferson County, Bardstown Rd.    3.64         506     59,000   March 1987

LOUISIANA
Metairie, Clearview                1.01         575     53,000   June 1987

NEW YORK
Westchester County, Pelham Bay     1.09         669     52,000   August 1987
New York City, North Ave.          4.98         795     69,000   August 1991

PENNSYLVANIA
Philadelphia, Ridge Ave.           2.29         689     61,000   October 1988

TEXAS
Dallas, Irving Country Club Dr.    2.12         393     40,000   October 1987
Dallas, Plano Alma Road            3.70         794     78,000   March 1988
Dallas, Vilbig Rd.                 2.05         526     54,000   July 1987

WASHINGTON
Edmonds, Highway 99                2.52         680     59,000   April 1987
Lynnwood, Alderwood Mall           2.89         611     59,000   December 1988

_______________

(1)  PSP18 owns 75% interest.  Balance owned by PSP17.

(2)  Business park facility.

     As of the date of this Proxy Statement, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP18 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP18 has experienced overall improved property operations:

                                         Years ended December 31,
                                        ---------------------------
                                         1994      1995      1996
                                        -------   -------   -------

Weighted average occupancy level            84%       87%       89%
Realized monthly rent per occupied
  square foot (1)(2)                     $ .83     $ .84     $ .87

---------------

(1)  Mini-warehouses only.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSP18 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the Los Angeles, Olympic Blvd., Los Angeles, La Cienega Blvd. and San Diego, Lusk Blvd. properties because they are the only properties with a book value of at least 10% of PSP18's total assets or that have accounted for more than 10% of its aggregate gross revenues.

     LOS ANGELES, OLYMPIC BLVD. This mini-warehouse is located approximately 12 miles west of the Los Angeles Civic Center on the border of the West Los Angeles office district. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996         94%          $22.80
        December 31, 1995         93            20.04
        December 31, 1994         92            19.32
        December 31, 1993         88            19.32
        December 31, 1992         88            18.84

     LOS ANGELES, LA CIENEGA BLVD. This mini-warehouse is located less than one mile east of the Los Angeles International Airport, near the intersection of La Cienega and Century Boulevards. The property is visible both from La Cienega Blvd. and southbound traffic on the San Diego Freeway (Interstate 405). No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996          63%        $12.24
        December 31, 1995          52           8.64
        December 31, 1994          47           8.88
        December 31, 1993          44           9.84
        December 31, 1992          46           9.96

     SAN DIEGO, LUSK BLVD. This business park is located in the fifth phase of the Lusk/Mira Mesa Business Park, approximately 15 miles north of downtown San Diego. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                              Annual
                                             Realized
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996          92%        $10.08
        December 31, 1995          87           9.60
        December 31, 1994          93           8.52
        December 31, 1993          84           8.52
        December 31, 1992          86           9.48

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

         Year of            Total Amt.   Percentage of
       Expiration*          Base Rent     Total Income
       -----------          ----------   --------------
            1997            $1,005,000        48.69%
            1998               528,000        25.58
            1999               331,000        16.03
            2000               121,000         5.86
            2001                47,000         2.28
            Thereafter          32,000         1.56

            Total           $2,064,000       100.00%
                            ==========       ======

---------------


* Assumes that none of the renewal options included in the leases will be exercised.

                       DESCRIPTION OF PSP19'S PROPERTIES

     PSP19 owns a total of 14 properties: 12 mini-warehouses, one business park and one property that combines mini-warehouse and business park space. The following table sets forth information as of December 31, 1996 about PSP19's properties. Pursuant to the PSP19 Merger, these properties would be acquired by PSI.

                                                               Net
                                       Size of    Number   Rentable
                                        Parcel      of      Square      Completion
               Location                (Acres)    Spaces     Feet          Date
-------------------------------------- --------   ------   --------   ------------

CALIFORNIA
Los Angeles, Boyle Ave.                   2.75       572     63,000   March 1989
Los Angeles, Venice Blvd. Fwy.             .71       446     40,000   January 1990
Oakland, San Ramon Norris Cyn (1)         3.79        56     52,000   May 1989
Sacramento, 57th Street                   1.17       493     44,000   April 1989
San Diego, Market St.                     1.38     1,050     98,000   April 1989

COLORADO
Aurora, Smokey Hill Rd.                   4.12       569     65,000   August 1988
Jefferson County, Kipling Rd.             3.24       487     48,000   August 1988

FLORIDA
Ft. Lauderdale, State Road 84             3.42       501     57,000   January 1989
Miami, 28th Lane                           .59       762     63,000   March 1990

GEORGIA
Atlanta, Arcado Road                      3.96       400     48,000   February 1988

MICHIGAN
Detroit, Enterprise Dr.                   3.56       589     68,000   September 1988
Detroit, Sterling Heights Mound Rd.       3.39       557     60,000   January 1989

OHIO
Cleveland, Brook Park Road                7.19       583     68,000   March 1988

VIRGINIA
Mini-warehouse
  Fairfax, Alban Road                     2.20       726     68,000   March 1990
Business Park
  Fairfax, Alban Road (2)                10.64        64    148,000   October 1990

_______________

(1)  Business park facility.

(2) Business park portion of facility that combines mini-warehouse and business park space.

     As of the date of this Proxy Statement, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PSP19 believes each property is adequately covered by insurance.

     As reflected in the table below, PSP19 has experienced overall improved property operations:

                                           Years ended December 31,
                                          ---------------------------
                                           1994      1995      1996
                                          -------   -------   -------

Weighted average occupancy level (1)          89%       89%       88%
Realized monthly rent per occupied
  square foot (1)(2)                       $ .66     $ .70     $ .72

---------------

(1)  Mini-warehouses only.

(2) Realized rent per square foot represents the actual revenue earned per occupied square foot. PSP15 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the Oakland San Ramon/Norris Canyon Road, San Diego/Market Street and Fairfax County/Alban Road properties because they are the only properties with a book value of at least 10% of PSP19's total assets or that have accounted for more than 10% of its aggregate gross revenues.

     OAKLAND SAN RAMON/NORRIS CANYON ROAD. This business park is located in San Ramon, a suburb of Oakland, California, approximately 20 miles southeast of downtown Oakland. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996             98%        $17.64
        December 31, 1995             97          16.50
        December 31, 1994             97          16.59
        December 31, 1993            100          16.95
        December 31, 1992             91          18.06

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

      Year of          Total Amt.   Percentage of
    Expiration*        Base Rent     Total Income
    -----------        ----------   --------------
         1997          $  716,000         56.56%
         1998             379,000         29.94
         1999             137,000         10.82
         2000              34,000          2.68

         Total         $1,266,000        100.00%
                       ==========        ======

---------------


* Assumes that none of the renewal options included in the leases will be exercised.

     SAN DIEGO/MARKET STREET. This mini-warehouse is located approximately one mile southeast of downtown San Diego, California. The property is located on Market Street, one of the major east/west streets running through downtown San Diego. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996          78%         $9.00
        December 31, 1995          74           6.00
        December 31, 1994          72           5.88
        December 31, 1993          61           5.16
        December 31, 1992          54           6.72

     FAIRFAX COUNTY/ALBAN ROAD. This property combines mini-warehouse and business park space. The property is located in Fairfax County, Virginia, approximately 10 miles east of Washington, D.C. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the mini-warehouse portion of the property at the dates indicated:

                                               Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996             92%        $12.12
        December 31, 1995             84           9.12
        December 31, 1994             85           8.88
        December 31, 1993             88           8.40
        December 31, 1992             69           7.68

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the business park portion of the property at the dates indicated:

                                              Annual
                                             Realized
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
        -----------------      ----------   -----------
        December 31, 1996          99%         $13.77
        December 31, 1995         100            9.74
        December 31, 1994          94            9.61
        December 31, 1993          89            9.44
        December 31, 1992          92            9.48

     A schedule showing total annual base rent and percentage of total income relating to leases according to their expiration dates is set forth below:

      Year of          Total Amt.   Percentage of
    Expiration*        Base Rent     Total Income
    -----------        ----------   --------------
         1997          $  931,000        60.57%
         1998             334,000        21.73
         1999             193,000        12.56
         2000              45,000         2.92
         2001              34,000         2.22

         Total         $1,537,000       100.00%
                       ==========       ======

---------------

* Assumes that none of the renewal options included in the leases will be exercised.

                        DESCRIPTION OF PSI'S PROPERTIES

     At December 31, 1996, PSI had equity interests (through direct ownership, as well as general and limited partnership interests and stock ownership interests) in 1,109 facilities (450 of which were wholly-owned) located in 38 states. These facilities consist of 1,064 mini-warehouses and 45 business parks. None of PSI's current investments involves 10% or more of PSI's total assets or gross revenues. In the opinion of management of PSI, the facilities in which PSI has invested are adequately insured.

     The following table reflects the geographic diversification of PSI's mini-warehouses ("Mini") and business parks ("BP"):

                                              At December 31, 1996
                                  ---------------------------------------------
                                            Net Rentable Square Feet
                                    Number of Facilities       (in thousands)
                                  ------------------------   ------------------
                                    Mini(1)         BP        Mini(1)      BP
                                  ------------   ---------   ----------   -----
   California:
    Northern                            130          5         7,291        444
    Southern                            148         16         9,587      1,277
   Texas                                120          8         7,913        824
   Florida                               96          -         5,540          -
   Illinois                              62          -         3,898          -
   Colorado                              37          -         2,330          -
   Washington                            36          1         2,224         28
   Georgia                               36          -         1,975          -
   Virginia                              35          4         2,332        328
   New Jersey                            34          -         1,955          -
   Maryland                              32          -         1,851          -
   New York                              28          -         1,650          -
   Ohio                                  27          -         1,648          -
   Oregon                                25          2         1,232         40
   Nevada                                22          -         1,409          -
   Pennsylvania                          18          -         1,222          -
   Missouri                              18          -           956          -
   Other states (22 states)             160          9         9,004        777
                                      -----         --        ------      -----
     Totals                           1,064         45        64,017      3,718
                                      =====         ==        ======      =====

     (1) Includes properties that combine mini-warehouse and business park space.

     As reflected in the table below, PSI has experienced overall improved property operations:

                                              Years ended December 31,
                                            ----------------------------
                                              1994      1995      1996
                                            --------  --------  --------
Weighted average occupancy level (1)          90.0%     89.8%     90.7%
Realized monthly rent per occupied
 square foot (1)(2)                            $7.08     $7.44     $7.68
---------------

(1) Mini-warehouses owned throughout the periods.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSI believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

               DISTRIBUTIONS AND PRICE RANGE OF PSI COMMON STOCK

     The PSI Common Stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the PSI Common Stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                             DISTRIBUTIONS
        CALENDAR PERIODS                 HIGH       LOW          PAID  (1)
        ----------------                 ----       ---        -------
        1995:
          First quarter                $17 1/8   $13 1/2         $.22
          Second quarter                17 1/8    15 1/4          .22
          Third quarter                 18 3/4    16 3/8          .22
          Fourth quarter                19 3/4    17 3/8          .22

        1996:
          First quarter                 21 7/8    18 7/8          .22
          Second quarter                21 1/2    19 3/8          .22
          Third quarter                 22 5/8    19 7/8          .22
          Fourth quarter                31 3/8    22 1/4          .22

        1997:
          First quarter                 30 7/8    26 1/2          .22
          Second quarter (through
          May ___)

_______________

(1) For GAAP purposes, all distributions were from investment income.


     As of April 21, 1997, there were approximately 19,624 record holders of PSI Common Stock. On April 8, 1997, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of the Common Stock of PSI was $28 1/8. On May ___, 1997, the last full trading day prior to the date of this Proxy Statement, the closing price was $_____.

     Holders of PSI Common Stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. PSI, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSI can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Federal Income Tax Matters -- General Tax Treatment of PSI."

     PSI's revolving credit facility with a commercial bank restricts PSI's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on PSI's preferred stock have been paid for all past dividend periods, no dividends may be paid on PSI Common Stock, except in certain instances.

              DISTRIBUTIONS AND PRICE RANGE OF PSP16 COMMON STOCK

     The PSP16 Common Stock has been listed on the AMEX since September 1991. The following table sets forth the distributions paid per share on PSP16 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                              DISTRIBUTIONS
         CALENDAR PERIODS                HIGH       LOW           PAID  (1)
         ----------------                ----       ---       ----------
        1995:
          First quarter                $14 1/4   $12 3/4        $.27
          Second quarter                14 1/4    13 1/4         .27
          Third quarter                 15 3/4    13 7/8         .27
          Fourth quarter                16 1/8    14 5/8         .27

        1996:
          First quarter                 17        15             .27
          Second quarter                17 5/8    16 5/8         .27
          Third quarter                 19 1/4    17             .27
          Fourth quarter                20 1/2    18 3/4         .59(2)

        1997:
          First quarter                 19 3/4    18 7/8         .27
          Second quarter (through
          May ___)

_______________

(1) Distributions paid per share of PSP16 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2)  Includes a special distribution of $.32 in the fourth quarter of 1996.

     As of April 21, 1997, there were approximately 1,393 record holders of PSP16's Common Stock. On April 8, 1997, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP16 Common Stock was $18 7/8. On May ___, 1997, the last full trading day prior to the date of this Proxy Statement, the closing price was $_____.

     Holders of PSP16 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP16, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP16 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

              DISTRIBUTIONS AND PRICE RANGE OF PSP17 COMMON STOCK

     The PSP17 Common Stock has been listed on the AMEX since September 1991. The following table sets forth the distributions paid per share on PSP17 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                              DISTRIBUTIONS
         CALENDAR PERIODS                HIGH       LOW          PAID  (1)
         ----------------                ----       ---       ---------
        1995:
          First quarter                $17 1/8   $14 1/8        $.29
          Second quarter                17 3/8    15 7/8         .31
          Third quarter                 18        16             .31
          Fourth quarter                17 3/8    16 1/4         .49(2)

        1996:
          First quarter                 17        16 1/8         .31
          Second quarter                17 1/2    16 5/8         .31
          Third quarter                 19 3/4    17             .31
          Fourth quarter                20 3/8    18 7/8         .46(3)

        1997:
          First quarter                 19 7/8    18 3/8         .31
          Second quarter (through
          May ___)

_______________

(1) Distributions paid per share of PSP17 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2)  Includes a special distribution of $.18 in the fourth quarter of 1995.

(3)  Includes a special distribution of $.15 in the fourth quarter of 1996.

     As of April 21, 1997, there were approximately 1,425 record holders of PSP17's Common Stock. On April 8, 1997, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP17 Common Stock was $18 3/4. On May ___, 1997, the last full trading day prior to the date of this Proxy Statement, the closing price was $_____.

     Holders of PSP17 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP17, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP17 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

              DISTRIBUTIONS AND PRICE RANGE OF PSP18 COMMON STOCK

     The PSP18 Common Stock has been listed on the AMEX since September 1991. The following table sets forth the distributions paid per share on PSP18 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                              DISTRIBUTIONS
        CALENDAR PERIODS                 HIGH       LOW          PAID  (1)
        ----------------                 ----       ---       ---------
        1995:
          First quarter                $16 7/8    $14            $.28
          Second quarter                17         14 1/4         .30
          Third quarter                 17 5/8     15 5/8         .30
          Fourth quarter                17 7/8     15 3/4         .54(2)

        1996:
          First quarter                 18         16 3/8         .30
          Second quarter                17 5/8     16 5/8         .30
          Third quarter                 19 3/8     17             .30
          Fourth quarter                20         18 7/8         .55(3)

        1997:
          First quarter                 20         18 3/8         .30
          Second quarter (through
          May ___)

_______________

(1) Distributions paid per share of PSP18 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2)  Includes a special distribution of $.24 in the fourth quarter of 1995.

(3)  Includes a special distribution of $.25 in the fourth quarter of 1996.

     As of April 21, 1997, there were approximately 1,964 record holders of PSP18's Common Stock. On April 8, 1997, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP18 Common Stock was $18 5/8. On May ___, 1997, the last full trading day prior to the date of this Proxy Statement, the closing price was $_____.

     Holders of PSP18 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP18, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP18 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

              DISTRIBUTIONS AND PRICE RANGE OF PSP19 COMMON STOCK

     The PSP19 Common Stock has been listed on the AMEX since November 1991. The following table sets forth the distributions paid per share on PSP19 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                              DISTRIBUTIONS
        CALENDAR PERIODS                 HIGH       LOW          PAID  (1)
        ----------------                 ----       ---       ---------
        1995:
          First quarter                $12 3/4   $11 1/8        $.16
          Second quarter                13 1/4    11 5/8         .18
          Third quarter                 13 1/2    12 3/8         .18
          Fourth quarter                14 1/4    13              .48(2)

        1996:
          First quarter                 14 7/8    13 1/2         .18
          Second quarter                14 3/8    13 3/4         .18
          Third quarter                 15 3/8    13 1/2         .18
          Fourth quarter                16 7/8    14 3/4         .51(3)

        1997:
          First quarter                 17 1/2    15 3/4         .18
          Second quarter (through
          May ___)

_______________

(1) Distributions paid per share of PSP19 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, distributions for 1995 include $.32 of return of capital and distributions for 1996 include $.18 of return of capital.

(2)  Includes a special distribution of $.30 in the fourth quarter of 1995.

(3)  Includes a special distribution of $.33 in the fourth quarter of 1996.

     As of April 21, 1997, there were approximately 1,728 record holders of PSP19's Common Stock. On April 8, 1997, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PSP19 Common Stock was $15 3/4. On May ___, 1997, the last full trading day prior to the date of this Proxy Statement, the closing price was $_____.

     Holders of PSP19 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PSP19, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSP19 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

                       DESCRIPTION OF PSI CAPITAL STOCK

     PSI is authorized to issue 200,000,000 shares of PSI Common Stock, par value $.10 per share, 7,000,000 shares of PSI Class B Common Stock, par value $.10 per share, 50,000,000 shares of preferred stock, par value $.01 per share and 200,000,000 shares of equity stock, par value $.01 per share. At April 15, 1997, PSI had outstanding 95,277,290 shares of PSI Common Stock (exclusive of shares issuable upon conversion of PSI's convertible capital stock and shares subject to options), 7,000,000 shares of Class B Common Stock, 13,395,164 shares of preferred stock and no shares of equity stock.

COMMON STOCK

     The following description of PSI Common Stock sets forth certain general terms and provisions of PSI Common Stock. The statements below describing PSI Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the PSI's Articles of Incorporation and Bylaws.

     PSI Shareholders will be entitled to receive dividends when, as and if declared by PSI's Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on PSI Common Stock and purchases of shares thereof by PSI will be subject to certain restrictions if PSI fails to pay dividends on outstanding preferred stock. See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of PSI, holders of PSI Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of PSI and the preferential amounts owing with respect to any outstanding preferred stock. Holders of PSI Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of PSI Common Stock that may be issued by PSI at a subsequent date.

     Each outstanding share of PSI Common Stock entitles the holder to one vote on all matters presented to PSI Shareholders for a vote, with the exception that PSI Shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each PSI Shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A PSI Shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the PSI Shareholder chooses. PSI Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of PSI Common Stock. All outstanding shares of PSI Common Stock are fully paid and nonassessable.

OWNERSHIP LIMITATIONS

     For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, PSI's Articles of Incorporation and Bylaws provide certain restrictions on the shares of capital stock that any PSI Shareholder may own.

     PSI's Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of PSI, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes Family) at the time of the PSMI Merger. This ownership limitation is necessary in order to assist in preserving PSI's REIT status in view of the Hughes Family's substantial ownership interest in PSI.
See "Federal Income Tax Considerations -- Tax Treatment of PSI."

     PSI's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of PSI permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of PSI (determined by value) beneficially own the maximum amount of capital stock of PSI permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), PSI would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to PSI's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of PSI's capital stock if such ownership or acquisition (i) would cause more than 50% in value of PSI's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in PSI's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in PSI's failing to qualify as a REIT.

     PSI's Articles of Incorporation and Bylaws provide that, if any holder of PSI's capital stock purports to transfer shares to a person or there is a change in the capital structure of PSI and either the transfer or the change in capital structure would result in PSI failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by PSI that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the PSI Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or
(ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

CLASS B COMMON STOCK

     The PSI Class B Common Stock (i) does not participate in distributions until the later to occur of Funds from Operations ("FFO") per Common Share (as defined below by PSI) aggregating $1.80 during any period of four consecutive calendar quarters, or January 1, 2000; thereafter, the PSI Class B Common Stock will participate in distributions (other than liquidating distributions), at the rate of 97% of the per share distributions on the PSI Common Stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the PSI Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into PSI Common Stock, on a share for share basis, upon the later to occur of FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

     For these purposes:

     (1) FFO means net income (loss) (computed in accordance with GAAP) before
(i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows:
(i) plus depreciation and amortization (including PSI's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT").

The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of PSI, FFO represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

     (2) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of PSI Common Stock assuming conversion of all outstanding convertible securities and the PSI Class B Common Stock.

PREFERRED STOCK

     PSI is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. PSI's Articles of Incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

     At April 15, 1997, PSI had 11 series of preferred stock outstanding: nine series of senior preferred stock (the "Senior Preferred Stock") and two series of convertible preferred stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with each other and is senior to both series of convertible preferred stock. Each of the series of Senior Preferred Stock
(i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including two series of convertible preferred stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8.45% to 10% per year in the case of the eight series of fixed rate Senior Preferred Stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate Senior Preferred Stock) and (iii) is subject to redemption, in whole or in part, at the option of PSI at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate Senior Preferred Stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate Senior Preferred Stock).

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible preferred stock), liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

     Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

     In all respects, each of the series of convertible preferred stock ranks on a parity with each other and is senior to the PSI Common Stock. One of the series of the convertible preferred stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for PSI Common Stock at the option of PSI, in whole or in part, at a redemption price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances).

     The other series of convertible preferred stock (i) has no stated value,
(ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for dividends of $1,916,038 per quarter, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 35.014 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment under certain circumstances) and (iv) on March 31, 2000 will be automatically converted into PSI Common Stock at the conversion price described above.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of the convertible preferred stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible preferred stock, liquidating distributions (i) in the amount of $25.00 per share, plus all accrued and unpaid dividends, in the case of one of the series of convertible preferred stock and (ii) a minimum liquidation preference of $58,955,000, plus all accrued and unpaid dividends, in the case of the other series of convertible preferred stock.

     Except as expressly required by law and in certain other limited circumstances, the holders of the convertible preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible preferred stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible preferred stock and junior to the Senior Preferred Stock.

EQUITY STOCK

     PSI is authorized to issue 200,000,000 shares of equity stock, $.01 par value per share. At April 15, 1997, PSI had no outstanding shares of equity stock. PSI's Articles of Incorporation provide that the equity stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable.

EFFECTS OF ISSUANCE OF CAPITAL STOCK

     The issuance of PSI Common Stock and the issuance of preferred stock or equity stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of PSI in transactions not approved by PSI's Board of Directors. PSI has no intention to issue PSI Common Stock or the preferred stock or equity stock for such purposes.

                 DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of shares of PSP16, PSP17, PSP18 or PSP19 Common Stock may, in some instances, be entitled to require PSP16, PSP17, PSP18 or PSP19 to purchase his or her shares in the respective corporation for cash at their fair market value as of the day before the first announcement of the terms of the Mergers, excluding any appreciation or depreciation in consequence of the Mergers. The general terms of the Mergers were first announced on April 9, 1997. The following is a brief summary of the procedures to be followed by a PSP16, PSP17, PSP18 or PSP19 Shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Proxy Statement as Appendix D, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders (the "Dissenting Shareholders") and the procedures to be followed.

     Shares of PSP16, PSP17, PSP18 and PSP19 Common Stock will qualify as Dissenting Shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PSP16, PSP17, PSP18 and PSP19 Common Stock, respectively. This 5% requirement is applicable because PSP16, PSP17, PSP18 and PSP19 Common Stock are listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

     A Dissenting Shareholder who wishes to require PSP16, PSP17, PSP18 or PSP19 to purchase his or her respective shares of Common Stock must:

         (1) vote against the respective Merger any or all of the shares of Common Stock entitled to be voted (shares of Common Stock not voted are not considered to be voted against the Mergers and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PSP16, PSP17, PSP18 or PSP19 Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

         (2) make written demand upon the respective corporation or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of shareholders of the respective corporation, setting forth the number of shares of Common Stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at April 8, 1997; and

         (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Mergers by the shareholders of the respective corporation described below is mailed to such shareholders, to the respective corporation or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

     The statement of fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the Mergers nor the giving of a proxy directing a negative vote will be sufficient to constitute
the demand described in clause (2) above.   A proxy which fails to include
instructions with respect to approval of the Mergers will be voted in favor of the Mergers. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Mergers, or a failure to vote at all, will nullify any previously filed written demand for payment.

     If the holders of 5% or more of the outstanding shares of PSP16, PSP17, PSP18 or PSP19 Common Stock have made demands for payment on or prior to the date of the respective corporation's shareholders' meeting to approve the Mergers, and have voted against the respective Merger at the meeting, within 10 days after the date of the approval of the respective Merger, the respective corporation will mail to each Dissenting Shareholder who holds Common Stock a notice of such approval together with a statement of the price determined by the respective corporation to represent the fair market value of Dissenting Shares, a copy of certain sections of Chapter 13, and a brief description of the procedure to be followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by the respective corporation to purchase at the price stated therein any Dissenting Shares.

     If the respective corporation and the Dissenting Shareholder agree that any shares of Common Stock of the respective corporation are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the respective Merger are satisfied, whichever is later. If the respective corporation denies that the shares are Dissenting Shares or if the respective corporation and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the respective Merger by the shareholders of the respective corporation is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of Common Stock of the respective corporation. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by the respective corporation to the shareholder upon the surrender of the certificates representing such shares to the respective corporation. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by the respective corporation, it shall pay the costs, and if the appraisal is more than 125% of the price offered by it, it may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the shareholder complied with Sections 1300-1302 of Chapter 13.

     A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without the respective corporation's consent. Written demands for payment and submissions for endorsement with respect to PSP16 Common Stock must be addressed to Public Storage Properties XVI, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PSP16's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PSP17 Common Stock must be addressed to Public Storage Properties XVII, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PSP17's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PSP18 Common Stock must be addressed to Public Storage Properties XVIII, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PSP18's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PSP19 Common Stock must be addressed to Public Storage Properties XIX, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PSP19's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

     Any reference to "Dissenting Shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of Dissenting Shares of the respective corporation and includes a transferee of record.

     A shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for income tax purposes. See "Federal Income Tax Matters."

     PSP16, PSP17, PSP18 and PSP19 Shareholders are entitled, upon written demand, to inspect and copy the record of PSP16, PSP17, PSP18 or PSP19 Shareholders, respectively, at any time during usual business hours to communicate with other shareholders of the respective corporation with respect to the Mergers.

                          FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Mergers and the subsequent ownership and disposition of shares of PSI Common Stock that are generally applicable to PSP16, PSP17, PSP18 and PSP19 Shareholders. PSI, PSP16, PSP17, PSP18 and PSP19 do not plan to obtain any rulings from the Internal Revenue Service ("IRS") concerning tax issues with respect to the Mergers or the qualification of PSI, PSP16, PSP17, PSP18 or PSP19 as REITs. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged. Hogan & Hartson L.L.P., counsel to PSP16, PSP17, PSP18 and PSP19, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to a PSP16, PSP17, PSP18 and PSP19 Shareholder as a result of the PSP16 Merger, PSP17 Merger, PSP18 Merger and PSP19 Merger, respectively, and the subsequent ownership of PSI Common Stock. This discussion and such opinion are based on the Code, applicable Treasury Regulations, judicial decisions, and IRS rulings, certain factual assumptions related to the ownership and operation of PSI, PSP16, PSP17, PSP18 and PSP19 and certain representations made by PSP16, PSP17, PSP18, PSP19 and PSI and certain shareholders of PSP16, PSP17, PSP18 and PSP19. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of PSI, PSP16, PSP17, PSP18 and PSP19 that would affect this discussion.
BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS, PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGERS

     Each of the Mergers is intended to be a "reorganization" for federal income tax purposes, and accordingly no gain or loss will be recognized by PSP16 or PSI in connection with the PSP16 Merger, by PSP17 or PSI in connection with the PSP17 Merger, by PSP18 or PSI in connection with the PSP18 Merger or by PSP19 or PSI in connection with the PSP19 Merger; and (I) no gain or loss will be recognized by PSP16 Shareholders who receive solely PSI Common Stock in exchange for their PSP16 Common Stock in the PSP16 Merger (but all PSP16 Shareholders will recognize ordinary income in the amount of any Required PSP16 REIT Distributions made to them), (II) no gain or loss will be recognized by PSP17 Shareholders who receive solely PSI Common Stock in exchange for their PSP17 Common Stock in the PSP17 Merger (but all PSP17 Shareholders will recognize ordinary income in the amount of any Required PSP17 REIT Distributions made to them), (III) no gain or loss will be recognized by PSP18 Shareholders who receive solely PSI Common Stock in exchange for their PSP18 Common Stock in the PSP18 Merger (but all PSP18 Shareholders will recognize ordinary income in the amount of any Required PSP18 REIT Distributions made to them) and (IV) no gain or loss will be recognized by PSP19 Shareholders who receive solely PSI Common Stock in exchange for their PSP19 Common Stock in the PSP19 Merger (but all PSP19 Shareholders will recognize ordinary income in the amount of any Required PSP19 REIT Distributions made to them). No rulings have been or will be requested from the IRS regarding the Mergers or any other aspect of the matters discussed in this Proxy Statement. Hogan & Hartson L.L.P., counsel to PSP16, PSP17, PSP18 and PSP19, has rendered an opinion that each of the Mergers will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by PSI, PSP16, PSP17, PSP18 and PSP19 and certain PSP16, PSP17, PSP18 and PSP19 Shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below. THE PSP16 MERGER, PSP17 MERGER, PSP18 MERGER AND PSP19 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     Continuity of Interest Assumption. To qualify as a reorganization as to PSP16, PSP17, PSP18 or PSP19, among other requirements, each of the Mergers must satisfy a "continuity of interest" test, under which the historic PSP16, PSP17, PSP18 and PSP19 Shareholders (shareholders who purchase shares in anticipation of the Mergers may not be included for this purpose), respectively, must continue to retain a meaningful ownership interest in PSI after the PSP16 Merger, PSP17 Merger, PSP18 Merger and PSP19 Merger, respectively. Generally, this test will be considered satisfied if historic PSP16 Shareholders (in the case of the PSP16 Merger), historic PSP17 Shareholders (in the case of the PSP17 Merger), historic PSP18 Shareholders (in the case of the PSP18 Merger) or historic PSP19 Shareholders

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(in the case of the PSP19 Merger) exchange at least 50% of their respective corporation's Common Stock for PSI Common Stock in the PSP16 Merger, PSP17 Merger, PSP18 Merger and PSP19 Merger, respectively, and the PSP16, PSP17, PSP18 and PSP19 Shareholders do not at the time of the PSP16 Merger, PSP17 Merger, PSP18 Merger and PSP19 Merger, respectively, plan to dispose of that PSI Common Stock. Management of PSI and PSP16, PSP17, PSP18 and PSP19, respectively, have represented that they are not aware of any plan on the part of PSP16, PSP17, PSP18 or PSP19 Shareholders, respectively, that would cause this test not to be satisfied. Based upon this representation and similar representations from Hughes, Hogan & Hartson has assumed, for purposes of its opinion that each of the Mergers will constitute a reorganization that the continuity of interest test will be satisfied.

     Reorganization Consequences to PSI, PSP16, PSP17, PSP18 and PSP19. As a result of reorganization treatment, PSI, PSP16, PSP17, PSP18 and PSP19 will not recognize gain or loss as a result of the Mergers. PSI also will succeed to the assets, liabilities, and tax attributes of PSP16, PSP17, PSP18 and PSP19. Accordingly, following the Mergers, PSI will hold the properties of PSP16, PSP17, PSP18 and PSP19 with a carryover tax basis, determined by reference to the relatively low, historic basis of those assets in the hands of PSP16, PSP17, PSP18 and PSP19, respectively. The tax basis will not be increased by any cash expended by PSI pursuant to the Cash Elections or to satisfy Dissenter's Rights, or by the amount of any gain reportable by those PSP16, PSP17, PSP18 or PSP19 Shareholders who may be taxable as a result of the Mergers.

     Exchange of PSP16, PSP17, PSP18 or PSP19 Common Stock Solely for PSI Common Stock. As a result of reorganization treatment (I) (i) no gain or loss will be recognized by PSP16 Shareholders who exchange their PSP16 Common Stock solely for PSI Common Stock pursuant to the PSP16 Merger (but see "Required REIT Distributions" below), (ii) such a PSP16 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP16 Common Stock surrendered and (iii) provided such PSP16 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP16 Common Stock; (II) (i) no gain or loss will be recognized by PSP17 Shareholders who exchange their PSP17 Common Stock solely for PSI Common Stock pursuant to the PSP17 Merger (but see "Required REIT Distributions" below), (ii) such a PSP17 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP17 Common Stock surrendered and (iii) provided such PSP17 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP17 Common Stock; (III) (i) no gain or loss will be recognized by PSP18 Shareholders who exchange their PSP18 Common Stock solely for PSI Common Stock pursuant to the PSP18 Merger (but see "Required REIT Distributions" below), (ii) such a PSP18 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP18 Common Stock surrendered and (iii) provided such PSP18 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP18 Common Stock; and (IV) (i) no gain or loss will be recognized by PSP19 Shareholders who exchange their PSP19 Common Stock solely for PSI Common Stock pursuant to the PSP19 Merger (but see "Required REIT Distributions" below), (ii) such a PSP19 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PSP19 Common Stock surrendered and (iii) provided such PSP19 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PSP19 Common Stock.

     PSP16, PSP17, PSP18 or PSP19 Shareholders Receiving Only Cash. A PSP16 Shareholder who exchanges PSP16 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP16 Shareholder's adjusted basis in his or her PSP16 Common Stock and the amount of cash received. A PSP17 Shareholder who exchanges PSP17 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP17 Shareholder's adjusted basis in his or her PSP17 Common Stock and the amount of cash received. A PSP18 Shareholder who exchanges PSP18 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP18 Shareholder's adjusted basis in his or her PSP18 Common Stock and the amount of cash received. A PSP19 Shareholder who exchanges PSP19 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PSP19 Shareholder's adjusted

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basis in his or her PSP19 Common Stock and the amount of cash received.  This generally would produce capital gain or loss, depending on the relationship between the cash received and the tax basis of the shares surrendered (it is possible that dividend treatment might apply in some circumstances if the PSP16, PSP17, PSP18 or PSP19 Shareholder is actually or constructively related to continuing PSI Shareholders).

     PSP16, PSP17, PSP18 or PSP19 Shareholders Receiving Cash and PSI Common Stock. As a result of reorganization treatment (I) (i) a PSP16 Shareholder who, pursuant to the PSP16 Merger and subject to the conditions of the Cash Election, exchanges PSP16 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PSP16 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSP16 Shareholder's tax basis in the PSP16 Common Stock surrendered; (II) (i) a PSP17 Shareholder who, pursuant to the PSP17 Merger and subject to the conditions of the Cash Election, exchanges PSP17 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PSP17 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSP17 Shareholder's tax basis in the PSP17 Common Stock surrendered; (III) (i) a PSP18 Shareholder who, pursuant to the PSP18 Merger and subject to the conditions of the Cash Election, exchanges PSP18 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PSP18 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSP18 Shareholder's tax basis in the PSP18 Common Stock surrendered; and (IV) (i) a PSP19 Shareholder who, pursuant to the PSP19 Merger and subject to the conditions of the Cash Election, exchanges PSP19 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PSP19 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PSP19 Shareholder's tax basis in the PSP19 Common Stock surrendered. The recognized gain will be treated as capital gain (provided the Common Stock is held as a capital asset at the Effective Time). The aggregate tax basis of the PSI Common Stock received will be the same as the aggregate tax basis of the Common Stock surrendered for the PSI Common Stock, reduced by the amount of cash received and increased by the amount of gain recognized, if any. The holding period of the PSI Common Stock will include the holding period of the Common Stock surrendered for the PSI Common Stock, provided that the Common Stock is held as a capital asset at the Effective Time.

     Required REIT Distributions. The Required PSP16 REIT Distributions, Required PSP17 REIT Distributions, Required PSP18 REIT Distributions and Required PSP19 REIT Distributions would not be treated as cash paid in exchange for the PSP16, PSP17, PSP18 or PSP19 Common Stock, but rather as a dividend taxable to all recipients as ordinary income.

     Cash Received in Lieu of Fractional Shares of PSI Common Stock. PSP16, PSP17, PSP18 or PSP19 Shareholders that receive cash in lieu of a fractional share of PSI Common Stock pursuant to the Mergers will recognize capital gain or loss equal to the difference between the tax basis allocable to the fractional share and the cash paid for it, provided that the PSP16, PSP17, PSP18 or PSP19 Common Stock is held as a capital asset as the Effective Time.

     Failure to Qualify for Reorganization Treatment. In the event that the Mergers do not qualify as a reorganization as to PSP16, PSP17, PSP18 or PSP19, the Mergers likely would be treated as a taxable sale by the respective corporation of its assets and a contemporaneous liquidation. The respective corporation presumably would not incur a federal income tax liability as a result of this deemed sale because of the contemporaneous deemed liquidating distribution. The shareholders of the respective corporation would recognize income or loss equal to the difference between the tax basis of their PSI Common Stock and the sum of the fair market value of the PSI Common Stock and the cash received in exchange for their Common Stock, but some of the income could be ordinary income. The shareholders of the respective corporation receiving PSI Common Stock would have a tax basis in those shares equal to the fair market value of the shares at the time of the Mergers, and the holding period would not include the period during which their shares of Common Stock were held. PSI would receive a basis in the properties acquired from the respective corporation equal to their fair market value.

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OPINION OF COUNSEL

     Hogan & Hartson L.L.P., counsel to PSP16, PSP17, PSP18 and PSP19, has rendered an opinion to PSP16 with respect to the PSP16 Merger, to PSP17 with respect to the PSP17 Merger, to PSP18 with respect to the PSP18 Merger and to PSP19 with respect to the PSP19 Merger to the effect that (i) for federal income tax purposes, the respective Merger will constitute a reorganization under
Section 368(a) of the Code, (ii) PSI continues to qualify as a REIT under Sections 856 through 860 of the Code following the PSMI Merger so long as (A) PSI continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either (i) at the time of (and giving effect to) the PSMI Merger, PSMI was not considered to have any current or accumulated earnings and profits for tax purposes or (ii) PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits, and (iii) the discussion under the heading "Federal Income Tax Matters," to the extent that they describe matters of law or legal conclusions, are correct in all material respects (the "Opinion of Counsel"). Hogan & Hartson has not opined that PSI continues to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions. The Opinion of Counsel is based upon certain extensive and detailed representations as to factual and legal matters made by PSI, PSP16, PSP17, PSP18 and PSP19 that relate both to the qualification of PSI as a REIT and to the qualification of the Mergers as reorganizations, and specific representations from Hughes regarding the expected continued ownership of PSI Common Stock to be received in each of the Mergers. In addition, as discussed above, the Opinion of Counsel expressly assumes, based upon certain representations of the management of PSI, PSP16, PSP17, PSP18 and PSP19, that the "continuity of interest" requirement necessary for each of the Mergers to qualify as reorganizations will be satisfied. See "-- The Mergers -- Continuity of Interest Assumption" and "-- The Mergers -- Failure to Qualify for Reorganization Treatment." The Opinion of Counsel also makes certain customary assumptions regarding the accuracy and completeness of documents reviewed by counsel and representations relied upon by counsel and as to the consummation of each of the Mergers in accordance with the terms of each of the Merger Agreement. The Opinion of Counsel states that the conclusion set forth therein could be adversely affected if any of these representations or assumptions is incorrect or incomplete at the time that any of the Mergers is consummated. The Opinion of Counsel only represents counsel's best judgment, based upon the underlying representations and assumptions, regarding the application of relevant provisions of the Code and interpretations thereof, as set forth in existing judicial decisions, administrative regulations and published rulings and procedures of the Internal Revenue Service. The Opinion of Counsel is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the Opinion of Counsel. Finally, the Opinion of Counsel is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including the tax consequences of any of the Mergers as applied to specific PSP16, PSP17, PSP18 or PSP19 Shareholders (or classes of PSP16, PSP17, PSP18 or PSP19 Shareholders); the tax consequences of any of the Mergers to PSI, PSP16, PSP17, PSP18 or PSP19 (including whether any entity will recognize any gain in any of the Mergers and PSI's adjusted tax basis in the assets of PSP16, PSP17, PSP18 and PSP19 acquired in the Mergers); the application of the "golden parachute" provisions, the alternative minimum tax provisions, and any other provisions of the Code (other than Section 368(a) of the Code) to any of the Mergers and/or participants therein; and whether PSP16, PSP17, PSP18 or PSP19 Shareholders who have provided or will provide services to PSI, PSP16, PSP17, PSP18 or PSP19 will recognize compensation income, either as a result of the Mergers or otherwise).

GENERAL TAX TREATMENT OF PSI

     If certain detailed conditions imposed by the Code and the related Treasury regulations are met, an entity, such as PSI, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to PSI of being treated as a REIT for federal income tax purposes is that this enables PSI to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

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

     PSI elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. PSI believes that it has qualified during each of the past five fiscal years, and currently qualifies, as a REIT, and PSI expects to continue to be taxed as a REIT for federal income tax purposes. While PSI intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of PSI, no assurance can be given by PSI that PSI will so qualify for any particular year.

     The following is a very brief overview of certain of the technical requirements that PSI must meet on an ongoing basis in order to continue to qualify as a REIT:

     1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Violation of Ownership Requirements."

     2.  PSI's gross income must meet three income tests:

         (a) at least 75% of the gross income must be derived from specified real estate sources;

         (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

         (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

     Rents received by PSI will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. PSI anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if PSI, or an owner of 10% or more of PSI, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). PSI does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." PSI does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," PSI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom PSI derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by PSI are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain Properties that PSI believes may not be provided by PSI directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

     See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Nonqualifying Income," and "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests" for a discussion of specific aspects of the PSMI Merger that may impact upon PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

     3. Generally, 75% by value of PSI's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which PSI owns an interest). Not more than 25% of PSI's total assets may be represented by securities other than those in the

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75% asset class.  Of the investments included in the 25% asset class, the value of any one issuer's securities owned by PSI may not exceed 5% of the value of PSI's total assets, and PSI may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which PSI acquires securities of an issuer. PSI believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition precludes PSI from controlling the operations of the Lock/Box Company (in which PSI owns 95% of the equity in the form of non-voting stock and the Hughes Family owns 5% of the equity but 100% of the voting stock), PSPUD (a subsidiary of the Lock/Box Company) or PS Clearing Company, Inc. ("PSCC") (in which PSI owns a less than 10% equity interest) and may preclude PSI from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

     4. PSI must distribute to its shareholders in each taxable year an amount at least equal to 95% of PSI's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, PSI can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

     In years prior to 1990, PSI made distributions in excess of its REIT Taxable Income. During 1990, PSI reduced its distributions to the PSI shareholders. As a result, distributions paid by PSI in 1990 were less than 95% of PSI's REIT Taxable Income for 1990. PSI has satisfied the REIT distribution requirements for 1990 through 1996 attributing distributions in 1991 through 1997 to the prior year's taxable income, and PSI expects to satisfy the distribution requirement for 1997 by attributing distributions in 1998 to the 1997 taxable income. PSI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but PSI Shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which PSI will be required to attribute distributions to the prior year will depend on PSI's operating results and the level of distributions as determined by PSI's Board of Directors. Reliance on subsequent year distributions could cause PSI to be subject to certain penalty taxes. In that regard, if PSI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, PSI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). PSI intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by PSI in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether PSI satisfies the 95% distribution test and could adversely impact upon PSI's ability to satisfy the 95% distribution test. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

     Applicable Federal Income Tax. For years in which PSI qualifies as a REIT, PSI generally will be taxable only on its undistributed income. Certain penalty taxes can apply if PSI delays distributions until after the close of a taxable year. Moreover, a confiscatory tax of 100% can apply to income derived by PSI from sales of "dealer" property. If PSI fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax is imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% or the 95% income tests, times (ii) the fraction that its REIT Taxable Income represents of PSI's gross income (excluding capital gain and certain other items). It should be noted that PSI is not required to distribute its net capital gain. However, to the extent that PSI does not declare a capital gain dividend, that gain will be taxable to PSI at normal corporate rates, and PSI will be subject to a 4% non-deductible excise tax to the extent that it does not distribute 95% of its capital gain. PSI also will be subject to the minimum tax on tax preference items (excluding items specifically allocable to its shareholders).

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

     Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning on the closing date of the PSMI Merger (the "Restriction Period"). This tax would be imposed on PSI at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the closing date of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis in such assets at the time of the PSMI Merger (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

     Termination of REIT Election. For any taxable year that PSI fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders, unless certain relief provisions are available.

     PSI's election to be treated as a REIT will terminate automatically if PSI fails to meet the qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, PSI will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI's election was terminated (or revoked). If PSI loses its REIT status, but later qualifies and elects to be taxed as a REIT again, PSI may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, PSI would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to PSI's appreciated assets. (PSI would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) PSI would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

CONSEQUENCES OF THE PSMI MERGER ON PSI'S QUALIFICATION AS A REIT

     In light of the unique federal income tax requirements applicable to REITs, the PSMI Merger could have adverse consequences on PSI's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. is of the opinion that PSI continues to qualify as a REIT following the PSMI Merger so long as (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) such merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "-- Nonqualifying Income," "-- Violation of Ownership Requirements," and "-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson L.L.P., however, has not opined that PSI continues to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions.

     Nonqualifying Income. PSI must meet several annual gross income tests to retain its REIT qualification. See "-- General Tax Treatment of PSI." Under the 95% gross income test, PSI must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes: (i) proceeds from the rental of mini-warehouse facilities;
(ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by PSI as a dealer).

     After the PSMI Merger, PSI assumed and performs property management activities for the various partnerships and REITs in which PSI has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. PSI will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by PSI from

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these property management activities with respect to Properties owned by other entities (including the REITs in which PSI has an ownership interest) is treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "-- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

     In order to reduce the amount of Nonqualifying Income, in December 1995, certain Properties pre-paid to PSI approximately $4.5 million of management fees that PSI otherwise would have been expected to receive for 1996 discounted to compensate for early payment. Pre-payment of management fees reduced the percentage of Nonqualifying Income received by PSI in taxable years subsequent to such prepayment. Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of PSI when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of PSI as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in PSI's gross income resulted in it failing the 95% test for a taxable year ending after the PSMI Merger, PSI's REIT status may terminate for such year and future years unless it meets the "good cause" exception described below.

     PSI and the various other owners of mini-warehouses and business parks for which PSI performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and PSI certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Such services include the provisions of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the Owners and PSI pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to PSI under the management agreement for the management of the Properties owned by the Owners. PSI has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of PSI for purposes of the 95% test.

     If PSI fails to meet the 95% test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, PSI would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year;
(ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. PSI intends to conduct its operations and affairs so that it meets the 95% test for each taxable year. PSI also intends to operate so that, in the event it were to fail to meet the 95% test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if PSI were unable to satisfy the 95% test, the IRS would necessarily agree that PSI had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if PSI's REIT status were not terminated because of the "good cause" exception, PSI still would be subject to an excise tax on any excess nonqualifying income. Generally, if PSI fails the 95% test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be PSI's taxable income (computed without its distribution deduction) and the denominator of which would be PSI's gross income from all sources. This excise tax would have the general effect of causing PSI to pay all net profits generated from this excess nonqualifying income to the IRS.

     Violation of Ownership Requirements. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes Family was estimated to be approximately 45% and such percentage has been reduced to approximately 33.4% as of April 15, 1997. In order

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to assist PSI in meeting these ownership restrictions, the PSI Articles of
Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of PSI or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. (The PSI Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.) However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI for the benefit of PSI and certain designated charitable beneficiaries restricting their acquisition of additional shares of PSI's capital stock and providing that if, at any time, for any reason, more than 50% in value of PSI's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of PSI Common Stock owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury regulations, any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to PSI in the PSMI Merger and PSI would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the PSMI Merger occurred). Failure to do so would result in disqualification of PSI as a REIT (unless the "deficiency dividend" procedures described below apply and PSI complies with those procedures).

     The amount of any accumulated earnings and profits of PSMI acquired by PSI was based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger ("Consolidated Accumulated Earnings"). As a condition to the PSMI Merger, PSI received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed, taking into account projected income of PSMI and its affiliates to and including the time of the PSMI Merger and distributions to the PSMI shareholders made at or prior to the time of the PSMI Merger, PSMI had no Consolidated Accumulated Earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by PSI in the PSMI Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining earnings and profits.

     Although not free from doubt, it appears that pursuant to Treasury regulations PSI may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, PSI would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, PSI would have to pay to the IRS an interest charge on 50% of the

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Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, PSI would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurs) or, alternatively, that even if the procedure is available, PSI cannot qualify as a REIT for the taxable year in which the Merger occurs (but it could qualify as a REIT for subsequent years).

     Acquisition of Affiliated Partnership Interests. PSI has acquired interests in various partnerships that own and operate Properties in the PSMI Merger and in other transactions. PSI, for purposes of satisfying its REIT asset and income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations PSI's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of PSI for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of PSI for purposes of determining its REIT qualification. It is expected that substantially all of the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     The acquisition of these partnership interests creates several issues regarding PSI's satisfaction of the 95% gross income test. First, PSI earns property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. PSI disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and PSI's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to PSI, either rejecting the approach set forth in the private letter rulings mentioned above or contending that PSI's situation is distinguishable from those addressed in the private letter rulings (for example, because PSI does not have a "substantial" interest in the partnerships).

     Second, PSI acquired interests in certain of these partnerships that entitles PSI to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how PSI's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to PSI and the percentage of the management fees paid to PSI that are disregarded in determining PSI's Nonqualifying Income. For example, if PSI takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of PSI's interest only contributed 1% of the total capital contributed to the partnership), PSI's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting PSI's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships in which PSI acquired an interest in the PSMI Merger, PSI determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining PSI "capital interests." If that were to occur, it could adversely affect PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

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TAXATION OF HOLDERS OF PSI COMMON STOCK

     As long as PSI qualifies as a REIT, distributions made to PSI's taxable domestic shareholders generally will be taxable to such PSI Shareholders as ordinary income to the extent of PSI's earnings and profits. For this purpose, earnings and profits of PSI first will be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on the preferred stock will be taxable in full as dividends to the holders of the preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of shareholders subject to the passive activity rules. Distributions designated by PSI as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed PSI's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by PSI, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If PSI should realize a loss, shareholders will not be permitted to deduct any share of that loss. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of PSI.

     PSI may distribute cash in excess of its net taxable income. Upon distribution of such cash by PSI to shareholders (other than as a capital gain dividend), if all of PSI's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of PSI may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of PSI Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from PSI and has held the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

     If a shareholder is subject to "backup withholding," PSI will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies PSI that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number. The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current clarification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     PSI is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

     In any year in which PSI does not qualify as a REIT, distributions by PSI to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of PSI's tax preference items.

     TAX EXEMPT INVESTORS. In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from PSI or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements.

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     FOREIGN INVESTORS.  The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only upon United States federal and state income, gift and estate tax principles, but also upon the treaties, if any, between the United States and the country of the nonresident investor. Therefore, any prospective foreign investor is urged to consult its own tax advisor with respect to both the United States and foreign tax consequences of owning stock of PSI. The following discussion sets forth several points that may be relevant to particular foreign investors. It assumes that any such investor holds the stock of PSI as an investment and not in connection with the conduct of a U.S. trade or business. Ordinary dividends generally will be subject to withholding at the source, at a 30% rate (which may be reduced under applicable treaties if the shareholder satisfies all pertinent requirements). Capital gain dividends may be subject to such withholding at a 35% rate if they relate to dispositions of U.S. real property interests (including the sale or disposition prior to maturity of loans where interest is based upon a "participation" in the income or appreciation from real property). Such dispositions would generally include the sale (but not the retirement) of profit-sharing loans relating to U.S. real property. In addition, such capital gain dividends (net of the amount of regular income tax) may be subject to a 30% branch tax in the hands of any foreign corporate recipients. Such tax may be reduced or eliminated in the case of a corporation that is a resident of a country with which the U.S. has a tax treaty, provided that a majority of such corporation's ultimate shareholders are residents of the country in question and that various filing requirements are satisfied. Investors may be able to obtain a partial refund of taxes withheld in respect of capital gain distributions by filing a nonresident U.S. tax return. Because only a minority of PSI Shareholders are expected to be foreign taxpayers, PSI should qualify as a "domestically-controlled REIT." Accordingly, a foreign taxpayer will not be subject to U.S. tax from gains recognized upon disposition of capital stock (unless the shareholder was present in the U.S. for more than 183 days in the year of sale and certain other requirements are met). Upon the death of a foreign individual shareholder, the investor's stock in PSI will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

                             STATE AND LOCAL TAXES

     The tax treatment of PSI, and PSP16, PSP17, PSP18 and PSP19 Shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of PSI, and PSP16, PSP17, PSP18 and PSP19 Shareholders, is provided nor is any representation made as to the tax status of PSI in such states. All investors should consult their own tax advisors as to the treatment of PSI under the respective state tax laws applicable to them.

                                LEGAL OPINIONS

     David Goldberg, senior vice president and general counsel of PSI, will deliver an opinion to the effect that the shares of PSI Common Stock to be issued in the Mergers will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 74,865 shares of PSI Common Stock, 1,000 shares of PSI convertible preferred stock and 600 shares of PSI Senior Preferred Stock and has options to acquire an additional 157,500 shares of PSI Common Stock. Mr. Goldberg also owns 1,000 shares of PSP16 Common Stock, 6,985 shares of PSP17 Common Stock and 1,000 shares of PSP18 Common Stock. Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the discussion under "Federal Income Tax Matters" fairly summarizes the material federal income tax considerations to a PSP16, PSP17, PSP18 or PSP19 Shareholder as a result of the PSP16, PSP17, PSP18 and PSP19 Mergers, respectively, and the subsequent ownership of PSI Common Stock, as well as to the effect that each of the Mergers will constitute a reorganization under Section 368(a) of the Code (based on certain factual assumptions and representations made by PSI, PSP16, PSP17, PSP18 and PSP19, and certain shareholders of PSP16, PSP17, PSP18 and PSP19). Hogan & Hartson L.L.P. has performed certain legal services on behalf of PSI, including the representation of PSI in the PSMI Merger.

                                    EXPERTS

     The consolidated financial statements of PSI for the year ended December 31, 1996 appearing in PSI's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in PSI's Annual Report on Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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

     The financial statements of PSP16, PSP17, PSP18 and PSP19 for the year ended December 31, 1996 appearing herein and in the Annual Reports on Form 10-K of PSP16, PSP17, PSP18 and PSP19 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             INDEPENDENT AUDITORS

     It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of PSI, PSP16, PSP17, PSP18 and PSP19 since their respective organization, will be in attendance at the special meetings of shareholders of PSP16, PSP17, PSP18 and PSP19 with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of such shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

     Any proposal that a PSP16, PSP17, PSP18 or PSP19 Shareholder wishes to submit for consideration for inclusion in the proxy statement for the 1997 annual meetings of shareholders must be received by PSP16, PSP17, PSP18 or PSP19 no later than August 1, 1997.

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                                   GLOSSARY

     The following are definitions of certain terms used in this Proxy
Statement:

     "Mergers."  The mergers of PSP16, PSP17, PSP18 and PSP19 with and into PSI.

     "PSP16." Public Storage Properties XVI, Inc., a REIT organized as a California corporation.

     "PSP17." Public Storage Properties XVII, Inc., a REIT organized as a California corporation.

     "PSP18." Public Storage Properties XVIII, Inc., a REIT organized as a California corporation.

     "PSP19." Public Storage Properties XIX, Inc., a REIT organized as a California corporation.

     "PSP16 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP16.

     "PSP17 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP17.

     "PSP18 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP18.

     "PSP19 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PSP19.

     "PSP16 Partnership." Public Storage Properties XVI, Ltd., a California limited partnership, the predecessor to PSP16.

     "PSP17 Partnership." Public Storage Properties XVII, Ltd., a California limited partnership, the predecessor to PSP17.

     "PSP18 Partnership." Public Storage Properties XVIII, Ltd., a California limited partnership, the predecessor to PSP18.

     "PSP19 Partnership." Public Storage Properties XIX, Ltd., a California limited partnership, the predecessor to PSP19.

     "PSP16 Shareholder."  A holder of shares of PSP16 Common Stock.

     "PSP17 Shareholder."  A holder of shares of PSP17 Common Stock.

     "PSP18 Shareholder."  A holder of shares of PSP18 Common Stock.

     "PSP19 Shareholder."  A holder of shares of PSP19 Common Stock.

     "PSI." Public Storage, Inc., a REIT organized as a California corporation (formerly Storage Equities, Inc.).

     "PSI Common Stock."  Shares of Common Stock, par value $.10 per share, of
PSI.

     "PSI Shareholder."  A holder of shares of PSI Common Stock.

     "PSMI." Public Storage Management, Inc., a California corporation, which, together with its affiliates, was merged into Storage Equities, Inc. on November 16, 1995.

     "REIT."  A real estate investment trust.

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                                                                      Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 9th day of April, 1997, by and among PUBLIC STORAGE, INC., a California corporation ("PSI"), PUBLIC STORAGE PROPERTIES XVI, INC., a California corporation ("PSP16"), PUBLIC STORAGE PROPERTIES XVII, INC., a California corporation ("PSP17"), PUBLIC STORAGE PROPERTIES XVIII, INC., a California corporation ("PSP18") and PUBLIC STORAGE PROPERTIES XIX, INC., a California corporation ("PSP19").

     A. The parties intend that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Plan of Reorganization provides for the mergers of PSP16, PSP17, PSP18 and PSP19 with and into PSI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and the Agreements of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreements").

     B. The Boards of Directors of PSI, PSP16, PSP17, PSP18 and PSP19 believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. ADOPTION OF PLAN. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  THE MERGER.

         2.1 COMPLETION OF THE MERGER. At the Effective Time (as defined below), PSP16, PSP17, PSP18 and PSP19 will be merged with and into PSI (the "Mergers") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreements. The Mergers shall become effective at the time at which the Merger Agreements, together with the requisite Officers' Certificates of PSI, PSP16, PSP17, PSP18 and PSP19 are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). PSI, PSP16, PSP17, PSP18 and PSP19 are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Mergers, is sometimes referred to herein as the "Surviving Corporation." The merger of PSP16 into PSI, the merger of PSP17 into PSI, the merger of PSP18 into PSI and the merger of PSP19 into PSI are not conditioned on each other.

         2.2 EFFECT OF THE MERGER.  At the Effective Time:

          2.2.1 CONSTITUENT CORPORATIONS. The separate corporate existence of PSP16, PSP17, PSP18 and PSP19 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSP16, PSP17, PSP18 and PSP19 and shall be subject to all the debts and liabilities of PSP16, PSP17, PSP18 and PSP19 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSP16, PSP17, PSP18 and PSP19 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSP16, PSP17, PSP18 and PSP19 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

          2.2.2 ARTICLES AND BYLAWS. The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

          2.2.3 OFFICERS AND DIRECTORS. The officers and directors of PSI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.3 CONVERSION OF COMMON STOCK SERIES A. The manner of converting the outstanding shares of (i) Common Stock Series A ($.01 par value) of PSP16 (the "PSP16 Shares"), (ii) Common Stock Series A ($.01 par value) of PSP17 (the "PSP17 Shares"), (iii) Common Stock Series A ($.01 par value) of PSP18 (the "PSP18 Shares") and (iv) Common Stock Series A ($.01 par value) of PSP19 (the "PSP19 Shares") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

          2.3.1     CASH ELECTION.  At the Effective Time, subject to Sections
2.6 and 6.8 hereof, each PSP16 Share, PSP17 Share, PSP18 Share and PSP19 Share as to which a cash election has been made in accordance with the provisions of
Section 2.5 hereof and has not been revoked, relinquished or lost pursuant to
Section 2.5 hereof (the "Cash Election Shares") shall be converted into and shall represent the right to receive $20.76, $19.63, $20.38 and $16.72, respectively, in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

          2.3.2 SHARE EXCHANGE. At the Effective Time, subject to Sections 2.4, 2.5, 2.7 and 6.8 hereof, each PSP16 Share, PSP17 Share, PSP18 Share and PSP19 Share (other than Cash Election Shares and PSP16, PSP17, PSP18 and PSP19 Shares owned by PSI) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $20.76, $19.63, $20.38 and $16.72, respectively, by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP16, PSP17, PSP18 and PSP19, respectively, provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

         2.4 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Mergers. In lieu of any such fractional share interests, each holder of PSP16, PSP17, PSP18 and PSP19 Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSP16, PSP17, PSP18 and PSP19 Shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Mergers. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the fractional interest.

         2.5 PROCEDURE FOR CASH ELECTION. At the time of the mailing of the Combined Proxy Statement and Prospectus provided for in Section 6.5 hereof, PSI will send to each holder of record of PSP16, PSP17, PSP18 and PSP19 Shares at the record date for PSP16, PSP17, PSP18 and PSP19 meetings of shareholders referred to in Section 6.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's PSP16, PSP17, PSP18 or PSP19 Shares. Any such election to receive the cash payment contemplated by
Section 2.3.1 hereof shall have been properly made only if American Stock Transfer & Trust Company (the "Depositary") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to PSI), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Depositary only by written notice received by the Depositary prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders referred to in Section 6.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Depositary is notified in writing by the parties hereto that the Mergers have been abandoned. If a Form of Election is revoked pursuant to this Section 2.5, the certificate or certificates or any guarantee of delivery in respect of the PSP16, PSP17, PSP18 and PSP19 Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Depositary determines that any election to receive cash was not properly or timely made, the PSP16, PSP17, PSP18 and PSP19 Shares covered thereby shall not be treated as Cash Election Shares, and shall be converted in the Mergers as provided in Section 2.3.2 hereof. The Depositary may, with the agreement of PSI, PSP16, PSP17, PSP18 and PSP19, establish such procedures, not inconsistent with this Section 2.5, as may be necessary or desirable to implement this Section 2.5.

         2.6 PROCEDURE FOR PRORATION.

          2.6.1 NO PRORATION OF PSP16 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP16 is 20% or less than the number of PSP16 Shares outstanding as of the record date for the meeting of shareholders of PSP16 referred to in Section 6.2, then each Cash Election Share of PSP16 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP16 Shares.

          2.6.2 NO PRORATION OF PSP17 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP17 is 20% or less than the number of PSP17 Shares outstanding as of the record date for the meeting of shareholders of PSP17 referred to in Section 6.2, then each Cash Election Share of PSP17 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP17 Shares.

          2.6.3 NO PRORATION OF PSP18 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP18 is 20% or less than the number of PSP18 Shares outstanding as of the record date for the meeting of shareholders of PSP18 referred to in Section 6.2, then each Cash Election Share of PSP18 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP18 Shares.

          2.6.4 NO PRORATION OF PSP19 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PSP19 is 20% or less than the number of PSP19 Shares outstanding as of the record date for the meeting of shareholders of PSP19 referred to in Section 6.2, then each Cash Election Share of PSP19 shall be converted in the Mergers into the right to receive the Cash Election Price for PSP19 Shares.

          2.6.5 PRORATION OF PSP16 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP16 exceeds 20%, then each Cash Election Share of PSP16 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP16 owned by a holder of PSP16 Shares that shall be converted into the right to receive the Cash Election Price for PSP16 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP16 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP16, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP16. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSP16 to receive the Cash Election Price for PSP16 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP16 exceeds 20% (but not 50%) of the number of PSP16 Shares outstanding as of the record date for the meeting of shareholders of PSP16 referred to in Section 6.2.

          2.6.6 PRORATION OF PSP17 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP17 exceeds 20%, then each Cash Election Share of PSP17 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP17 owned by a holder of PSP17 Shares that shall be converted into the right to receive the Cash Election Price for PSP17 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP17 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP17, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP17. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash

Election Shares of PSP17 to receive the Cash Election Price for PSP17 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP17 exceeds 20% (but not 50%) of the number of PSP17 Shares outstanding as of the record date for the meeting of shareholders of PSP17 referred to in Section 6.2.

          2.6.7 PRORATION OF PSP18 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP18 exceeds 20%, then each Cash Election Share of PSP18 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP18 owned by a holder of PSP18 Shares that shall be converted into the right to receive the Cash Election Price for PSP18 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP18 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP18, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP18. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSP18 to receive the Cash Election Price for PSP18 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP18 exceeds 20% (but not 50%) of the number of PSP18 Shares outstanding as of the record date for the meeting of shareholders of PSP18 referred to in Section 6.2.

          2.6.8 PRORATION OF PSP19 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PSP19 exceeds 20%, then each Cash Election Share of PSP19 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PSP19 owned by a holder of PSP19 Shares that shall be converted into the right to receive the Cash Election Price for PSP19 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PSP19 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PSP19, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PSP19. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PSP19 to receive the Cash Election Price for PSP19 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PSP19 exceeds 20% (but not 50%) of the number of PSP19 Shares outstanding as of the record date for the meeting of shareholders of PSP19 referred to in Section 6.2.

         2.7 DISSENTING SHARES. PSP16, PSP17, PSP18 and PSP19 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PSP16, PSP17, PSP18 or PSP19 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PSP16, PSP17, PSP18 or PSP19 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PSP16, PSP17, PSP18 or PSP19 Shares, such PSP16, PSP17, PSP18 or PSP19 Shares shall automatically be converted into the right to receive PSI Shares pursuant to Section 2.3.2 hereof.

         2.8 PSI SHARES UNAFFECTED. The Mergers shall effect no change in any of the outstanding PSI Shares and no outstanding PSI Shares shall be converted or exchanged as a result of the Mergers, and no cash shall be exchangeable, and no securities shall be issuable, with respect thereto.

         2.9 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any PSP16, PSP17, PSP18 and PSP19 Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.10 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PSP16, PSP17, PSP18 and PSP19 Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to The First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the PSP16, PSP17, PSP18 and PSP19 Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PSP16, PSP17, PSP18 and PSP19 Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PSP16, PSP17, PSP18 and PSP19 Shares in exchange for certificates evidencing PSI Shares.

         2.11  STATUS UNTIL SURRENDERED.  Until surrendered as provided in
Section 2.10 hereof, each outstanding certificate which, prior to the Effective Time, represented PSP16, PSP17, PSP18 or PSP19 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the PSP16, PSP17, PSP18 or PSP19 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PSP16, PSP17, PSP18 or PSP19 Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of PSP16, PSP17, PSP18 or PSP19 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests pursuant to Section 2.4 hereof.

         2.12 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of PSP16, PSP17, PSP18 and PSP19 Shares on the records of PSP16, PSP17, PSP18 and PSP19, respectively, and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

         2.13 CONVERSION OF COMMON STOCK SERIES B AND C. At the Effective Time, subject to Section 6.8 hereof, each share of (i) Common Stock Series B and C ($.01 par value) of PSP16, (ii) Common Stock Series B and C ($.01 par value) of PSP17, (iii) Common Stock Series B and C ($.01 par value) of PSP18 and (iv) Common Stock Series B and C ($.01 par value) of PSP19 (in each case, other than shares owned by PSI) shall be converted (or deemed to be converted) into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient derived by dividing $11.82, $10.26, $9.36 and $1.41, respectively, by the average per share closing prices on the NYSE of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP16, PSP17, PSP18 and PSP19, respectively, provided for in
Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, such conversion number will be appropriately adjusted to reflect such action. At the Effective Time, any Common Stock Series B and C of PSP16, PSP17, PSP18 and PSP19 owned by PSI shall be cancelled and retired and no shares shall be issuable with respect thereto.

     3.  CLOSING.

         3.1 TIME AND PLACE OF CLOSING. If this Agreement is approved by the shareholders of PSP16, PSP17, PSP18 or PSP19, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the applicable parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 EXECUTION AND FILING OF MERGER AGREEMENT. At or before the Closing and after shareholder approval of PSP16, PSP17, PSP18 or PSP19, the applicable parties shall execute and deliver the Merger Agreements, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreements, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

     4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP16, PSP17, PSP18 AND PSP19.

         4.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP16. PSP16 represents, warrants and agrees with PSI that:

          4.1.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PSP16, (i) the execution, delivery and performance of this Agreement by PSP16 has been duly authorized and approved by all necessary corporate action of PSP16, and (ii) PSP16 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.1.2 ORGANIZATION AND RELATED MATTERS. PSP16 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP16. PSP16 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.1.3 CAPITAL STOCK. The authorized capital stock of PSP16 consists solely of (i) 4,983,209 shares of Common Stock Series A ($.01 par value), 2,962,348 of which were issued and outstanding as of April 9, 1997, (ii) 324,989 shares of Common Stock Series B ($.01 par value), 259,991.2 of which were issued and outstanding as of April 9, 1997 and (iii) 920,802 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of April 9, 1997. All of the issued and outstanding shares of Common Stock Series A, B and C of PSP16 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP16 is a party or by which it is bound calling for or requiring the issuance of any of PSP16's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PSP16's Articles of Incorporation.

          4.1.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP16, neither the execution and delivery of this Agreement nor the consummation by PSP16 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP16 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP16's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP16 or adversely affect the ability of PSP16 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP16 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP16 or adversely affect the ability of PSP16 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP16 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP16 or adversely affect the ability of PSP16 to consummate the transactions contemplated hereby.

          4.1.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP16, threatened against PSP16 or involving any of its properties or assets.

          4.1.6 SEC REPORTS. Since January 1, 1994, PSP16 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP16 SEC Reports"). None of the PSP16 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.1.7 FINANCIAL STATEMENTS. The financial statements included in the PSP16 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP16 as of their respective dates, and the results of operations of PSP16 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.1.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of PSP16 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.1.9 S-4 REGISTRATION STATEMENT AND PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PSP16 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP16, PSP17, PSP18 and PSP19, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.1.10 INSURANCE. All material insurance of PSP16 is currently in full force and effect and PSP16 has reported all claims and occurrences to the extent required by such insurance.

          4.1.11 DISCLOSURE. The representations and warranties by PSP16 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP17. PSP17 represents, warrants and agrees with PSI that:

          4.2.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PSP17, (i) the execution, delivery and performance of this Agreement by PSP17 has been duly authorized and approved by all necessary corporate action of PSP17, and (ii) PSP17 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.2.2 ORGANIZATION AND RELATED MATTERS. PSP17 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP17. PSP17 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.2.3 CAPITAL STOCK. The authorized capital stock of PSP17 consists solely of (i) 4,983,209 shares of Common Stock Series A ($.01 par value), 2,776,023 of which were issued and outstanding as of April 9, 1997, (ii) 324,989 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of April 9, 1997 and (iii) 920,802 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of April 9, 1997. All of the issued and outstanding shares of Common Stock Series A, B and C of PSP17 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP17 is a party or by which it is bound calling for or requiring the issuance of any of PSP17's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PSP17's Articles of Incorporation.

          4.2.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP17, neither the execution and delivery of this Agreement nor the consummation by PSP17 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP17 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP17's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP17 or adversely affect the ability of PSP17 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP17 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP17 or adversely affect the ability of PSP17 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP17 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP17 or adversely affect the ability of PSP17 to consummate the transactions contemplated hereby.

          4.2.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP17, threatened against PSP17 or involving any of its properties or assets.

          4.2.6 SEC REPORTS. Since January 1, 1994, PSP17 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP17 SEC Reports"). None of the PSP17 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.2.7 FINANCIAL STATEMENTS. The financial statements included in the PSP17 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP17 as of their respective dates, and the results of operations of PSP17 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of PSP17 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.2.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PSP17 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP17, PSP16, PSP18 and PSP19, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.2.10 INSURANCE. All material insurance of PSP17 is currently in full force and effect and PSP17 has reported all claims and occurrences to the extent required by such insurance.

          4.2.11 DISCLOSURE. The representations and warranties by PSP17 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.3 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP18. PSP18 represents, warrants and agrees with PSI that:

          4.3.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PSP18, (i) the execution, delivery and performance of this Agreement by PSP18 has been duly authorized and approved by all necessary corporate action of PSP18, and (ii) PSP18 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.3.2 ORGANIZATION AND RELATED MATTERS. PSP18 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP18. PSP18 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.3.3 CAPITAL STOCK. The authorized capital stock of PSP18 consists solely of (i) 4,983,209 shares of Common Stock Series A ($.01 par value), 2,775,900 of which were issued and outstanding as of April 9, 1997, (ii) 324,989 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of April 9, 1997 and (iii) 920,802 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of April 9, 1997. All of the issued and outstanding shares of Common Stock Series A, B and C of PSP18 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP18 is a party or by which it is bound calling for or requiring the issuance of any of PSP18's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PSP18's Articles of Incorporation.

          4.3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP18, neither the execution and delivery of this Agreement nor the consummation by PSP18 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP18 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP18's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP18 or adversely affect the ability of PSP18 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP18 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP18 or adversely affect the ability of PSP18 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP18 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP18 or adversely affect the ability of PSP18 to consummate the transactions contemplated hereby.

          4.3.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP18, threatened against PSP18 or involving any of its properties or assets.

          4.3.6 SEC REPORTS. Since January 1, 1994, PSP18 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP18 SEC Reports"). None of the PSP18 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.3.7 FINANCIAL STATEMENTS. The financial statements included in the PSP18 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP18 as of their respective dates, and the results of operations of PSP18 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of PSP18 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.3.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PSP18 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP18, PSP16, PSP17 and PSP19, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.3.10 INSURANCE. All material insurance of PSP18 is currently in full force and effect and PSP18 has reported all claims and occurrences to the extent required by such insurance.

          4.3.11 DISCLOSURE. The representations and warranties by PSP18 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.4 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSP19. PSP19 represents, warrants and agrees with PSI that:

          4.4.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PSP19, (i) the execution, delivery and performance of this Agreement by PSP19 has been duly authorized and approved by all necessary corporate action of PSP19, and (ii) PSP19 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

          4.4.2 ORGANIZATION AND RELATED MATTERS. PSP19 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSP19. PSP19 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

          4.4.3 CAPITAL STOCK. The authorized capital stock of PSP19 consists solely of (i) 4,343,310 shares of Common Stock Series A ($.01 par value), 3,023,371 of which were issued and outstanding as of April 9, 1997, (ii) 283,224 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of April 9, 1997 and (iii) 802,466 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of April 9, 1997. All of the issued and outstanding shares of Common Stock Series A, B and C of PSP19 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PSP19 is a party or by which it is bound calling for or requiring the issuance of any of PSP19's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PSP19's Articles of Incorporation.

          4.4.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PSP19, neither the execution and delivery of this Agreement nor the consummation by PSP19 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSP19 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PSP19's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSP19 or adversely affect the ability of PSP19 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSP19 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSP19 or adversely affect the ability of PSP19 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSP19 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSP19 or adversely affect the ability of PSP19 to consummate the transactions contemplated hereby.

          4.4.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSP19, threatened against PSP19 or involving any of its properties or assets.

          4.4.6 SEC REPORTS. Since January 1, 1994, PSP19 has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSP19 SEC Reports"). None of the PSP19 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.4.7 FINANCIAL STATEMENTS. The financial statements included in the PSP19 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSP19 as of their respective dates, and the results of operations of PSP19 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          4.4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of PSP19 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

          4.4.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PSP19 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP19, PSP16, PSP17 and PSP18, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.4.10 INSURANCE. All material insurance of PSP19 is currently in full force and effect and PSP19 has reported all claims and occurrences to the extent required by such insurance.

          4.4.11 DISCLOSURE. The representations and warranties by PSP19 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSI. PSI hereby represents, warrants and agrees with PSP16, PSP17, PSP18 and PSP19 that:

         5.1 AUTHORIZATION. The execution, delivery and performance of this Agreement by PSI have been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 ORGANIZATION AND RELATED MATTERS. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

         5.3 CAPITAL STOCK. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of Common Stock ($.10 par value), 93,041,461 of which were issued and outstanding as of March 31, 1997, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), all of which were issued and outstanding as of March 31, 1997, (iii) 50,000,000 shares of Preferred Stock ($.10 par value), 13,396,764 of which were issued and outstanding as of March 31, 1997 and (iv) 200,000,000 shares of Equity Stock ($.01 par value), none of which were issued and outstanding at March 31, 1997. All of the issued and outstanding shares of Common Stock, Class B Common Stock and Preferred Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. The issuance of the PSI Shares in the Mergers has been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will have been duly and validly issued, fully paid and nonassessable; and the shareholders of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

         5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreements and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSI is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the real property of PSP16, PSP17, PSP18 and PSP19, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the trans actions contemplated hereby.

         5.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

         5.6 SEC REPORTS. Since January 1, 1994, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including

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without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 FINANCIAL STATEMENTS. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1997, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as those terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PSP16, PSP17, PSP18 and PSP19, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.10 INSURANCE. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

         5.11 DISCLOSURE. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.  COVENANTS AND AGREEMENTS.

         6.1 ORDINARY COURSE. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI, PSP16, PSP17, PSP18 and PSP19 will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PSP16, PSP17, PSP18 and PSP19 will not issue any capital stock or debt securities convertible into capital stock. PSI, PSP16, PSP17, PSP18 and PSP19 will promptly notify the others of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         6.2 MEETINGS OF SHAREHOLDERS. PSP16, PSP17, PSP18 and PSP19 will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by (i) in the case of PSP16, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B and C of PSP16, counted together as a single class with the shares of Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of Common Stock Series A; (ii) in the case of PSP17, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B and C of PSP17, counted together as a single class with the shares of Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of Common Stock Series A; (iii) in the case of PSP18, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B and C of PSP18, counted together as a single class with the shares of Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of Common Stock Series A; and (iv) in the case of PSP19, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B and C of PSP19, counted together as a single class with the shares of Common Stock Series B and C voted with the holders of a majority of the unaffiliated shares of Common Stock Series A.

         6.3 TAX REPORTING. Each of PSI, PSP16, PSP17, PSP18 and PSP19 agrees to report the Mergers for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         6.4 ACQUISITION PROPOSALS. PSP16, PSP17, PSP18 and PSP19 will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PSP16, PSP17, PSP18 or PSP19, or any purchase of all or any significant portion of either of their assets, or any equity interest in either of them, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the respective Board of Directors on behalf of PSP16, PSP17, PSP18 or PSP19 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors of PSP16, PSP17, PSP18 or PSP19 to breach their fiduciary duty to the shareholders of the respective corporation under applicable law as advised by counsel. PSP16, PSP17, PSP18 and PSP19 will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PSP16, PSP17, PSP18 or PSP19, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

         6.5 REGISTRATION AND PROXY STATEMENTS. PSP16, PSP17, PSP18 and PSP19 will promptly prepare and file with the SEC a combined preliminary proxy statement in connection with the vote of shareholders of PSP16, PSP17, PSP18 and PSP19 with respect to the Mergers. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a combined proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of PSP16, PSP17, PSP18 and PSP19 Shares in the Mergers (such combined proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the shareholders of PSP16, PSP17, PSP18 and PSP19, being herein called the "Combined Proxy Statement and Prospectus"). PSI, PSP16, PSP17, PSP18 and PSP19 will use their best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PSP16, PSP17, PSP18 and PSP19 will each use its best efforts to cause the Combined Proxy Statement and Prospectus to be mailed to its respective shareholders at the earliest practicable date. PSP16, PSP17, PSP18 and PSP19 agree that if at any time prior to the Effective Time any event with respect to PSP16, PSP17, PSP18 and PSP19, respectively, should occur which is required to be described in an amendment of, or a supplement to, the Combined Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP16, PSP17, PSP18 and PSP19 and (ii) the Combined Proxy Statement and Prospectus will (with respect to PSP16, PSP17, PSP18 and PSP19) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Combined Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PSP16, PSP17, PSP18 and PSP19 and (ii) the Combined Proxy Statement and Prospectus will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

         6.6  BEST EFFORTS.  Each of PSI, PSP16, PSP17, PSP18 and PSP19 shall:
(i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Mergers and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 REGISTRATION AND LISTING OF PSI SHARES. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

         6.8 DISTRIBUTIONS.

          6.8.1 PSP16 DISTRIBUTIONS. PSP16 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.27 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP16 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $20.76 per share in the case of the PSP16 Shares and $11.82 per share in the case of the PSP16 Common Stock Series B and C and (iii) pre-Mergers cash distributions required to satisfy PSP16's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP16 is the sum of (a) the fair market value of PSP16's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of March 17, 1997, and (b) the book value of PSP16's non-real estate assets as of the date of determination, and less (c) PSP16's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP16's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

          6.8.2 PSP17 DISTRIBUTIONS. PSP17 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.31 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP17 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $19.63 per share in the case of the PSP17 Shares and $10.26 per share in the case of the PSP17 Common Stock Series B and C and (iii) pre-Mergers cash distributions required to satisfy PSP17's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP17 is the sum of (a) the fair market value of PSP17's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of March 17, 1997, and (b) the book value of PSP17's non-real estate assets as of the date of determination, and less (c) PSP17's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP17's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

          6.8.3 PSP18 DISTRIBUTIONS. PSP18 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.30 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP18 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $20.38 per share in the case of the PSP18 Shares and $9.36 per share in the case of the PSP18 Common Stock Series B and C and (iii) pre-Mergers cash distributions required to satisfy PSP18's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP18 is the sum of (a) the fair market value of PSP18's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of March 17, 1997, and (b) the book value of PSP18's non-real estate assets as of the date of determination, and less (c) PSP18's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP18's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

          6.8.4 PSP19 DISTRIBUTIONS. PSP19 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.18 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PSP19 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $16.72 per share in the case of the PSP19 Shares and $1.41 per share in the case of the PSP19 Common Stock Series B and C and (iii) pre-Mergers cash distributions required to satisfy PSP19's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PSP19 is the sum of (a) the fair market value of PSP19's real estate assets as determined by appraisal by Charles R. Wilson & Associates, Inc. as of March 17, 1997, and (b) the book value of PSP19's non-real estate assets as of the date of determination, and less (c) PSP19's liabilities as of the date of determination. The determination of book value and liabilities shall be from PSP19's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

     7.  CONDITIONS.

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

          7.1.1 PSP16, PSP17, PSP18 AND PSP19 SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved by the shareholders of PSP16, PSP17, PSP18 and PSP19 as contemplated by Section 6.2.

          7.1.2     GOVERNMENTAL AND REGULATORY CONSENTS.   All filings required
to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSI, PSP16, PSP17, PSP18 or PSP19.

          7.1.3 LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

          7.1.4 REGISTRATION STATEMENT. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

          7.1.5 LISTING OF PSI SHARES ON NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

          7.1.6 FAIRNESS OPINION. The Boards of Directors of PSP16, PSP17, PSP18 and PSP19 shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to them to the effect that the consideration to be received by the shareholders of PSP16, PSP17, PSP18 and PSP19 in the Mergers is fair to such shareholders from a financial point of view, and such opinion shall not have been withdrawn or revoked.

          7.1.7 TAX OPINION. The Boards of Directors of PSI, PSP16, PSP17, PSP18 and PSP19 shall have received a legal opinion of Hogan & Hartson that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

          7.1.8 PSI BOARD APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of PSI.

         7.2 CONDITIONS TO OBLIGATIONS OF PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

          7.2.1     ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of PSP16, PSP17, PSP18 and PSP19 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSP16, PSP17, PSP18 and PSP19 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.2.2 CERTIFICATE OF OFFICERS. PSI shall have received such certificates of officers of PSP16, PSP17, PSP18 and PSP19 as PSI may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PSP16, PSP17, PSP18 and PSP19, to the effect that, to the best of their knowledge, all representations and warranties of PSP16, PSP17, PSP18 and PSP19 contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSP16, PSP17, PSP18 and PSP19 have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

          7.2.3 TITLE TO PROPERTIES; ENVIRONMENTAL AUDITS. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PSP16, PSP17, PSP18 and PSP19.

          7.2.4 TRADING PRICE OF PSI SHARES. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PSP16, PSP17, PSP18 and PSP19 provided for in Section 6.2 hereof (the "Average PSI Share Price") shall be not less than $26.

          7.2.5 DISSENTING SHARES. The number of Dissenting Shares shall be less than 5% of the outstanding PSP16 Shares in the case of PSP16, less than 5% of the outstanding PSP17 Shares in the case of PSP17, less than 5% of the outstanding PSP18 Shares in the case of PSP18 and less than 5% of the outstanding PSP19 Shares in the case of PSP19.

         7.3 CONDITIONS TO OBLIGATIONS OF PSP16, PSP17, PSP18 AND PSP19. The obligations of PSP16, PSP17, PSP18 and PSP19 to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSP16, PSP17, PSP18 and PSP19 to the extent permitted by applicable law.

          7.3.1     ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS.
Each of the representations and warranties of PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

          7.3.2 CERTIFICATE OF OFFICERS. PSP16, PSP17, PSP18 and PSP19 shall have received such certificates of officers of PSI as PSP16, PSP17, PSP18 and PSP19 may reasonably request in connection with the Closing, including upon request a certificate satisfactory to them of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

         7.4 SEPARATE MERGERS. The merger of PSP16 into PSI, the merger of PSP17 into PSI, the merger of PSP18 into PSI and the merger of PSP19 into PSI are not conditioned on the others. If the conditions to one of the Mergers are satisfied or waived, such merger will be consummated on the terms provided in this Agreement, notwithstanding that the conditions to the other Merger have not been satisfied or waived.

     8.  TERMINATION.

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of PSI, PSP16, PSP17, PSP18 or PSP19.

         8.2 TERMINATION BY PSI, PSP16, PSP17, PSP18 OR PSP19. This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of PSI, PSP16, PSP17, PSP18 or PSP19 if (i) the Mergers shall not have been consummated by March 31, 1998 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) (A) the shareholders of PSP16, in the case of the merger of PSP16 into PSI, (B) the shareholders of PSP17, in the case of the merger of PSP17 into PSI, (C) the shareholders of PSP18, in the case of the merger of PSP18 into PSI or (D) the shareholders of PSP19, in the case of the merger of PSP19 into PSI, shall have failed to approve this Agreement and the transactions contemplated hereby at their respective meetings of shareholders.

         8.3 TERMINATION BY PSI. This Agreement may be terminated by PSI, and the Mergers may be abandoned at any time prior to the Effective Time, as to the defaulting party if (i) PSP16, PSP17, PSP18 or PSP19 shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply, or (ii) any representation or warranty of PSP16, PSP17, PSP18 or PSP19 contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.4 TERMINATION BY PSP16, PSP17, PSP18 OR PSP19. This Agreement may be terminated by PSP16, PSP17, PSP18 or PSP19 and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if
(i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Mergers pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     9.  MISCELLANEOUS.

         9.1 PAYMENT OF EXPENSES. If the Mergers are consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Mergers are not consummated, each of PSI, PSP16, PSP17, PSP18 and PSP19 shall pay its own expenses, except that any expenses incurred in connection with the printing of the S-4 Registration Statement and the Combined Proxy Statement and Prospectus, the real estate appraisals and environmental audits of the properties of PSP16, PSP17, PSP18 and PSP19 and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended shall be paid 50% by PSI and the balance by PSP16, PSP17, PSP18 and PSP19 in equal shares.

         9.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations and warranties of PSI, PSP16, PSP17, PSP18 and PSP19 contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Mergers and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         9.3 MODIFICATION OR AMENDMENT. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of a party, no amendment shall be made which changes any of the principal terms of the Mergers or this Agreement, without the approval of such shareholders.

         9.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         9.6 INTERPRETATION. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         9.7 HEADINGS. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         9.9 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

             If to PSI:

             Public Storage, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                         President

             If to PSP16:

             Public Storage Properties XVI, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

             If to PSP17:

             Public Storage Properties XVII, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

             If to PSP18:

             Public Storage Properties XVIII, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

             If to PSP19:

             Public Storage Properties XIX, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         9.11 ASSIGNMENT. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         9.12 ENTIRE AGREEMENT. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         9.13 SEVERABLE PROVISIONS. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         9.14 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSP16, PSP17, PSP18 or PSP19, the officers of any Constituent Corporation are fully authorized in the name of PSP16, PSP17, PSP18 or PSP19 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                           PUBLIC STORAGE, INC.


                                           By:    /s/ HARVEY LENKIN
                                           -------------------------------------
                                                  Harvey Lenkin
                                                  President

                                           PUBLIC STORAGE PROPERTIES XVI, INC.


                                           By:    /s/ B. WAYNE HUGHES
                                           -------------------------------------
                                                  B. Wayne Hughes
                                                  Chief Executive Officer

                                           PUBLIC STORAGE PROPERTIES XVII, INC.


                                           By:    /s/ B. WAYNE HUGHES
                                           -------------------------------------
                                                  B. Wayne Hughes
                                                  Chief Executive Officer

                                           PUBLIC STORAGE PROPERTIES XVIII, INC.


                                           By:    /s/ B. WAYNE HUGHES
                                           -------------------------------------
                                                  B. Wayne Hughes
                                                  Chief Executive Officer

                                           PUBLIC STORAGE PROPERTIES XIX, INC.


                                           By:    /s/ B. WAYNE HUGHES
                                           -------------------------------------
                                                  B. Wayne Hughes
                                                  Chief Executive Officer

                                                                    Exhibit A to
                                                                      Appendix A
                                                                      ----------

                              AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _______________, 1997, by and between PUBLIC STORAGE, INC., a California corporation ("PSI"), and [PUBLIC STORAGE PROPERTIES XVI, INC., a California corporation ("PSP16"), PUBLIC STORAGE PROPERTIES XVII, INC., a California corporation ("PSP17"), PUBLIC STORAGE PROPERTIES XVIII, INC., a California corporation ("PSP18") and PUBLIC STORAGE PROPERTIES XIX, INC., a California corporation ("PSP19")], with reference to the following:

          A. PSI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of 200,000,000 shares of Common Stock, $.10 par value (the "PSI Shares"), ___________ of which are issued and outstanding, 7,000,000 shares of Class B Common Stock, $.10 par value, all of which are issued and outstanding, 50,000,000 shares of Preferred Stock, $.01 par value, ___________ of which are issued and outstanding and 200,000,000 shares of Equity Stock, $.01 par value, none of which are issued and outstanding.

          B. __________ was incorporated in 1990 under the laws of California, and on the date hereof has outstanding __________ shares of Common Stock Series A, $.01 par value (the "_____ Shares"), _________ shares of Common Stock Series B and _________ shares of Common Stock Series C.

          C. PSI, PSP16, PSP17, PSP18 and PSP19 have entered into an Agreement and Plan of Reorganization dated as of _______________, 1997 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

          D. The Boards of Directors of PSI and __________ have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

          1.1 THE MERGER. At the Effective Time (as defined below), __________ will be merged with and into PSI (the "Merger") and PSI shall be the surviving corporation. PSI and __________ are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

          1.2 EFFECTIVE TIME. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of PSI and __________, are filed with the California Secretary of State (the "Effective Time").

          1.3  EFFECT OF THE MERGER.  At the Effective Time:
          (a) The separate corporate existence of __________ shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of __________ and shall be subject to all the debts and liabilities of __________ in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of __________ shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against __________ may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                                     E.A-1

          (b) The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

          (c) The directors of PSI shall continue as directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                                   ----------

          2.1 CONVERSION OF __________ SHARES. The manner of converting the outstanding __________ Shares into cash and/or PSI Shares shall be as follows:

          (a) At the Effective Time, subject to Section 2.6 of the Plan, each __________ Share as to which a cash election has been made in accordance with the provisions of Section 2.5 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.5 of the Plan (the "Cash Election Shares") shall be converted into and shall represent the right to receive $_______ in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

          (b) At the Effective Time, subject to Sections 2.4, 2.5 and 2.7 of the Plan, each __________ Share (other than Cash Election Shares and __________ Shares owned by PSI) shall be converted into ______ PSI Shares.

          2.2 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of __________ Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such __________ shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. of the PSI Shares at the Effective Time by (ii) the fractional interest.

          2.3 DISSENTING SHARES. __________ Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for __________ Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of __________ Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to __________ Shares, such __________ Shares shall automatically be converted into the right to receive PSI Shares pursuant to
Section 2.1(b) hereof.

          2.4 PSI SHARES UNAFFECTED. The Merger shall effect no change in any of the outstanding PSI Shares and no outstanding PSI Shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable and no securities shall be issuable, with respect thereto.

                                     E.A-2

          2.5 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any __________ Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

          2.6 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding __________ Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the __________ Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of __________ Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing __________ Shares in exchange for certificates evidencing PSI Shares.

          2.7       STATUS UNTIL SURRENDERED.  Until surrendered as provided in
Section 2.6 hereof, each outstanding certificate which, prior to the Effective Time, represented __________ Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the __________ Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing __________ Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of __________ Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

          2.8 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of __________ Shares on the records of __________ and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

          2.9 CONVERSION OF COMMON STOCK SERIES B AND C. At the Effective Time, each share of Common Stock Series B (other than shares owned by PSI) shall be converted into ______ PSI Shares and each share of Common Stock Series C (other than shares owned by PSI) shall be converted into ______ PSI Shares.

                                  ARTICLE III
                                  -----------

          3.1 HEADINGS. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          3.2 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

          3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

          3.4 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of __________, the officers of either Constituent Corporation are fully authorized in the name of __________ or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

                                     E.A-3

          3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

          3.6 ABANDONMENT OF MERGER. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                          PUBLIC STORAGE, INC.



                                          By:  ________________________________
                                                Harvey Lenkin
                                                President



                                          By:  ________________________________
                                                Obren B. Gerich
                                                Assistant Secretary


                                          [PUBLIC STORAGE PROPERTIES XVI, INC.,
                                          PUBLIC STORAGE PROPERTIES XVII, INC.,
                                          PUBLIC STORAGE PROPERTIES XVIII, INC.,
                                                          or
                                          PUBLIC STORAGE PROPERTIES XIX, INC.]



                                          By:  ________________________________
                                                Harvey Lenkin
                                                President



                                          By:  ________________________________
                                                Obren B. Gerich
                                                Secretary

                                     E.A-4

                                                                    Appendix B-1

             [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]

April 30, 1997

PUBLIC STORAGE PROPERTIES XVI, INC., and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:  Market Value Appraisal
     22-Property Portfolio
     Job File No. 970015


Self-Storage
------------
01601           12249 N. E. 124th Street               Kirkland, WA
01602           6817 W Washington Street               Indianapolis, IN
01603           4401 S Westmoreland Road               Dallas, TX
01604           2519 Chantilly Drive NE                Atlanta, GA
01605           3751 Bristol Pike                      Bensalem, PA
01606           2410 N 1st Avenue                      Evansville, IN
01607           10100 N IH-35                          Austin, TX
01608           24180 Vermont Avenue                   Harbor City, CA
01609           9856 Parkway E                         Birmingham, AL
01610           1820 Frienza Avenue                    Sacramento, CA
01611           2715 Realty Drive                      Carrollton, TX
01612           760 S Beach Boulevard                  La Habra, CA
01613           1110 E Roosevelt Road                  Lombard, IL
01614           990 Beck Avenue                        Fairfield, CA
01615           10020 Martin Luther King Jr Way S      Seattle, WA
01616           13640 Bel Red Road                     Bellevue, WA
01617           6380 Tupelo Drive                      Citrus Heights, CA  /(1)/
01618           3620 Snell Avenue                      San Jose, CA
01619           10792 Knott Avenue                     Stanton, CA
01620           655 E Kingsley Road                    Garland, TX
01622           277 Littleton Road                     Westford, MA

Business Park
-------------
01621/01623     3914 Murphy Canyon Road                San Diego, CA

/(1)/ Contains Business Park space

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

Market Value Appraisal
PUBLIC STORAGE PROPERTIES XVI, INC.
Page -2-

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties XVI, Inc., (PSP 16) with Public Storage, Inc. (PSI).

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 16 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self-storage and business park investors, owners, and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of March 17, 1997, is:

              SEVENTY SIX MILLION FIVE HUNDRED THOUSAND DOLLARS
              --------------------------------------------------
                                ($76,500,000 )

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/S/ CHARLES R. WILSON

Charles R. Wilson, MAI, CRE
State of California
Certification No. AG002172


-------------------------------------------------------------------------
----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio


NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

PROPERTY IDENTIFICATION AND CLASSIFICATION

The subject properties are located in 22 separate locations in 9 states and are specifically identified by the street address below:

                                                                                 Net       No.
Self-Storage                                                             Rentable SF     Units
------------                                                             -----------     -----
01601           12249 N. E. 124th Street, Kirkland, WA....................   103,823       844
01602           6817 W Washington Street, Indianapolis, IN................    48,000       385
01603           4401 S Westmoreland Road, Dallas, TX......................    52,985       456
01604           2519 Chantilly Drive NE, Atlanta, GA......................    56,325       558
01605           3751 Bristol Pike, Bensalem, PA...........................    62,825       625
01606           2410 N 1st Avenue, Evansville, IN.........................    47,600       403
01607           10100 N IH-35, Austin, TX.................................    63,200       587
01608           24180 Vermont Avenue, Harbor City, CA.....................    79,646       839
01609           9856 Parkway E, Birmingham, AL............................    49,900       373
01610           1820 Frienza Avenue, Sacramento, CA.......................    48,635       457
01611           2715 Realty Drive, Carrollton, TX.........................    47,100       407
01612           760 S Beach Boulevard, La Habra, CA.......................    64,161       691
01613           1110 E Roosevelt Road, Lombard, IL........................    82,338       493
01614           990 Beck Avenue, Fairfield, CA............................    48,260       465
01615           10020 Martin Luther King Jr Way S, Seattle, WA............    82,850       651
01616           13640 Bel Red Road, Bellevue, WA..........................    80,715       803
01617           6380 Tupelo Drive, Citrus Heights, CA.....................    64,255       578 /(1)/
01618           3620 Snell Avenue, San Jose, CA...........................    56,458       557
01619           10792 Knott Avenue, Stanton, CA...........................    58,600       534
01620           655 E Kingsley Road, Garland, TX..........................    53,945       540
01622           277 Littleton Road, Westford, MA..........................    51,425       514

Business Park
-------------
01621/01623     3914 Murphy Canyon Road, San Diego, CA (Office and R &D)       164,064     106

/(1)/ Contains Business Park space

PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PSP 16 and PSI, and their advisors in connection with the proposed merger of PSP 16 with and into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSP 16. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US
Inc.

 .    A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

 .    Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R.
Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 28,000 self-storage facilities.

 .    Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 300 self-storage facilities during the past 12 months.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self-storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self-storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage, Inc., which are currently under contract or consummated within the past 12 months were reviewed.

 .    The Sales Comparison Approach of the self-storage facilities is based on
155 sales of self-storage facilities which have occurred between March 1996 and February 1997. The Sales Comparison Approach of the business park facility is based on sales of comparable properties in the markets in which the subject facility is located.

PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for self storage facilities.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

     "Fee Simple Estate" is defined on page 140 as: "Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio

     "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;


2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].

VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self-storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio


property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items which need correcting, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

VALUATION ANALYSIS

Self-Storage Facilities

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four year's operating statements. Ancillary income included: late fees and administrative fees. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self-storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self-storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self-storage facilities, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rates between 10% and 10.5% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.5% and 13%.

The indicated value of the self-storage portion of the portfolio based upon the Income Approach is $66,870,000.

     Sales Comparison Approach
     -------------------------

In the Sales Comparison Approach, we relied most heavily upon an analysis of 155 sales of self-storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the
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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio


relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration.

Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the self-storage portion of the portfolio ranged between $62,212,000 to $71,332,000.

Business Park Facility

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels. In addition, we reviewed each facility's previous three year's operating statements.

In our analysis, we estimated the gross potential income of each facility, taking existing leases and current market rates into account. Accordingly, we reviewed the subject leases, the recent operating history of the properties, and surveyed current rentals in the market to determine an appropriate rent. In addition, based on market conditions and specific property operating history, tenant reimbursements and miscellaneous income amounts were determined in arriving at rental income. From this, an allowance for vacancy and turnover time was deducted. Operating expenses based on market conditions and prior property operating history were deducted from rental income in determining net operating income.

In applying the yield capitalization, a ten-year cash flow analysis of the facility, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3.0% annually based on local market conditions. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate of 11% and then deducting 4% for sales costs. The yearly cash flows and the property's residual values were discounted to present worth using a discount rate of 12.5%.

The indicated value of the business park portion of the portfolio based upon the Income approach is $9,800,000.

Sales Comparison Approach
-------------------------

The Sales Comparison Approach was prepared using a direct comparison of the business park property in the portfolio being appraised to similar properties that have sold in the same or similar markets. Differences in the time of sale, location, and physical characteristics between the sale comparables and the subject property was taken into consideration.

The value of the business park portion of the portfolio based on the Sales Comparison Approach is $9,840,000.


Value Conclusion

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from the Income and Sales Comparison Approaches was reconciled into our final value conclusion for self-storage and business park of $76,500,000. In the final analysis, both Income and Sales Comparison Approaches were considered, but most reliance was placed upon the Income Approach prior to rounding. This is the methodology employed by today's investors in self-storage.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (hazardous material), or the cost of encapsulation or removing thereof.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio


13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties XVI, Inc., (PSP 16) and Public Storage, Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:

     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations,
special assessments, ordinances, or other items of a similar nature".   The
effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

     Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". For the self-storage facilities, city and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities which would negatively impact any of the portfolios properties.

     Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: . . . (iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised; . . ." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio


CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-    The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties XVI, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, April 30, 1997, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between December 1996 and March 1997.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, April 30, 1997, indicates the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of March 17, 1997 in Fee Simple estate is: $76,500,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVI, INC., 22-Property Portfolio


Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.



/S/ CHARLES R. WILSON
------------------------------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

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----------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

                                                                    Appendix B-2
              [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]



April 30, 1997

PUBLIC STORAGE PROPERTIES XVII, INC., and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:  Market Value Appraisal
     19-Property Portfolio
     Job File No. 970016

Self-Storage
------------
01701            5342 E Mockingbird Lane            Dallas, TX
01702            6161 W 48th Avenue                 Wheat Ridge, CO
01703            55 Harker Avenue                   Berlin, NJ
01704            3000 Belle Chasse Hwy              Gretna, LA
01705            4550 Louetta Road                  Houston, TX
01706            6433 Verner Avenue                 Sacramento, CA
01707            2305 South Dairy Ashford           Houston, TX
01708            1556 W Ogden Avenue                Naperville, IL
01710            94-559 Ukee Street                 Waipahu, HI
01711            1230 Olive Drive                   Davis, CA
01712            4200 Snapfinger Woods Drive        Atlanta, GA
01713            5340 Catoma Street                 Jacksonville, FL
01714            31 Jamrog Drive                    Chicopee, MA
01717            12670 Veterans Drive               Houston, TX
01720            1801 W Belleview Avenue            Littleton, CO
11718            11625 Olympic Boulevard            Los Angeles, CA        (25% Ownership)

Business Parks
--------------
01719            6370-6450 Lusk Boulevard           San Diego, CA          (Industrial and R&D)
Self-Storage and Business Park - Combination Facilities
-------------------------------------------------------
01709            2550 E Trinity Mills Road          Carrollton, TX         (Self-Storage and Retail)
01715/16/21      5610 General Washington Drive      Alexandria, VA         (Self-Storage, Office and R&D)

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

Market Value Appraisal
PUBLIC STORAGE PROPERTIES XVII, INC.
Page -2-

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties XVII, Inc., (PSP 17) with Public Storage, Inc. (PSI).

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 17 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self-storage and business park investors, owners, and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of March 17, 1997, is:

         SEVENTY TWO MILLION SEVEN HUNDRED AND FIFTY THOUSAND  DOLLARS
         -------------------------------------------------------------
                                 ($72,750,000)

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/S/ CHARLES R. WILSON

Charles R. Wilson, MAI, CRE
State of California
Certification No. AG002172

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

PROPERTY IDENTIFICATION AND CLASSIFICATION

The subject properties are located in 19 separate locations in 11 states and are specifically identified by the street address below:

                                                                                   Net         No.
Self-Storage                                                                   Rentable SF    Units
------------                                                                   -----------    -----
01701            5342 E Mockingbird Lane, Dallas, TX............................    68,214      916
01702            6161 W 48th Avenue, Wheat Ridge, CO............................    68,400      594
01703            55 Harker Avenue, Berlin, NJ...................................    51,575      449
01704            3000 Belle Chasse Hwy, Gretna, LA..............................    84,713      798
01705            4550 Louetta Road, Spring, TX..................................    48,175      477
01706            6433 Verner Avenue, Sacramento, CA.............................    65,320      643
01707            2305 South Dairy Ashford, Houston, TX..........................    57,650      521
01708            1556 W Ogden Avenue, Naperville, IL............................    66,600      654
01710            94-559 Ukee Street, Waipahu, HI................................    45,150      427
01711            1230 Olive Drive, Davis, CA....................................    50,625      626
01712            4200 Snapfinger Woods Drive, Decatur, GA.......................    60,800      536
01713            5340 Catoma Street, Jacksonville, FL...........................    54,750      543
01714            31 Jamrog Drive, Chicopee, MA..................................    66,425      568
01717            12670 Veterans Memorial Drive, Houston, TX.....................    49,963      460
01720            1801 W Belleview Avenue, Littleton, CO.........................    70,975      597
11718            11625 Olympic Boulevard, Los Angeles, CA (25% Ownership).......    23,759      319
Business Parks
--------------
01719            6370-6450 Lusk Boulevard, San Diego, CA (Industrial and R&D)...   117,813       45
Self-Storage and Business Park - Combination Facilities
-------------------------------------------------------
01709            2550 E Trinity Mills Road......................................   104,485      716
01715/16/21      5610 General Washington Drive..................................   113,493       50

PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PSP 17 and PSI, and their advisors in connection with the proposed merger of PSP 17 with and into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSP 17. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US
Inc.

 .    A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

 .    Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R.
Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 28,000 self-storage facilities.

 .    Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 300 self-storage facilities during the past 12 months.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self-storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self-storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage, Inc., which are currently under contract or consummated within the past 12 months were reviewed.

 .    The Sales Comparison Approach of the self-storage facilities is based on
155 sales of self storage facilities which have occurred between March 1996 and February 1997. The Sales Comparison Approach of the business park facilities is based on sales of comparable properties in the markets in which the subject facilities are located.


PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for self storage facilities.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

     "Fee Simple Estate" is defined on page 140 as:   "Absolute ownership
unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].


VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self-storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items which need correcting, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

VALUATION ANALYSIS

Self-Storage Facilities

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four year's operating statements. Ancillary income included: late fees and administrative fees. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self-storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self-storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self-storage facilities, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rates between 10% and 10.5% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.5% and 13.25%.

The indicated value of the self-storage portion of the portfolio based upon the Income Approach is $58,750,000.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

  Sales Comparison Approach
  -------------------------

In the Sales Comparison Approach, we relied most heavily upon an analysis of 155 sales of self storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration.

Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the self-storage portion of the portfolio ranged between $55,440,000 to $63,230,000.

Business Park Facilities

  Income Approach
  ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels. In addition, we reviewed each facility's previous three year's operating statements.

In our analysis, we estimated the gross potential income of each facility, taking existing leases and current market rates into account. Accordingly, we reviewed the subject leases, the recent operating history of the properties, and surveyed current rentals in the market to determine an appropriate rent. In addition, based on market conditions and specific property operating history, tenant reimbursement and miscellaneous income amounts were determined in arriving at rental income. From this, an allowance for vacancy and turnover time was deducted. Operating expenses based on market conditions and prior property operating history were deducted from rental income in determining net operating income.

In applying the yield capitalization, a ten-year cash flow analysis of the facilities, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10.5% to 10.75% and then deducting 3% to 4% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12% and 12.5%.

The indicated value of the business park portion of the portfolio based upon the Income Approach is $13,700,000.

  Sales Comparison Approach
  -------------------------

The Sales Comparison Approach was prepared using a direct comparison of the business park properties in the portfolio being appraised to similar properties that have sold in the same or similar markets. Differences in the time of sale, location, and physical characteristics between the sales comparables and each subject property was taken into consideration.

The value of the business park portion of the portfolio based on the Sales Comparison Approach is $14,120,000.

Value Conclusion

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from the Income and Sales Comparison Approaches was reconciled into our final value

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

conclusion for self-storage and business parks of $72,750,000.   In the final
analysis, nearly equal weight was given both approaches. Importance was placed on the Sales Comparison Approach which is based on reliable comparable sales.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with SR 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

(hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties XVII, Inc., (PSP 17) and Public Storage Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:

     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations,
special assessments, ordinances, or other items of a similar nature".   The
effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

     Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". For the self-storage facilities, city and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities which would negatively impact any of the portfolios properties.

     Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: . . . (iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised; . . ." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-    The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties XVII, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, April 30, 1997, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between December 1996 and March 1997.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, April 30, 1997, indicates the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of March 17, 1997 in Fee Simple estate is: $72,750,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVII, INC., 19-Property Portfolio

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.



/S/  CHARLES R. WILSON
-------------------------------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172


----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

                                                                    Appendix B-3

     [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]

April 30, 1997

PUBLIC STORAGE PROPERTIES XVIII, INC., and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:  Market Value Appraisal
     18-Property Portfolio
     Job File No. 970017

Self-Storage
-------------
01802           4628 Sanford Street               Metairie, LA
01803           4127 Bardstown Road               Louisville, KY
01804           17208 Halstead Street             East Hazel Crest, IL
01805           23010 Highway 99                  Edmonds, WA
01806           1121 Trition Drive                Foster City, CA
01807           1916 N Elston Avenue              Chicago, IL
01808           7571 Ridge Avenue                 Philadelphia, PA
01809           1605 Vilbig Road                  Dallas, TX
01810           1107 Goethals Road South          Staten Island, NY
01811           925 Spring Road                   Pelham, NY
01812           3501 N Country Club Road          Irving, TX
01814           2901 Touhy Avenue                 Elk Grove Village, IL
01815           10100 S La Cienega Boulevard      Lennox, CA
01816           4101 E Evans Avenue               Denver, CO
01817           3309 Alma Drive                   Plano, TX
01818           2824 172nd Street SW              Lynnwood, WA
11718           11625 Olympic Boulevard           Los Angeles, CA         (75% Ownership)

Business Park
-------------
01813/01819     6640 Lusk Boulevard               San Diego, CA           (Office and Industrial)

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties XVIII, Inc., (PSP 18) with Public Storage, Inc. (PSI).

Market Value Appraisal
PUBLIC STORAGE PROPERTIES XVIII, INC.
Page -2-

This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 18 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self-storage and business park investors, owners, and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of March 17, 1997, is:

         SEVENTY THREE MILLION TWO HUNDRED AND FIFTY THOUSAND  DOLLARS
         -------------------------------------------------------------
                                 ($73,250,000)

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/S/  CHARLES R. WILSON

Charles R. Wilson, MAI, CRE
State of California
Certification No. AG002172

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.

PROPERTY IDENTIFICATION AND CLASSIFICATION

The subject properties are located in 18 separate locations in 9 states and are specifically identified by the street address below:

                                                                                  Net      No.
                                                                          Rentable SF     Units
                                                                          -----------     -----
Self-Storage
-------------
01802           4628 Sanford Street, Metairie, LA............................    53,375     575
01803           4127 Bardstown Road, Louisville, KY..........................    59,300     506
01804           17208 Halstead Street, East Hazel Crest, IL..................    85,500     801
01805           23010 Highway 99, Edmonds, WA................................    58,930     680
01806           1121 Triton Drive, Foster City, CA...........................    35,279     404
01807           1916 N Elston Avenue, Chicago, IL............................    72,010     850
01808           7571 Ridge Avenue, Philadelphia, PA..........................    61,325     689
01809           1605 Vilbig Road, Dallas, TX.................................    53,850     523
01810           1107 Goethals Road South, Staten Island, NY..................    68,650     791
01811           925 Spring Road, Pelham, NY..................................    52,032     667
01812           3501 N Country Club Road, Irving, TX.........................    39,916     382
01814           2901 Touhy Avenue, Elk Grove Village, IL.....................    50,288     456
01815           10100 S La Cienega Boulevard, Lennox, CA.....................   108,125   1,157
01816           4101 E Evans Avenue, Denver, CO..............................    68,577     595
01817           3309 Alma Drive, Plano, TX...................................    78,063     749
01818           2824 172nd Street SW, Lynnwood, WA...........................    58,735     615
11718           11625 Olympic Boulevard, Los Angeles, CA (75% Ownership).....    71,275     958

Business Park
-------------
01813/01819     6640 Lusk Boulevard, San Diego, CA (Office and Industrial)...   140,017     108


PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PSP 18 and PSI, and their advisors in connection with the proposed merger of PSP 18 with and into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSP 18. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US
Inc.

 .    A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

 .    Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R.
Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 28,000 self-storage facilities.

 .    Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 300 self-storage facilities during the past 12 months.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage, Inc., which are currently under contract or consummated within the past 12 months were reviewed.

 .    The Sales Comparison Approach of the self-storage facilities is based on
155 sales of self-storage facilities which have occurred between March 1996 and February 1997. The Sales Comparison Approach of the business park facility is based on sales of comparable properties in the markets in which the subject facility is located.


PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for self storage facilities.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

     "Fee Simple Estate" is defined on page 140 as:   "Absolute ownership
unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and


5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].



VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, 18-Properties Portfolio

Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items that need correcting, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

VALUATION ANALYSIS

Self-Storage Facilities

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four year's operating statements. Ancillary income included: late fees and administrative fees. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self-storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self-storage facilities, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rates between 10% and 10.5% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.5% and 13.25%.

The indicated value of the self-storage portion of the portfolio based upon the Income Approach is $65,555,000.

     Sales Comparison Approach
     -------------------------

In the Sales Comparison Approach, we relied most heavily upon an analysis of 155 sales of self-storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration.

Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the self-storage portion of the portfolio ranged between $62,150,000 to $68,600,000.

Business Park Facility

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine Market rental rates, occupancy, and expense levels. In addition, we reviewed each facility's previous three year's operating statements.

In our analysis, we estimated the gross potential income of each facility, taking existing leases and current market rates into account. Accordingly, we reviewed the subject leases, the recent operating history of the properties, and surveyed current rentals in the market to determine an appropriate rent. In addition, based on market conditions and specific property operating history, tenant reimbursements and miscellaneous income amounts were determined in arriving at rental income. From this, an allowance for vacancy and turnover time was deducted. Operating expenses based on market conditions and prior property operating history were deducted from rental income in determining net operating income.

In applying the yield capitalization, a ten-year cash flow analysis of the facility, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate of 11.0% and then deducting 4% for sales costs. The yearly cash flows and the property's residual values were discounted to present worth using a discount rate of 12.5%.

The indicated value of the business park portion of the portfolio based upon the Income Approach is $7,700,000.

     Sales Comparison Approach
     -------------------------

The Sales Comparison Approach was prepared using a direct comparison of the business park property in the portfolio being appraised to similar properties that have sold in the same or similar markets. Differences in the time of sale, location, and physical characteristics between the sales comparables and the subject property was taken into consideration.

The value of the business park portion of the portfolio based on the Sales Comparison Approach is $8,000,000.

Value Conclusion

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from the Income and Sales Comparison Approaches was reconciled into our final value conclusion for self-storage and business park of
$73,250,000.   In the final analysis, both Income and Sales Comparison
Approaches were considered, but most reliance was placed upon the Income Approach. This is the methodology employed by today's investors in self-storage.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with S.R. 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

(hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.

14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties XVIII, Inc., (PSP 18) and Public Storage Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:

     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations,
special assessments, ordinances, or other items of a similar nature".   The
effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

     Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". For the self-storage facilities, city and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities which would negatively impact any of the portfolios properties.

     Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: . . . (iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised; . . ." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-    The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties XVIII, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, April 30, 1997, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between December 1996 and March 1997.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, April 30, 1997, indicates that the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of March 17, 1997 in Fee Simple estate is: $73,250,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XVIII, INC. 18-Properties Portfolio

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.



/S/ CHARLES R. WILSON
-------------------------------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

----------------------------------------------------------------------
-------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

                                                                   Appendix B-4

             [LETTERHEAD OF CHARLES R. WILSON & ASSOCIATES, INC.]

April 30, 1997

PUBLIC STORAGE PROPERTIES XIX, INC., and
PUBLIC STORAGE, INC.
701 Western Avenue, Suite 200
Glendale, California  91201-2397

Re:  Market Value Appraisal
     14-Property Portfolio
     Job File No. 970018

Self-Storage
------------
01901               95 Arcado Road NW                 Lilburn, GA
01902               11395 Brookpark Road              Parma, OH
01903               2001 SW 70th Avenue               Fort Lauderdale, FL
01905               3650 Enterprise Drive             Allen Park, MI
01906               16606 Smoky Hill Road             Aurora, CO
01908               560 16th Street                   San Diego, CA
01909               35800 Mound Road                  Sterling Heights, MI
01910               649 S Boyle Avenue                Los Angeles, CA
01912               6351 S Kipling Street             Littleton, CO
01913               801 57th Street                   Sacramento, CA
01914               5917 Burchard Avenue              Los Angeles, CA
01915               2990 SW 28th Lane                 Miami, FL

Business Parks
--------------
01904/01916         2551 San Ramon Valley Boulevard   San Ramon, CA         (Office and Retail)
Self-Storage and Business Park - Combination Facilities
-------------------------------------------------------
01907/11/17         7406 Alban Station Road           Springfield, VA       (Self-Storage, Office and R&D)

Gentlemen:

According to your request and authorization, we have prepared a limited appraisal of the above-referenced portfolio described in the attached document, entitled Property Identification and Classification, and formed an opinion of their Fee Simple and Leased Fee Market Value. The accompanying appraisal report, of which this letter is a part, briefly describes each property and method of appraisal.

This report is presented in a restricted format and cannot be fully understood without additional information supporting the appraisal, which has been retained in the working files of the appraiser.

PURPOSE OF APPRAISAL
--------------------

The purpose of the appraisal is to estimate the aggregate market value of the portfolio in connection with a proposed merger of Public Storage Properties XIX, Inc., (PSP 19) with Public Storage, Inc. (PSI).

Market Value Appraisal
PUBLIC STORAGE PROPERTIES XIX, INC.
Page -2-


This report, presented in a restricted format, is intended for use only by the clients or their advisors. It may be referred to in solicitation materials and distributed to the shareholders of PSP 19 and PSI, in connection with the proposed merger.

SCOPE OF ASSIGNMENT
-------------------

The accompanying report describes the appraisal process undertaken. In accordance with our agreement, the scope of this assignment has been limited, as described herein, but is in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice (USPAP). The client must consider the value may be impacted to the degree there is a departure from specific USPAP Guidelines. However, this valuation analysis has utilized the two most appropriate approaches to value. We did not consider the Cost Approach to be applicable. Based upon our contact with knowledgeable self-storage and business park investors, owners, and managers little reliance is placed upon the Cost Approach, particularly as to properties the age and type of those included in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches. We have relied most heavily on the Income Approach which is supported by actual market data found in the Sales Comparison Approach. In our opinion, we have performed all actions necessary to ensure an accurate valuation of the portfolio.

Your attention is directed to the Assumptions and Limiting Conditions and description of the appraisal process set forth on the accompanying pages which are an integral part our report. Only the summary conclusions are presented in this report.

VALUE CONCLUSIONS
-----------------

Aggregate Market Value

The market value estimate set forth herein is a gross value estimate and does not include either a premium or a discount a potential buyer may assign to a portfolio of properties as a result of its size. Based on our experience with buyers and sellers of properties of the type included in the portfolio, it would be inappropriate to assign either a premium or discount. Furthermore, the market value estimate herein assumes that the properties would be disposed of in an orderly manner, allowing sufficient time for exposure of each property on the open market.

Based upon the analysis made, it is our opinion that the Fee Simple and Leased Fee Market Value of the Portfolio, as of March 17, 1997, is:

           FIFTY TWO MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS
           --------------------------------------------------------
                                ($52,250,000 )

Sincerely
CHARLES R. WILSON & ASSOCIATES, INC.

/S/ CHARLES R. WILSON

Charles R. Wilson, MAI, CRE
State of California
Certification No. AG002172

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

NATURE OF ASSIGNMENT AND DEFINITIONS

This report sets forth a summary of the analysis and valuation conclusions. In accordance with our agreement, the Limited Appraisal presented in a restricted report format represents a departure from a full narrative appraisal but has been prepared in conformity with the Departure Provision of the Uniform Standards of Professional Appraisal Practice Guidelines.


PROPERTY IDENTIFICATION AND CLASSIFICATION

The subject properties are located in 14 separate locations in 7 states and are specifically identified by the street address below:

                                                                                              Net        No.
Self-Storage                                                                              Rentable SF   Units
-------------                                                                             -----------   -----
01901            95 Arcado Road NW, Lilburn, GA........................................        48,400     386
01902            11395 Brookpark Road, Parma, OH.......................................        67,575     583
01903            2001 SW 70th Avenue, Fort Lauderdale, FL..............................        57,095     501
01905            3650 Enterprise Drive, Allen Park, MI.................................        68,000     589
01906            16606 Smoky Hill Road, Aurora, CA.....................................        64,893     568
01908            560 16th Street, San Diego, CA........................................        97,763   1,050
01909            35800 Mound Road, Sterling Heights, MI................................        41,809     557
01910            649 S Boyle Avenue, Los Angeles, CA...................................        62,900     543
01912            6351 S Kipling Street, Littleton, CO..................................        48,425     487
01913            801 57th Street, Sacramento, CA.......................................        43,990     491
01914            5917 Burchard Avenue, Los Angeles, CA.................................        39,550     446
01915            2990 SW 28th Lane, Miami, FL..........................................        62,887     762
Business Parks
--------------
01904/16         2551 San Ramon Valley Boulevard, San Ramon, CA  (Office and Retail)...        52,149      56

                 Self-Storage and Business Park - Combination Facilities
                 -------------------------------------------------------
01907/11/17      7406 Alban Station Road...............................................        68,200     716

PURPOSE, FUNCTION AND SCOPE OF THE APPRAISAL

The purpose of this appraisal is to estimate the Fee Simple and Leased Fee Market Value of the portfolio and to present a summary of conclusions.

The function of this appraisal is for use only by our clients, PSP 19 and PSI, and their advisors in connection with the proposed merger of PSP 19 with and into PSI.

The scope of this assignment is in accordance with an agreement between Charles
R. Wilson & Associates, Inc., and PSP 19. In connection with this portfolio valuation, the following actions have been taken as described more fully in the section entitled Valuation Methodology.

 .    Inspections were conducted by Charles R. Wilson, MAI, CRE, or a representative of Charles R. Wilson & Associates, Inc.

 .    Physical descriptive information was provided by the subject's on-site managers and from previous appraisals of the subject properties performed by Charles R. Wilson & Associates, Inc.

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

 .    Demographic information including population trends, household income, employment, average housing prices and rental rates was obtained from Scan/US
Inc.

 .    A rental survey of competitive facilities was provided by on-site managers of the subject facilities. The information was verified by phone calls and other sources.

 .    Self Storage Data Services, Inc. (SSDS), an affiliate company of Charles R.
Wilson & Associates, Inc., provided operating income and expense information on facilities nationwide from its database of over 28,000 self-storage facilities.

 .    Historical income and expense information on each of the subject properties was provided by PSI, the property manager, and compared to the operating information found in the SSDS database.

 .    In the cash flow analysis, the actual operating history of each of the subject properties was evaluated based on the experience of Charles R. Wilson & Associates, Inc., which have appraised over 300 self storage facilities during the past 12 months.

 .    Discount rates, capitalization rates, and growth rates for income and expenses were derived from data on actual sales of similar properties, surveys of self storage operators/investors throughout the United States, and our market experience over the past twenty years. Surveying self-storage investor's criteria is an ongoing function of Charles R. Wilson & Associates, Inc., and SSDS, Inc. In addition, specific individual and multiple-property transactions involving Public Storage, Inc., which are currently under contract or consummated within the past 12 months were reviewed.

 .    The Sales Comparison Approach of the self-storage facilities is based on
155 sales of self-storage facilities which have occurred between March 1996 and February 1997. The Sales Comparison Approach of the business park facilities is based on sales of comparable properties in the markets in which the subject facilities are located.


PROPERTY RIGHTS APPRAISED

The property rights appraised consist of the Fee Simple and Leased Fee Estates. Due to the short-term, month-to-month tenancies, and the fact that rents are at market levels, a Fee Simple Interest is appropriate for self storage facilities.

According to the Appraisal Institute, Dictionary of Real Estate Appraisal, 3rd Edition, 1993,

     "Fee Simple Estate" is defined on page 140 as:   "Absolute ownership
unencumbered by any other interest or estate; subject only to the limitations of governmental powers of taxation, eminent domain, police power, and, escheat."

     "Leased Fee Estate" is defined on page 140 as: "An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others."

MARKET VALUE DEFINITION

The following Market Value definition is based on Uniform Standards of Professional Appraisal Practice regulations and standards.

"Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

1.   Buyer and seller are typically motivated;

2. Buyer and seller are well informed or well advised, and acting in what they consider their own best interest;

3.   A reasonable time is allowed for exposure on the open market;

4. Payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Source: Office of the Comptroller of the Currency under 12 CRF, part 34, Subpart C-Appraisals, 34.43 Definitions [f].


VALUATION METHODOLOGY

Analysis and Valuation of the subject properties involved determining the highest and best use of the sites, estimating the value of the subjects by current appraisal theory, and reconciling to a final estimate of value.

The term "highest and best use," as used in this report, is defined as follows:
"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

SOURCE: Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993, p. 171.

In considering the highest and best use of the properties in this portfolio, we believe that each facility is producing net operating income in excess of a reasonable land value. Therefore, we have concluded that the Highest and Best Use of each property, as improved and as if vacant, is its existing use as a self storage facility or business park. No other use would warrant their removal or alteration from their current and intended use.

This valuation analysis has considered all appropriate approaches to value, namely: the Cost, Income, and Sales Comparison Approach.

The Cost Approach is based upon the proposition that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land and when relatively unique or specialized improvements are located on the site and for which there exists no comparable properties in the marketplace.

The Income Capitalization Approach is a procedure in appraisal analysis which converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value estimate. The Income Capitalization Approach is widely applied in appraising income producing properties. Anticipated future income and/or reversions are discounted to a present worth figure through the capitalization process.

The Sales Comparison Approach is based upon the principle that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. This approach is applicable when an active market provides sufficient quantities of reliable data which can be verified from authoritative sources. The Sales Comparison Approach is relatively unreliable in an inactive market or in estimating the value of properties for which no real comparable sales data is available.

In all instances, we considered the Income and Sales Comparison Approaches to be most applicable for the subject properties. Based on our contact with property buyers and sellers and others knowledgeable of recent transactions, today's investors do not rely on the Cost Approach, particularly as to properties the age and type of those included

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

in the portfolio. Therefore, we have employed both the Income and Sales Comparison Approaches to value the facilities.

Inspections were made of each property and interviews with property management personnel were conducted to learn of any deferred maintenance items that need correcting, as well as general information on the overall condition of the property. Questionnaires were completed by each on-site manager concerning performance of the subject property and market competitors. Demographic information on each market was reviewed to gain insight about local economic trends. Consideration has been given to significant variations in quality among the various portfolio of properties including: property income potential, quality of location and construction, tenant appeal, access, viability and potential competition.

VALUATION ANALYSIS

Self-Storage Facilities

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels.

In addition, we reviewed each property's previous four year's operating statements. Ancillary income included: late fees and administrative fees. Rental concessions if any were analyzed and taken into consideration. Utilizing the SSDS database of operating statistics, the actual operating experience of self-storage facilities in each subject's market area were compared to the subjects' actual expenses to determine the reasonableness of each item of expense. Stabilized levels of income and expenses were determined.

In applying yield capitalization, we studied acquisition criteria of investors in self-storage, and analyzed recent sales for valuation indicators such as overall capitalization rates, effective gross rent multipliers and prices being paid per square foot. We also consulted published sources of investment criteria for other types of real estate.

A ten-year discounted cash flow analysis of the self-storage facilities, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. Real estate taxes for the California properties are based on a sale and reassessment as of the date of value and increased at 2% per annum, per California law. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rates between 10% and 10.5% and then deducting 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 12.5% and 13.0%.

The indicated value of the self- storage portion of the portfolio based upon the Income Approach is $40,530,000.

     Sales Comparison Approach
     -------------------------

In the Sales Comparison Approach, we relied most heavily upon an analysis of 155 sales of self-storage properties which occurred during the past 12 months. The sales were analyzed on the basis of effective gross rent multipliers, overall capitalization rates and sales price per square foot of net rentable area. A regression analysis of the relationship between net operating income and sales price per square foot was prepared. The value conclusion derived in the Income Approach was compared to the conclusions derived from the Sales Comparison Approach to determine the reasonableness of the value conclusion by the Income Approach. Differences in time of sale, location, and physical characteristics between the sale comparables and each subject property were taken into consideration.

Based upon the portfolio's net income per square foot, using the regression analysis, the indicated value of the self-storage portion of the portfolio ranged between $38,440,000 to $43,170,000.

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

Business Park Facilities

     Income Approach
     ---------------

The Income Approach utilized the yield capitalization method. The analysis was premised upon a survey of competitive properties in order to determine market rental rates, occupancy, and expense levels. In addition, we reviewed each facility's previous three year's operating statements.

In our analysis, we estimated the gross potential income of each facility, taking existing leases and current market rates into account. Accordingly, we reviewed the subject leases, the recent operating history of the properties, and surveyed current rentals in the market to determine an appropriate rent. In addition, based on market conditions and specific property operating history, tenant reimbursements and miscellaneous income amounts were determined in arriving at rental income. From this, an allowance for vacancy and turnover time was deducted. Operating expenses based on market conditions and prior property operating history were deducted from rental income in determining net operating income

In applying the yield capitalization, a ten-year cash flow analysis of the facilities, ending in 2007 was prepared. Using the investment criteria discussed above, the income and expenses were increased 3% annually based on local market conditions. The residual value was determined by capitalizing the eleventh year income at a terminal capitalization rate of 10.5% to 10.75% and then deducting 2% to 3% for sales costs. The yearly cash flows and the properties' residual values were discounted to present worth using a discount rate between 11.5% and 13%.

The indicated value of the business park portion of the portfolio based upon the Income Approach is $11,550,000.

     Sales Comparison Approach
     -------------------------

The Sales Comparison Approach was prepared using a direct comparison of the business park properties in the portfolio being appraised to similar properties that have sold in the same or similar markets. Differences in the time of sale, location, and physical characteristics between the sale comparables and each subject property was taken into consideration.

The value of the business park portion of the portfolio based on the Sales Comparison Approach is $11,700,000.

Value Conclusion

Although the departure provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

The value conclusion from the Income and Sales Comparison Approaches was reconciled into our final value conclusion for self-storage and business parks
of  $52,250,000.   In the final analysis, both Income and Sales Comparison
Approaches were considered, but most reliance was placed upon the income approach prior to rounding. This is the methodology employed by today's investors in self-storage.

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

GENERAL ASSUMPTIONS & LIMITING CONDITIONS

Standards Rule ("S.R.") 2-1 of the "Standards of Professional Practice" of the Appraisal Institute requires the appraiser to "clearly and accurately disclose any extraordinary assumption or limiting condition that directly affects an appraisal analysis, opinion, or conclusion." In compliance with SR 2-1, and to assist the reader in interpreting this report, such assumptions and limiting conditions are set forth as follows:

1. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the letter of transmittal. Further, the dollar amount of any value opinion rendered in this report is based upon the purchasing power of the American dollar existing on that date.

2. The appraiser assumes no responsibility for economic or physical factors which may affect the opinions in the report which occur after the date of the letter transmitting the report.

3. Forecasts of anticipated revenue and expenses were based on our analysis of market trends, economic conditions, and historical operating results of the properties. Such forecasts are dependent on assumptions as to future economic, social and political conditions, as well as market related activity. They represent our opinion of current investor attributes and motivations applicable to the class of property appraised, and no warranty or representation that these forecasts will materialize is implied.

4. The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5. No opinion as to title is rendered. Data related to ownership and legal description was obtained from public records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The properties are appraised assuming they will be under responsible ownership and competent management, and available for their highest and best use.

6. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

7. The appraiser assumes no responsibility for hidden or unapparent conditions of the properties, subsoil, or structures that render them more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

8. The properties are appraised assuming that all applicable zoning and use regulations and restrictions have been complied with, unless otherwise stated.

9. The properties are appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can be, obtained or renewed for any use on which the value estimate contained in this report is based, unless otherwise stated.

10. No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area was taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

11. No soil tests or environmental studies were reviewed. The appraised value assumes that there are no sub-surface, toxic waste or building material hazards in or on the properties that would adversely affect their existing or potential use.

12. Unless specifically stated, this appraisal does not take into consideration the possibility of the existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

(hazardous material), or the cost of encapsulation or removing thereof.

13. No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the properties are subject to surface entry for the exploration or removal of such materials except as is expressly stated.


14. Maps, plats and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced, or used apart from this report.

15. No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

16. Except as consented to in the letter of transmittal, possession of this report, or a copy of it, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraiser, and in any event only with proper written qualification and only in its entirety.

17. Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance relative to such additional employment.

18. Disclosure of the contents of this appraisal report is governed by the By-Laws and Regulations of the Appraisal Institute.

19. Except as consented to in the letter of transmittal, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute, or the MAI or CRE designation) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the author.

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. The physical description and current condition of each subject property was based upon a combination of previous appraisals, inspections by representatives of Charles R. Wilson & Associates, Inc., and information provided by Public Storage Properties XIX, Inc., (PSP 19) and Public Storage Inc. Charles R. Wilson & Associates, Inc., assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

2. Pursuant to the Engagement Agreement, the content of the appraisal report has been limited as presented herein. This report is not intended to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

3. The portfolio valuation reported herein does not reflect any premium or discount a potential buyer may assign to the portfolio of properties as a result of its size. Neither a premium nor a discount is appropriate based on our experience with buyers and sellers of self storage facilities.

4. This valuation analysis assumes that capitalization and discount rates used in the market for valuing individual properties are appropriate to apply to a portfolio's cash flow for the purpose of estimating the portfolio's fair market value.

5. This valuation covers only the real properties described herein and only applies to the valuation problems as stated and does not include consideration of mineral rights or related right of entry, nor personal property or the removal thereof. Values reported herein are not intended to be valid in any other context, nor are any conclusions as to unit values applicable to any other property or utilization than that specifically identified herein. No value has been assigned to any personal property, fixtures or intangible items that are not real property, except for that equipment and personal property considered usual and incidental to the operation of the facilities such as golf carts, office supplies, computer systems, etc.

6.   This report invokes the Departure Provision as follows:

     Standard Rule 1-2 (c), states that the appraiser must, "consider easements, restrictions, encumbrances, reservations, covenants, contracts, declarations,
special assessments, ordinances, or other items of a similar nature".   The
effect of any easements, encumbrances, and similar items were not taken into consideration in this valuation analysis. We were not provided copies of title reports, deed restrictions or similar items nor are we aware of any restrictions or similar items existing that could have an impact on our valuation of the portfolio. At the request of the clients, this valuation analysis does not consider any such restrictions.

     Standard Rule 1-3 (a), states that the appraiser must "consider the effect on use and value of the following factors: existing land use regulations, reasonably probable modification of such land use regulations, economic demand, the physical adaptability of the property, neighborhood trends, and the highest and best use of the property". For the self-storage facilities city and county officials were not interviewed and thus it is assumed that each property complies with city and county building codes and zoning ordinances. It is further assumed that there are no new or planned facilities which would negatively impact any of the portfolios properties.

     Standard Rule 1-4 (a) states the appraiser must "collect, verify, analyze and reconcile: ...(iv) such comparable rental data, adequately identified and described, as are available to estimate the market rental of the property being appraised;..." Each on-site manager provided the appraiser with competition surveys. The rental rates were verified and used to determine market rent, however, no physical inspections were made of competing facilities.

7. For properties located in California, real estate taxes used in the Income Approach are adjusted to reflect a fair sale as is standard practice in California in compliance with Proposition 13.

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

CERTIFICATION

The appraiser certifies, to the best of his knowledge and belief, that:

-    The statements of fact contained in this report are true and correct.

- The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are the appraisers' personal, unbiased professional analyses, opinions and conclusions.

- The appraiser has no present or prospective interest in the property that is the subject of this report and no personal interest or bias with respect to the parties involved.

- The appraisers' compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- Receipt of the appraisal assignment was not based upon a requested minimum value, a specific value or approval of a loan.

- The appraiser's analyses, opinions, and conclusions were developed and this report has been prepared in conformity with the agreement between Charles R. Wilson & Associates, Inc., and Public Storage Properties XIX, Inc. The appraisers have relied upon the departure provisions of Uniform Standards of Professional Appraisal Practice (USPAP).

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the effective date of this report, April 30, 1997, Charles R. Wilson, MAI, CRE has completed the requirements of the continuing education program of the Appraisal Institute.

- Inspections of the properties in this portfolio were made by Charles R. Wilson, MAI, CRE or a representative of Charles R. Wilson & Associates, Inc., between December 1996 and March 1997.

- Our firm's analyses, opinions and conclusions were not developed nor is this report intended to comply with the appraisal related mandates within Title XI of the Federal Financial Institution's Reform, Recovery and Enforcement Act of 1989 (FIRREA).

- The date of this report, April 30, 1997, indicates the perspective of the appraisers on the market conditions as of the effective date of the appraisal.

- The appraiser's estimate of aggregate As Is Market Value for the portfolio as of March 17, 1997 in Fee Simple estate is: $52,250,000.

- The appraisers have extensive experience in appraising properties similar to the portfolio.

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

Appraisal: PUBLIC STORAGE PROPERTIES XIX, INC., 14-Property Portfolio

Respectfully submitted,
CHARLES R. WILSON & ASSOCIATES, INC.



/S/ CHARLES R. WILSON
----------------------------------------------
Charles Ray Wilson, MAI, CRE
State of California
Certification No. AG002172

--------------------------------------------------------------------------------
-----------------------CHARLES R. WILSON & ASSOCIATES, INC. PASADENA, CALIFORNIA

                                                                    APPENDIX C-1


                 [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]




The Special Committee of
  The Board of Directors of
Public Storage Properties XVI, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties XVI, Inc. ("PSP16") is entering into a transaction (the "Transaction") in which PSP16 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP16 will be asked to approve the merger of PSP16 into PSI and the conversion of outstanding shares of PSP16 Common Stock Series A, other than shares held by Series A shareholders of PSP16 who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B and Series C into newly issued shares of PSI Common Stock or, at the option of the PSP16 shareholders with respect to up to 20% of the outstanding PSP16 Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP16 Common Stock Series A, other than Dissenting Shares held by PSP16 shareholders, will be converted into $20.76 (the net asset value per Series A share of PSP16 Common Stock based on an independent appraisal of PSP16's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP16. We also have been advised that (i) additional distributions will be made to the shareholders of PSP16 prior to the consummation of the Transaction to the extent required to cause PSP16's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP16's net asset value as of June 30, 1997 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated May 13, 1997, and (ii) if additional cash distributions are required to satisfy PSP16's REIT distribution requirements and are paid to PSP16 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP16 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP16 (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     o Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on May 13, 1997;

     o Reviewed PSP16's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1994 1995 and 1996, which reports PSP16's management and PSI's management have indicated to be the most current financial statements available;

     o Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP16 dated April 30, 1997 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP16 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     o Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     o Reviewed internal financial analyses and forecasts prepared by PSP16, and based in part on the Appraisal, of the current net liquidation value per common share of PSP16's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP16, and the calculation of the allocation of such values among the PSP16 Shareholders and the holders of PSP16 Common Stock Series B and C;

     o Discussed with members of senior management of PSP16 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP16, current and projected operations and performance, financial condition and future prospects of PSP16 and PSI;

     o Reviewed historical market prices, trading volume and dividends for PSP16 and PSI Common Stock; and

     o Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP16 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP16 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of

PSP16 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B and Series C shareholders has been determined by PSP16 in accordance with the provisions of the Articles of Incorporation of PSP16; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP16 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP16 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, the impact of any possible transfer by PSI of its business park properties to a separate entity, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP16 from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP16 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
May 13, 1997

                                                                    APPENDIX C-2
                 [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]


The Special Committee of
  The Board of Directors of
Public Storage Properties XVII, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties XVII, Inc. ("PSP17") is entering into a transaction (the "Transaction") in which PSP17 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP17 will be asked to approve the merger of PSP17 into PSI and the conversion of outstanding shares of PSP17 Common Stock Series A, other than shares held by Series A shareholders of PSP17 who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B and Series C into newly issued shares of PSI Common Stock or, at the option of the PSP17 shareholders with respect to up to 20% of the outstanding PSP17 Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP17 Common Stock Series A, other than Dissenting Shares held by PSP17 shareholders, will be converted into $19.63 (the net asset value per Series A share of PSP17 Common Stock based on an independent appraisal of PSP17's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP17. We also have been advised that (i) additional distributions will be made to the shareholders of PSP17 prior to the consummation of the Transaction to the extent required to cause PSP17's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP17's net asset value as of June 30, 1997 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated May 13, 1997, and (ii) if additional cash distributions are required to satisfy PSP17's REIT distribution requirements and are paid to PSP17 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP17 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP17 (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     o Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on May 13, 1997;

     o Reviewed PSP17's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1994 1995 and 1996, which reports PSP17's management and PSI's management have indicated to be the most current financial statements available;

     o Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP17 dated April 30, 1997 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP17 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     o Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     o Reviewed internal financial analyses and forecasts prepared by PSP17, and based in part on the Appraisal, of the current net liquidation value per common share of PSP17's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP17, and the calculation of the allocation of such values among the PSP17 Shareholders and the holders of PSP17 Common Stock Series B and C;

     o Discussed with members of senior management of PSP17 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP17, current and projected operations and performance, financial condition and future prospects of PSP17 and PSI;

     o Reviewed historical market prices, trading volume and dividends for PSP17 and PSI Common Stock; and

     o Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP17 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP17 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of PSP17 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and

Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B and Series C shareholders has been determined by PSP17 in accordance with the provisions of the Articles of Incorporation of PSP17; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP17 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP17 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, the impact of any possible transfer by PSI of its business park properties to a separate entity, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP17 from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP17 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
May 13, 1997

                                                                    APPENDIX C-3

                 [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]


The Special Committee of
  The Board of Directors of
Public Storage Properties XVIII, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties XVIII, Inc. ("PSP18") is entering into a transaction (the "Transaction") in which PSP18 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP18 will be asked to approve the merger of PSP18 into PSI and the conversion of outstanding shares of PSP18 Common Stock Series A, other than shares held by Series A shareholders of PSP18 who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B and Series C into newly issued shares of PSI Common Stock or, at the option of the PSP18 shareholders with respect to up to 20% of the outstanding PSP18 Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP18 Common Stock Series A, other than Dissenting Shares held by PSP18 shareholders, will be converted into $20.38 (the net asset value per Series A share of PSP18 Common Stock based on an independent appraisal of PSP18's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP18. We also have been advised that (i) additional distributions will be made to the shareholders of PSP18 prior to the consummation of the Transaction to the extent required to cause PSP18's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP18's net asset value as of June 30, 1997 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated May 13, 1997, and (ii) if additional cash distributions are required to satisfy PSP18's REIT distribution requirements and are paid to PSP18 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP18 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP18 (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     o Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on May 13, 1997;

     o Reviewed PSP18's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1994 1995 and 1996, which reports PSP18's management and PSI's management have indicated to be the most current financial statements available;

     o Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP18 dated April 30, 1997 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP18 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     o Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     o Reviewed internal financial analyses and forecasts prepared by PSP18, and based in part on the Appraisal, of the current net liquidation value per common share of PSP18's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP18, and the calculation of the allocation of such values among the PSP18 Shareholders and the holders of PSP18 Common Stock Series B and C;

     o Discussed with members of senior management of PSP18 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP18, current and projected operations and performance, financial condition and future prospects of PSP18 and PSI;

     o Reviewed historical market prices, trading volume and dividends for PSP18 and PSI Common Stock; and

     o Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP18 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP18 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of PSP18 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and

Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B and Series C shareholders has been determined by PSP18 in accordance with the provisions of the Articles of Incorporation of PSP18; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP18 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP18 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, the impact of any possible transfer by PSI of its business park properties to a separate entity, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP18 from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP18 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,


/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
May 13, 1997

                                                                    APPENDIX C-4

                 [LETTERHEAD OF ROBERT A. STANGER & CO., INC.]


The Special Committee of
  The Board of Directors of
Public Storage Properties XIX, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Public Storage Properties XIX, Inc. ("PSP19") is entering into a transaction (the "Transaction") in which PSP19 will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PSP19 will be asked to approve the merger of PSP19 into PSI and the conversion of outstanding shares of PSP19 Common Stock Series A, other than shares held by Series A shareholders of PSP19 who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B and Series C into newly issued shares of PSI Common Stock or, at the option of the PSP19 shareholders with respect to up to 20% of the outstanding PSP19 Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PSP19 Common Stock Series A, other than Dissenting Shares held by PSP19 shareholders, will be converted into $16.72 (the net asset value per Series A share of PSP19 Common Stock based on an independent appraisal of PSP19's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PSP19. We also have been advised that (i) additional distributions will be made to the shareholders of PSP19 prior to the consummation of the Transaction to the extent required to cause PSP19's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PSP19's net asset value as of June 30, 1997 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated May 13, 1997, and (ii) if additional cash distributions are required to satisfy PSP19's REIT distribution requirements and are paid to PSP19 shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions.

     PSP19 has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PSP19 (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     o Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on May 13, 1997;

     o Reviewed PSP19's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1994 1995 and 1996, which reports PSP19's management and PSI's management have indicated to be the most current financial statements available;

     o Reviewed the MAI-certified portfolio appraisal of the properties owned by PSP19 dated April 30, 1997 performed by Charles R. Wilson & Associates, Inc. (the "Appraisal"), and discussed with management of PSP19 and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     o Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     o Reviewed internal financial analyses and forecasts prepared by PSP19, and based in part on the Appraisal, of the current net liquidation value per common share of PSP19's assets and projections of cash flow from operations, dividend distributions and going-concern values for PSP19, and the calculation of the allocation of such values among the PSP19 Shareholders and the holders of PSP19 Common Stock Series B and C;

     o Discussed with members of senior management of PSP19 and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PSP19, current and projected operations and performance, financial condition and future prospects of PSP19 and PSI;

     o Reviewed historical market prices, trading volume and dividends for PSP19 and PSI Common Stock; and

     o Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PSP19 and PSI. We have not performed an independent appraisal of the assets and liabilities of PSP19 or PSI and have relied upon and assumed the accuracy of the appraisals performed by Charles R. Wilson & Associates, Inc. We have also relied on the assurance of PSP19 and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and

Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B and Series C shareholders has been determined by PSP19 in accordance with the provisions of the Articles of Incorporation of PSP19; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PSP19 and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PSP19 or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, the impact of any possible transfer by PSI of its business park properties to a separate entity, or tax factors resulting from the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PSP19 from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PSP19 that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
May 13, 1997

                                                                      Appendix D

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS



(S) 1300.  RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING
           SHAREHOLDER" DEFINED.

        (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

        (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

              (1)  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
      Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

              (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
      (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

              (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
      Section 1301.

              (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. DEMAND FOR PURCHASE.

        (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

        (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. ENDORSEMENT OF SHARES.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. AGREED PRICE -- TIME FOR PAYMENT.

        (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

        (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. APPRAISERS' REPORT -- PAYMENT COSTS.

        (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(S) 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorgani zation or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                    Appendix E-1


                     PROPOSED AMENDMENT TO PSP16'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP16 so that Section 8 would read in its entirety as follows:

          Section 8.  Restrictions on Transactions with Affiliates.
                      --------------------------------------------

               (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(e) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

               (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(e) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

               (c) No loans may be made by the corporation to PSI or any of its affiliates.

               (d)  Except as permitted by Section 8(a) of this Article IX or
     Section 2(e) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

               (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

               (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-2


                     PROPOSED AMENDMENT TO PSP17'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP17 so that Section 8 would read in its entirety as follows:

          Section 8.  Restrictions on Transactions with Affiliates.
                      --------------------------------------------

               (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(e) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

               (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(e) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

               (c) No loans may be made by the corporation to PSI or any of its affiliates.

               (d)  Except as permitted by Section 8(a) of this Article IX or
     Section 2(e) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

               (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

               (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-3


                     PROPOSED AMENDMENT TO PSP18'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP18 so that Section 8 would read in its entirety as follows:

          Section 8.  Restrictions on Transactions with Affiliates.
                      --------------------------------------------

               (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(e) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

               (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(e) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

               (c) No loans may be made by the corporation to PSI or any of its affiliates.

               (d)  Except as permitted by Section 8(a) of this Article IX or
     Section 2(e) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

               (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

               (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-4


                     PROPOSED AMENDMENT TO PSP19'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PSP19 so that Section 8 would read in its entirety as follows:

          Section 8.  Restrictions on Transactions with Affiliates.
                      --------------------------------------------

               (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(f) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

               (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(f) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

               (c) No loans may be made by the corporation to PSI or any of its affiliates.

               (d)  Except as permitted by Section 8(a) of this Article IX or
     Section 2(f) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

               (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

               (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix F-1

                      PUBLIC STORAGE PROPERTIES XVI, INC.

                              FINANCIAL STATEMENTS


                                                               Page
                                                            Reference
                                                           ------------
Report of independent auditors                                     F1-1
Balance sheets at December 31, 1996 and 1995                       F1-2
For the years ended December 31, 1996, 1995 and 1994:
     Statements of income                                          F1-3
     Statements of shareholders' equity                            F1-4
     Statements of cash flows                                      F1-5
Notes to financial statements                              F1-6 - F1-10

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Public Storage Properties XVI, Inc.

We have audited the accompanying balance sheets of Public Storage Properties XVI, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XVI, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

February 18, 1997
Los Angeles, California

                                      F1-1

                      PUBLIC STORAGE PROPERTIES XVI, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                               1996            1995
                                           ------------    ------------
             ASSETS
             ------
Cash and cash equivalents                  $  2,312,000    $  1,440,000
Rent and other receivables                       80,000          51,000
Prepaid expenses                                167,000         420,000

Real estate facilities at cost:
  Building, land improvements and
   equipment                                 42,313,000      41,937,000
  Land                                       24,912,000      24,912,000
                                           ------------    ------------
                                             67,225,000      66,849,000

  Less accumulated depreciation             (18,121,000)    (16,488,000)
                                           ------------    ------------
                                             49,104,000      50,361,000
                                           ------------    ------------

Total assets                               $ 51,663,000    $ 52,272,000
                                           ============    ============


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Accounts payable                           $    902,000    $  1,033,000
Dividends payable                             1,940,000         921,000
Advance payments from renters                   311,000         307,000

Shareholders' equity:
  Series A common, $.01 par value,
     4,983,165 shares authorized,
     2,962,348 shares issued and
     outstanding (3,085,148 shares
     issued and outstanding in 1995)             29,000          30,000
  Convertible Series B common,
     $.01 par value, 324,989 shares
     authorized, issued and outstanding           3,000           3,000
  Convertible Series C common,
     $.01 par value, 920,802 shares
     authorized, issued and outstanding           9,000           9,000

  Paid-in-capital                            54,408,000      56,511,000
  Cumulative net income                      29,052,000      23,807,000
  Cumulative distributions                  (34,991,000)    (30,349,000)
                                           ------------    ------------

  Total shareholders' equity                 48,510,000      50,011,000
                                           ------------    ------------

Total liabilities and shareholders'
 equity                                    $ 51,663,000    $ 52,272,000
                                           ============    ============

                            See accompanying notes.

                                      F1-2

                      PUBLIC STORAGE PROPERTIES XVI, INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                                        1996          1995          1994
                                                     -----------   -----------   ----------
REVENUES:

Rental income                                        $11,016,000   $10,542,000   $9,953,000
Interest income                                           62,000        43,000       24,000
                                                     -----------   -----------   ----------

                                                      11,078,000    10,585,000    9,977,000
                                                     -----------   -----------   ----------

COSTS AND EXPENSES:

Cost of operations                                     3,231,000     3,237,000    3,208,000
Management fees paid to affiliates                       591,000       616,000      582,000
Depreciation                                           1,718,000     1,726,000    1,822,000
Interest expense paid to affiliate                             -         4,000            -
Environmental cost                                             -       405,000            -
Administrative                                           293,000       301,000      325,000
                                                     -----------   -----------   ----------

                                                       5,833,000     6,289,000    5,937,000
                                                     -----------   -----------   ----------

NET INCOME                                           $ 5,245,000   $ 4,296,000   $4,040,000
                                                     ===========   ===========   ==========

Primary earnings per share-Series A                  $      1.59   $      1.26   $     1.12
                                                     ===========   ===========   ==========

Fully diluted earnings per share-Series A            $      1.23   $      0.98   $     0.89
                                                     ===========   ===========   ==========

Dividends declared per share:
 Series A                                            $      1.40   $      1.08   $     1.08
                                                     ===========   ===========   ==========
 Series B                                            $      1.40   $      1.08   $     1.08
                                                     ===========   ===========   ==========

Weighted average Common shares outstanding:
 Primary Series A                                      3,006,848     3,132,223    3,281,381
                                                     ===========   ===========   ==========
 Fully diluted-Series A                                4,252,639     4,378,014    4,527,172
                                                     ===========   ===========   ==========

                            See accompanying notes.

                                      F1-3

                      PUBLIC STORAGE PROPERTIES XVI, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                                                              Convertible             Convertible
                                      Series A                  Series B                Series C
                                  Shares      Amount     Shares        Amount       Shares       Amount
                                ---------    -------    ---------     ---------     -------     --------
Balances at December 31, 1993   3,382,548    $34,000      324,989        $3,000     920,802       $9,000

Net income
Repurchase of shares             (173,200)    (2,000)

Cash distributions declared:
 $1.08 per share - Series A
 $1.08 per share - Series B
                             ---------------------------------------------------------------------------

Balances at December 31, 1994   3,209,348     32,000      324,989         3,000     920,802        9,000

Net income
Repurchase of shares             (124,200)    (2,000)

Cash distributions declared:
 $1.08 per share - Series A
 $1.08 per share - Series B
                             ---------------------------------------------------------------------------

Balances at December 31, 1995   3,085,148     30,000      324,989         3,000     920,802        9,000

Net income
Repurchase of shares             (122,800)    (1,000)

Cash distributions declared:
 $1.40 per share - Series A
 $1.40 per share - Series B
                             ---------------------------------------------------------------------------

Balances at December 31, 1996   2,962,348    $29,000      324,989        $3,000     920,802       $9,000
                             ===========================================================================
                                                  Cumulative                       Total
                                     Paid-in          net          Cumulative   shareholders'
                                     Capital         income      distributions      equity
                                   -----------    -----------    -------------   -----------
Balances at December 31, 1993      $60,764,000    $15,471,000    ($22,742,000)   $53,539,000

Net income                                          4,040,000                      4,040,000
Repurchase of shares                (2,477,000)                                   (2,479,000)

Cash distributions declared:
 $1.08 per share - Series A                                        (3,533,000)    (3,533,000)
 $1.08 per share - Series B                                          (351,000)      (351,000)
                                   ---------------------------------------------------------

Balances at December 31, 1994       58,287,000     19,511,000     (26,626,000)    51,216,000

Net income                                          4,296,000                      4,296,000
Repurchase of shares                (1,776,000)                                   (1,778,000)

Cash distributions declared:
 $1.08 per share - Series A                                        (3,372,000)    (3,372,000)
 $1.08 per share - Series B                                          (351,000)      (351,000)
                                   ---------------------------------------------------------

Balances at December 31, 1995       56,511,000     23,807,000     (30,349,000)    50,011,000

Net income                                          5,245,000                      5,245,000
Repurchase of shares                (2,103,000)                                   (2,104,000)

Cash distributions declared:
 $1.40 per share - Series A                                        (4,186,000)    (4,186,000)
 $1.40 per share - Series B                                          (456,000)      (456,000)
                                   ---------------------------------------------------------

Balances at December 31, 1996      $54,408,000    $29,052,000    ($34,991,000)   $48,510,000
                                   =========================================================

                            See accompanying notes.

                                      F1-4

                      PUBLIC STORAGE PROPERTIES XVI, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                                                      1996           1995           1994
                                                                  -----------    ----------     -----------
Cash flows from operating activities:

  Net income                                                      $ 5,245,000    $ 4,296,000    $ 4,040,000

  Adjustments to reconcile net
     income to net cash provided
     by operating activities:

  Depreciation                                                      1,718,000      1,726,000      1,822,000
  (Increase) decrease in rent and
     other receivables                                                (29,000)        17,000        (10,000)
  Increase in prepaid expenses                                        (62,000)        (5,000)        (3,000)
  Amortization (payment) of prepaid
     management fees                                                  315,000       (315,000)             -
  (Decrease) increase in accounts payable                            (131,000)       467,000         52,000
  Increase (decrease) in advance
     payments from renters                                              4,000        (28,000)       (25,000)
                                                                  -----------    -----------    -----------

     Total adjustments                                              1,815,000      1,862,000      1,836,000
                                                                  -----------    -----------    -----------

     Net cash provided by operating activities                      7,060,000      6,158,000      5,876,000
                                                                  -----------    -----------    -----------

Cash flows from investing activities:

  Additions to real estate facilities                                (461,000)      (258,000)      (377,000)
                                                                  -----------    -----------    -----------

     Net cash used in investing activities                           (461,000)      (258,000)      (377,000)
                                                                  -----------    -----------    -----------

Cash flows from financing activities:

  Advance from affiliate                                                    -        500,000              -
  Repayment of advance from affiliate                                       -       (500,000)             -
  Distributions paid to shareholders                               (3,623,000)    (3,756,000)    (3,931,000)
  Purchase of Company Series A
     common stock                                                  (2,104,000)    (1,778,000)    (2,479,000)
                                                                  -----------    -----------    -----------

     Net cash used in financing activities                         (5,727,000)    (5,534,000)    (6,410,000)
                                                                  -----------    -----------    -----------

Net increase (decrease) in
  cash and cash equivalents                                           872,000        366,000       (911,000)

Cash and cash equivalents at
  the beginning of the year                                         1,440,000      1,074,000      1,985,000
                                                                  -----------    -----------    -----------

Cash and cash equivalents at
  the end of the year                                             $ 2,312,000    $ 1,440,000    $ 1,074,000
                                                                  ===========    ===========    ===========

                            See accompanying notes.

                                      F1-5

                      PUBLIC STORAGE PROPERTIES XVI, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.   DESCRIPTION OF BUSINESS

          Public Storage Properties XVI, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XVI, Ltd. (the "Partnership") in a reorganization transaction which was effective August 22, 1991 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1998, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation:

          Certain prior year amounts have been reclassified in order to conform with the 1996 presentation.

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1996 and 1995 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

          Included in buildings in 1996 is $70,000 in costs incurred for the expansion of the Company's Lombard, Illinois facility.

                                      F1-6

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and based on current circumstances, such adoption did not have any effect on the financial statements.

          At December 31, 1996, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $16,848,000) is $23,378,000.

     Revenue Recognition:

          Property rents are recognized as earned.

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' right to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Convertible Series C shareholders are not entitled to cash distributions) by the weighted average number of Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Use of Estimates:

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $405,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

                                      F1-7

3.   RELATED PARTY TRANSACTIONS

          The Company has a Management Agreement with Public Storage, Inc. ("PSI") pursuant to which PSI operates the Company's mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined). Through 1996, the Company's commercial properties were operated by Public Storage Commercial Properties Group, Inc. ("PSCPG") pursuant to a Management Agreement which provides for a fee equal to 5% of the facilities' monthly gross revenue (as defined).

          PSI has a 95% economic interest in PSCPG (represented by nonvoting preferred stock) and B. Wayne Hughes, the Company's Chief Executive Officer, and members of his family (the "Hughes Family") had a 5% economic interest in PSCPG (represented by voting common stock) until December 1996 when the Hughes Family sold its interest to Ronald L. Havner, Jr., formerly Senior Vice President and Chief Financial Officer of PSI, who became the Chief Executive Officer of PSCPG. PSCPG issued additional voting common stock to two other unaffiliated investors.

          In January 1997, American Office Park Properties, L.P. ("AOPPLP") became the operator of the Company's commercial properties pursuant to the Management Agreement. AOPPLP is an operating partnership formed to own and operate business parks in which PSI has an approximate 85% economic interest. The general partner of AOPPLP is PSCPG, now known as American Office Park Properties, Inc.

          Each Management Agreement, as amended in February 1995, provides that the agreement will expire in February 2002 provided that in February of each year it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $315,000. The amount has been expensed as management fees paid to affiliate during 1996.

          During the second quarter of 1995, the Company borrowed $500,000 from an affiliate for working capital purposes. The advance, which was repaid in May 1995, bore interest at the prime rate plus .25%. Interest expense of $4,000 was charged to income in 1995 with respect to this advance.

4.   SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $31,980,000

                                      F1-8
     with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $27,267,000 in additional distributions with respect to the Series A shares have been made.

          Assuming liquidation of the Company at its net book value at December 31, 1996 and 1995, each Series of common shares would receive the following as a liquidating distribution:

                                    1996          1995
                                 -----------   -----------
      Series A                   $42,221,000   $45,379,000
      Convertible Series B         1,641,000     1,208,000
      Convertible Series C         4,648,000     3,424,000
                                 -----------   -----------

      Total                      $48,510,000   $50,011,000
                                 ===========   ===========

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

          The Company's Board of Directors has authorized the Company to purchase up to 1,000,000 shares of the Company's Series A common stock. As of December 31, 1996, the Company had purchased and retired 775,026 shares of Series A common stock, of which 122,800 and 124,200 were purchased and retired in 1996 and 1995, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1996, 1995 and 1994 were ordinary income.

5.   NOTE PAYABLE TO BANK

          In January 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $5,000,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%, will convert to a term loan on January 1, 1998. Interest is payable monthly until maturity. Principal will be payable quarterly beginning on January 1, 1998. On October 1, 2001, the remaining unpaid principal and interest is due and payable.

          As of December 31, 1996, there was no outstanding balance on the credit facility.

          Under covenants of the credit facility, the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than
     1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year- to-date basis for each fiscal quarter of not less than 1.0 to 1.0.

                                      F1-9

6.   QUARTERLY RESULTS (UNAUDITED)

          The following is a summary of unaudited quarterly results of operations:

                                                                          Three months ended
                                                           -------------------------------------------------
                                                           March 1996   June 1996    Sept. 1996   Dec. 1996
                                                           ----------   ----------   ----------   ----------
Revenues                                                   $2,656,000   $2,774,000   $2,792,000   $2,856,000
Expenses                                                    1,458,000    1,451,000    1,489,000    1,435,000
                                                           ----------   ----------   ----------   ----------
Net income                                                 $1,198,000   $1,323,000   $1,303,000   $1,421,000
                                                           ==========   ==========   ==========   ==========
Primary earnings per share-Series A                        $     0.36   $     0.41   $     0.41   $     0.41
                                                           ==========   ==========   ==========   ==========
Fully diluted earnings per share-Series A                  $     0.28   $     0.31   $     0.31   $     0.33
                                                           ==========   ==========   ==========   ==========

                                                                          Three months ended
                                                           -------------------------------------------------
                                                           March 1995   June 1995    Sept. 1995   Dec. 1995
                                                           ----------   ----------   ----------   ----------
Revenues                                                   $2,515,000   $2,661,000   $2,715,000   $2,694,000
Expenses                                                    1,435,000    1,444,000    1,467,000    1,943,000
                                                           ----------   ----------   ----------   ----------
Net Income                                                 $1,080,000   $1,217,000   $1,248,000   $  751,000
                                                           ==========   ==========   ==========   ==========
Primary earnings per share-Series A                        $     0.31   $     0.36   $     0.37   $     0.22
                                                           ==========   ==========   ==========   ==========
Fully diluted earnings per share-Series A                  $     0.24   $     0.28   $     0.29   $     0.17
                                                           ==========   ==========   ==========   ==========

                                     F1-10

                                                                    Appendix F-2

                      PUBLIC STORAGE PROPERTIES XVII, INC.

                              FINANCIAL STATEMENTS

                                                               Page
                                                            Reference
                                                           ------------
Report of independent auditors                                     F2-1
Balance sheets at December 31, 1996 and 1995                       F2-2
For the years ended December 31, 1996, 1995 and 1994:
     Statements of income                                          F2-3
     Statements of shareholders' equity                            F2-4
     Statements of cash flows                                      F2-5
Notes to financial statements                              F2-6 - F2-10

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Public Storage Properties XVII, Inc.

We have audited the accompanying balance sheets of Public Storage Properties XVII, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XVII, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

February 18, 1997
Los Angeles, California

                                      F2-1

                      PUBLIC STORAGE PROPERTIES XVII, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                   1996            1995
                                               ------------    ------------
            ASSETS
            ------

Cash and cash equivalents                      $    214,000    $    437,000
Rent and other receivables                          110,000          43,000
Prepaid expenses                                    147,000         399,000

Real estate facilities at cost:
  Building, land improvements and
   equipment                                     44,615,000      43,686,000
  Land                                           22,837,000      22,837,000
                                               ------------    ------------
                                                 67,452,000      66,523,000

  Less accumulated depreciation                 (19,003,000)    (17,125,000)
                                               ------------    ------------
                                                 48,449,000      49,398,000
                                               ------------    ------------

Total assets                                   $ 48,920,000    $ 50,277,000
                                               ============    ============


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Accounts payable                               $  1,022,000    $  1,033,000
Dividends payable                                 1,426,000       1,522,000
Advance payments from renters                       294,000         307,000
Note payable                                      4,650,000       5,650,000

Shareholders' equity:
  Series A common, $.01 par value,
     4,983,165 shares authorized,
     2,776,023 shares issued and
     outstanding (2,780,323 shares
     issued and outstanding in 1995)                 28,000          28,000
  Convertible Series B common,
     $.01 par value, 324,989 shares
     authorized, issued and outstanding               3,000           3,000
  Convertible Series C common,
     $.01 par value, 920,802 shares
     authorized, issued and outstanding               9,000           9,000

  Paid-in-capital                                51,769,000      51,842,000
  Cumulative net income                          21,092,000      16,944,000
  Cumulative distributions                      (31,373,000)    (27,061,000)
                                               ------------    ------------

  Total shareholders' equity                     41,528,000      41,765,000
                                               ------------    ------------

Total liabilities and shareholders' equity     $ 48,920,000    $ 50,277,000
                                               ============    ============

                            See accompanying notes.

                                      F2-2

                      PUBLIC STORAGE PROPERTIES XVII, INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                                        1996          1995          1994
                                                     -----------   -----------   -----------
REVENUES:

Rental income                                        $10,894,000   $10,549,000   $10,245,000
Interest income                                           15,000        26,000        37,000
                                                     -----------   -----------   -----------

                                                      10,909,000    10,575,000    10,282,000
                                                     -----------   -----------   -----------

COSTS AND EXPENSES:

Cost of operations                                     3,460,000     3,123,000     2,992,000
Management fees paid to affiliates                       591,000       609,000       590,000
Depreciation                                           1,977,000     2,047,000     2,187,000
Interest expense                                         466,000       328,000         2,000
Environmental cost                                             -       186,000             -
Administrative                                           267,000       297,000       307,000
                                                     -----------   -----------   -----------

                                                       6,761,000     6,590,000     6,078,000
                                                     -----------   -----------   -----------

NET INCOME                                           $ 4,148,000   $ 3,985,000   $ 4,204,000
                                                     ===========   ===========   ===========

Primary earnings per share-Series A                  $      1.33   $      1.20   $      1.14
                                                     ===========   ===========   ===========

Fully diluted earnings per share-Series A            $      1.03   $      0.95   $      0.91
                                                     ===========   ===========   ===========

Dividends declared per share:
  Series A                                           $      1.39   $      1.40   $      1.07
                                                     ===========   ===========   ===========
  Series B                                           $      1.39   $      1.40   $      1.07
                                                     ===========   ===========   ===========

Weighted average Common shares outstanding:
  Primary Series A                                     2,776,023     2,934,723     3,377,156
                                                     ===========   ===========   ===========
  Fully diluted-Series A                               4,021,814     4,180,514     4,622,947
                                                     ===========   ===========   ===========

                            See accompanying notes.

                                      F2-3

                      PUBLIC STORAGE PROPERTIES XVII, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                                                              Convertible             Convertible
                                      Series A                  Series B                Series C
                                  Shares      Amount     Shares        Amount       Shares       Amount
                                ---------    -------    ---------     ---------     -------     --------
Balances at December 31, 1993   3,406,873    $34,000     324,989        $3,000      920,802       $9,000

Net income
Repurchase of shares              (82,825)    (1,000)

Cash distributions declared:
   $1.07 per share - Series A
   $1.07 per share - Series B
                                ------------------------------------------------------------------------

Balances at December 31, 1994   3,324,048     33,000     324,989         3,000      920,802        9,000

Net income
Repurchase of shares             (543,725)    (5,000)

Cash distributions declared:
   $1.40 per share - Series A
   $1.40 per share - Series B
                                -------------------------------------------------------------------------

Balances at December 31, 1995   2,780,323     28,000     324,989         3,000      920,802        9,000

Net income
Repurchase of shares               (4,300)         -

Cash distributions declared:
   $1.39 per share - Series A
   $1.39 per share - Series B
                                ------------------------------------------------------------------------

Balances at December 31, 1996   2,776,023    $28,000     324,989        $3,000      920,802       $9,000
                                ========================================================================

                                                  Cumulative                       Total
                                     Paid-in          net          Cumulative   shareholders'
                                     Capital         income      distributions      equity
                                   -----------    -----------    -------------   -----------
Balances at December 31, 1993      $61,617,000    $ 8,755,000    ($18,622,000)   $51,796,000

Net income                                          4,204,000                      4,204,000
Repurchase of shares                (1,254,000)                                   (1,255,000)

Cash distributions declared:
   $1.07 per share - Series A                                      (3,604,000)    (3,604,000)
   $1.07 per share - Series B                                        (351,000)      (351,000)
                                   ----------------------------------------------------------

Balances at December 31, 1994       60,363,000     12,959,000     (22,577,000)    50,790,000

Net income                                          3,985,000                      3,985,000
Repurchase of shares                (8,521,000)                                   (8,526,000)

Cash distributions declared:
   $1.40 per share - Series A                                      (4,029,000)    (4,029,000)
   $1.40 per share - Series B                                        (455,000)      (455,000)
                                   ----------------------------------------------------------

Balances at December 31, 1995       51,842,000     16,944,000     (27,061,000)    41,765,000

Net income                                          4,148,000                      4,148,000
Repurchase of shares                   (73,000)                                      (73,000)

Cash distributions declared:
   $1.39 per share - Series A                                      (3,860,000)    (3,860,000)
   $1.39 per share - Series B                                        (452,000)      (452,000)
                                   ----------------------------------------------------------

Balances at December 31, 1996      $51,769,000    $21,092,000    ($31,373,000)   $41,528,000
                                   ==========================================================

                            See accompanying notes.

                                      F2-4

                      PUBLIC STORAGE PROPERTIES XVII, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                                                   1996           1995           1994
                                                               -----------    -----------    -----------
Cash flows from operating activities:

  Net income                                                   $ 4,148,000    $ 3,985,000    $ 4,204,000

  Adjustments to reconcile net income to
     net cash provided by operating
      activities:

  Depreciation                                                   1,977,000      2,047,000      2,187,000
  (Increase) decrease in rent and
     other receivables                                             (67,000)       (13,000)        25,000
  Increase in prepaid expenses                                     (46,000)        (3,000)        (5,000)
  Amortization (payment) of prepaid
     management fees                                               298,000       (298,000)             -
  (Decrease) increase in accounts
     payable                                                       (11,000)       327,000        (89,000)
  Decrease in advance payments from renters                        (13,000)       (26,000)       (35,000)
                                                               -----------    -----------    -----------
      Total adjustments                                          2,138,000      2,034,000      2,083,000
                                                               -----------    -----------    -----------
     Net cash provided by operating
      activities                                                 6,286,000      6,019,000      6,287,000
                                                               -----------    -----------    -----------
Cash flows from investing activities:

  Additions to real estate facilities                           (1,028,000)      (534,000)      (266,000)
                                                               -----------    -----------    -----------
     Net cash used in investing
      activities                                                (1,028,000)      (534,000)      (266,000)
                                                               -----------    -----------    -----------
Cash flows from financing activities:

  (Payments) proceeds from note payable
     to bank                                                    (1,000,000)     5,650,000              -
  Distributions paid to shareholders                            (4,408,000)    (4,021,000)    (3,980,000)
  Purchase of Company Series A
     common stock                                                  (73,000)    (8,526,000)    (1,255,000)
                                                               -----------    -----------    -----------
     Net cash used in financing
      activities                                                (5,481,000)    (6,897,000)    (5,235,000)
                                                               -----------    -----------    -----------
Net (decrease) increase in cash and
   cash equivalents                                               (223,000)    (1,412,000)       786,000

Cash and cash equivalents at the
   beginning of the year                                           437,000      1,849,000      1,063,000
                                                               -----------    -----------    -----------
Cash and cash equivalents at the end of
   the year                                                    $   214,000    $   437,000    $ 1,849,000
                                                               ===========    ===========    ===========

                                      F2-5

                      PUBLIC STORAGE PROPERTIES XVII, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.   DESCRIPTION OF BUSINESS

          Public Storage Properties XVII, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XVII, Ltd. (the "Partnership") in a reorganization transaction which was effective September 16, 1991 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation:

          Certain prior year amounts have been reclassified in order to conform with the 1996 presentation.

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company paid $472,000, $328,000 and $2,000 in interest costs in 1996, 1995 and 1994, respectively.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1996 and 1995 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation is depreciation of tenant improvements on the Company's business park facilities of $162,000, $188,000 and $138,000 in 1996, 1995 and 1994,
     respectively.

          Included in buildings in 1996 is $147,000 in costs incurred for the expansion of the Company's Sacramento, California facility.

                                      F2-6

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and based on current circumstances, such adoption did not have any effect on the financial statements.

          At December 31, 1996, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $13,197,000) is $29,464,000.

     Revenue Recognition:

          Property rents are recognized as earned.

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' right to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Convertible Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Use of Estimates:

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $186,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

                                      F2-7

3.   RELATED PARTY TRANSACTIONS

          The Company has a Management Agreement with Public Storage, Inc. ("PSI") pursuant to which PSI operates the Company's mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined). Through 1996, the Company's commercial properties were operated by Public Storage Commercial Properties Group, Inc. ("PSCPG") pursuant to a Management Agreement which provides for a fee equal to 5% of the facilities' monthly gross revenue (as defined).

          PSI has a 95% economic interest in PSCPG (represented by nonvoting preferred stock) and B. Wayne Hughes, the Company's Chief Executive Officer, and members of his family (the "Hughes Family") had a 5% economic interest in PSCPG (represented by voting common stock) until December 1996 when the Hughes Family sold its interest to Ronald L. Havner, Jr., formerly Senior Vice President and Chief Financial Officer of PSI, who became the Chief Executive Officer of PSCPG. PSCPG issued additional voting common stock to two other unaffiliated investors.

          In January 1997, American Office Park Properties, L.P. ("AOPPLP") became the operator of the Company's commercial properties pursuant to the Management Agreement. AOPPLP is an operating partnership formed to own and operate business parks in which PSI has an approximate 85% economic interest. The general partner of AOPPLP is PSCPG, now known as American Office Park Properties, Inc.

          Each Management Agreement, as amended in February 1995, provides that the agreement will expire in February 2002 provided that in February of each year it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $298,000. The amount has been expensed as management fees paid to affiliate during 1996.

4.   SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $28,642,000 with respect to the Series A shares.
     Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $26,878,000 in additional distributions with respect to the Series A shares have been made.

                                      F2-8

          Assuming liquidation of the Company at its net book value at December 31, 1996 and 1995, each Series of common shares would receive the following as a liquidating distribution:

                             1996            1995
                          -----------     -----------
Series A                  $36,990,000     $38,385,000

Convertible Series B        1,184,000         881,000

Convertible Series C        3,354,000       2,499,000
                          -----------     -----------
Total                     $41,528,000     $41,765,000
                          ===========     ===========

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

          The Company's Board of Directors has authorized the Company to purchase up to 1,300,000 shares of the Company's Series A common stock. As of December 31, 1996, the Company had purchased and retired 961,351 shares of Series A common stock, of which 4,300 and 543,725 were purchased and retired in 1996 and 1995, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1996, 1995 and 1994 were ordinary income.

5.   NOTE PAYABLE TO BANK

          The Company has an unsecured revolving credit facility with a bank for borrowings up to $7,500,000 for working capital purposes and general corporate purposes. Outstanding borrowings on the credit facility at the Company's option, bear interest at either the bank's prime rate plus .25% (8.50% at December 31, 1996) or the bank's LIBOR rate plus 2.25% (7.87% at December 31, 1996). Principal payments of $240,000 will be payable quarterly beginning on April 1, 1997 and interest is payable monthly until maturity. On January 1, 2002, the remaining unpaid principal and interest is due and payable.

          At December 31, 1996, the outstanding balance on the credit facility was $4,650,000. In January 1997, the Company borrowed an additional $1,100,000 on its line of credit facility.

          Under covenants of the credit facility, the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than
     1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year- to-date basis for each fiscal quarter of not less than 1.0 to 1.0. As of December 31, 1996, the Company was in compliance with the covenants of the credit facility.

                                      F2-9

6.   QUARTERLY RESULTS (UNAUDITED)

          The following is a summary of unaudited quarterly results of operations:

                                                               Three months ended
                                            --------------------------------------------------------
                                             March 1996     June 1996      Sept. 1996      Dec. 1996
                                            -----------    -----------    -----------     ----------
Revenues                                     $2,639,000     $2,744,000     $2,775,000     $2,751,000
Expenses                                      1,721,000      1,603,000      1,732,000      1,705,000
                                            -----------    -----------    -----------     ----------
Net income                                   $  918,000     $1,141,000     $1,043,000     $1,046,000
                                            ===========    ===========    ===========     ==========
Primary earnings per share-Series A          $     0.29     $     0.38     $     0.34     $     0.32
                                            ===========    ===========    ===========     ==========
Fully diluted earnings per share-Series A    $     0.23     $     0.28     $     0.26     $     0.26
                                            ===========    ===========    ===========     ==========
                                                               Three months ended
                                             -------------------------------------------------------
                                             March 1995     June 1995      Sept. 1995     Dec. 1995
                                            -----------    -----------    -----------     ----------
Revenues                                     $2,566,000     $2,634,000     $2,722,000     $2,653,000
Expenses                                      1,540,000      1,555,000      1,646,000      1,849,000
                                            -----------    -----------    -----------     ----------
Net Income                                   $1,026,000     $1,079,000     $1,076,000     $  804,000
                                            ===========    ===========    ===========     ==========
Primary earnings per share-Series A          $     0.30     $     0.33     $     0.34     $     0.23
                                            ===========    ===========    ===========     ==========
Fully diluted earnings per share-Series A    $     0.24     $     0.26     $     0.25     $     0.20
                                            ===========    ===========    ===========     ==========

                                     F2-10

                                                                    Appendix F-3

                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                              FINANCIAL STATEMENTS

                                                               Page
                                                            Reference
                                                           ------------
Report of independent auditors                                 F3-1
Balance sheets at December 31, 1996 and 1995                   F3-2

For the years ended December 31, 1996, 1995 and 1994:
     Statements of income                                      F3-3
     Statements of shareholders' equity                        F3-4
     Statements of cash flows                                  F3-5
Notes to financial statements                              F3-6 - F3-10

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Public Storage Properties XVIII, Inc.

We have audited the accompanying balance sheets of Public Storage Properties XVIII, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XVIII, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

February 18, 1997
Los Angeles, California

                                      F3-1

                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                1996           1995
                                            -----------     -----------
                ASSETS
                ------
Cash and cash equivalents                   $   154,000     $   484,000
Rent and other receivables                       67,000          56,000
Prepaid expenses                                148,000         433,000

Real estate facilities at cost:
  Building, land improvements and
   equipment                                 42,694,000      42,410,000
  Land                                       25,073,000      25,073,000
                                            -----------     -----------
                                             67,767,000      67,483,000

  Less accumulated depreciation             (13,960,000)    (12,459,000)
                                            -----------     -----------
                                             53,807,000      55,024,000
                                            -----------     -----------
Total assets                                $54,176,000     $55,997,000
                                            ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Accounts payable                            $   884,000     $   926,000
Dividends payable                             1,706,000       1,677,000
Advance payments from renters                   342,000         350,000
Note payable                                  4,150,000       5,900,000

Shareholders' equity:
  Series A common, $.01 par value,
     4,983,165 shares authorized,
     2,775,900 shares issued and
     outstanding (2,779,500 shares
     issued and outstanding in 1995)             28,000          28,000
  Convertible Series B common, $.01 par
     value, 324,989 shares authorized,
     issued and outstanding                       3,000           3,000
  Convertible Series C common, $.01 par
     value, 920,802 shares authorized,
     issued and outstanding                       9,000           9,000

  Paid-in-capital                            51,022,000      51,083,000
  Cumulative net income                      22,531,000      18,024,000
  Cumulative distributions                  (26,499,000)    (22,003,000)
                                            -----------     -----------
  Total shareholders' equity                 47,094,000      47,144,000
                                            -----------     -----------
Total liabilities and shareholders'
 equity                                     $54,176,000     $55,997,000
                                            ===========     ===========

                            See accompanying notes.

                                      F3-2

                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                                1996          1995          1994
                                             -----------   -----------   ----------
REVENUES:
Rental income                                $11,153,000   $10,473,000   $9,910,000
Interest income                                   10,000        17,000       31,000
                                             -----------   -----------   ----------
                                              11,163,000    10,490,000    9,941,000
                                             -----------   -----------   ----------
COSTS AND EXPENSES:

Cost of operations                             3,623,000     3,170,000    3,161,000
Management fees paid to affiliates               598,000       617,000      584,000
Depreciation                                   1,687,000     1,701,000    1,639,000
Administrative                                   276,000       303,000      321,000
Environmental cost                                     -       123,000            -
Interest expense                                 472,000       410,000       31,000
                                             -----------   -----------   ----------
                                               6,656,000     6,324,000    5,736,000
                                             -----------   -----------   ----------
NET INCOME                                   $ 4,507,000   $ 4,166,000   $4,205,000
                                             ===========   ===========   ==========
Primary earnings per share-Series A          $      1.45   $      1.28   $     1.16
                                             ===========   ===========   ==========
Fully diluted earnings per share-Series A    $      1.12   $      1.01   $     0.92
                                             ===========   ===========   ==========
Dividends declared per share:
  Series A                                   $      1.45   $      1.42   $     1.03
                                             ===========   ===========   ==========
  Series B                                   $      1.45   $      1.42   $     1.03
                                             ===========   ===========   ==========
Weighted average Common shares
 outstanding:
  Primary- Series A                            2,775,900     2,896,692    3,341,062
                                             ===========   ===========   ==========
  Fully diluted- Series A                      4,021,691     4,142,483    4,586,853
                                             ===========   ===========   ==========

                            See accompanying notes.

                                      F3-3

                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                                                                   Convertible              Convertible
                                          Series A                   Series B                 Series C
                                     Shares       Amount        Shares       Amount       Shares      Amount
                                   ---------      -------       -------      ------       -------     -------
Balances at December 31, 1993      3,520,074      $36,000       324,989      $3,000       920,802      $9,000

Net income
Repurchase of shares                (492,149)      (5,000)

Cash distributions declared:
  $1.03 per share - Series A
  $1.03 per share - Series B
                                   --------------------------------------------------------------------------
Balances at December 31, 1994      3,027,925       31,000       324,989       3,000       920,802       9,000

Net income
Repurchase of shares                (248,425)      (3,000)

Cash distributions declared:
  $1.42 per share - Series A
  $1.42 per share - Series B
                                   --------------------------------------------------------------------------
Balances at December 31, 1995      2,779,500       28,000       324,989       3,000       920,802       9,000

Net income
Repurchase of shares                  (3,600)           -

Cash distributions declared:
  $1.45 per share - Series A
  $1.45 per share - Series B
                                   --------------------------------------------------------------------------
Balances at December 31, 1996      2,775,900      $28,000       324,989      $3,000       920,802      $9,000
                                   ==========================================================================
                                                    Cumulative                            Total
                                     Paid-in           net           Cumulative        shareholders'
                                     Capital          income        distributions         equity
                                   -----------     -----------      -------------      ------------
Balances at December 31, 1993      $62,489,000     $ 9,653,000      ($13,749,000)      $58,441,000

Net income                                           4,205,000                           4,205,000
Repurchase of shares                (7,324,000)                                         (7,329,000)

Cash distributions declared:
  $1.03 per share - Series A                                          (3,392,000)       (3,392,000)
  $1.03 per share - Series B                                            (335,000)         (335,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1994       55,165,000      13,858,000       (17,476,000)       51,590,000

Net income                                           4,166,000                           4,166,000
Repurchase of shares                (4,082,000)                                         (4,085,000)

Cash distributions declared:
  $1.42 per share - Series A                                          (4,065,000)       (4,065,000)
  $1.42 per share - Series B                                            (462,000)         (462,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1995       51,083,000      18,024,000       (22,003,000)       47,144,000

Net income                                           4,507,000                           4,507,000
Repurchase of shares                   (61,000)                                            (61,000)

Cash distributions declared:
  $1.45 per share - Series A                                          (4,023,000)       (4,023,000)
  $1.45 per share - Series B                                            (473,000)         (473,000)
                                   ----------------------------------------------------------------
Balances at December 31, 1996      $51,022,000     $22,531,000      ($26,499,000)      $47,094,000
                                   ----------------------------------------------------------------

                            See accompanying notes.

                                      F3-4

                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                               1996           1995           1994
                                           -----------    -----------    -----------
Cash flows from operating activities:

  Net income                               $ 4,507,000    $ 4,166,000    $ 4,205,000

  Adjustments to reconcile net income to
     net cash provided by operating
      activities:

  Depreciation                               1,687,000      1,701,000      1,639,000
  (Increase) decrease in rent and
     other receivables                         (11,000)        (4,000)        31,000
  Increase in prepaid expenses                 (44,000)        (4,000)        (2,000)
  Amortization (payment) of prepaid
  management fees                              329,000       (329,000)             -
  (Decrease) increase in accounts
   payable                                     (42,000)       299,000        (62,000)
  Decrease in advance payments from
   renters                                      (8,000)       (11,000)       (45,000)
                                             -----------  -----------    -----------
     Total adjustments                        1,911,000     1,652,000      1,561,000
                                           -----------    -----------    -----------
     Net cash provided by operating
      activities                             6,418,000      5,818,000      5,766,000
                                           -----------    -----------    -----------
Cash flows from investing activities:

  Additions to real estate facilities         (470,000)      (361,000)      (171,000)
                                           -----------    -----------    -----------
     Net cash used in investing
      activities                              (470,000)      (361,000)      (171,000)
                                           -----------    -----------    -----------
Cash flows from financing activities:

  Distributions paid to shareholders        (4,467,000)    (3,789,000)    (3,635,000)
  (Payments) proceeds from note payable
   to Bank                                  (1,750,000)     2,600,000      3,300,000
  Purchase of Company Series A
     common stock                              (61,000)    (4,085,000)    (7,329,000)
                                           -----------    -----------    -----------
     Net cash used in financing
      activities                            (6,278,000)    (5,274,000)    (7,664,000)
                                           -----------    -----------    -----------
Net (decrease) increase in
  cash and cash equivalents                   (330,000)       183,000     (2,069,000)

Cash and cash equivalents at
  the beginning of the year                    484,000        301,000      2,370,000
                                           -----------    -----------    -----------
Cash and cash equivalents at
  the end of the year                      $   154,000    $   484,000    $   301,000
                                           ===========    ===========    ===========

                            See accompanying notes.

                                      F3-5

                     PUBLIC STORAGE PROPERTIES XVIII, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.   DESCRIPTION OF BUSINESS

          Public Storage Properties XVIII, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XVIII, Ltd. (the "Partnership") in a reorganization transaction which was effective July 26, 1991 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, a business park facility containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation:

          Certain prior year amounts have been reclassified in order to conform with the 1996 presentation.

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company paid $472,000, $410,000 and $31,000 in interest costs during 1996, 1995 and 1994, respectively.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1996 and 1995 to develop primarily mini-warehouse facilities and to a lesser extent, a business park facility. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation is depreciation of tenant improvements on the Company's business park facility of $80,000, $40,000 and $40,000 in 1996, 1995 and 1994, respectively.

                                      F3-6

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and based on current circumstances, such adoption did not have any effect on the financial statements.

          At December 31, 1996, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $9,929,000) is $30,287,000.

     Revenue Recognition:

          Property rents are recognized as earned.

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Use of Estimates:

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $123,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

                                      F3-7

3.   RELATED PARTY TRANSACTIONS

          The Company has a Management Agreement with Public Storage, Inc. ("PSI") pursuant to which PSI operates the Company's mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined). Through 1996, the Company's commercial property was operated by Public Storage Commercial Properties Group, Inc. ("PSCPG") pursuant to a Management Agreement which provides for a fee equal to 5% of the facility's monthly gross revenue (as defined).

          PSI has a 95% economic interest in PSCPG (represented by nonvoting preferred stock) and B. Wayne Hughes, the Company's Chief Executive Officer, and members of his family (the "Hughes Family") had a 5% economic interest in PSCPG (represented by voting common stock) until December 1996 when the Hughes Family sold its interest to Ronald L. Havner, Jr., formerly Senior Vice President and Chief Financial Officer of PSI, who became the Chief Executive Officer of PSCPG. PSCPG issued additional voting common stock to two other unaffiliated investors.

          In January 1997, American Office Park Properties, L.P. ("AOPPLP") became the operator of the Company's commercial property pursuant to the Management Agreement. AOPPLP is an operating partnership formed to own and operate business parks in which PSI has an approximate 85% economic interest. The general partner of AOPPLP is PSCPG, now known as American Office Park Properties, Inc.

          Each Management Agreement, as amended in February 1995, provides that the agreement will expire in February 2002 provided that in February of each year it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $329,000. The amount has been expensed as management fees paid to affiliate during 1996.

4.   SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $24,117,000 with respect to the Series A shares.
     Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $31,401,000 in additional distributions with respect to the Series A shares have been made.

                                      F3-8

          Assuming liquidation of the Company at its net book value at December 31, 1996 and 1995, each Series of common shares would receive the following as a liquidating distribution:

                                       1996          1995
                                    -----------   -----------
          Series A                  $42,232,000   $43,539,000
          Convertible Series B        1,268,000       940,000
          Convertible Series C        3,594,000     2,665,000
                                    -----------   -----------
          Total                     $47,094,000   $47,144,000
                                    ===========   ===========

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

          The Company's Board of Directors has authorized the Company to purchase up to 1,100,000 shares of the Company's Series A common stock. As of December 31, 1996, the Company had purchased and retired 961,474 shares of Series A common stock, of which 3,600 and 248,425 were purchased and retired in 1996 and 1995, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1996, 1995 and 1994 were ordinary income.

5.   NOTE PAYABLE TO BANK

          In 1994, the Company obtained an unsecured non-revolving credit facility with a bank for borrowings up to $5,000,000 for working capital purposes and general corporate purposes. In 1995, the Company renegotiated its credit facility to increase the maximum borrowings up to $7,000,000, change the credit facility from a non-revolving to a revolving credit facility and extend the maturity date to September 30, 2001. In October 1996, the Company renegotiated its credit facility further to reduce the maximum borrowings to $6,500,000, extend the conversion date to a term loan to October 1, 1997 and extend the maturity date to September 30, 2002. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% (8.50% at December 31, 1996) or the bank's LIBOR rate plus 2.25% (7.87% at December 31, 1996). Interest is payable monthly. Principal payments of $175,000 will be payable quarterly beginning on October 1, 1997. On September 30, 2002, the remaining unpaid principal and interest is due and payable.

          At December 31, 1996, the outstanding balance on the credit facility was $4,150,000. In January 1997, the Company borrowed an additional $1,350,000 on its line of credit facility.

          Under covenants of the credit facility, the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than
     1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than 1.0 to 1.0. At December 31, 1996, the Company was in compliance with the covenants of the credit facility.

                                      F3-9

6.   LEASE AGREEMENTS

          Leases relating to the Company's business park facility includes long-term non-cancelable operating leases. As of December 31, 1996, the minimum lease amounts receivable under such non-cancelable leases were as follows:

      Year           Amount
      ----         ----------
      1997         $1,005,000
      1998            528,000
      1999            331,000
      2000            121,000
      2001             47,000
      Thereafter       32,000
                   ----------
      Total        $2,064,000
                   ==========

7.   QUARTERLY RESULTS (UNAUDITED)


     The following is a summary of unaudited quarterly results of operations:

                                                          Three months ended
                                           -------------------------------------------------
                                           March 1996   June 1996    Sept. 1996   Dec. 1996
                                           ----------   ----------   ----------   ----------
Revenues                                   $2,648,000   $2,777,000   $2,864,000   $2,874,000
                                           ----------   ----------   ----------   ----------
Expenses                                    1,625,000    1,456,000    1,757,000    1,818,000
                                           ----------   ----------   ----------   ----------
Net income                                 $1,023,000   $1,321,000   $1,107,000   $1,056,000
                                           ==========   ==========   ==========   ==========
Primary earnings per share- Series A       $     0.33   $     0.44   $     0.37   $     0.31
                                           ==========   ==========   ==========   ==========
Fully diluted earnings per share-
 Series A                                  $     0.25   $     0.33   $     0.28   $     0.26
                                           ==========   ==========   ==========   ==========
                                                          Three months ended
                                           -------------------------------------------------
                                           March 1995   June 1995    Sept. 1995   Dec. 1995
                                           ----------   ----------   ----------   ----------
Revenues                                   $2,525,000   $2,614,000   $2,688,000   $2,663,000
                                           ----------   ----------   ----------   ----------
Expenses                                    1,469,000    1,356,000    1,636,000    1,863,000
                                           ----------   ----------   ----------   ----------
Net income                                 $1,056,000   $1,258,000   $1,052,000   $  800,000
                                           ==========   ==========   ==========   ==========
Primary earnings per share- Series A       $     0.32   $     0.40   $     0.33   $     0.23
                                           ==========   ==========   ==========   ==========
Fully diluted earnings per share-
 Series A                                  $     0.25   $     0.30   $     0.26   $     0.20
                                           ==========   ==========   ==========   ==========

                                     F3-10

                                                                    Appendix F-4

                      PUBLIC STORAGE PROPERTIES XIX, INC.
                              FINANCIAL STATEMENTS

                                                               Page
                                                            Reference
                                                           ------------
Report of independent auditors                                 F4-1
Balance sheets at December 31, 1996 and 1995                   F4-2

For the years ended December 31, 1996, 1995 and 1994:
     Statements of income                                      F4-3
     Statements of shareholders' equity                        F4-4
     Statements of cash flows                                  F4-5
Notes to financial statements                              F4-6 - F4-10

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Public Storage Properties XIX, Inc.

We have audited the accompanying balance sheets of Public Storage Properties XIX, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties XIX, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

February 18, 1997
Los Angeles, California

                                      F4-1

                      PUBLIC STORAGE PROPERTIES XIX, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                               1996            1995
                                           ------------    ------------
              ASSETS
              ------
Cash and cash equivalents                  $  1,232,000    $  1,296,000
Rent and other receivables                      115,000          26,000
Prepaid expenses                                113,000         286,000

Real estate facilities at cost:
  Building, land improvements and
   equipment                                 43,916,000      43,525,000
  Land                                       17,791,000      17,791,000
                                           ------------    ------------
                                             61,707,000      61,316,000

  Less accumulated depreciation             (13,640,000)    (11,887,000)
                                           ------------    ------------
                                             48,067,000      49,429,000
                                           ------------    ------------
Total assets                               $ 49,527,000    $ 51,037,000
                                           ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Accounts payable                           $    644,000    $    662,000
Dividends payable                             1,686,000       1,621,000
Advance payments from renters                   229,000         237,000

Shareholders' equity:
  Series A common, $.01 par value,
     4,342,762 shares authorized,
     3,023,371 shares issued and
     outstanding (3,091,371 shares
     issued and outstanding in 1995)             30,000          31,000
  Convertible Series B common, $.01 par
     value, 283,224 shares authorized,
     issued and outstanding                       3,000           3,000
  Convertible Series C common, $.01 par
     value, 802,466 shares authorized,
     issued and outstanding                       8,000           8,000

  Paid-in-capital                            53,652,000      54,656,000
  Cumulative net income                       7,637,000       4,690,000
  Cumulative distributions                  (14,362,000)    (10,871,000)
                                            -----------     ------------
  Total shareholders' equity                 46,968,000      48,517,000
                                            -----------     ------------
Total liabilities and shareholders'
 equity                                     $49,527,000     $51,037,000
                                            ===========     ===========

                            See accompanying notes.

                                      F4-2

                      PUBLIC STORAGE PROPERTIES XIX, INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                              1996         1995         1994
                                           ----------   ----------   ----------
REVENUES:
Rental income                              $8,452,000   $8,200,000   $7,750,000
Interest income                                36,000       47,000       24,000
                                           ----------   ----------   ----------
                                            8,488,000    8,247,000    7,774,000
                                           ----------   ----------   ----------
COSTS AND EXPENSES:

Cost of operations                          3,031,000    2,793,000    2,883,000
Management fees paid to affiliates            450,000      469,000      442,000
Depreciation                                1,841,000    2,044,000    2,257,000
Administrative                                213,000      214,000      208,000
Environmental cost                                  -      343,000            -
Interest expense                                6,000            -       18,000
                                           ----------   ----------   ----------
                                            5,541,000    5,863,000    5,808,000
                                           ----------   ----------   ----------
NET INCOME                                 $2,947,000   $2,384,000   $1,966,000
                                           ==========   ==========   ==========

Primary earnings per share-Series A        $     0.87   $     0.68   $     0.55
                                           ==========   ==========   ==========
Fully diluted earnings per share-Series A  $     0.71   $     0.56   $     0.45
                                           ==========   ==========   ==========
Dividends declared per share:
  Series A                                 $     1.05   $     1.00   $     0.66
                                           ==========   ==========   ==========
  Series B                                 $     1.05   $     1.00   $     0.66
                                           ==========   ==========   ==========
Weighted average Common shares
 outstanding:
  Primary- Series A                         3,055,821    3,140,396    3,241,888
                                           ==========   ==========   ==========
  Fully diluted- Series A                   4,141,511    4,226,086    4,327,578
                                           ==========   ==========   ==========

                            See accompanying notes.

                                      F4-3

                      PUBLIC STORAGE PROPERTIES XIX, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
                               DECEMBER 31, 1996

                                                                   Convertible              Convertible
                                          Series A                   Series B                 Series C
                                     Shares       Amount        Shares       Amount       Shares      Amount
                                   ---------      -------       -------      ------       -------     -------

Balances at December 31, 1993      3,257,071      $33,000       283,224      $3,000       802,466      $8,000

Net income
Repurchase of shares                 (55,700)      (1,000)

Cash distributions declared:
 $0.66 per share - Series A
 $0.66 per share - Series B
                                   -------------------------------------------------------------------------
Balances at December 31, 1994      3,201,371       32,000       283,224       3,000       802,466      8,000

Net income
Repurchase of shares                (110,000)      (1,000)

Cash distributions declared:
 $1.00 per share - Series A
 $1.00 per share - Series B
                                   -------------------------------------------------------------------------
Balances at December 31, 1995      3,091,371       31,000       283,224       3,000       802,466      8,000

Net income
Repurchase of shares                 (68,000)      (1,000)

Cash distributions declared:
 $1.05 per share - Series A
 $1.05 per share - Series B
                                   -------------------------------------------------------------------------
Balances at December 31, 1996      3,023,371       $30,000      283,224      $3,000       802,466     $8,000
                                   =========================================================================
                                                    Cumulative                            Total
                                     Paid-in           net           Cumulative        shareholders'
                                     Capital          income        distributions         equity
                                   -----------     -----------      -------------      ------------
Balances at December 31, 1993      $56,714,000      $  340,000       ($5,154,000)       $51,944,000

Net income                                           1,966,000                            1,966,000
Repurchase of shares                  (616,000)                                            (617,000)

Cash distributions declared:
  $0.66 per share - Series A                                          (2,129,000)        (2,129,000)
  $0.66 per share - Series B                                            (187,000)          (187,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1994       56,098,000       2,306,000        (7,470,000)        50,977,000

Net income                                           2,384,000                            2,384,000
Repurchase of shares                (1,442,000)                                          (1,443,000)

Cash distributions declared:
 $1.00 per share - Series A                                           (3,118,000)        (3,118,000)
 $1.00 per share - Series B                                             (283,000)          (283,000)
                                   ----------------------------------------------------------------

Balances at December 31, 1995       54,656,000       4,690,000       (10,871,000)        48,517,000

Net income                                           2,947,000                            2,947,000
Repurchase of shares                (1,004,000)                                          (1,005,000)

Cash distributions declared:
 $1.05 per share - Series A                                           (3,194,000)        (3,194,000)
 $1.05 per share - Series B                                             (297,000)          (297,000)
                                   ----------------------------------------------------------------
Balances at December 31, 1996      $53,652,000      $7,637,000      ($14,362,000)       $46,968,000
                                   ================================================================

                            See accompanying notes.

                                      F4-4

                      PUBLIC STORAGE PROPERTIES XIX, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1996

                                               1996           1995           1994
                                            -----------    -----------    ----------
Cash flows from operating activities:

  Net income                               $ 2,947,000    $ 2,384,000    $ 1,966,000

  Adjustments to reconcile net income to
     net cash provided by operating
      activities:

  Depreciation                               1,841,000      2,044,000      2,257,000
  (Increase) decrease in rent and
     other receivables                         (89,000)        (3,000)         1,000
  (Increase) decrease in prepaid               (34,000)         2,000         (8,000)
   expenses
  Amortization (payment) of prepaid            207,000       (207,000)             -
   management fees
  (Decrease) increase in accounts              (18,000)       421,000        (79,000)
   payable
  Decrease in advance payments from
   renters                                      (8,000)       (12,000)       (15,000)
                                           -----------    -----------     ----------
     Total adjustments                       1,899,000      2,245,000      2,156,000
                                           -----------    -----------     ----------
     Net cash provided by operating
      activities                             4,846,000      4,629,000      4,122,000
                                           -----------    -----------     ----------
Cash flows from investing activities:

  Additions to real estate facilities         (479,000)      (281,000)      (259,000)
                                           -----------    -----------     ----------
     Net cash used in investing
      activities                              (479,000)      (281,000)      (259,000)
                                           -----------    -----------     ----------

Cash flows from financing activities:

  Distributions paid to shareholders        (3,426,000)    (2,930,000)    (1,626,000)
  Payments on note payable to Bank                   -              -     (1,179,000)
  Borrowing on credit facility                 450,000              -              -
  Repayment of borrowing on credit
   facility                                   (450,000)             -              -
  Purchase of Company Series A common
   stock                                    (1,005,000)    (1,443,000)      (617,000)
                                           -----------    -----------     ----------
      Net cash used in financing
      activities                            (4,431,000)    (4,373,000)    (3,422,000)
                                           -----------    -----------     ----------
Net (decrease) increase in cash and
  cash and cash equivalents                    (64,000)       (25,000)       441,000

Cash and cash equivalents at
  the beginning of the year                  1,296,000      1,321,000        880,000
                                           -----------    -----------     ----------
Cash and cash equivalents at
  the end of the year                      $ 1,232,000    $ 1,296,000     $1,321,000
                                           ===========    ===========     ==========

                            See accompanying notes.

                                      F4-5

                      PUBLIC STORAGE PROPERTIES XIX, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.   DESCRIPTION OF BUSINESS

          Public Storage Properties XIX, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Public Storage Properties XIX, Ltd. (the "Partnership") in a reorganization transaction which was effective October 30, 1991 (the "Reorganization").

          The Company owns and operates primarily self-storage facilities and, to a lesser extent, business park facilities containing commercial or industrial spaces.

          The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999 unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation:

          Certain prior year amounts have been reclassified in order to conform with the 1996 presentation.

     Income Taxes:

          The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

     Statements of Cash Flows:

          For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company paid $6,000 and $25,000 in interest costs during 1996 and 1994, respectively.

     Real Estate Facilities:

          Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1996 and 1995 to develop primarily mini-warehouse facilities and to a lesser extent, business park facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively. Included in depreciation is depreciation of tenant improvements on the Company's business park facilities of $176,000, $416,000 and $618,000 in 1996, 1995 and 1994,
     respectively.

                                      F4-6

          In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and based on current circumstances, such adoption did not have any effect on the financial statements.

          At December 31, 1996, the basis of real estate facilities (excluding land) for Federal income tax purposes (after adjustment for accumulated depreciation of $7,879,000) is $33,751,000.

     Revenue Recognition:

          Property rents are recognized as earned.

     Net Income Per Share:

          Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

          Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders' rights to distributions out of the respective period's net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares.

     Use of Estimates:

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Environmental Cost:

          Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $343,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

                                      F4-7

3.   RELATED PARTY TRANSACTIONS

          The Company has a Management Agreement with Public Storage, Inc. ("PSI") pursuant to which PSI operates the Company's mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined). Through 1996, the Company's commercial properties were operated by Public Storage Commercial Properties Group, Inc. ("PSCPG") pursuant to a Management Agreement which provides for a fee equal to 5% of the facilities' monthly gross revenue (as defined).

          PSI has a 95% economic interest in PSCPG (represented by nonvoting preferred stock) and B. Wayne Hughes, the Company's Chief Executive Officer, and members of his family (the "Hughes Family") had a 5% economic interest in PSCPG (represented by voting common stock) until December 1996 when the Hughes Family sold its interest to Ronald L. Havner, Jr., formerly Senior Vice President and Chief Financial Officer of PSI, who became the Chief Executive Officer of PSCPG. PSCPG issued additional voting common stock to two other unaffiliated investors.

          In January 1997, American Office Park Properties, L.P. ("AOPPLP") became the operator of the Company's commercial properties pursuant to the Management Agreement. AOPPLP is an operating partnership formed to own and operate business parks in which PSI has an approximate 85% economic interest. The general partner of AOPPLP is PSCPG, now known as American Office Park Properties, Inc.

          Each Management Agreement, as amended in February 1995, provides that the agreement will expire in February 2002 provided that in February of each year it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. Each Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

          In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $207,000. The amount has been expensed as management fees paid to affiliate during 1996.

4.   SHAREHOLDERS' EQUITY

          Series A shares are entitled to all distributions of cash from sale or refinancing and participate ratably with the Convertible Series B shares in distributions of cash flow from operations. The Convertible Series C shares (prior to conversion into Series A shares) will not participate in any distributions.

                                      F4-8

          The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals
     (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $13,183,000 with respect to the Series A shares.
     Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $47,284,000 in additional distributions with respect to the Series A shares have been made. Such amount exceeds the balance in shareholders' equity at December 31, 1996.

          Assuming liquidation of the Company at its net book value at December 31, 1996 and 1995, each Series of common shares would receive the following as a liquidating distribution:

                             1996          1995
                          -----------   -----------
Series A                  $46,957,000   $48,506,000
Convertible Series B            3,000         3,000
Convertible Series C            8,000         8,000
                          -----------   -----------
Total                     $46,968,000   $48,517,000
                          ===========   ===========

          The Series A shares, Convertible Series B shares and Convertible Series C shares have equal voting rights. The holders of the Convertible Series B and Convertible Series C shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

          The Company's Board of Directors has authorized the Company to purchase up to 500,000 shares of the Company's Series A common stock. As of December 31, 1996, the Company had purchased and retired 233,700 shares of Series A stock, of which 68,000 and 110,000 were purchased and retired in 1996 and 1995, respectively.

          For Federal income tax purposes, all distributions declared by the Board of Directors in 1996, 1995 and 1994 were ordinary income.

5.   NOTE PAYABLE TO BANK

          The Company has an unsecured revolving credit facility with a bank for borrowings up to $6,000,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%, will convert to a term loan on April 1, 1997. Interest is payable monthly until maturity. Principal will be payable quarterly beginning on April 1, 1997. On January 1, 2002, the remaining unpaid principal and interest is due and payable.

          During the first quarter of 1996, the Company borrowed and repaid $450,000 on its line of credit facility. At December 31, 1996, there was no outstanding balance on the credit facility.

                                      F4-9

          Under covenants of the credit facility, the Company is (1) required to maintain a ratio of debt to net worth (as defined) of not more than .5 to 1.0, (2) required to maintain a REIT cash flow coverage ratio (as defined) measured on a year-to-date basis for each fiscal quarter of not less than
     1.2 to 1.0 and (3) required to maintain a dividend cash flow coverage ratio (as defined) measured on a year- to-date basis for each fiscal quarter of not less than 1.0 to 1.0.

6.   QUARTERLY RESULTS (UNAUDITED)

          The following is a summary of unaudited quarterly results of operations:

                                                          Three months ended
                                           -------------------------------------------------
                                           March 1996   June 1996    Sept. 1996   Dec. 1996
                                           ----------   ----------   ----------   ----------
Revenues                                   $2,045,000   $2,121,000   $2,157,000   $2,165,000
                                           ----------   ----------   ----------   ----------
Expenses                                    1,375,000    1,363,000    1,358,000    1,445,000
                                           ----------   ----------   ----------   ----------
Net income                                 $  670,000   $  758,000   $  799,000   $  720,000
                                           ==========   ==========   ==========   ==========
Primary earnings per share- Series A       $     0.20   $     0.23   $     0.25   $     0.19
                                           ==========   ==========   ==========   ==========
Fully diluted earnings per share-
 Series A                                  $     0.16   $     0.18   $     0.20   $     0.17
                                           ==========   ==========   ==========   ==========
                                                           Three months ended
                                           -------------------------------------------------
                                           March 1995   June 1995    Sept. 1995   Dec. 1995
                                           ----------   ----------   ----------   ----------
Revenues                                   $1,997,000   $2,051,000   $2,116,000   $2,083,000
                                           ----------   ----------   ----------   ----------
Expenses                                    1,442,000    1,410,000    1,272,000    1,739,000
                                           ----------   ----------   ----------   ----------
Net income                                 $  555,000   $  641,000   $  844,000   $  344,000
                                           ==========   ==========   ==========   ==========
Primary earnings per share- Series A       $     0.16   $     0.19   $     0.25   $     0.08
                                           ==========   ==========   ==========   ==========
Fully diluted earnings per share-
 Series A                                  $     0.13   $     0.15   $     0.20   $     0.08
                                           ==========   ==========   ==========   ==========

                                     F4-10

                                                                    Appendix G-1
                      PUBLIC STORAGE PROPERTIES XVI, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
----------------------

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.  Net
     ---------------------------------------------------------------------
income in 1996 was $5,245,000 compared to $4,296,000 in 1995, representing an increase of $949,000 or 22%. Net income per fully diluted series a share was $1.23 in 1996 compared to $0.98 in 1995, representing an increase of $0.25 or 25% per share. These increases are primarily due to an increase in property net operating income combined with the favorable impact of comparing to expenses for 1995 which included a non-recurring charge for environmental assessments and provision for future remediation costs.

     During 1996, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $513,000 or 10% from $4,963,000 in 1995 to $5,476,000 in 1996. This increase is primarily attributable to an increase in rental income at the Company's mini-warehouse and business park facilities combined with a decrease in cost of operations.

     Rental income for the mini-warehouse operations increased $462,000 or 5% from $8,915,000 in 1995 to $9,377,000 in 1996. Cost of operations (including management fees paid to an affiliate of the Company) decreased $12,000 from $3,074,000 in 1995 to $3,062,000 in 1996. The results of these changes was an increase in property net operating income before depreciation expense of $474,000 from $5,841,000 in 1995 to $6,315,000 in 1996. The increase in rental income is primarily due to increased rental rates at all of the Company's mini-warehouse facilities. Approximately 65% of the increase in rental income was generated by the Company's California and Washington properties as a result of increased rental rates. The decrease in cost of operations is mainly due to a decrease in property taxes offset by increases in payroll, repairs and maintenance and advertising costs. The increase in repairs and maintenance is primarily attributable to increases in snow removal and landscaping costs. Snow removal costs increased as a result of higher than normal snow levels experienced at the Company's facilities located in the eastern states. Property taxes decreased mainly due to actual bills paid being less than amounts estimated in prior years at the Company's San Jose, California property.

     Property net operating income before depreciation expense with respect to the Company's business park facilities increased by $31,000 or 4% from $847,000 in 1995 to $878,000 in 1996. This increase is primarily due to an increase in rental income caused by increased rental rates combined with a decrease in cost of operations at the Company's San Diego, California business park facility primarily as a result of receiving a property tax refund of $31,000 on behalf of that facility in November 1996.

     Weighted average occupancy levels were 91% for the mini-warehouse facilities and 97% for the business park facilities in 1996 compared to 89% for the mini-warehouse facilities and 99% for the business park facilities in 1995.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. In 1996, the Company expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the statements of income. As a result of the prepayment, the Company saved approximately $54,000 in management fees, based on the management fees that would have been payable on rental income generated in 1996 compared to the amount prepaid.

                                      G1-1

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $4,296,000 compared to $4,040,000 in 1994, representing an increase of $256,000 or 6%. Net income per fully diluted series a share was $0.98 in 1995 compared to $0.89 in 1994, representing an increase of $0.09 or 10% per share. These increases are primarily due to an increase in property net operating income combined with a decrease in administrative expense and offset by environmental cost incurred in 1995. Net income per share in 1995 also benefited by the reduction in the number of series A shares outstanding due to the company's repurchase of series a shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $622,000 from $4,341,000 in 1994 to $4,963,000 in 1995. This increase is primarily attributable to an increase in rental income at the Company's mini-warehouse and business park facilities partially offset by an increase in cost of operations.

     Rental income for the mini-warehouse operations increased $513,000 or 6% from $8,402,000 in 1994 to $8,915,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $121,000 or 4% from $2,953,000 in 1994 to $3,074,000 in 1995. The increase in rental income is primarily due to increases in rental rates and occupancy levels at a majority of the Company's mini-warehouse facilities. The increase in cost of operations is mainly due to increases in payroll, property taxes and management fees paid to an affiliate. Approximately 38% of the improvement in property operations has come from the Company's three facilities in Washington, where rental rates and occupancy levels have increased, 5% and 6%, respectively.

     Property net operating income before depreciation expense with respect to the Company's business park facilities increased by $134,000 or 19% from $713,000 in 1994 to $847,000 in 1995. This increase is primarily due to an increase in rental income caused by increased occupancy levels and rental rates combined with a decrease in operating expenses at the Company's San Diego, California business park facility. Operating expenses at this facility decreased as a result of receiving a property tax refund of approximately $25,000 for the San Diego facility.

     Depreciation expense decreased $96,000 from 1994 to 1995 due to a decrease in tenant improvements expensed at the Company's business park facilities.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $405,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels were 89% for the mini-warehouse facilities and 99% for the business park facilities in 1995 compared to 87% for the mini-warehouse facilities and 93% for the business park facilities in 1994.

                                      G1-2

MINI-WAREHOUSE OPERATING TRENDS.
--------------------------------

     The following table illustrates the operating trends for the Company's 20 mini-warehouses:

                                            Years ended December 31,
                                           ---------------------------
                                            1996      1995      1994
                                            ------    ------    ------
Weighted average occupancy level               91%       89%       87%

Realized monthly rent per occupied
 square foot (1)                            $ .68     $ .65     $ .64

Operating margin (2)
  Before reduction for depreciation
   expense                                     67%       66%       65%

  After reduction for depreciation
   expense                                     54%       51%       50%

-------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

LIQUIDITY AND CAPITAL RESOURCES.
-------------------------------

     Capital structure.  The Company's financial profile has been characterized
     -----------------
by increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation) reflects the cash generated from the Company's business before distributions to shareholders and capital expenditures. Net cash provided by operating activities has increased over the past years from $5,876,000 in 1994 to $7,060,000 in 1996.

     FFO is defined by the Company, consistent with the definition of FFO by the National Association of Real Estate Investment Trusts (NAREIT), as net income
(loss) (computed in accordance with generally accepted accounting principles) before depreciation and extraordinary or non-recurring items. FFO for the years ended December 31, 1996 and 1995 was $6,963,000 and $6,427,000, respectively. FFO is presented because the Company, as well as many industry analysts, consider FFO to be one measure of the performance of the Company, i.e., one that generally reflects changes in the Company's net operating income. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for the Company's cash flow or net income, as a measure of the Company's liquidity or operating performance or ability to pay distributions. Furthermore, the NAREIT definition of FFO does not address the treatment of certain items and all REITs do not treat items the same way in computing FFO. Accordingly, comparisons of levels of FFO among REITs may not necessarily be meaningful.

                                      G1-3

     In January 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $5,000,000. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%, will convert to a term loan on January 1, 1998. Interest is payable monthly until maturity. Principal will be payable quarterly beginning on January 1, 1998. On October 1, 2001, the remaining unpaid principal and interest is due and payable. As of December 31, 1996, there was no outstanding balance on the credit facility.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to pay distributions to shareholders and repurchase its stock.

                                                    Years ended December 31,
                                               1996           1995           1994
                                           -----------    -----------    -----------
Net income                                 $ 5,245,000    $ 4,296,000    $ 4,040,000
Environmental cost                                   -        405,000              -
Depreciation                                 1,718,000      1,726,000      1,822,000
                                           -----------    -----------    -----------
Funds from operations
  (Net cash provided by operating
   activities before changes in
   working capital components)               6,963,000      6,427,000      5,862,000
Capital improvements to maintain
 facilities                                   (461,000)      (258,000)      (377,000)
                                           -----------    -----------    -----------
Funds available for distributions to
  shareholders  and repurchase of stock      6,502,000      6,169,000      5,485,000
Cash distributions to shareholders          (3,623,000)    (3,756,000)    (3,931,000)
                                           -----------    -----------    -----------
Excess funds available for repurchase of
  stock and cash distributions to
   shareholders                            $ 2,879,000    $ 2,413,000    $ 1,554,000
                                           ===========    ===========    ===========

     The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements and distributions to shareholders. For 1997, the Company anticipates expending approximately $2,530,000 for capital improvements. During 1995, the Company's property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities managed by it. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. The vast majority of the costs associated with these enhancements were incurred in 1995 and 1996. Included in the 1997 capital improvement budget is $1,700,000 in costs expected to be incurred on the expansion of the Company's Lombard, Illinois mini-warehouse facility.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     On November 12, 1996, the Company's Board of Directors declared a regular quarterly distribution per share of $0.27. In addition, consistent with the Company's REIT distribution requirements, the Company's Board of Directors declared a special distribution of $0.32 per share. The distributions are payable on January 15, 1997 to shareholders of record on December 31, 1996.

                                      G1-4

     In April 1995, the Company borrowed $500,000 from an affiliate for working capital purposes. This advance, which was repaid in May 1995, bore interest at the prime rate plus .25%. Interest expense of $4,000 was charged to income in 1995 with respect to this advance.

     In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $315,000. The amount has been expensed as management fees paid to affiliate during 1996.

     The bylaws of the Company provide that during 1998, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

DISTRIBUTIONS
-------------

     The Company has established a conservative distribution policy. The aggregate amount of dividends paid or accrued to the shareholders in each year since inception of the Company were as follows:

             Series A      Series B       Total
            -----------   ----------   -----------
  1985      $   110,000   $   10,000   $   120,000
  1986        1,424,000      125,000     1,549,000
  1987        1,495,000      130,000     1,625,000
  1988        1,495,000      130,000     1,625,000
  1989        2,242,000      195,000     2,437,000
  1990        2,851,000      248,000     3,099,000
  1991        4,009,000      349,000     4,358,000
  1992        3,590,000      322,000     3,912,000
  1993        3,673,000      344,000     4,017,000
  1994        3,533,000      351,000     3,884,000
  1995        3,372,000      351,000     3,723,000
  1996        4,186,000      456,000     4,642,000
            -----------   ----------   -----------
 Totals     $31,980,000   $3,011,000   $34,991,000
            ===========   ==========   ===========

                                      G1-5

     The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $31,980,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $27,267,000 in additional distributions with respect to the Series A shares have been made.

REIT DISTRIBUTION REQUIREMENT
-----------------------------

     The Company has elected and intends to continue to qualify as REIT for Federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing the Company's tax return. Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. The Company has satisfied the REIT distribution requirement for 1994, 1995 and 1996 by attributing distributions in 1995, 1996 and 1997 to the prior year's taxable income. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results (taxable income) and the level of distributions as determined by the Board of Directors. The primary difference between book income and taxable income is depreciation expense. In 1996, the Company's Federal tax depreciation was $1,701,000.

     The Company's Board of Directors has authorized the Company to purchase up to 1,000,000 shares of Series A common stock. As of December 31, 1996, the Company had purchased and retired 775,026 shares of Series A common stock.

                                      G1-6

                                                                    Appendix G-2

                      PUBLIC STORAGE PROPERTIES XVII, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
----------------------

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.  Net
     ---------------------------------------------------------------------
income in 1996 was $4,148,000 compared to $3,985,000 in 1995, representing an $1.03 in 1996 compared to $0.95 in 1995, representing an increase of $.08 or 8% per share. These increases are primarily due to an increase in property net operating income partially offset by an increase in interest expense and combined with the favorable impact of comparing to expenses for 1995 which included a non-recurring charge for environmental assessments and provision for future remediation costs.

     During 1996, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $96,000 from $4,770,000 in 1995 to $4,866,000 in 1996. This increase is primarily attributable to an increase in rental income at both the Company's mini-warehouse and business park facilities combined with a decrease in depreciation expense and offset by an increase in cost of operations.

     Rental income for the mini-warehouse operations increased $247,000 or 3% from $8,224,000 in 1995 to $8,471,000 in 1996. Cost of operations (including management fees paid to an affiliate of the Company) increased $233,000 or 9% from $2,713,000 in 1995 to $2,946,000 in 1996. The results of these changes was a slight increase in property net operating income before depreciation expense of $14,000 from $5,511,000 in 1995 to $5,525,000 in 1996. The increase in rental income is primarily attributable to increases in occupancy levels and rental rates at a majority of the Company's facilities. The Company's Colorado and California properties contributed 48% to the increase in rental income as a result of increased rental rates at all of the properties located in those two states. The increase in cost of operations is mainly due to increases in payroll, repairs and maintenance, advertising and property tax expense. Repairs and maintenance costs increased primarily due to increases in snow removal costs due to higher than normal snow levels experienced at the Company's facilities located in the eastern states as well as various other costs such as landscaping and painting. Property taxes increased due to an increase in the property tax rate at the Company's Wheatridge, Colorado property.

     Property net operating income before depreciation expense with respect to the Company's business park facilities increased by $12,000 or 1% from $1,306,000 in 1995 to $1,318,000 in 1996. This increase is primarily due to an increase in rental income offset by an increase in cost of operations. Rental income increased as a result of increases in rental rates at the Company's Fairfax, Virginia and San Diego, California facilities. Cost of operations increased mainly due to increases in property taxes and repairs and maintenance costs. The increase in property taxes is primarily attributable to a one-time tax refund received in 1995 at the Company's San Diego, California facility.

     Weighted average occupancy levels were 90% for the mini-warehouse facilities and 92% for the business park facilities in 1996 compared to 88% for the mini-warehouse facilities and 92% for the business park facilities in 1995.

                                      G2-1

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. In 1996, the Company expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the statements of income. As a result of the prepayment, the Company saved approximately $38,000 in management fees, based on the management fees that would have been payable on rental income generated in 1996 compared to the amount prepaid.

     Interest expense on the Company's credit facility increased $138,000 from $328,000 in 1995 to $466,000 in 1996. This increase is due to a higher outstanding loan balance in 1996 over 1995.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $3,985,000 compared to $4,204,000 in 1994, representing a decrease of $219,000 or 5%. Net income per fully diluted series a share was $0.95 in 1995 compared to $0.91 in 1994, representing an increase of $.04 or 4% per share. The decrease in net income is primarily due to an increase in interest expense combined with environmental cost incurred in 1995 offset by an increase in property net operating income. Net income per share increased due to the reduction in the number of series a shares outstanding as a result of the company's repurchase of series a shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $294,000 from $4,476,000 in 1994 to $4,770,000 in 1995. This increase is primarily attributable to an increase in rental income at both the Company's mini-warehouse and business park facilities and a decrease in depreciation expense.

     Rental income for the mini-warehouse operations increased $251,000 or 3% from $7,973,000 in 1994 to $8,224,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $109,000 or 4% from $2,604,000 in 1994 to $2,713,000 in 1995. The increase in rental income is primarily due to increases in rental rates at a majority of the Company's facilities. Rental income at the Company's two Colorado facilities increased $56,000 or 5% and revenues at the Company's three California facilities increased $49,000, also 5%. The increase in cost of operations is mainly due to increases in payroll, property taxes and management fees paid to an affiliate. Payroll increased due to an increase in incentive payroll attributable to an increase in property net operating income. Property taxes increased due to actual bills paid being more than amounts estimated in 1994. Due to an increase in rental income, management fees increased.

     Property net operating income before depreciation expense with respect to the Company's business park facilities increased by $12,000 or 1% from $1,294,000 in 1994 to $1,306,000 in 1995. This increase is primarily due to an increase in rental income caused by an increase in rental rates. Rental rates increased primarily at the Company's Fairfax, Virginia facility due to increases in the value of leases signed by new tenants.

     Depreciation expense decreased $140,000 from 1994 to 1995 partially due to a decrease in tenant improvement write-offs.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $186,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

                                      G2-2

     Weighted average occupancy levels were 88% for the mini-warehouse facilities and 92% for the business park facilities in 1995 compared to 88% for the mini-warehouse facilities and 97% for the business park facilities in 1994.

MINI-WAREHOUSE OPERATING TRENDS.
--------------------------------

     The following table illustrates the operating trends for the Company's 16 mini-warehouses:

                                             Years ended December 31,
                                            --------------------------
                                             1996      1995      1994
                                            ------    ------    ------
Weighted average occupancy level               90%       88%       88%
Realized monthly rent per occupied
 square foot (1)                            $ .70     $ .69     $ .67
Operating margin (2)
  Before reduction for depreciation            65%       67%       67%
   expense
  After reduction for depreciation             49%       51%       47%
   expense

-------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------

     Capital structure.  The Company's financial profile has been characterized
     -----------------
by a low level of debt to total capitalization and increasing cash provided by operating activities.

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and funds from operations ("FFO").

     Net cash provided by operating activities (net income plus depreciation) reflects the cash generated from the Company's business before distributions to shareholders and capital expenditures. Net cash provided by operating activities has increased from $6,019,000 in 1995 to $6,286,000 in 1996.

                                      G2-3

     FFO is defined by the Company, consistent with the definition of FFO by the National Association of Real Estate Investment Trusts (NAREIT), as net income
(loss) (computed in accordance with generally accepted accounting principles) before depreciation and extraordinary or non-recurring items. FFO for the years ended December 31, 1996 and 1995 was $6,125,000 and $6,218,000, respectively. FFO is presented because the Company, as well as many industry analysts, consider FFO to be one measure of the performance of the Company, i.e., one that generally reflects changes in the Company's net operating income. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for the Company's cash flow or net income, as a measure of the Company's liquidity or operating performance or ability to pay distributions. Furthermore, the NAREIT definition of FFO does not address the treatment of certain items and all REITs do not treat items the same way in computing FFO. Accordingly, comparisons of levels of FFO among REITs may not necessarily be meaningful.

     The Company has an unsecured revolving credit facility with a bank for borrowings up to $7,500,000 for working capital purposes and general corporate purposes. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% (8.50% at December 31, 1996) or the bank's LIBOR rate plus 2.25% (7.87% at December 31,
1996). The average interest rate on the Company's credit facility during 1996 was approximately 8.15%. Principal will be payable quarterly beginning on April 1, 1997 and interest is payable monthly until maturity. On January 1, 2002, the remaining unpaid principal and interest is due and payable. At December 31, 1996, the outstanding balance on the credit facility was $4,650,000. In January 1997, the Company borrowed an additional $1,100,000 on its line of credit facility.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to pay distributions to shareholders and repurchase its stock.

                                                    Years ended December 31,
                                           -----------------------------------------
                                              1996           1995           1994
                                           -----------    -----------    -----------
Net income                                 $ 4,148,000    $ 3,985,000    $ 4,204,000
Environmental cost                                   -        186,000              -
Depreciation                                 1,977,000      2,047,000      2,187,000
                                           -----------    -----------    -----------
Funds from operations
  (Net cash provided by operating
   activities before changes in
working capital components)                  6,125,000      6,218,000      6,391,000
Capital improvements to maintain
 facilities                                 (1,028,000)      (534,000)      (266,000)
                                           -----------    -----------    -----------
Funds available for distributions to
  shareholders and repurchase of stock       5,097,000      5,684,000      6,125,000
Cash distributions to shareholders          (4,408,000)    (4,021,000)    (3,980,000)
                                           -----------    -----------    -----------
Excess funds available for
  principal payments, cash
   distributions to
  shareholders and repurchase of stock     $   689,000    $ 1,663,000    $ 2,145,000
                                           ===========    ===========    ===========

                                      G2-4

     The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements, debt service requirements and distributions to shareholders. For 1997, the Company anticipates expending approximately $785,000 for capital improvements. During 1995, the Company's property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities managed by it. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. The vast majority of the costs associated with these enhancements were incurred in 1995 and 1996.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     On November 12, 1996, the Company's Board of Directors declared a regular quarterly distribution per share of $0.31. In addition, consistent with the Company's REIT distribution requirements, the Company's Board of Directors declared a special distribution of $0.15 per share. The distributions are payable on January 15, 1997 to shareholders of record on December 31, 1996.

     In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $298,000. The amount has been expensed as management fees paid to affiliate during 1996.

     The bylaws of the Company provide that during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

DISTRIBUTIONS
-------------

     The Company has established a conservative distribution policy. The aggregate amount of dividends paid or accrued to the shareholders in each year since inception of the Company were as follows:

                Series A      Series B       Total
               -----------   ----------   -----------
    1986       $   902,000   $   79,000   $   981,000
    1987         1,495,000      131,000     1,626,000
    1988         1,495,000      129,000     1,624,000
    1989         2,242,000      195,000     2,437,000
    1990         2,242,000      195,000     2,437,000
    1991         2,239,000      195,000     2,434,000
    1992         2,787,000      250,000     3,037,000
    1993         3,747,000      299,000     4,046,000
    1994         3,604,000      351,000     3,955,000
    1995         4,029,000      455,000     4,484,000
    1996         3,860,000      452,000     4,312,000
               -----------   ----------   -----------
   Totals      $28,642,000   $2,731,000   $31,373,000
               ===========   ==========   ===========

                                      G2-5

     The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $28,642,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $26,878,000 in additional distributions with respect to the Series A shares have been made.

REIT DISTRIBUTION REQUIREMENT
-----------------------------

     The Company has elected and intends to continue to qualify as REIT for Federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing the Company's tax return. Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. The Company has satisfied the REIT distribution requirement for 1994, 1995 and 1996 by attributing distributions in 1995, 1996 and 1997 to the prior year's taxable income. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results (taxable income) and the level of distributions as determined by the Board of Directors. The primary difference between book income and taxable income is depreciation expense. In 1996, the Company's Federal tax depreciation was $1,459,000.

     The Company's Board of Directors has authorized the Company to purchase up to 1,300,000 shares of Series A common stock. As of December 31, 1996, the Company had purchased and retired 961,351 shares of Series A common stock.

                                      G2-6

                                                                    Appendix G-3

                      PUBLIC STORAGE PROPERTIES XVIII INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
----------------------

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.  Net
     ---------------------------------------------------------------------
income in 1996 was $4,507,000 compared to $4,166,000 in 1995, representing an increase of $341,000 or 8%. Net income per fully diluted series a share was $1.12 in 1996 compared to $1.01 in 1995, representing an increase of $.11 or 11% per share. These increases are primarily due to an increase in property net operating income partially offset by an increase in interest expense and combined with the favorable impact of comparing to expenses for 1995 which included a non-recurring charge for environmental assessments and provision for future remediation costs.

     During 1996, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $260,000 from $4,985,000 in 1995 to $5,245,000 in 1996. This increase is primarily attributable to an increase in rental income at the Company's facilities offset by an increase in cost of operations.

     Rental income for the mini-warehouse operations increased $560,000 or 6% from $9,272,000 in 1995 to $9,832,000 in 1996. Cost of operations (including management fees paid to an affiliate of the Company) increased $409,000 or 13% from $3,136,000 in 1995 to $3,545,000 in 1996. The results of these changes was a net increase in property net operating income before depreciation expense of $151,000 or 2% from $6,136,000 in 1995 to $6,287,000 in 1996. The increase in rental income is mainly attributable to increases in occupancy levels and rental rates at a majority of the Company's properties. The increase in cost of operations is primarily due to increases in repairs and maintenance, advertising and property tax expense. Repairs and maintenance increased primarily due to an increase in snow removal and landscaping costs. The increase in snow removal costs is due to the higher than normal snow levels experienced at the Company's mini-warehouse properties located in the eastern states. Property taxes increased due primarily to one-time property tax refunds received in 1995 from appealing prior year tax assessments at the Company's Pelham Manor, New York and Inglewood, California properties.

     Property net operating income before depreciation expense with respect to the Company's San Diego, California business park facility increased by $95,000 or 17% from $551,000 in 1995 to $646,000 in 1996. This increase is primarily due to an increase in rental income offset by an increase in cost of operations. Rental income increased as a result of increases in occupancy levels and rental rates. Cost of operations increased primarily due to increases in utilities and property taxes offset by decreases in payroll and repairs and maintenance costs. Utilities increased as a result of increased occupancy. Property taxes increased primarily due to a one-time property tax refund received at the Company's facility in 1995.

     Weighted average occupancy levels were 89% for the mini-warehouse facilities and 92% for the business park facility in 1996 compared to 87% for the mini-warehouse facilities and the business park facility in 1995.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. In 1996, the Company expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the statements of income. As a result of the prepayment, the Company saved approximately $58,000 in management fees, based on the management fees that would have been payable on rental income generated in 1996 compared to the amount prepaid.

                                      G3-1

     Interest expense on the Company's credit facility increased $62,000 from $410,000 in 1995 to $472,000 in 1996. This increase is due to a higher outstanding loan balance in 1996 over 1995.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $4,166,000 compared to $4,205,000 in 1994, representing a decrease of $39,000 or 1%. This decrease is primarily due to an increase in interest expense on the company's credit facility in 1995 compared to 1994 and environmental costs incurred on the company's properties in the fourth quarter of 1995 (see discussion below). However, net income per fully diluted series a share was $1.01 in 1995 compared to $.92 in 1994, representing an increase of $.09 or 10% per share. The increase in net income per share in 1995 benefited by the reduction in the number of series a shares outstanding due to the company's repurchase of series a shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $459,000 from $4,526,000 in 1994 to $4,985,000 in 1995. This increase is attributable to an increase in rental income at the Company's mini-warehouse and business park operations.

     Rental income for the mini-warehouse operations increased $529,000 or 6% from $8,743,000 in 1994 to $9,272,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) decreased $28,000 or 1% from $3,164,000 in 1994 to $3,136,000 in 1995. The results of these changes were a net increase in property net operating income before depreciation expense of $557,000 or 10% from $5,579,000 in 1994 to $6,136,000 in 1995. The increase in rental income is mainly attributable to an increase in occupancy levels and rental rates at a majority of the Company's properties. The decrease in cost of operations is primarily due to a decrease in property tax expense offset by an increase in payroll costs. The decrease in property taxes is mainly attributable to a one-time tax refund received from appealing prior year assessments on the Company's Pelham Manor, New York property.

     Property net operating income before depreciation expense with respect to the Company's business park facility decreased by $36,000 or 6% from $587,000 in 1994 to $551,000 in 1995. This decrease is primarily due to an increase in cost of operations offset by an increase in rental income as a result of an increase in rental rates. The increase in cost of operations is due to an increase in payroll costs and repairs and maintenance offset by a decrease in property tax expense. The increase in repairs and maintenance is mainly in janitorial costs.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $123,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels were 87% for the mini-warehouse facilities and the business park facility in 1995 compared to 84% for the mini-warehouse facilities and 88% for the business park facility in 1994.

     Interest expense on the Company's credit facility increased $379,000 from $31,000 in 1994 to $410,000 in 1995. This increase is due to a higher outstanding loan balance in 1995 compared to 1994.

                                      G3-2

MINI-WAREHOUSE OPERATING TRENDS.
--------------------------------

     The following table illustrates the operating trends for the Company's 17 mini-warehouses:

                                            Years ended December 31,
                                            -------------------------
                                            1996      1995      1994
                                            -----     -----     -----
Weighted average occupancy level               89%       87%       84%
Realized monthly rent per occupied
 square foot (1)                            $ .87     $ .84     $ .83
Operating margin: (2)
  Before reduction for depreciation
   expense                                     64%       66%       64%
  After reduction for depreciation
   expense                                     50%       52%       49%

-------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------


     Capital structure.  The Company's financial profile has been characterized
     -----------------
by a low level of debt to total capitalization, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation) reflects the cash generated from the Company's business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities has increased over the past years from $5,766,000 in 1994 to $6,418,000 in 1996.

     FFO is defined by the Company, consistent with the definition of FFO by the National Association of Real Estate Investment Trusts (NAREIT), as net income
(loss) (computed in accordance with generally accepted accounting principles) before depreciation and extraordinary or non-recurring items. FFO for the years ended December 31, 1996 and 1995 was $6,194,000 and $5,990,000, respectively. FFO is presented because the Company, as well as many industry analysts, consider FFO to be one measure of the performance of the Company, i.e., one that generally reflects changes in the Company's net operating income. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for the Company's cash flow or net income, as a measure of the Company's liquidity or operating performance or ability to pay distributions. Furthermore, the NAREIT definition of FFO does not address the treatment of certain items and all REITs do not treat items the same way in computing FFO. Accordingly, comparisons of levels of FFO among REITs may not necessarily be meaningful.

                                      G3-3

     In 1994, the Company obtained an unsecured non-revolving credit facility with a bank for borrowings up to $5,000,000 for working capital purposes and general corporate purposes. In 1995, the Company renegotiated its credit facility to increase the maximum borrowings up to $7,000,000, change the credit facility from a non-revolving to a revolving credit facility and extend the maturity date to September 30, 2001. In October 1996, the Company renegotiated its credit facility further to reduce the maximum borrowings to $6,500,000, extend the conversion date to a term loan to October 1, 1997 and extend the maturity date to September 30, 2002. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% (8.50% at December 31, 1996) or the bank's LIBOR rate plus 2.25% (7.87% at December 31, 1996). The average interest rate on the Company's credit facility during 1996 was approximately 8.15%. Interest is payable monthly. Principal will be payable quarterly beginning on October 1, 1997. On September 30, 2002, the remaining unpaid principal and interest is due and payable. At December 31, 1996, the outstanding balance on the credit facility was $4,150,000. In January 1997, the Company borrowed an additional $1,350,000 on its line of credit facility.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to pay distributions to shareholders and repurchase its stock.

                                                    Years ended December 31,
                                           -----------------------------------------
                                               1996           1995           1994
                                           -----------    -----------    -----------
Net income                                 $ 4,507,000    $ 4,166,000    $ 4,205,000
Depreciation                                 1,687,000      1,701,000      1,639,000
Environmental cost                                   -        123,000              -
                                           -----------    -----------    -----------
Funds from operations
  (Net cash provided by operating
   activities before changes in
   working capital components)               6,194,000      5,990,000      5,844,000
Capital improvements to maintain
 facilities                                   (470,000)      (361,000)      (171,000)
                                           -----------    -----------    -----------
Funds available for distributions to
  shareholders and repurchase of stock       5,724,000      5,629,000      5,673,000
Cash distributions to shareholders          (4,467,000)    (3,789,000)    (3,635,000)
                                           -----------    -----------    -----------
Excess funds available for principal
 payments, cash distributions to
 shareholders and repurchase of stock      $ 1,257,000    $ 1,840,000    $ 2,038,000
                                           ===========    ===========    ===========

     The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements, debt service requirements and distributions to shareholders. For 1997, the Company anticipates expending approximately $484,000 for capital improvements. During 1995, the Company's property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities operated by it. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. The vast majority of the costs associated with these enhancements were incurred in 1995 and 1996.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

                                      G3-4

     On November 12, 1996, the Company's Board of Directors declared a regular quarterly distribution per share of $0.30. In addition, consistent with the Company's REIT distribution requirements, the Company's Board of Directors declared a special distribution of $0.25 per share. The distributions are payable on January 15, 1997 to shareholders of record on December 31, 1996.

     In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $329,000. The amount has been expensed as management fees paid to affiliate during 1996.

     The bylaws of the Company provide that during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

DISTRIBUTIONS
-------------

     The Company has established a conservative distribution policy. The aggregate amount of dividends paid or accrued to the shareholders in each year since inception of the Company were as follows:

            Series A      Series B       Total
           -----------   ----------   -----------
  1986     $    86,000   $    7,000   $    93,000
  1987         652,000       56,000       708,000
  1988         749,000       64,000       813,000
  1989       1,028,000       91,000     1,119,000
  1990       1,870,000      162,000     2,032,000
  1991       2,602,000      228,000     2,830,000
  1992       2,686,000      237,000     2,923,000
  1993       2,964,000      267,000     3,231,000
  1994       3,392,000      335,000     3,727,000
  1995       4,065,000      462,000     4,527,000
  1996       4,023,000      473,000     4,496,000
           -----------   ----------   -----------
 Total     $24,117,000   $2,382,000   $26,499,000
           ===========   ==========   ===========

                                      G3-5

     The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $24,117,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $31,401,000 in additional distributions with respect to the Series A shares have been made.

REIT DISTRIBUTION REQUIREMENT
-----------------------------

     The Company has elected and intends to continue to qualify as REIT for Federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing the Company's tax return. Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. The Company has satisfied the REIT distribution requirement for 1994, 1995 and 1996 by attributing distributions in 1995, 1996 and 1997 to the prior year's taxable income. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results (taxable income) and the level of distributions as determined by the Board of Directors. The primary difference between book income and taxable income is depreciation expense. In 1996, the Company's Federal tax depreciation was $1,199,000.

The Company's Board of Directors has authorized the Company to purchase up to 1,100,000 shares of Series A common stock. As of December 31, 1996, the Company had purchased and retired 961,474 shares of Series A common stock.

                                      G3-6

                                                                    Appendix G-4

                       PUBLIC STORAGE PROPERTIES XIX INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
----------------------

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.  Net
     ---------------------------------------------------------------------
income in 1996 was $2,947,000 compared to $2,384,000 in 1995, representing an increase of $563,000 or 24%. Net income per fully diluted series a share was $.71 in 1996 compared to $.56 in 1995, representing an increase of $.15 or 27% per share. These increases are primarily due to an increase in property net operating income combined with the favorable impact of comparing to expenses for 1995 which included a non-recurring charge for environmental assessments and provision for future remediation costs.

     During 1996, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $236,000 from $2,894,000 in 1995 to $3,130,000 in 1996. This increase is attributable to an increase in rental income at both the Company's mini-warehouse and business park operations combined with a decrease in the Company's depreciation expense of $203,000 from $2,044,000 in 1995 to $1,841,000 in 1996 due to certain assets being fully depreciated.

     Rental income for the mini-warehouse operations increased $198,000 or 3% from $5,889,000 in 1995 to $6,087,000 in 1996. Cost of operations (including management fees paid to an affiliate of the Company) increased $202,000 or 10% from $1,965,000 in 1995 to $2,167,000 in 1996. The results of these changes was a net decrease in property net operating income before depreciation expense of $4,000 from $3,924,000 in 1995 to $3,920,000 in 1996. The Company's California
and Michigan properties contributed 88% to the increase in rental income as a result of increased rental rates at all of the properties located in those two states. The increase in cost of operations is primarily due to increases in payroll, repairs and maintenance, advertising and property tax expense. Repairs and maintenance increased primarily as a result of increases in snow removal and landscaping costs. Snow removal costs increased due to the higher than normal snow levels experienced at the Company's properties located in the eastern states. Property taxes increased primarily due to one-time property tax refunds received for the Company's Fairfax, Virginia property and one of the Company's Los Angeles properties in 1995.

     Property net operating income before depreciation expense with respect to the Company's business park facilities increased by $37,000 or 4% from $1,014,000 in 1995 to $1,051,000 in 1996. This increase is primarily due to an increase in rental income offset by an increase in cost of operations. Approximately 82% of the increase in rental income from business park operations was generated by the Company's Virginia facility. This increase is attributable to increased rental rates on new leases and stipulated increases on leases already in place. The increase in cost of operations is due to increases in payroll, repairs and maintenance and property tax expense. Repairs and maintenance increased as a result of an increase in snow removal cost incurred by the Company's Virginia facility.

     Weighted average occupancy levels were 88% for the mini-warehouse facilities and 99% for the business park facilities in 1996 compared to 89% for the mini-warehouse facilities and 99% for the business park facilities in 1995.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. In 1996, the Company expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the statements of income. As a result of the prepayment, the Company saved approximately $33,000 in management fees, based on the management fees that would have been payable on rental income generated in 1996 compared to the amount prepaid.

                                      G4-1

     During 1996, the Company incurred $6,000 in interest expense on its line of credit facility.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $2,384,000 compared to $1,966,000 in 1994, representing an increase of $418,000 or 21%. Net income per fully diluted series a share was $.56 in 1995 compared to $.45 in 1994, representing an increase of $.11 or 24% per share. This increase is primarily due to an increase in property net operating income at the company's facilities offset by environmental costs incurred on the company's properties in the fourth quarter of 1995 (see discussion below). Net income per share in 1995 benefited by the reduction in the number of series a shares outstanding due to the company's repurchase of series a shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) increased $726,000 from $2,168,000 in 1994 to $2,894,000 in 1995. This increase is attributable to an increase in rental income at both the Company's mini-warehouse and business park operations and a decrease in the Company's depreciation expense of $213,000 from $2,257,000 in 1994 to $2,044,000 in 1995.

     Rental income for the mini-warehouse operations increased $355,000 or 6% from $5,534,000 in 1994 to $5,889,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) decreased $66,000 or 3% from $2,031,000 in 1994 to $1,965,000 in 1995. The results of these changes was a net increase in property net operating income before depreciation expense of $421,000 or 12% from $3,503,000 in 1994 to $3,924,000 in 1995. The Company's
California and Michigan properties contributed 57% to the increase in rental income primarily as a result of an increase in rental rates at a majority of the properties in those two states. The decrease in cost of operations is mainly due to a decrease in property tax expense offset by increases in payroll and management fees (as a result of increased revenues). The decrease in property taxes is due to a one-time personal property tax refund of $17,000 received on behalf of the Company's Fairfax, Virginia property in June 1995 and an $80,000 tax refund received from appealing a prior period tax assessment on one of the Company's Los Angeles properties in September 1995.

     Property net operating income before depreciation expense with respect to the Company's business park facilities increased by $91,000 or 10% from $923,000 in 1994 to $1,014,000 in 1995. This increase is primarily due to an increase in rental income offset by a slight increase in cost of operations. Approximately 96% of the increase in rental income from business park operations was generated by the Company's Virginia facility. This increase is attributable to an increase in occupancy levels and rental rates caused by scheduled escalations in leases. The increase in cost of operations is due to increases in payroll expense and utilities offset by a decrease in property tax expense. The increase in utilities is primarily due to an increase in electrical costs at the Fairfax facility primarily as a result of increased occupancy.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company expensed $343,000 in 1995 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels were 89% for the mini-warehouse facilities and 99% for the business park facilities in 1995 compared to 89% for the mini-warehouse facilities and 97% for the business park facilities in 1994.

     During 1994, the Company incurred $18,000 in interest expense on its term loan. No such expense was incurred in 1995 since the Company paid off its term loan prior to maturity in May 1994.

                                      G4-2

MINI-WAREHOUSE OPERATING TRENDS.
--------------------------------

     The following table illustrates the operating trends for the Company's 13 mini-warehouses:

                                            For the year ended December 31,
                                            --------------------------------
                                              1996        1995         1994
                                            --------     -------     -------
Weighted average occupancy level                  88%         89%         89%
Realized monthly rent per occupied
 square foot (1)                               $ .72       $ .70       $ .66
Operating margin: (2)
  Before reduction for depreciation               64%         67%         63%
   expense
  After reduction for depreciation                42%         44%         44%
   expense

-------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------

     Capital structure.  The Company's financial profile has been characterized
     -----------------
by increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation) reflects the cash generated from the Company's business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities has increased over the past years from $4,122,000 in 1994 to $4,846,000 in 1996.

     FFO is defined by the Company, consistent with the definition of FFO by the National Association of Real Estate Investment Trusts (NAREIT), as net income
(loss) (computed in accordance with generally accepted accounting principles) before depreciation and extraordinary or non-recurring items. FFO for the years ended December 31, 1996 and 1995 was $4,788,000 and $4,771,000, respectively. FFO is presented because the Company, as well as many industry analysts, consider FFO to be one measure of the performance of the Company, i.e., one that generally reflects changes in the Company's net operating income. FFO does not take into consideration scheduled principal payments on debt and capital improvements. Accordingly, FFO is not necessarily a substitute for the Company's cash flow or net income, as a measure of the Company's liquidity or operating performance or ability to pay distributions. Furthermore, the NAREIT definition of FFO does not address the treatment of certain items and all REITs do not treat items the same way in computing FFO. Accordingly, comparisons of levels of FFO among REITs may not necessarily be meaningful.

                                      G4-3

     The Company has an unsecured revolving credit facility with a bank for borrowings up to $6,000,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility which, at the Company's option, bear interest at either the bank's prime rate plus .25% or the bank's LIBOR rate plus 2.25%, will convert to a term loan on April 1, 1997. Interest is payable monthly until maturity. Principal will be payable quarterly beginning on April 1, 1997. On January 1, 2002, the remaining unpaid principal and interest is due and payable. During the first quarter of 1996, the Company borrowed and repaid $450,000 on its line of credit facility. At December 31, 1996, there was no outstanding balance on the credit facility.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities and make principal payments on its outstanding debt through the use of cash provided by operating activities. The remaining cash flow is available to the Company to pay distributions to shareholders and repurchase its stock.

                                                    Years ended December 31,
                                           -----------------------------------------
                                               1996           1995           1994
                                           -----------    -----------    -----------
Net income                                 $ 2,947,000    $ 2,384,000    $ 1,966,000
Environmental cost                                   -        343,000              -
Depreciation                                 1,841,000      2,044,000      2,257,000
                                           -----------    -----------    -----------
Funds from operations
  (Net cash provided by operating
   activities before changes in
   working capital components)               4,788,000      4,771,000      4,223,000
Capital improvements to maintain
 facilities                                   (479,000)      (281,000)      (259,000)
Principal payments on outstanding debt               -              -     (1,179,000)
                                           -----------    -----------    -----------
Funds available for distributions to
  shareholders and repurchase of stock       4,309,000      4,490,000      2,785,000
Cash distributions to shareholders          (3,426,000)    (2,930,000)    (1,626,000)
                                           -----------    -----------    -----------
Excess funds available for principal
 payments, cash distributions to
 shareholders and repurchase of stock      $   883,000    $ 1,560,000    $ 1,159,000
                                           ===========    ===========    ===========

     The Company believes that its rental revenues and interest and other income will be sufficient over at least the next twelve months to meet the Company's operating expenses, capital improvements and distributions to shareholders. For 1997, the Company anticipates expending approximately $492,000 for capital improvements. During 1995, the Company's property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities operated by it. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. The vast majority of the costs associated with these enhancements were incurred in 1995 and 1996.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

                                      G4-4

     On November 12, 1996, the Company's Board of Directors declared a regular quarterly distribution per share of $0.18. In addition, consistent with the Company's REIT distribution requirements, the Company's Board of Directors declared a special distribution of $0.33 per share. The distributions are payable on January 15, 1997 to shareholders of record on December 31, 1996.

     In August 1995, the Management Agreement for the mini-warehouse facilities was amended to provide that upon demand from PSI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $207,000. The amount has been expensed as management fees paid to affiliate during 1996.

     The bylaws of the Company provide that during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

DISTRIBUTIONS
-------------

     The Company has established a conservative distribution policy. The aggregate amount of dividends paid or accrued to the shareholders in each year since inception of the Company were as follows:

            Series A      Series B       Total
           -----------   ----------   -----------
  1987     $   140,000   $   11,000   $   151,000
  1988         630,000       55,000       685,000
  1989         651,000       57,000       708,000
  1990         651,000       57,000       708,000
  1991         651,000       57,000       708,000
  1992         879,000       76,000       955,000
  1993       1,140,000       99,000     1,239,000
  1994       2,129,000      187,000     2,316,000
  1995       3,118,000      283,000     3,401,000
  1996       3,194,000      297,000     3,491,000
           -----------   ----------   -----------
 Total     $13,183,000   $1,179,000   $14,362,000
           ===========   ==========   ===========

                                      G4-5

     The Convertible Series B shares and Convertible Series C shares will convert automatically into Series A shares on a share-for-share basis (the "Conversion") when (A) the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the Series A shares (including liquidating distributions, but not including payments made to redeem such stock other than in liquidation) and (2) the cumulative Partnership distributions from all sources with respect to all units equals (B) the product of $20 multiplied by the number of the then outstanding "Original Series A shares". The term "Original Series A shares" means the Series A shares issued in the Reorganization. Through December 31, 1996, the Company has made and declared cumulative cash distributions of approximately $13,183,000 with respect to the Series A shares. Accordingly, assuming no repurchases or redemptions of Series A shares after December 31, 1996, Conversion will occur when $47,284,000 in additional distributions with respect to the Series A shares have been made. Such amount exceeds the balance in shareholders' equity at December 31, 1996.

REIT DISTRIBUTION REQUIREMENT
-----------------------------

     The Company has elected and intends to continue to qualify as REIT for Federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing the Company's tax return. Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by making distributions after the close of a particular taxable year and attributing those distributions to the prior year's taxable income. The Company has satisfied the REIT distribution requirement for 1994, 1995 and 1996 by attributing distributions in 1995, 1996 and 1997 to the prior year's taxable income. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results (taxable income) and the level of distributions as determined by the Board of Directors. The primary difference between book income and taxable income is depreciation expense. In 1996, the Company's Federal tax depreciation was $1,126,000.

     The Company's Board of Directors has authorized the Company to purchase up to 500,000 shares of Series A common stock. As of December 31, 1996, the Company had purchased and retired 233,700 shares of Series A common stock.

                                      G4-6

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND AGENTS.

    In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.18) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS:  See Exhibit Index contained herein.

    (b) FINANCIAL STATEMENT SCHEDULES:

        See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

        All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes as follows:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   6. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 12th day of May, 1997.

                                   PUBLIC STORAGE, INC.


                                   By:  B. WAYNE HUGHES
                                      ----------------------------------------
                                        B. Wayne Hughes, Chairman of the Board


    Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           CAPACITY                        DATE
      ---------                           --------                        ----
   B. WAYNE HUGHES         Chairman of the Board, Chief Executive       May 12, 1997
-----------------------    Officer and Director (principal executive
    B. Wayne Hughes        officer)


HARVEY LENKIN              President and Director                       May 12, 1997
-----------------------
 Harvey Lenkin

JOHN REYES                 Senior Vice President and Chief              May 12, 1997
-----------------------    Financial Officer (principal financial
 John Reyes                officer and principal accounting officer)



ROBERT J. ABERNETHY                       Director                      May 12, 1997
-----------------------
 Robert J. Abernethy


DANN V. ANGELOFF                          Director                      May 12, 1997
-----------------------
 Dann V. Angeloff


 WILLIAM C. BAKER                         Director                      May 12, 1997
-----------------------
 William C. Baker


 URI P. HARKHAM                           Director                      May 12, 1997
-----------------------
 Uri P. Harkham

                                 EXHIBIT INDEX


  2.1 Agreement and Plan of Reorganization among Registrant, Public Storage Properties XVI, Inc. ("PSP16"), Public Storage Properties XVII, Inc. ("PSP17"), Public Storage Properties XVIII, Inc. ("PSP18") and Public Storage Properties XIX, Inc. ("PSP19") dated as of April 9, 1997 (filed as Appendix A to the Combined Proxy Statement and Prospectus).

  3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

  3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

  3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

  3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

  3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

  3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

  3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

  3.16 Certificate of Determination for the 8% Cumulative Preferred Stock, Series I. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

  3.17 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 333-18395 and incorporated herein by reference.

  3.18 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

  3.19 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  5.1  Opinion on legality.  Filed herewith.

  8.1  Opinion on tax matters for PSP16.  Filed herewith.

  8.2  Opinion on tax matters for PSP17.  Filed herewith.

  8.3  Opinion on tax matters for PSP18.  Filed herewith.

  8.4  Opinion on tax matters for PSP19.  Filed herewith.

 10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

 10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

 10.3 Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant's Registration Statement No. 333-22665 and incorporated herein by reference.

 10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

*10.5 Registrant's 1990 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

*10.6 Registrant's 1994 Stock Option Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

*10.7 Registrant's 1996 Stock Option and Incentive Plan. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

 10.8 Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of June 30, 1995. Filed as Appendix A to Registrant's Proxy Statement dated October 11, 1995 (filed October 13, 1995) and incorporated herein by reference.

 10.9 Amendment to Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of November 13, 1995. Filed with Registrant's Current Report on Form 8-K dated November 16, 1995 and incorporated herein by reference.

  23.1  Consent of Independent Auditors.  Filed herewith.

  23.2  Consent of David Goldberg (included in Exhibit 5.1).

  23.3  Consent of Hogan & Hartson L.L.P. for PSP16 (included in Exhibit 8.1).

  23.4  Consent of Hogan & Hartson L.L.P. for PSP17 (included in Exhibit 8.2).

  23.5  Consent of Hogan & Hartson L.L.P. for PSP18 (included in Exhibit 8.3).

  23.6  Consent of Hogan & Hartson L.L.P. for PSP19 (included in Exhibit 8.4).

  23.7  Consent of Charles R. Wilson & Associates, Inc.  Filed herewith.

  99.1  Proxy card for PSP16.  Filed herewith.

  99.2  Proxy card for PSP17.  Filed herewith.

  99.3  Proxy card for PSP18.  Filed herewith.

  99.4  Proxy card for PSP19.  Filed herewith.

  99.5  Cash Election Form for PSP16.  Filed herewith.

  99.6  Cash Election Form for PSP17.  Filed herewith.

  99.7  Cash Election Form for PSP18.  Filed herewith.

  99.8  Cash Election Form for PSP19.  Filed herewith.

  99.9 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP16 dated April 30, 1997 (filed as Appendix B-1 to the Combined Proxy Statement and Prospectus).

  99.10 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP17 dated April 30, 1997 (filed as Appendix B-2 to the Combined Proxy Statement and Prospectus).

  99.11 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP18 dated April 30, 1997 (filed as Appendix B-3 to the Combined Proxy Statement and Prospectus).

  99.12 Real Estate Appraisal Report by Charles R. Wilson & Associates, Inc. for PSP19 dated April 30, 1997 (filed as Appendix B-4 to the Combined Proxy Statement and Prospectus).

  99.13 Opinion of Robert A. Stanger & Co., Inc. (PSP16 Merger) dated May 13, 1997 (filed as Appendix C-1 to the Combined Proxy Statement and Prospectus).

  99.14 Opinion of Robert A. Stanger & Co., Inc. (PSP17 Merger) dated May 13, 1997 (filed as Appendix C-2 to the Combined Proxy Statement and Prospectus).

  99.15 Opinion of Robert A. Stanger & Co., Inc. (PSP18 Merger) dated May 13, 1997 (filed as Appendix C-3 to the Combined Proxy Statement and Prospectus).

  99.16 Opinion of Robert A. Stanger & Co., Inc. (PSP19 Merger) dated May 13, 1997 (filed as Appendix C-4 to the Combined Proxy Statement and Prospectus).

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  *  Compensatory benefit plan.

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